As filed with the Securities and Exchange Commission on November 28, 1994
                                               Registration No. 33-56393

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          AMENDMENT NO. 1 TO FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                         OLD KENT FINANCIAL CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

       Michigan                             6711                 38-1986608
(State or Other Jurisdiction     (Primary Standard Industrial  (IRS Employer
of Incorporation or Organization) Classification Code Number)Identification No.)

                             One Vandenberg Center
                          Grand Rapids, Michigan 49503
                                 (616) 774-5000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               Richard W. Wroten
                         Old Kent Financial Corporation
                             One Vandenberg Center
                          Grand Rapids, Michigan 49503
                                 (616) 774-5808

    (Name, Address, Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent for Service)

           It is requested that copies of communications be sent to:

Gordon R. Lewis               Jerome M. Schwartz
Warner Norcross & Judd LLP    Dickinson, Wright, Moon, Van Dusen & Freeman
One Vandenberg Center         500 Woodward Avenue, #4000
Grand Rapids, Michigan 49503  Detroit, Michigan 48226
(616) 752-2752                (313) 223-3628

      Approximate date of commencement of proposed sale of the securities to the public:
  As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ____



















The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.






































                         OLD KENT FINANCIAL CORPORATION
                             Cross-Reference Sheet
                                    FORM S-4
                                             Heading in Prospectus
     Item of Form S-4                         and Proxy Statement
 1.  Forepart of Registration Statement       Outside Front Cover Page of
       and Outside Front Cover Page of          Prospectus
       Prospectus

 2.  Inside Front and Outside Back Cover      Inside Front Cover Page of
       Pages of Prospectus                      Prospectus; Outside Back
       Prospectus                               Cover Page of Prospectus

 3.  Risk Factors, Ratio of Earnings to       Introduction and Summary
       Fixed Charges, and Other
       Information

 4.  Terms of the Transaction                 The Merger

 5.  Pro Forma Financial Information          The Merger--Pro Forma Condensed
                                                Combined Financial Statements

 6.  Material Contacts with the Company       The Merger--Background of the
       being Acquired                           Merger,--Merger Recommendation
                                                and Reasons for the
                                                Transaction,--FNBC Stock
                                                Options and ESOP Shares, and--
                                                Agreements of Affiliates

 7.  Additional Information Required for      Not Applicable
       Reoffering by Persons and Parties
       deemed to be Underwriters

 8.  Interests of Named Experts               The Merger--Opinion of Financial
       and Counsel                              Adviser; General Information--
                                                Independent Public
                                                Accountants, and--Legal
                                                Opinions

 9.  Disclosure of Commission Position        Not Applicable
       on Indemnification for Securities
       Act Liabilities

10.  Information with respect to S-3          Introduction and Summary--Old
       Registrants                              Kent Financial Corporation

11.  Incorporation of Certain                 General Information--
       Information by Reference                 Incorporation by Reference




                                              Heading in Prospectus
     Item of Form S-4                         and Proxy Statement

12.  Information with respect to S-2          Not Applicable
       or S-3 Registrants

13.  Incorporation of Certain                 Not Applicable
       Information by Reference

14.  Information with respect to              Not Applicable
       Registrants other than S-2
       or S-3 Registrants

15.  Information with respect to S-3          Not Applicable
       Companies

16.  Information with respect to S-2          Introduction and Summary--First
       or S-3 Companies                         National Bank Corp.; Voting
                                                and Management Information--
                                                Executive Officers; General
                                                Information--Incorporation by
                                                Reference; Appendices B and C

17.  Information with respect to              Not Applicable
       Companies other than S-2 or
       S-3 Companies

18.  Information if Proxies, Consents         Outside Front Cover Page of
       or Authorizations are to be              Prospectus; Introduction and
       Solicited                                Summary--Introduction; General
                                                Meeting Information; No
                                                Appraisal Rights; Voting and
                                                Management Information;
                                                General Information--
                                                Incorporation by Reference,
                                                and--Stockholder Proposals

19.  Information if Proxies, Consents         Not Applicable
       or Authorizations are not to be
       Solicited, or in an Exchange Offer














PROSPECTUS AND PROXY STATEMENT


                       Special Meeting of Stockholders of

                           FIRST NATIONAL BANK CORP.

                    In Connection with an Offering of up to

                                3,103,779 Shares

                         OLD KENT FINANCIAL CORPORATION

                         Common Stock, $1.00 Par Value

     The board of directors of First National Bank Corp. ("FNBC") is furnishing this Prospectus and Proxy Statement to solicit proxies to vote at the special meeting of FNBC stockholders to be held on December 30, 1994, and at any adjournment of that meeting. At the special meeting, the stockholders will consider and vote upon the adoption of an Agreement and Plan of Merger (the "Plan of Merger") pursuant to which FNBC would become affiliated with Old Kent Financial Corporation ("Old Kent") through the merger of FNBC with and into Old Kent (the "Merger").

     This Prospectus and Proxy Statement is a prospectus of Old Kent relating to an offering of Old Kent Common Stock, $1.00 par value. This offering is made only to the holders of FNBC Common Stock, $3.125 par value. (See "The Merger.")

     If the Merger is consummated, each share of FNBC Common Stock that is outstanding immediately prior to the effective time of the Merger will be converted into shares of Old Kent Common Stock. The number of shares to be received by each FNBC stockholder will be based on an Exchange Rate, subject to payment in cash for fractional shares and adjustment under certain circumstances. The Exchange Rate will be equal to $35.00 (the "Purchase Price Per Share") divided by the average of the per share closing prices of Old Kent Common Stock reported on the NASDAQ National Market System during the 20 consecutive trading days ending on the sixth business day before the date of the closing. Notwithstanding such average, the per share price of Old Kent Common Stock to be used in calculating the Exchange Rate (the "Calculation Price") will not be more than $36.00 per share nor less than $32.00 per share unless certain conditions exist, FNBC requests a decrease in the Calculation Price, and Old Kent agrees to such decrease.
In no event will the Calculation Price be less than $28.90. (See "The Merger--Stock Price Condition.") The Purchase Price Per Share may be reduced by up to $.40 under certain circumstances. (See "The Merger-- Purchase Price Contingency.") The Exchange Rate is also subject to upward or downward adjustment upon the occurrence of certain events specified in the Plan of Merger. (See "The Merger.") The Purchase Price Per Share, the Calculation Price, and the Exchange Rate will be determined based on dates and events occurring after the special meeting of stockholders and after the date of this Prospectus and Proxy Statement. (See "The Merger.")

     M. A. Schapiro & Co., Inc. ("M. A. Schapiro"), FNBC's financial adviser, has rendered its written opinion to the board of directors of FNBC, dated the date of this Prospectus and Proxy Statement, that, as of such date, the consideration to be received in the Merger is fair, from a financial point of view, to the holders of FNBC Common Stock. (See
"The Merger--Opinion of Financial Adviser.")

     Consummation of the Merger is subject to FNBC stockholder and regulatory approvals and certain other conditions. (See "The Merger-- Conditions to the Merger and Abandonment.")

     Your vote is important. The Merger cannot occur unless the holders of a majority of the outstanding shares of FNBC Common Stock vote FOR adoption of the Plan of Merger. Whether or not you expect to attend the meeting in person, please sign and date the enclosed Proxy and mail it promptly in the enclosed envelope.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS AND PROXY STATEMENT. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        This Prospectus and Proxy Statement is dated November 30, 1994.





























                             AVAILABLE INFORMATION


     Old Kent and FNBC are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). These materials can be inspected and copied at the Public Reference Section of the Commission (Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549), and at the Commission's Regional Offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can also be obtained from the Public Reference Section of the Commission (450 Fifth Street, N.W., Washington, D.C. 20549) at prescribed rates.

     Old Kent has filed a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), with the Commission relating to the Old Kent Common Stock offered in connection with the proposed Merger described in this Prospectus and Proxy Statement. This Prospectus and Proxy Statement does not contain all of the information set forth in the Registration Statement, certain portions of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and exhibits for further information about Old Kent, FNBC and their respective securities. Any person may inspect the Registration Statement without charge at the Public Reference Section of the Commission and may obtain copies of all or any part of it from the Commission at prescribed rates.

     This Prospectus and Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from Martin J. Allen, Jr., Senior Vice President and Secretary, Old Kent Financial Corporation, One Vandenberg Center, Grand Rapids, Michigan 49503, telephone number (616) 774-5440. In order to ensure timely delivery of the documents, any request should be made by December 23, 1994.

     Old Kent undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus and Proxy Statement is delivered, upon written or oral request, a copy of any and all information that has been incorporated by reference in the Prospectus and Proxy Statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the Prospectus and Proxy Statement incorporates). Any such request should be directed to the individual identified in the paragraph above.









                           FIRST NATIONAL BANK CORP.
                                18800 Hall Road
                        Clinton Township, Michigan 48038

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS


To the Stockholders of First National Bank Corp.:

     A special meeting of stockholders of First National Bank Corp. will be held at First National Bank Corp. Headquarters, 18800 Hall Road, Clinton Township, Michigan, on December 30, 1994, at 10:00 a.m., local time, for the following purposes:

     1. To consider and vote upon a proposal to adopt an Agreement and Plan of Merger between First National Bank Corp. and Old Kent Financial Corporation.

     2. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on November 28, 1994, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any adjournment of the meeting. A list of stockholders entitled to receive notice of and vote at the special meeting of stockholders will be available for examination by FNBC stockholders at First National Bank Corp. Headquarters during ordinary business hours for the ten-day period before the meeting.


                                      By Order of the Board of Directors,


                                      s/ Celestina Giles


                                      Celestina Giles, Secretary

   November 30, 1994



                  YOUR VOTE IS IMPORTANT.  EVEN IF YOU PLAN TO
                   ATTEND THE MEETING, PLEASE SIGN, DATE AND
                      RETURN THE ENCLOSED PROXY PROMPTLY.











                        PROSPECTUS AND PROXY STATEMENT


                       Special Meeting of Stockholders of
                           FIRST NATIONAL BANK CORP.
                                18800 Hall Road
                         Clinton Township, Michigan 48038
                                 (810) 465-2400

                                    To adopt
                        an Agreement and Plan of Merger
                     involving an Offering of Common Stock,
                              $1.00 par value, of

                         OLD KENT FINANCIAL CORPORATION
                             One Vandenberg Center
                          Grand Rapids, Michigan 49503
                                 (616) 774-5000


                            INTRODUCTION AND SUMMARY


Introduction

     Old Kent Financial Corporation ("Old Kent") and First National Bank Corp. ("FNBC") are furnishing this Prospectus and Proxy Statement and the accompanying form of proxy to record holders of FNBC Common Stock, $3.125 par value ("FNBC Common Stock"). The board of directors of FNBC is soliciting proxies to vote at the special meeting of FNBC stockholders to be held on December 30, 1994, and at any adjournment of that meeting. The stockholders' meeting will be held at FNBC's Headquarters, 18800 Hall Road, Clinton Township, Michigan, at 10:00 a.m., local time.

     The purpose of the special meeting of FNBC stockholders is to consider and vote on the adoption of the Agreement and Plan of Merger (the "Plan of Merger") attached as Appendix A to this Prospectus and Proxy Statement.
The Plan of Merger provides for the merger of FNBC with and into Old Kent (the "Merger"). The adoption of the Plan of Merger requires the affirmative vote of the holders of a majority of the outstanding shares of FNBC Common Stock. (See "The Merger.") FNBC does not anticipate that any other matter will come before the special meeting.

     FNBC's board of directors unanimously voted to approve the Plan of Merger at its August 24, 1994, meeting. (See "Voting and Management Information--Interests of Certain Persons.")

     This Prospectus and Proxy Statement has been released for mailing to FNBC stockholders on or about November 30, 1994.

          THE BOARD OF DIRECTORS OF FNBC UNANIMOUSLY RECOMMENDS A VOTE
                      FOR ADOPTION OF THE PLAN OF MERGER.


Old Kent Financial Corporation

     Old Kent is a bank holding company with its headquarters in Grand Rapids, Michigan. At June 30, 1994, Old Kent on a consolidated basis had assets of $10.4 billion, deposits of $8.4 billion, a net loan portfolio of $5.7 billion and shareholders' equity of $847 million. Old Kent is the parent company of 21 commercial banks that operate 220 banking offices in Michigan and Illinois communities. Old Kent also has 6 non-bank subsidiaries.

     Old Kent and its subsidiaries are engaged in the business of commercial banking and other related activities. The services offered by Old Kent and its subsidiaries cover a wide spectrum of banking and fiduciary services. These include commercial and retail loans, business and personal checking accounts, savings and individual retirement accounts, time deposit instruments, automated transaction machine services, credit cards, money transfer services, safe deposit facilities, cash management, real estate and lease financing, international banking services, credit life insurance, personal investment and brokerage services, and corporate and personal trust services.

     Old Kent's principal markets for financial services presently are the Michigan and Illinois communities in which Old Kent subsidiaries are located and the areas immediately surrounding these communities. The Grand Rapids market is the source of a substantial portion of Old Kent's business, representing 39 percent of total deposits and 41 percent of total loans as of June 30, 1994. The foreign activities of Old Kent's subsidiaries primarily involve time deposits with banks and placements for domestic customers of the banks.

     Old Kent's largest subsidiary is Old Kent Bank and Trust Company ("OKB-MI"). At June 30, 1994, OKB-MI had assets of $4.2 billion, deposits of
$3.3 billion and a net loan portfolio of $2.2 billion. At June 30, 1994, OKB-MI's assets represented 40 percent of Old Kent's consolidated assets. OKB-MI is headquartered in Grand Rapids, Michigan, and conducts a general commercial banking business with individuals and corporate and governmental entities through 60 offices in the Grand Rapids area. OKB-MI serves an area consisting primarily of Kent, Ingham, Montcalm, Newaygo and eastern Ottawa Counties.

     OKB-MI's subsidiary, Old Kent Mortgage Company, originates residential mortgages through its offices located in Grand Rapids, suburban Chicago, Illinois, Central and Southern Florida, Minnesota and Ohio. OKB-MI's residential mortgage lending activities were transferred to Old Kent Mortgage Company in 1993 to facilitate multi-state operations. On March 1, 1994, this subsidiary acquired Princeton Financial Corp. headquartered in Orlando with 12 other Florida offices. The acquisition was treated as a purchase for accounting purposes and, accordingly, results of operations of Princeton Financial Corp. subsidiaries are included from the date of purchase. Old Kent Mortgage Company conducts a traditional retail and wholesale mortgage banking business in one- to four-family residential


                                  -2-

mortgage loans. Substantially all mortgage production is sold into the secondary market with servicing retained. Mortgage servicing for all of Old Kent's subsidiaries and independent investors is performed by OKB-MI's subsidiary, Old Kent Mortgage Services, Inc.

     Old Kent's 20 other subsidiary banks ranged in size from $31 million to $1.6 billion in total assets as of June 30, 1994.

     On or about January 1, 1995, Old Kent expects to consolidate its 15 Michigan bank subsidiaries into a single bank, OKB-MI, that will operate under the name "Old Kent Bank." Regulatory applications seeking approval of the consolidation are filed and pending. When consolidated, OKB-MI will have 193 branches in communities primarily located in Western, Central and Southeastern Michigan. On a pro forma basis, at June 30, 1994, the consolidated bank would have had assets of $8.1 billion, deposits of $6.8 billion and a net loan portfolio of $4.6 billion.

     On October 14, 1994, Old Kent consolidated four of its six Illinois bank subsidiaries into a single bank, Old Kent Bank ("OKB-IL"), under the name "Old Kent Bank." OKB-IL has 25 branches primarily serving Cook, DuPage and Kane Counties. On a pro forma basis, at June 30, 1994, the consolidated bank would have had assets of $1.9 billion, deposits of $1.4 billion and a net loan portfolio of $900 million.

     On May 2, 1994, Old Kent completed its acquisition of EdgeMark Financial Corporation ("EdgeMark"), headquartered in Chicago, Illinois. The acquisition was treated as a purchase for accounting purposes and, accordingly, results of operations of EdgeMark subsidiaries are included from the date of purchase.


First National Bank Corp.

     FNBC is a bank holding company located in Clinton Township, Michigan. At June 30, 1994, FNBC on a consolidated basis had assets of $518 million, deposits of $472 million, a net loan portfolio of $335 million and stockholders' equity of $39 million. FNBC is the parent company of First National Bank in Macomb County, a national banking association (the "Bank"), located in Macomb County, Michigan, that operates 16 banking offices in Macomb County, Michigan. FNBC is also the parent company of Bankers Fund Life Insurance Company (the "Insurance Company"), a non-bank, life insurance subsidiary. FNBC has begun the action necessary to liquidate the Insurance Company and intends to have completed the liquidation before the effective time of the Merger.

     FNBC and its subsidiaries are engaged in the business of commercial banking and other related activities. The services offered by FNBC and its subsidiaries include taking deposits, making secured and unsecured loans, financing commercial transactions, and performing corporate services.



                                  -3-

     FNBC's principal market for financial services is Macomb County, Michigan, and the communities within Macomb County. FNBC has no material foreign assets or operations.


Summary of Certain Aspects of the Merger

     FNBC stockholders should consider the following summary in conjunction with the more detailed information appearing elsewhere in this Prospectus and Proxy Statement.

     Background of the Transaction. In May, 1994, Old Kent was contacted by M.A. Schapiro & Co., Inc. ("M. A. Schapiro"), FNBC's financial adviser, to determine whether Old Kent would be interested in exploring a possible business affiliation. In response to Old Kent's potential interest, FNBC's board of directors determined that FNBC should explore the possibility of a business combination with a larger company and engaged M. A. Schapiro as its exclusive financial adviser with respect to FNBC's strategic alternatives and possible sale, merger or other business combination. In developing these strategic alternatives, M. A. Schapiro contacted several other regional bank holding companies to determine if they were interested in affiliating with FNBC. Thereafter, M. A. Schapiro received three written indications of interest by late July of 1994. After reviewing these proposals and revised proposals submitted by Old Kent and another company at FNBC's request, FNBC's board of directors decided to proceed with negotiations with Old Kent. Following these negotiations, Old Kent and FNBC entered into the Plan of Merger on August 24, 1994. Old Kent's management and FNBC's management, and their respective representatives, negotiated the purchase price and other terms of the Plan of Merger on an arms-length basis.

     The board of directors of FNBC has determined that the proposed Merger is in the best interests of FNBC and its stockholders. The board believes that the Merger provides to FNBC stockholders an opportunity to have an interest in a larger and more diversified financial organization. The board believes that the Merger will assist the Bank in becoming a more effective competitor in its markets through access to greater financial and managerial resources, and the ability to offer additional new services that complement those presently offered by the Bank. The board also believes that the Merger will permit achievement of greater economies of scale in the areas of regulatory compliance, holding company management, capital formation and data processing. See "The Merger--Background of the Merger and --Merger Recommendation and Reasons for the Transaction."

     Consideration to be Received in the Merger. If the Merger is consummated, FNBC will be merged with and into Old Kent. The surviving corporation will be Old Kent. The surviving corporation will own both subsidiaries (if liquidation of the Insurance Company has not been completed) and all of the other assets of FNBC.

     Each share of FNBC Common Stock outstanding at the time the Merger becomes effective will be converted into the number of shares of Old Kent

                                  -4-
Common Stock, $1.00 par value ("Old Kent Common Stock"), equal to the "Exchange Rate." The Exchange Rate will be equal to $35.00 (the
"Purchase Price Per Share") divided by the average of the per share closing prices of Old Kent Common Stock reported on the NASDAQ National Market System during the 20 consecutive trading days ending on the sixth business day before the date of the closing (the "Reference Period") as reported in the Dow Jones News/Retrieval system, or other equally reliable means (as so calculated, the "Final Stock Price").
Notwithstanding such average, the per share price of Old Kent Common Stock to be used in calculating the Exchange Rate (the "Calculation Price") will not be more than $36.00 per share nor less than $32.00 per share unless certain conditions exist, FNBC requests a decrease in the Calculation Price, and Old Kent agrees to such decrease. See "The Merger--Stock Price Condition" for a discussion of the conditions that must exist before FNBC may request a decrease in the Calculation Price. In no event will the Calculation Price be less than $28.90. (See "The Merger--Stock Price Condition.") The Purchase Price Per Share may be reduced by up to $.40 under certain circumstances. See "The Merger--Purchase Price Contingency" for a discussion of the circumstances in which the Purchase Price Per Share could be reduced. The Exchange Rate is subject to upward or downward adjustment upon the occurrence of certain events specified in the Plan of Merger which result in changes in the number of shares of FNBC Common Stock outstanding and certain other events that could otherwise affect the nature or amount of the consideration to be received by FNBC stockholders in exchange for their shares of FNBC Common Stock. See "The Merger--Conversion of FNBC Shares."

     The following table shows a range of hypothetical Final Stock Prices and the Exchange Rate corresponding to each Final Stock Price. The Exchange Rates listed in the following table assume that the conditions that could cause FNBC to request a decrease in the Calculation Price do not exist and that there is no reduction in the Purchase Price Per Share.

                                     Average         Exchange
                                      Price            Rate
        At or Above                  $36.00           0.9722
                                      35.00           1.0000
                                      34.00           1.0294
                                      33.00           1.0606
        At or Below                   32.00           1.0938
        Below                         28.90           1.2111
        (subject to cer-
        tain conditions)

     The following table shows the closing sale price of Old Kent Common Stock on the dates listed and the corresponding Exchange Rate that would apply if the closing sale price shown was the average price of Old Kent Common Stock during the Reference Period.

                                  -5-

                                       Closing       Exchange
          Date                       Sale Price        Rate
        August 23, 1994 (1)            $34.25         1.0219
        November 22, 1994              $31.125        1.0938
______________________

(1)  The last trading day before public announcement of the Plan of Merger.

     The Purchase Price Per Share of $35.00, which is divided by the Calculation Price to yield the Exchange Rate that determines the amount of Old Kent Common Stock to be received by FNBC stockholders, and the limits on the range of the Exchange Rate were determined through the parties' negotiation of the Plan of Merger (see "The Merger--Merger Recommendation and Reasons for the Transaction"). These terms reflect FNBC's and Old Kent's judgment as to the value of the shares of FNBC Common Stock relative to the historical and anticipated market price of Old Kent Common Stock. See "The Merger--Purchase Price Contingency" for a discussion of the circumstances under which the Purchase Price Per Share could be reduced by up to $.40.

     The limits of the range of the Exchange Rate (0.9722 and 1.0938) are intended to limit the extent to which the amount of Old Kent Common Stock to be received by FNBC stockholders in the Merger is adjusted based on extraordinary fluctuations in the market price of Old Kent Common Stock that may be unrelated to Old Kent's financial condition or operations. See "The Merger--Stock Price Condition" for a discussion of FNBC's ability to either request a decrease in the Calculation Price or avoid consummating the Merger in the event of an extraordinary downward movement in the market price of Old Kent Common Stock which is disproportionate to a selected group of stocks.

     Old Kent will not issue fractional shares of Old Kent Common Stock in the Merger. An FNBC stockholder who would otherwise be entitled to receive a fraction of a share of Old Kent Common Stock in the Merger will receive instead an amount of cash determined by multiplying that fraction by the actual Final Stock Price.

     Opinion of Financial Adviser. FNBC's financial adviser, M. A. Schapiro, has rendered an opinion to the board of directors of FNBC, dated as of the date of this Prospectus and Proxy Statement, to the effect that, as of such date, the consideration to be received in the Merger is fair, from a financial point of view, to the holders of FNBC Common Stock. The opinion of M. A. Schapiro is attached as Appendix D. Stockholders are urged to read that opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications on the review undertaken by M. A. Schapiro in connection with that opinion. For a more detailed


                                  -6-
description of this opinion, see "The Merger--Opinion of Financial
Adviser."

     Consummation of the Merger. Consummation of the Merger is subject to certain conditions, including among others that the stockholders of FNBC adopt the Plan of Merger, that necessary regulatory approvals are obtained, that no proceeding seeking to prevent the Merger is pending or threatened, and that Old Kent and FNBC obtain various ancillary certificates, opinions and agreements. FNBC will not be obligated to consummate the Merger at any time when both of the following conditions exist: (i) the Final Stock Price is less than $28.90 per share, subject to certain adjustments provided in the Plan of Merger; and (ii) the percentage determined by dividing the Final Stock Price by $34.00 is more than 15 percentage points less than the percentage determined by dividing the aggregate price per share of certain comparison stocks (as defined in the Plan of Merger) on the last day of the Reference Period by the aggregate price per share of those comparison stocks on August 19, 1994, subject to certain adjustments as provided in the Plan of Merger. At any time prior to the effective time of the Merger, the boards of directors of Old Kent and FNBC may by mutual consent abandon the Merger. Also, for certain specified reasons the board of directors of either Old Kent or FNBC may abandon the Merger. (See "The Merger--Conditions to the Merger and Abandonment.")

     Under certain circumstances involving the acquisition of control of FNBC by a party other than Old Kent, FNBC is required under the Plan of Merger to pay to Old Kent a termination fee. The termination fee is payable only upon the occurrence of certain events specified in the Plan of Merger. The effect of this provision of the Plan of Merger may be to discourage other persons from seeking an acquisition of FNBC. (See "The Merger--Termination Fee.")

     It is expected that the closing of the Merger will occur, and the Merger will become effective, during the first quarter of 1995.

     Vote Required. Pursuant to Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of FNBC Common Stock entitled to vote on the Plan of Merger is required to adopt the Plan of Merger. Failures to vote, abstentions, and broker non-votes will have the same effect as votes against adoption of the Plan of Merger. As of October 31, 1994, FNBC's directors and executive officers and their affiliates were sole or shared beneficial owners of 17.16 percent of the outstanding shares of FNBC Common Stock. (See "Voting and Management Information--Interests of Certain Persons.") As of October 17, 1994,
Old Kent's directors and executive officers and their affiliates did not hold any shares of FNBC Common Stock. No approval by Old Kent shareholders is required.

     Regulatory Approval. Consummation of the Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). Old Kent filed its application for approval of the Merger with the Federal Reserve Board on November 4, 1994. The


                                  -7-
Merger cannot be consummated for a period of 15 days after receipt of the Federal Reserve Board's approval. During this 15-day period, the United States Department of Justice may review the competitive effects of the Merger to determine whether it will take action to block the Merger.

     If the liquidation of the Insurance Company is not completed by the effective time of the Merger, then the Merger will also be subject to the approval of the State of Arizona with respect to the change of control of
the Insurance Company.   As of the date of this Prospectus and Proxy
Statement, Old Kent has not filed an application for such approval with the State of Arizona.

     Appraisal Rights. Holders of FNBC Common Stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the Merger.

     Federal Income Tax Consequences. As a condition precedent to consummation of the Merger, Old Kent and FNBC must each receive an opinion from Old Kent's counsel regarding the federal income tax consequences of the Merger. The opinion of Old Kent's counsel must be substantially to the effect, among other matters, that FNBC stockholders will not recognize taxable income or loss by reason of receiving shares of Old Kent Common Stock in the Merger and that shares of Old Kent Common Stock received by FNBC stockholders in the Merger will have the same basis and holding period as the respective shares of FNBC Common Stock surrendered in exchange for them. Cash received in lieu of fractional shares of Old Kent Common Stock will be taxable. (See "The Merger--Federal Income Tax Consequences.")

     Due to the complexities of federal, state and local income tax laws, it is strongly recommended that FNBC stockholders consult their own tax advisers concerning the federal, state and local tax consequences of the Merger.

     Accounting Treatment. Old Kent expects to account for the Merger under the pooling of interests method of accounting.


Market Value of Shares

     Old Kent Common Stock and FNBC Common Stock are both traded in the over-the-counter market and are quoted on the NASDAQ National Market System under the symbols OKEN and MTCL, respectively. The following table sets forth the per share closing prices for Old Kent Common Stock and FNBC Common Stock reported on the NASDAQ National Market System on August 23, 1994 (the last trading date before public announcement of the signing of the Plan of Merger), and the equivalent per share market value for FNBC Common Stock giving effect to the Merger as of the same date.






                                  -8-

                          Old Kent
                         Common Stock       FNBC Common Stock
                                                        Equivalent
           Date          Actual Price   Actual Price   Per Share(1)
     August 23, 1994     $    34.25     $    34.00     $    35.00
     November 22, 1994   $    31.125    $    32.25     $    34.04
______________________

(1) The equivalent per share price of FNBC Common Stock is the market value of Old Kent Common Stock that would be received for each share of FNBC Common Stock if the average price of Old Kent Common Stock during the Reference Period used to determine the Exchange Rate was the same as the actual price of Old Kent Common Stock as of the date indicated.

     As of October 31, 1994, there were 40,553,814 shares of Old Kent Common Stock issued and outstanding held by 13,090 holders of record. As of October 31, 1994, there were 2,438,562 shares of FNBC Common Stock issued and outstanding held by 1,291 holders of record.

     Old Kent and FNBC urge each FNBC stockholder to obtain a current market quote on Old Kent Common Stock and FNBC Common Stock.


Selected Financial Data

     The following unaudited table presents selected historical financial information and selected pro forma combined financial information for Old Kent and FNBC. This information should be read in conjunction with the financial statements and notes thereto included elsewhere in or incorporated by reference into this Prospectus and Proxy Statement. The pro forma combined financial information gives effect to the Merger. The pro forma combined financial information may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or that may be attained in the future. The pro forma combined financial information has been prepared on the assumption that the Merger will be accounted for under the pooling of interests method of accounting. See Appendices E and F for more recent unaudited financial information concerning FNBC and Old Kent, respectively, for the quarters ended September 30, 1994








                                  -9-

                                                                                                                  Six Months
                                                                                                                     Ended
                                                 Year Ended December 31,                                            June 30,
                                          1989           1990             1991           1992           1993         1994
                                                 (Dollars in thousands)
OLD KENT FINANCIAL CORPORATION
  Income Statement Data:
     Net Interest Income              $  289,630     $  311,253       $  339,198     $  385,608     $  406,740   $   209,971
     Provision for Credit Losses          24,110         32,097           39,812         57,712         33,997        10,785
     Net Income Before Cumulative
       Effects of Changes in
       Accounting Principles              85,397         87,476           92,981        111,091        127,902        67,191
     Net Income                           85,397         87,476           92,981        111,091        127,902        67,191
  Balance Sheet Data (period end):
     Assets                           $8,127,210     $8,205,041       $8,826,139     $8,698,574     $9,855,704   $10,404,929
     Deposits                          6,780,206      6,960,865        7,313,979      7,253,540      7,971,152     8,408,693
     Loans                             4,927,935      5,186,627        5,173,142      4,724,124      5,016,686     5,836,788
     Long-term Debt                       87,550         80,937           74,734         16,217          1,215         1,172
     Shareholders' Equity                600,102        607,636          672,610        726,277        812,767       847,008

FIRST NATIONAL BANK CORP.
  Income Statement Data:
     Net Interest Income              $   13,470     $   15,261       $   16,876     $   18,214     $   21,122   $    11,097
     Provision for Credit Losses             680          1,275            1,875          1,275            825           350
     Net Income Before Cumulative
       Effects of Changes in
       Accounting Principles               2,707          2,756            3,007          3,123          4,605         2,553
     Net Income                            2,707          2,756            3,007          3,354          3,422         2,553
  Balance Sheet Data (period end):
     Assets                           $  373,216     $  412,348       $  424,513     $  453,622     $  484,333   $   517,651
     Deposits                            332,129        369,786          382,073        410,936        440,052       471,564
     Loans                               249,218        286,013          286,896        317,216        328,026       339,785
     Long-term Debt                        9,900          9,900            9,597          8,348             --            --
     Stockholders' Equity                 24,602         25,519           27,507         29,409         37,272        38,883
















                                  -10-

                                                Year Ended December 31,           Six Months Ended
                                           1991           1992            1993     June 30, 1994
                                                 (Dollars in thousands)
PRO FORMA COMBINED
    Income Statement Data:
       Net Interest Income             $  356,074     $  403,822     $   427,862    $   221,068
       Provision for Credit Losses         41,687         58,987          34,822         11,135
       Net Income Before Cumulative
       Effects of Changes in
       Accounting Principles               95,988        114,214         132,507         69,744
       Net Income                          95,988        114,445         131,324         69,744
    Balance Sheet Data (period end):
       Assets                          $9,250,652     $9,152,196     $10,340,037    $10,922,580
       Deposits                         7,696,052      7,664,476       8,411,204      8,880,257
       Loans                            5,460,038      5,041,340       5,344,712      6,176,573
       Long-term Debt                      84,331         24,565           1,215          1,172
       Shareholders' Equity               700,117        755,686         850,039        885,891
________________________

(1)  Under the "risk-based" capital guidelines presently in effect for banks and bank holding companies, minimum capital levels are based on the perceived risk in the various asset categories.  Certain off-balance-sheet instruments such as loan commitments and letters of credit require capital allocations.  Bank holding companies are required to maintain minimum risk-based capital ratios.  Old Kent's ratios are above the regulatory minimum guidelines and each of its subsidiary banks met the regulatory criteria to be categorized as "well-capitalized" institutions at June 30, 1994.
     FNBC met the regulatory criteria to be categorized as a "well-capitalized" institution at June 30, 1994.  The
     "well-capitalized" classification may permit financial institutions to minimize the cost of Federal Deposit Insurance
     Corporation insurance assessments by being charged a lesser rate than those that do not meet this definition.
     Designation as a "well-capitalized" institution does not constitute a recommendation by federal bank regulators.  The following table shows capital ratios and requirements as of June 30, 1994.

                                                                           Risk-based Capital

                                                                       Leverage    Tier 1    Total
     Old Kent's capital ratios                                           7.23%     11.04%    12.30%
     FNBC's capital ratios                                               7.53      10.68     11.93
     Pro forma combined capital ratios                                   7.24      11.02     12.28
     Regulatory capital ratios - "well-capitalized" definition            5.0        6.0      10.0
     Regulatory capital ratios - minimum requirement                      3.0        4.0       8.0

(2)  The pro forma combined balance sheet data assumes the issuance of 2,504,000 shares of Old Kent Common Stock in exchange for all of the outstanding shares of FNBC Common Stock.  This assumes an Exchange Rate of 1.0294 shares of Old Kent Common
     Stock for each share of FNBC Common Stock.  This Exchange Rate assumes a Purchase Price Per Share of $35.00 (without any reduction that could occur as described in "The Merger--Purchase Price Contingency") and a Calculation Price of $34.00,
     which is midway between the $36.00 upper limit and the $32.00 lower limit (assuming the nonexistence of the conditions that could cause the Calculation Price to be decreased to $28.90).

(3)  Old Kent's financial statements include EdgeMark Financial Corporation from May 2, 1994, its date of acquisition, and
     Princeton Financial Corp. from March 1, 1994, its date of acquisition.

                                  -11-

Comparative Per Share Data

     The following unaudited table sets forth certain historical and pro forma combined per common share information for Old Kent, and certain historical and equivalent pro forma combined per common share information for FNBC. The data are derived from financial statements of Old Kent and FNBC incorporated by reference or included elsewhere in this Prospectus and Proxy Statement. The pro forma data do not purport to be indicative of the results of future operations or the actual results that would have occurred had the Merger been consummated at the beginning of the period presented.
The pro forma financial data have been included in accordance with the rules of the Commission and are provided for comparative purposes only. The pro forma combined per common share information for Old Kent and the equivalent pro forma combined per common share information for FNBC are stated as if the Merger had taken place on the first day of each period presented. The information presented below has been restated to reflect stock dividends and stock splits. See Appendices E and F for more recent unaudited financial information concerning FNBC and Old Kent, respectively, for the quarters ended September 30, 1994.

                                                         Year Ended December 31,                    Six Months Ended
                                                  1989       1990      1991      1992      1993       June 30, 1994
HISTORICAL PER SHARE DATA

Old Kent Financial Corporation
 Net Income per Common Share:
   Primary                                        $ 2.15    $ 2.19    $ 2.31    $ 2.75    $ 3.14         $ 1.66
   Fully Diluted                                    1.93      2.08      2.21      2.71      3.14           1.66
 Cash Dividends per
  Common Share                                      0.64      0.72      0.79      0.90      1.07           0.58
 Book Value per Common
  Share (at period end):
   Primary                                         14.93     15.22     16.75     17.96     20.05          20.86
   Fully Diluted                                   14.05     15.21     16.74     17.96     20.05          20.86

First National Bank Corp.
 Net Income per Common Share
 Before Cumulative Effects of
 Changes in Accounting Principles:
   Primary                                        $ 1.38    $ 1.42    $ 1.62    $ 1.64    $ 2.05         $ 1.03
   Fully Diluted                                    1.32      1.29      1.43      1.46      1.94           1.02
 Cash Dividends per
  Common Share                                      0.47      0.49      0.54      0.67      0.71           0.37
 Book Value per Common
  Share (at period end):
   Primary                                         12.55     13.71     14.96     15.64     15.33          15.99
   Fully Diluted                                   12.55     13.56     14.44     15.04     15.33          15.96



                                  -12-
PRO FORMA PER SHARE DATA

Pro Forma Combined (per Old Kent share)
 Net Income per Common Share:
   Primary                                                            $ 2.28    $ 2.70    $ 3.08         $ 1.62
   Fully Diluted                                                        2.17      2.63      3.07           1.62
 Cash Dividends per
  Common Share(1)                                                       0.79      0.90      1.07           0.58
 Book Value per Common
  Share (at period end):
   Primary                                                             16.65     17.83     19.75          20.55
   Fully Diluted                                                       16.59     17.76     19.75          20.55


                                                                         Year Ended December 31,     Six Months Ended
                                                                       1991      1992      1993       June 30, 1994
Equivalent Pro Forma Combined
 Per FNBC Share(2)
   Net Income per Common Share:
     Primary                                                          $ 2.35    $ 2.78    $ 3.17         $ 1.67
     Fully Diluted                                                      2.23      2.71      3.16           1.67
   Cash Dividends per
    Common Share                                                        0.81      0.93      1.10           0.60
   Book Value per Common
    Share (at period end):
     Primary                                                           17.14     18.35     20.33          21.15
     Fully Diluted                                                     17.08     18.28     20.33          21.15
_________________________

(1)  For the purposes of this presentation, the pro forma combined cash dividends paid per common share are assumed to be the same as the cash dividends paid per common share by Old Kent on a historical basis during the periods indicated.

(2)  The FNBC equivalent pro forma combined per common share information is calculated by multiplying the Old Kent pro forma combined per common share data by the Exchange Rate of 1.0294 shares of Old Kent Common Stock for each share of FNBC Common
     Stock.  This Exchange Rate assumes a Purchase Price Per Share of $35.00 (without any reduction that could occur as described in "The Merger--Purchase Price Contingency") and a Calculation Price of $34.00, which is midway between the $36.00 upper limit and the $32.00 lower limit for that value provided under the Plan of Merger (assuming the nonexistence of the conditions that could cause the Calculation Price to be decreased to $28.90).

                        GENERAL MEETING INFORMATION


Purpose

     The special meeting will be held for the purpose of considering and voting upon a proposal to adopt the Plan of Merger and to transact any and all other business that may properly come before the meeting, or any adjournment of that meeting.

                                  -13-

Voting by Proxy

     If an FNBC stockholder properly executes and returns a proxy in the form distributed by FNBC, the proxies named will vote the shares represented by that proxy at the special meeting of stockholders of FNBC, and at any adjournment of that meeting. Where a stockholder specifies a choice, the proxy will be voted in accordance with the stockholder's specification. If no specific direction is given, the proxies will vote the shares in favor of adoption of the Plan of Merger.

     FNBC's management does not currently know of any other matter to be presented at the special meeting. If other matters are presented, the shares for which proxies have been received will be voted in accordance with the discretion of the proxies.

     A stockholder may revoke a proxy at any time prior to its exercise by written notice delivered to the corporate secretary of FNBC or by attending the special meeting of stockholders and voting in person.


Proxy Solicitation

     The board of directors and management of FNBC will initially solicit proxies by mail. If they deem it advisable, officers, directors and employees of FNBC and its subsidiaries may also solicit proxies in person or by telephone without additional compensation. In addition, nominees and other fiduciaries may also solicit proxies. Such persons may at the request of FNBC's management mail material to or otherwise communicate with the beneficial owners of shares held by them. Although it does not presently plan to do so, FNBC's management may request officers, directors and employees of Old Kent and its subsidiaries to assist in the proxy solicitation. If management makes such a request, such persons may also solicit proxies of FNBC stockholders by mail, telephone and personal interview without additional compensation. FNBC has engaged Corporate Investor Communications, Inc. at an estimated cost of $3,000 to assist in solicitation of proxies. All expenses of solicitation of proxies will be paid by FNBC.


Voting Rights and Record Date

     Only stockholders of record of FNBC Common Stock at the close of business on November 28, 1994 (the "Record Date"), are entitled to notice of and to vote at the special meeting or at any adjournment of that meeting. At the close of business on the Record Date, 2,438,562 shares of FNBC Common Stock were issued and outstanding. As of October 31, 1994, 437,938 shares, or 17.16 percent of the outstanding shares of FNBC Common Stock, were beneficially owned by directors and executive officers of FNBC and their affiliates. These individuals have agreed that they will use reasonable efforts to cause the Plan of Merger to be adopted by the stockholders of FNBC and consummated according to its terms. Each holder of record of FNBC Common Stock on the Record Date will be entitled to one

                                  -14-
vote for each share registered in his or her name on each matter presented to a vote of the stockholders at the special meeting. The Merger must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of FNBC Common Stock. For the purpose of counting votes on this proposal, failures to vote, abstentions and broker non-votes will have the same effect as votes against adoption of the Plan of Merger.


Expenses

     Old Kent will pay all printing expenses and filing fees pertaining to the Registration Statement. FNBC will pay all expenses associated with printing and mailing this Prospectus and Proxy Statement, including all expenses for postage, labor and materials. Except in the case of certain intentional breaches of the Plan of Merger by Old Kent or FNBC, if the Plan of Merger is terminated before the Merger becomes effective, Old Kent and FNBC each will pay its own fees and expenses incident to preparing for, entering into and carrying out the Plan of Merger and procuring any necessary approvals, including fees and expenses of its own legal counsel, accountants and other experts.


                                   THE MERGER


     The respective boards of directors of Old Kent and FNBC have approved the Plan of Merger.

     The following discussion summarizes certain provisions of the Plan of Merger and aspects of the Merger. This summary discussion is not intended to be a complete description of the Merger and is qualified in its entirety by reference to the Plan of Merger. The Plan of Merger is attached as Appendix A and incorporated by reference in this Prospectus and Proxy Statement.


Background of the Merger

     In May of 1994, M. A. Schapiro contacted Old Kent and asked whether
Old Kent would be interested in discussing a possible business affiliation. After receiving a verbal indication of interest from Old Kent, Mr. Guldemond discussed the matter with FNBC's board of directors. The board decided that it would be appropriate for several of the directors to meet with representatives of Old Kent.


     Several of FNBC's directors, with M. A. Schapiro, met with officers of Old Kent on June 1, 1994. On June 8, 1994, FNBC's board of directors met to discuss this meeting and consider FNBC's alternatives and the potential advantages of each. The board discussed FNBC's local marketplace, increased competition from both bank and non-bank sources, and the best


                                  -15-
interests of FNBC's stockholders, employees and customers. The board concluded that it should explore the possibility of a business affiliation with a larger company to determine if such an affiliation would be in the best interests of the FNBC's stockholders, employees and customers.

     The board of directors engaged M. A. Schapiro to act as its exclusive financial adviser with respect to FNBC's strategic alternatives and the possible sale, merger or other business combination of FNBC. The board instructed M. A. Schapiro to prepare a package of preliminary financial information regarding FNBC and to make preliminary contact with several other regional bank holding companies to determine if any of them would also have an interest in affiliating with FNBC.

     At FNBC's July 27, 1994, meeting of the board of directors, M. A. Schapiro reported that it had contacted several other bank holding companies as the board had requested. Packages containing FNBC financial information had been provided to each, and to Old Kent, and confidentiality agreements had been obtained as a condition of their receiving the financial packages. Each of these bank holding companies, including Old Kent, had been asked to provide M. A. Schapiro with a written expression of interest if it wanted to pursue discussions with FNBC regarding a possible affiliation. Two of the other bank holding companies that M. A. Schapiro had contacted, and Old Kent, delivered written expressions of interest.
M. A. Schapiro presented to the board, and the board discussed, each expression of interest. Of the three expressions of interest that had been received, one contemplated a transaction that was significantly less favorable to FNBC's stockholders than the other two. After consideration, the board of directors determined to focus on the two more favorable expressions of interest. One of the two had been submitted by Old Kent. Both of them contemplated mergers with FNBC, and a stock for stock exchange rate based on the same purchase price per share of FNBC Common Stock. The board asked M. A. Schapiro to invite the two bank holding companies to meet with members of FNBC's management and refine their proposals.

     On August 10, 1994, FNBC's board of directors met again. At that meeting, M. A. Schapiro presented to the board revised expressions of interest that had been received from the two bank holding companies since the prior board meeting. The revised expression of interest submitted by Old Kent included an increase in the exchange rate that it had previously proposed that was greater than the increase proposed by the other bank holding company. M. A. Schapiro also presented to the board certain financial information regarding each bank holding company. The directors discussed recent meetings that had occurred between members of FNBC's management and representatives of the two bank holding companies, as well as the expected effects on FNBC's stockholders, employees and customers if FNBC was to merge with either of them. The board of directors determined to continue discussions with Old Kent, focusing on the proposal contained in Old Kent's revised expression of interest. The board selected the Old Kent proposal over that of the other bank holding company primarily because Old Kent's proposal included an exchange rate based on a larger purchase price per



                                  -16-
share of FNBC Common Stock and the board believed that a merger with Old Kent would favorably impact competition and customer service in FNBC's market area and adversely affect fewer FNBC employees. FNBC's board requested M. A. Schapiro, with FNBC's legal counsel, Dickinson, Wright, Moon, Van Dusen & Freeman, to proceed to negotiate a definitive plan of merger with Old Kent based upon Old Kent's revised expression of interest, with modifications to include certain terms suggested by the board.

     On August 24, 1994, the board of directors met to discuss the Plan of Merger that had been negotiated with Old Kent. M. A. Schapiro and Dickinson, Wright, Moon, Van Dusen & Freeman were present at the meeting and reviewed the proposed Plan of Merger with the board. M. A. Schapiro delivered an oral opinion to the board that the consideration to be received in the proposed Merger was fair to FNBC's stockholders from a financial point of view. The board discussed the proposed Plan of Merger. After the board's discussion, it invited two officers of Old Kent into the meeting to discuss the proposed Plan of Merger and to answer questions involving the proposed Merger between FNBC and Old Kent and its expected impact on FNBC's stockholders, employees and customers. Following the discussion, FNBC's board of directors voted unanimously to approve the Plan of Merger, and authorized its execution by FNBC and submission to FNBC's stockholders for adoption. Prior to the opening of business on the same day, FNBC and Old Kent executed the Plan of Merger and issued a joint press release announcing the Plan of Merger.


Merger Recommendation and Reasons for the Transaction

     The terms of the Merger and the Plan of Merger, including the Exchange Rate, were the result of arms-length negotiations between FNBC and Old Kent and their respective representatives. In the course of reaching its decision to approve the Plan of Merger, the board of directors of FNBC consulted with its legal and financial advisers as well as with management of FNBC and, without assigning any relative or specific weights, considered numerous factors, including, without limitation, the following:

             (i) The transaction would result in a tax deferred gain to FNBC stockholders;

            (ii) The Plan of Merger provided for a conversion ratio, including a floating exchange rate, that contemplated an upper and lower collar which would set a minimum and maximum number of shares to be issued and a "walk-away" right that would permit FNBC to request an adjustment in the conversion ratio or terminate the Merger if the per share price of Old Kent Common Stock declined more rapidly than a comparable group of stocks;







                                  -17-
           (iii) A business combination with a larger bank holding company, such as Old Kent, was expected to provide both greater short-term and long-term value to FNBC stockholders than other alternatives available and to enhance the Bank's competitiveness and its ability to serve its depositors, customers and the communities in which it operates;

            (iv) Old Kent's significant long-term experience in integrating the operations of banks and bank holding companies;

             (v) The economic conditions and prospects for the market in which FNBC operates, and competitive pressures in the financial services industry in general and the banking industry in particular;

            (vi) The Merger was expected to offer FNBC stockholders the prospect for higher dividends, a higher current trading value for their shares, greater liquidity for their shares and better prospects for future growth than if FNBC were to remain independent;

           (vii)  The bank regulatory environment in general;

          (viii) The business, results of operations, asset quality and financial condition of Old Kent, the future growth prospects of Old Kent and the Bank following the Merger, and the potential synergies and costs savings expected to be realized from the Merger; and

            (ix) The presentations of FNBC's financial adviser, M. A. Schapiro, and the opinion rendered by M. A. Schapiro to the effect that the consideration to be received in the Merger was fair, from a financial point of view, to the holders of FNBC Common Stock. See "The Merger--Opinion of Financial Adviser."

     Old Kent believes the proposed Merger will enable Old Kent to improve its geographic diversification by expanding Old Kent's presence into the Macomb County, Michigan, area. Old Kent believes that the Merger will permit the achievement of certain economies of scale with respect to Old Kent's business conducted in Southeast Michigan.

     As of October 31, 1994, the directors and executive officers of FNBC, together with their affiliates and associates, as a group, were entitled to vote approximately 437,938 shares of FNBC Common Stock representing approximately 17.16 percent of the shares outstanding. These persons will be entitled to receive the same consideration for their shares as any other FNBC stockholder at the effective time of the Merger. Under the terms of Affiliates Agreements, these directors and executive officers have agreed to use reasonable efforts to cause the Plan of Merger to be adopted by FNBC's stockholders and consummated according to its terms. (See "The



                                  -18-
Merger--Agreements of Affiliates.") After the Merger, FNBC's directors and executive officers as a group will own approximately 1 percent of the shares of Old Kent Common Stock outstanding.

             FNBC'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
        THE STOCKHOLDERS OF FNBC VOTE FOR ADOPTION OF THE PLAN OF MERGER


Opinion of Financial Adviser

     FNBC retained M. A. Schapiro to provide an opinion as to the fairness of the consideration to be received in the Merger, from a financial point of view, to FNBC and its stockholders. FNBC selected M. A. Schapiro as its financial adviser because of its reputation and because M. A. Schapiro has substantial experience in transactions such as the Merger. M. A. Schapiro has, from time to time, provided other financial advisory services to FNBC, including advising FNBC with respect to mergers and acquisitions.

     M. A. Schapiro is a nationally recognized investment banking firm specializing in the banking and financial services industry. M. A. Schapiro is continually engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, private placements, competitive bidding, secondary distributions of listed and unlisted securities, and valuations for estate, corporate and other purposes. In the ordinary course of its business, M. A. Schapiro may from time to time have long or short positions in, and buy or sell, debt and equity securities or options on securities of Old Kent and FNBC. M. A. Schapiro has, during the past two years, provided financial advisory services to FNBC and has received fees for the rendering of these services.

     M. A. Schapiro has delivered its written opinion to the FNBC board that, as of the date of this Prospectus and Proxy Statement, the consideration to be received in the Merger was fair, from a financial point of view, to the stockholders of FNBC. No limitations were imposed by the board of directors of FNBC upon M. A. Schapiro with respect to the investigations made or procedures followed by M. A. Schapiro in rendering its opinion.

     The full text of the opinion of M. A. Schapiro dated the date of this Prospectus and Proxy Statement, which sets forth assumptions made, matters considered and limits on the review undertaken by M. A. Schapiro, is attached as Appendix D. FNBC stockholders are urged to read this opinion in its entirety. M. A. Schapiro's opinion is directed only to the consideration to be received in the Merger and does not constitute a recommendation to any FNBC stockholder as to how such stockholder should vote at the special meeting of FNBC stockholders or any other matter. The summary of the opinion of
M. A. Schapiro set forth in this Prospectus and Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

     In connection with its opinion, M. A. Schapiro reviewed, among other things: (i) the Plan of Merger; (ii) this Prospectus and Proxy Statement;
(iii) publicly available reports filed with the Commission by FNBC and Old Kent; (iv) certain other publicly available financial and other information

                                  -19-
concerning FNBC and Old Kent; (v) certain other internal information, including projections, relating to FNBC and Old Kent prepared by the managements of FNBC and Old Kent and furnished to M. A. Schapiro for purposes of its analysis; and (vi) publicly available information concerning certain other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other merger and acquisition transactions believed relevant to its inquiry.
M. A. Schapiro also met with certain officers and representatives of FNBC and Old Kent to discuss the foregoing as well as other matters relevant to its inquiry, including the past and current business operations, results of regulatory examinations, financial condition, current loan quality and trends, and future prospects of FNBC and Old Kent, both separately and on a combined basis. In addition, M. A. Schapiro reviewed the reported price and trading activity for FNBC Common Stock and Old Kent Common Stock, compared certain financial and stock market information for FNBC and Old Kent with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the commercial banking industry and performed such other studies and analyses as it considered appropriate. M. A. Schapiro also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. M. A. Schapiro's opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to M. A. Schapiro through that date.

     In conducting its review and in arriving at its opinion, M. A.
Schapiro relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available and did not attempt independently to verify such accuracy and completeness.
M. A. Schapiro relied upon the accuracy of the representations made by Old
Kent and FNBC in the Plan of Merger. M. A. Schapiro relied upon the managements of Old Kent and FNBC as to the reasonableness and achievability of the projections (and the assumptions and bases therefor) provided to
M. A. Schapiro and assumed that such projections reflected the best currently available estimates and judgments of such managements and that such projections would be realized in the amounts and in the time periods estimated. M. A. Schapiro also assumed, without independent verification, that the aggregate allowances for credit losses for FNBC and Old Kent were adequate to cover such losses. M. A. Schapiro did not make or obtain any evaluations or appraisals of the property of FNBC or Old Kent. M. A.
Schapiro was retained by the board of directors of FNBC to express an opinion as to the fairness, from a financial point of view, of the consideration to be received in the Merger to FNBC's stockholders. M. A. Schapiro did not address FNBC's underlying business decision to proceed with the Merger and did not make any recommendations to FNBC's board with respect to any approval of the Merger.





                                  -20-

     In connection with rendering its opinion to FNBC's board, M. A.
Schapiro performed a variety of financial analyses which are summarized below. The summary of such analyses set forth in this Prospectus and Proxy Statement does not purport to be a complete description of such analyses.
M. A. Schapiro believes that its analyses and the summary set forth in this Prospectus and Proxy Statement must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the process underlying M. A. Schapiro's opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, M. A. Schapiro made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of FNBC and Old Kent. Any estimates contained in M. A. Schapiro's analyses are not necessarily indicative of future results or value, which may be significantly more or less favorable than such estimates.
Estimates of values of companies do not purport to be appraisals or necessarily reflect the price at which companies or their securities actually may be sold. No company or transaction utilized in M. A. Schapiro's analyses was identical to FNBC or Old Kent or the Merger. Accordingly, such analyses are not based solely on arithmetic calculations; rather, they involve complex considerations and judgments concerning differences in financial and operating characteristics of the relevant companies, the timing of the relevant transactions and prospective buyer interest, as well as other factors that could affect the public trading markets of the company or companies to which they are being compared. None of the analyses performed by M. A. Schapiro was assigned a greater significance by M. A. Schapiro than any other.

     The projections reviewed by M. A. Schapiro were prepared by the managements of FNBC and Old Kent. Neither FNBC nor Old Kent publicly discloses internal management projections of the type provided to FNBC's board and M. A. Schapiro in connection with the review of the Plan of Merger. Such projections were not prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions which are inherently uncertain, including without limitation factors related to general economic and competitive conditions, as well as trends in asset quality. Accordingly, actual results could vary significantly from those set forth in such projections.

     The following is a brief summary of the analyses performed by M. A. Schapiro in connection with its opinion as described to FNBC's board of directors by M. A. Schapiro:

     Summary. M. A. Schapiro summarized the terms of the Merger, including the conversion of each share of FNBC Common Stock into the right to receive $35.00 of Old Kent Common Stock, subject to adjustment and provided that the Exchange Rate will be no less than 0.9722 nor more than 1.0938 (assuming the nonexistence of the conditions that could cause the Exchange Rate to be 1.2111) shares of Old Kent Common Stock for each share of FNBC Common


                                  -21-
Stock. M. A. Schapiro also analyzed the competitive and economic factors in Michigan as they affect financial institutions, earnings sensitivity, pricing comparability and earnings per share estimates for the pro forma company.

     Analysis of Other Merger Transactions. M. A. Schapiro analyzed certain other bank merger and acquisition transactions in the Midwest (including the states of Michigan, Illinois, Indiana, Ohio and Wisconsin) involving commercial banks with assets between $200 million and $800 million. M. A. Schapiro compared the multiples produced by the Old Kent offer with the median transaction multiples for all included transactions. This analysis compared price/earnings, price/fully diluted book value and price/fully diluted tangible book value multiples of the Old Kent offer to the median multiples for the transactions analyzed. Set forth below are the median transaction multiples presented to FNBC's board:


                                       Selected
                                     Midwest Bank             Old Kent/
                                     Acquisitions               FNBC
       Price/Earnings                 15.8                      17.1
       Price/Book Value              181.1%                    218.9%
       Price/Tangible Book Value     185.0%                    218.9%

     M. A. Schapiro's analysis showed that the range of implied valuations of FNBC, applying the median transaction multiples described above to FNBC's earnings, book value and tangible book value, was $28.95 to $32.29 per share. The results produced in this analysis do not purport to be indicative of actual values or expected values of FNBC or shares of FNBC Common Stock.

     The bank acquisition transactions for the Midwest during the period after January 1, 1991 included in the above multiples are:
















                                  -22-

     State   State
      of       of
     Buyer   Target            Buyer                               Target
      MO       IL     Commerce Bancshares, Inc.           Peoples Mid-Illinois Corporation
      MI       MI     Citizens Banking Corporation        4 Banc One Banks in Michigan
      MO       IL     Mercantile Bancorporation, Inc.     Wedge Bank
      OH       IN     KeyCorp                             First Citizens Bancorp of Indiana
      MI       IL     First of America Bank Corporation   First Park Ridge Corporation
      WI       WI     Firstar Corporation                 First Southeast Banking Corporation
      OH       IL     Banc One Corporation                American Holding Company
      MI       IL     Old Kent Financial Corporation      EdgeMark Financial Corporation
      PR       IL     BanPonce Corporation                Pioneer Bancorp
      IL       IL     Investor Group                      Indecorp, Inc.
      OH       WI     Banc One Corporation                Pioneer Bancorp
      IN       IN     Old National Bancorp                DCB Corporation
      IL       IL     Premier Financial Services, Inc.    First Northbrook Bancorp
      OH       IL     Banc One Corporation                First Community Bancorp
      IL       IL     Coal City Corp.                     Manufacturers National Corporation
      IN       IL     Old National Bancorp                Palmer Bancorp, Inc.
      OH       IL     Banc One Corporation                Jefferson Bancorp, Inc.
      IL       IL     AMCORE Financial, Inc.              Dixon Bancorp, Inc.
      MO       IL     Commerce Bancshares, Inc.           First Peoria Corp.
      IN       IN     CNB Bancshares, Inc.                Indiana Bancshares
      WI       WI     Associated Banc-Corp.               F&M Financial Services Corporation
      IL       IL     Firstbank of Illinois Corp.         Central Banc System, Inc.

     Discounted Cash Flow. M. A. Schapiro performed a discounted cash flow analysis of FNBC. The scenario assumed annual earnings and cash dividend appreciation of FNBC of 7.5 percent, discount rates from 12 percent to 16 percent, and different terminal price multiples ranging from 12.5 to 17.5 to apply to 1998 estimated earnings. This scenario showed a range of present values per share of FNBC Common Stock from $20.12 to $31.99. The results produced in this analysis do not purport to be indicative of the actual values or expected values of FNBC or shares of FNBC Common Stock.

     Analysis of the Combined Company. M. A. Schapiro analyzed certain balance sheet and income statement data for FNBC and Old Kent on both a historical and pro forma basis. This analysis reviewed the profitability, capital, credit quality, and market niches of Old Kent, and the ranking and competitiveness within the Michigan banking market. The analysis showed, among other things, that the pro forma company would be nearly $11 billion in assets with nearly $886 million in shareholders' equity. Profitability was analyzed from the assumption of realizing no expense savings.

     Exchange Rate Analysis. M. A. Schapiro considered the effect of the limitations on the Exchange Rate contained in the Plan of Merger. The effect of such limitations is that the stockholders of FNBC could receive


                                  -23-
Old Kent Common Stock valued at less than $35.00 per share of FNBC Common Stock if the average per share closing price of Old Kent Common Stock is below $32.00 during the Reference Period set forth in the Plan of Merger or if the contingency discussed in "The Merger--Purchase Price Contingency" causes the Purchase Price Per Share to be reduced by up to $.40. If the average per share closing price of Old Kent Common Stock during the Reference Period is less than $28.90 and certain other conditions exist, then FNBC may, among other things, request a decrease in the Calculation Price or terminate the Plan of Merger and abandon the Merger.

     Analysis of Comparable Companies. M. A. Schapiro examined the operating and trading performance of FNBC in comparison to selected publicly traded bank holding companies located in the Midwest with total assets of between $400 million and $700 million. The group of companies included:

     Pinnacle Financial Services         CoBancorp, Inc.
     Franklin Bank, N.A.                 Ambanc Corp.
     Peoples Bank Corporation of IN      First Oak Brook Bancshares
     Princeton National Bancorp          Premier Financial Services
     ANB Corporation                     Shoreline Financial Corporation
     Northwest Illinois Bancorp          Old Second Bancorp, Inc.
     First-Knox Banc Corporation         First Merchants Corp.
     Merchants Bancorp, Inc.             Citizens Bancshares
     Peoples Bancorp Inc.                Second Bancorp, Inc.
     Independent Bank Corporation

     M. A. Schapiro analyzed the relative performance and outlook for FNBC by comparing certain financial and trading market information of FNBC with the group of comparable banks. M. A. Schapiro compared FNBC with the comparable banks based upon selected operating statistics, including capitalization, profitability and credit quality. Using data at, or for the 12 months ended, June 30, 1994, and pricing data as of November 3, 1994, the multiple of median market price to latest 12 months earnings was
12.6 for the comparable banks and 16.3 for FNBC. The median price to stated book value was 148.6 percent for the comparable banks and 209.5 percent for FNBC. The median price to tangible book value was 155.4 percent for the comparable banks and 209.5 percent for FNBC. The implied market trading values for FNBC derived from such comparable company analysis utilizing the resulting median valuation ratios ranged from approximately $23.76 to $25.87 per share.

     M. A. Schapiro examined the operating and trading performance of Old Kent in comparison to selected publicly traded commercial bank holding companies. The group of companies included:







                                  -24-

     Integra Financial Corp.               Star Banc Corp.
     Huntington Bancshares, Inc.           AmSouth Bancorporation
     First Tennessee National Corp.        Meridian Bancorp, Inc.
     Firstar Corporation                   Mercantile Bancorporation, Inc.
     Fifth Third Bancorp                   Crestar Financial Corporation
     First of America Bank Corporation     Commerce Bancshares, Inc.
     Regions Financial Corp.               Michigan National Corporation
     Marshall & Ilsey Corporation

     M. A. Schapiro also analyzed the relative performance and outlook for Old Kent by comparing certain financial and trading market information of Old Kent with the group of comparable commercial banks. M. A. Schapiro compared Old Kent with the comparable commercial banks based upon selected operating statistics, including capitalization, profitability and credit quality. Using data at, or for the 12 months ended June 30, 1994, and pricing data as of November 4, 1994, the multiple of median market price to latest 12 months earnings was 9.6 for the comparable commercial banks and 9.9 for Old Kent. The median price to stated book value was 147.9 percent for the comparable commercial banks and 152.2 percent for Old Kent. The median price to tangible book value was 165.4 percent for the comparable commercial banks and 177.5 percent for Old Kent. The median capitalization levels for the comparable commercial banks was 8.37 percent for common equity to assets, 7.71 percent for tangible common equity to assets, and 10.93 percent for Tier 1 risk-based capital. Old Kent's ratios for these measures were 8.14 percent, 7.06 percent and 11.03 percent, respectively. The median return on average common equity was 15.93 percent for the comparable commercial banks and 16.18 percent for Old Kent. The median ratio of non-performing assets to loans and other real estate owned was 1.24 percent for the comparable commercial banks and 1.26 percent for Old Kent. The median ratio of reserves to non-performing assets was 148.9 percent for the comparable commercial banks and 215.6 percent for Old Kent, while reserves to loans was 1.83 percent for the comparable commercial banks and 2.72 percent for Old Kent.

     FNBC and M. A. Schapiro have entered into a letter agreement, dated June 8, 1994 (the "M. A. Schapiro Engagement Letter"), relating to the services to be provided by M. A. Schapiro in connection with the Merger. FNBC has agreed to pay M. A. Schapiro a fee (the "Fee") for its services equal to one percent of the value of the consideration received by FNBC and its stockholders which, based upon a projected $35.00 equivalent price for each share of FNBC Common Stock, will equal $925,408. The Fee, which will be paid in cash, will be paid according to the following schedule: $25,000 was paid upon the execution of the M. A. Schapiro Engagement Letter, $225,000 was paid upon the execution of the Plan of Merger, and the remaining balance will be paid at the effective time of the Merger. All such payments are non-refundable. For purposes of the M. A. Schapiro Engagement Letter, the value of the consideration received by FNBC and its stockholders means the fair market value of Old Kent Common Stock based on the average closing price as reported on NASDAQ National Market System for


                                  -25-
the 10 trading days prior to the effective time of the Merger.  In the
M. A. Schapiro Engagement Letter, FNBC also has agreed to indemnify M. A. Schapiro against certain liabilities, including liabilities under the federal securities laws.

     M. A. Schapiro's opinion does not constitute a recommendation to any FNBC stockholder as to how such stockholder should vote on the Merger proposal.


Conversion of FNBC Shares

     Pursuant to the Plan of Merger, FNBC is soliciting proxies from FNBC stockholders for the purpose of adopting the Plan of Merger. The affirmative vote of the holders of a majority of the outstanding shares of FNBC Common Stock is required to adopt the Plan of Merger.

     At the time the Merger becomes effective, FNBC will be merged with and into Old Kent. The surviving corporation will be Old Kent and will own both of the subsidiaries (if liquidation of the Insurance Company has not been completed) and all of the other assets of FNBC. The Articles of Incorporation of the surviving corporation will be the Articles of Incorporation of Old Kent without change from the Articles of Incorporation in effect immediately prior to the effective time of the Merger. The Bylaws of the surviving corporation will be the Bylaws of Old Kent as in effect immediately prior to the effective time of the Merger.

     At the time the Merger becomes effective, each of the then issued and outstanding shares of FNBC Common Stock will be converted into the number of shares of Old Kent Common Stock equal to the "Exchange Rate." The Exchange Rate will be equal to $35.00 (the "Purchase Price Per Share") divided by the average of the per share closing prices of Old Kent Common Stock reported on the NASDAQ National Market System during the 20 consecutive trading days ending on the sixth business day before the date of the closing (the "Reference Period") as reported in the Dow Jones News/Retrieval system, or other equally reliable means (as so calculated, the "Final Stock Price"). Notwithstanding that average, the per share price of Old Kent Common Stock to be used in calculating the Exchange Rate (the "Calculation Price") will not be more than $36.00 per share nor less than $32.00 per share unless certain conditions exist, FNBC requests a decrease in the Calculation Price, and Old Kent agrees to such decrease. For a description of the conditions that must exist before FNBC may request such a decrease in the Calculation Price, see "The Merger--Stock Price Condition." In no event will the Calculation Price be less than $28.90. (See "The Merger--Stock Price Condition.") The Purchase Price Per Share may be reduced by up to $.40 under certain circumstances. See "The Merger--Purchase Price Contingency" for a discussion of the circumstances in which the Purchase Price Per Share could be reduced.

     The following table shows a range of hypothetical Final Stock Prices and the Exchange Rate corresponding to each Final Stock Price. The Exchange Rates listed in the following table assume that none of the

                                  -26-
conditions exist that could cause FNBC to request a decrease in the Calculation Price and that there is no reduction in the Purchase Price Per Share.

                             Average        Exchange
                              Price           Rate
         At or Above         $36.00         0.9722
                              35.00         1.0000
                              34.00         1.0294
                              33.00         1.0606
         At or Below          32.00         1.0938
         Below                28.90         1.2111
         (subject to cer-
         tain conditions)

     The following table shows the closing sale price of Old Kent Common Stock on the dates listed and the corresponding Exchange Rate that would apply if the closing sale price shown was the average price of Old Kent Common Stock during the Reference Period.

                                   Closing       Exchange
              Date                Sale Price       Rate
         August 23, 1994 (1)      $    34.25     1.0219
         November 22, 1994        $    31.125    1.0938

____________________

(1)  The last trading day before public announcement of the Plan of Merger.

     The Purchase Price Per Share of $35.00, which is divided by the Calculation Price to yield the Exchange Rate that determines the amount of Old Kent Common Stock to be received by FNBC stockholders, and the limits on the range of the Exchange Rate were determined through the parties' negotiation of the Plan of Merger (see "The Merger--Merger Recommendation and Reasons for the Transaction"). These terms reflect FNBC's and Old Kent's judgment as to the value of the shares of FNBC Common Stock relative to the historical and anticipated market price of Old Kent Common Stock. See "The Merger--Purchase Price Contingency" for a discussion of the circumstances under which the Purchase Price Per Share could be reduced by up to $.40.

     The limits of the range of the Exchange Rate (0.9722 and 1.0938) are intended to limit the extent to which the amount of Old Kent Common Stock to be received by FNBC stockholders in the Merger is adjusted based on extraordinary fluctuations in the market price of Old Kent Common Stock that may be unrelated to Old Kent's financial condition or operations. See

                                  -27-
"The Merger--Stock Price Condition" for a discussion of FNBC's ability to either request a decrease in the Calculation Price or avoid consummating the Merger in the event of an extraordinary downward movement in the market price of Old Kent Common Stock which is disproportionate to a group of comparable stocks.

     The Exchange Rate is subject to upward or downward adjustment upon the occurrence of or the setting of a record date for certain events between the date of the Plan of Merger and the effective time of the Merger that result in or would result in changes in the number of shares of Old Kent Common Stock or FNBC Common Stock outstanding, as the case may be. The purpose of any such adjustment to the Exchange Rate would be to prevent dilution of the interests of the respective shareholders and stockholders of Old Kent and FNBC upon the occurrence of certain events listed in the Plan of Merger. It is expected that none of these events will occur and that no adjustment of the Exchange Rate for any such event will be necessary. See "The Merger--Purchase Price Contingency" for a discussion of the circumstances in which the Purchase Price Per Share could be reduced by up to $.40.

     Old Kent will not issue fractional shares of Old Kent Common Stock in the Merger. An FNBC stockholder who would otherwise be entitled to receive a fraction of a share of Old Kent Common Stock in the Merger will receive instead an amount of cash determined by multiplying that fraction by the actual Final Stock Price.

     Stockholders of FNBC are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the Merger. (See "No Appraisal Rights.")


Stock Price Condition

     FNBC will not be obligated to consummate the Merger at any time when both of the following conditions exist: (i) the Final Stock Price is less than $28.90, subject to certain adjustments; and (ii) the percentage determined by dividing the Final Stock Price by $34.00 is more than 15 percentage points less than the percentage determined by dividing the sum of the closing prices of a group of comparison stocks (as defined in the Plan of Merger) on the last day of the Reference Period by the sum of the closing prices of those comparison stocks on August 19, 1994. The comparison stocks used for this purpose include the publicly traded common stocks of a group of 15 regional bank holding companies listed in the Plan of Merger.

     The effect of this provision is that FNBC need not consummate the Merger at a time when the price of Old Kent Common Stock has declined substantially from the price prevailing when FNBC's board of directors approved the Merger and that decline has been disproportionate to any decline in the average price of the comparison stocks.



                                  -28-
     If both of these conditions exist, FNBC will have the right until the second business day after the last day of the Reference Period (the "Exercise Period") to either: (i) abandon the Merger and terminate the Plan of Merger; (ii) proceed with the Merger on the basis of the Exchange Rate without adjustment; or (iii) request Old Kent to increase the Exchange Rate (an "Increase Notice") for each share of FNBC Common Stock to that number of shares of Old Kent Common Stock determined by dividing the Purchase Price Per Share by $28.90 (the "Adjusted Rate"). If Old Kent receives an Increase Notice, Old Kent may either accept or decline the Adjusted Rate. If Old Kent accepts the Adjusted Rate, the Plan of Merger will remain in effect except that the Exchange Rate will be equal to the Adjusted Rate. If Old Kent declines the Adjusted Rate, the Merger will be abandoned; provided, that if Old Kent declines the Adjusted Rate, FNBC may elect to proceed with the Merger on the basis of the Exchange Rate without any adjustment.


Purchase Price Contingency

     In the Plan of Merger, Old Kent and FNBC have agreed to use all reasonable efforts to negotiate an agreement to terminate the Data Processing Services Agreement dated as of December 31, 1993 (the "M & I Agreement"), between M & I Data Services, Inc. ("M & I"), and the Bank on terms reasonably acceptable to Old Kent and FNBC at the lowest practicable cost and at the earliest practicable time. For purposes of the Plan of Merger, the M & I Agreement will not be considered to be terminated unless and until Old Kent and FNBC have expressly agreed upon the amount of the aggregate combined cost to Old Kent and FNBC in cash, fair market value of contract concessions, and fair market value of other consideration (together, the "Termination Cost") to be incurred to terminate the M & I Agreement, or that the Termination Cost is less than $250,000. The Purchase Price Per Share to be used in calculating the Exchange Rate will be adjusted, depending on the results of such negotiation, if and as follows:

          (i) If the M & I Agreement is terminated on terms reasonably acceptable to both Old Kent and FNBC at a Termination Cost of $250,000 or less, then there will be no adjustment to the Purchase Price Per Share on account of the M & I Agreement;

          (ii) If the M & I Agreement is terminated on terms reasonably acceptable to both Old Kent and FNBC at a Termination Cost in excess of $250,000, then the Purchase Price Per Share will be reduced by the lesser of (a) an amount determined by dividing (x) two-thirds of the difference between the Termination Cost and $250,000, by
     (y) 2,434,060; or (b) $.40; and

          (iii) If, as of the close of business on the day before the date of the closing, the M & I Agreement has not been terminated on terms reasonably acceptable to both Old Kent and FNBC, then the Purchase Price Per Share will be reduced by $.40.


                                  -29-
Distribution of Old Kent Common Stock

     As of the effective time of the Merger, holders of FNBC Common Stock outstanding immediately prior to the effective time of the Merger will cease to be stockholders of FNBC and will have no rights as FNBC stockholders. Certificates that represented shares of FNBC Common Stock outstanding immediately prior to the effective time of the Merger ("Old Certificates") will then represent the right to receive shares of Old Kent Common Stock having all of the voting and other rights of shares of Old Kent Common Stock and the right to receive cash in lieu of fractional shares, as provided in the Plan of Merger, except that no former stockholder of FNBC shall be entitled to receive a distribution of any dividend payable to holders of record of Old Kent Common Stock after the effective time of the Merger until the physical exchange of that stockholder's Old Certificates for new Old Kent Common Stock certificates shall have been effected.

     As soon as practicable after the Merger becomes effective, Old Kent will send to record holders of FNBC Common Stock transmittal materials to be used to exchange Old Certificates for stock certificates representing shares of Old Kent Common Stock. The transmittal materials will contain instructions with respect to the surrender of Old Certificates.

     As soon as practicable after the Merger becomes effective, Old Kent will deliver the number of shares of Old Kent Common Stock issuable and the amount of cash payable for fractional shares in the Merger to Old Kent Bank and Trust Company, or such other bank or trust company as Old Kent may designate for such purpose (the "Exchange Agent").

     Promptly after receipt of the proper transmittal documents and Old Certificates from an FNBC stockholder, the Exchange Agent will issue and deliver new stock certificates to the stockholder. The Exchange Agent will issue and deliver certificates in the name and to the address appearing on FNBC's stock records as of the effective time of the Merger, or in such other name or to such other address as the holder of record may specify in the transmittal documents received by the Exchange Agent. The Exchange Agent will not be required to issue and deliver certificates to a stockholder until it has received all of the Old Certificates held of record by that stockholder, or an affidavit of loss and indemnity bond for such certificate or certificates, together with properly executed transmittal materials. Such Old Certificates, transmittal materials and affidavits must be in a form and condition reasonably acceptable to Old Kent and the Exchange Agent.

     The Exchange Agent will have discretion to determine reasonable rules and procedures relating to the issuance and delivery of certificates of Old Kent Common Stock into which shares of FNBC Common Stock are converted in the Merger and governing the payment for fractional shares.

     The declaration of a dividend on Old Kent Common Stock payable to shareholders of record of Old Kent as of a record date at or after the effective time of the Merger will include dividends on all shares of Old

                                  -30-
Kent Common Stock issuable under the Plan of Merger. However, no former stockholder of FNBC will be entitled to receive a distribution of such dividends until physical exchange of that stockholder's Old Certificates shall have been effected. Upon physical exchange of that stockholder's Old Certificates, he or she will be entitled to receive from Old Kent an amount equal to all such dividends (without interest and less the amount of taxes, if any, which may have been imposed or paid) declared and paid with respect to those shares.

     At or after the effective time of the Merger, Old Kent and FNBC will not transfer on the stock transfer books of FNBC any shares of FNBC Common Stock that were issued and outstanding immediately prior to the effective time of the Merger. If, after the effective time of the Merger, a stockholder properly presents Old Certificates to Old Kent for transfer, Old Kent will cancel and exchange the Old Certificates for stock certificates representing shares of Old Kent Common Stock as provided in the Plan of Merger. After the effective time of the Merger, ownership of shares represented by Old Certificates may be transferred only on the stock transfer records of Old Kent.


Effective Time of the Merger

     The Merger shall be consummated at the close of business on the date specified in certificates of merger filed in accordance with the Delaware General Corporation Law and the Michigan Business Corporation Act. If the stockholders of FNBC adopt the Plan of Merger at the special meeting of FNBC stockholders, and the other conditions to the Merger set forth in the Plan of Merger and summarized under "The Merger--Conditions to the Merger and Abandonment" in this Prospectus and Proxy Statement are satisfied, the effective time of the Merger is anticipated to be during the first quarter of 1995, provided that the Plan of Merger has not been terminated prior to such time. The Merger may not be consummated until receipt of approval from the Federal Reserve Board or its delegate and expiration of the required 15-day waiting period following such approval, and until receipt of approval from the State of Arizona with respect to the change of control of the Insurance Company if the Insurance Company has not been liquidated by the effective time of the Merger. An application for prior approval of the Merger was submitted to the Federal Reserve Board on November 4, 1994. As of the date of this Prospectus and Proxy Statement, no application for approval of the Merger with respect to the change of control of the Insurance Company had been submitted to the State of Arizona. Although such approvals are anticipated, there can be no assurance when or if such approvals will be granted, or when or if any other condition to the Merger will be satisfied.


Business of FNBC Pending the Merger

     The Plan of Merger also contains covenants to which FNBC has agreed. The covenants remain in effect until the effective time of the Merger or until the Plan of Merger has been terminated and include, among others, an

                                  -31-
agreement that FNBC and each of its subsidiaries: (i) will conduct its business and manage its property only in the usual, regular and ordinary course; (ii) will not enter into any employment agreement that is not terminable, without cost or penalty, on 60 days' or less notice; (iii) will not issue any capital stock or any security convertible into capital stock, or grant any warrant or option to acquire capital stock, or otherwise alter its capital structure, other than as required by outstanding FNBC stock options; (iv) will not make any material changes in any policies or procedures applicable to the conduct of its business; (v) will not sell, mortgage, pledge, encumber or otherwise dispose of any property or assets, except in the ordinary course of business, having a market value of $50,000 or more; (vi) except to reelect persons who are then incumbent directors and officers at annual meetings, not increase the number of directors or fill any vacancy on the board of directors or elect or appoint any person to an executive office; (vii) except for certain exceptions listed in the Plan of Merger, not increase the salary or compensation payable to or agree to pay any bonus to any director or officer, or any class or group of employees as a class or group, and not introduce or change any employee benefit plan or program of any kind for the benefit of its employees unless required by law or the Plan of Merger; and (viii) not borrow money except in the ordinary course of business.

     Nothing contained in the Plan of Merger will preclude FNBC from declaring and paying cash dividends on FNBC Common Stock quarterly at a rate not to exceed $.20 per share in a manner, on dates, and with respect to record dates consistent with its past practice; provided, that FNBC must adjust the record date for its regularly scheduled dividend with respect to the period in which the Merger becomes effective if necessary to assure that FNBC stockholders receive only one dividend payable in the quarter in which the Merger becomes effective with respect to shares of FNBC Common Stock or Old Kent Common Stock received in the Merger. The board of directors of FNBC is under no obligation to pay dividends on FNBC Common Stock. Nothing in the Plan of Merger will preclude FNBC from liquidating or selling the Insurance Company for a price not less than the stockholders' equity of the Insurance Company or such other price to which Old Kent may agree.


Redemption of FNBC Rights

     Under the Plan of Merger, the board of directors of FNBC must take all action necessary to redeem the common share purchase rights (the "FNBC Rights") outstanding under a Rights Agreement dated as of November 28, 1990, as amended, between FNBC and State Street Bank and Trust Company (the "FNBC Rights Agreement") that are represented by and transferable only with shares of FNBC Common Stock at a redemption price of $.01 per FNBC Right in cash, which redemption must become effective immediately prior to the effective time of the Merger. Following the redemption, FNBC will have no obligation under the FNBC Rights or the FNBC Rights Agreement and the holders will have no rights under the FNBC Rights or the FNBC Rights Agreement after that time, except, in each case, with respect to payment of the redemption price.

                                  -32-
FNBC Stock Options and ESOP Shares

     Before the effective time of the Merger, each outstanding employee stock option entitling the holder to purchase shares of FNBC Common Stock will be amended, if necessary, so that it will become, if and when the Merger becomes effective, an option to purchase, for an equivalent price, that number of shares of Old Kent Common Stock that the holder would have acquired pursuant to the Merger had the holder exercised the option immediately prior to the effective time of the Merger. At the closing, Old Kent will grant to each non-employee director of FNBC then serving on FNBC's board of directors replacement options to purchase, for an equivalent price and subject to the same vesting requirements with respect to service as a director of the Bank or as a director or advisory director of any successor to the Bank, the number of shares of Old Kent Common Stock that would have been acquired if his or her options to acquire FNBC Common Stock (including shares as to which his or her options are not then vested) had been exercised immediately prior to the effective time of the Merger, in consideration for the written waiver executed by each such non-employee director of FNBC of any rights that he or she may have under then outstanding options issued by FNBC to purchase shares of FNBC Common Stock. The options will in all other respects contain the same terms and conditions as they do presently.

     As of October 31, 1994, there were employee stock options and non-employee director stock options outstanding to purchase an aggregate of 212,672 shares of FNBC Common Stock.

     Shares of FNBC Common Stock held by or through the First National Bank in Macomb County Employee's Stock Ownership Plan (the "ESOP") will be converted into shares of Old Kent Common Stock in the Merger at the same Exchange Rate applicable to all other outstanding shares of FNBC Common Stock. The ESOP will be terminated effective as of the closing. Prior to its termination, the ESOP will be amended to provide that no employees of Old Kent will be eligible to participate, that there will be no new participants in the plan on or after the closing, that upon termination the Trustee will pay off the outstanding loan balance owed by the ESOP, and that any assets left in the suspense account after repayment of the loan will be allocated among the participants of the ESOP in accordance with the terms of the ESOP in a manner consistent with federal tax laws. Upon receipt of a favorable determination letter from the Internal Revenue Service ("IRS") with respect to the termination, the participants in the ESOP will have the option to transfer or roll over their ESOP accounts into the Old Kent Thrift Plan.

Management After the Merger

     Upon the consummation of the Merger, the directors and officers of Old Kent will be the persons who were directors and officers of Old Kent immediately prior to the effective time of the Merger. The directors, officers and employees of FNBC's subsidiaries will continue immediately after the effective time of the Merger as directors, officers and employees of the same subsidiaries.

                                  -33-
Conditions to the Merger and Abandonment

     The obligations of Old Kent and FNBC to consummate the Merger are subject to the fulfillment of certain conditions, including, without limitation, the following:

             (i) An affirmative vote of the holders of a majority of the outstanding shares of FNBC Common Stock is required to adopt the Plan of Merger.

            (ii) The Federal Reserve Board must approve the Merger and the State of Arizona must approve the Merger with respect to the change of control of the Insurance Company if it has not been liquidated.

           (iii) Old Kent and FNBC must comply with their respective covenants, and their respective representations and warranties must be true in all material respects, each as set forth in the Plan of Merger. (See "The Merger--Business of FNBC Pending the Merger.")

            (iv) Old Kent and FNBC must receive certain opinions of counsel.

             (v) FNBC must obtain waivers of all material rights and waivers of the loss of all material rights that could be triggered by the change in control of FNBC resulting from the Merger, other than rights under the Bank's Supplemental Executive Retirement Plan.

            (vi) Neither Old Kent nor FNBC must be subject to any order, decree or injunction of a court or agency enjoining or prohibiting the Merger.

           (vii) There must not be any suit or proceeding pending or threatened that could result in any liability that could have a material adverse effect on FNBC and its subsidiaries on a consolidated basis or that challenges the Merger.

          (viii) Old Kent must receive reasonably satisfactory assurance from its independent public accountants that the Merger will be treated as a pooling of interests for accounting purposes, subject to the satisfaction of post-Merger conditions.

            (ix) FNBC must deliver to Old Kent such consents, amendments, or supplemental agreements, all in form and substance reasonably satisfactory to Old Kent, necessary or advisable to confirm that neither the execution of the Plan of Merger nor consummation of the Merger will result in any default, penalty, or acceleration of the indebtedness of the ESOP under the outstanding loan or under any related pledge agreement, security agreement, note, or other agreement.

     Either Old Kent or FNBC, whichever is entitled to the benefit of the foregoing conditions, may waive one or more of those conditions except

                                  -34-
where satisfaction of the condition is required by law. The Plan of Merger contains various other conditions to the respective obligations of Old Kent and FNBC that have been satisfied.

     The boards of directors, or duly authorized committees thereof, of FNBC and Old Kent may by mutual consent terminate the Plan of Merger and abandon the Merger at any time before the effective time of the Merger.

     Either FNBC or Old Kent may terminate the Plan of Merger and abandon the Merger on its own action upon the occurrence of certain events specified in the Plan of Merger, including, among others, the following:

             (i) Old Kent or FNBC discovers that one or more of the other party's representations and warranties is or has become untrue, and the cumulative effect of all such untrue representations and warranties is material to the other party's business, income or financial condition on a consolidated basis;

            (ii) Old Kent or FNBC commits one or more breaches of any provision of the Plan of Merger which would in the aggregate be material and such breach or breaches are not cured after notice;

           (iii) There occurs a materially adverse change in the financial condition of Old Kent or FNBC and their respective subsidiaries on a consolidated basis;

            (iv)   The Merger is not effective on or before July 31, 1995;

             (v) A court of competent jurisdiction issues a final unappealable injunction or other judgment restraining or prohibiting consummation of the Merger;

            (vi)   The stockholders of FNBC fail to adopt the Plan of Merger;
     or

           (vii) The Federal Reserve Board refuses to approve the Merger or the State of Arizona refuses to grant any necessary approval to the change of control of the Insurance Company.

     Old Kent may terminate the Plan of Merger and abandon the Merger if an environmental assessment indicates any environmental conditions which are contrary to FNBC's representations and warranties and Old Kent has notified FNBC in writing of such conditions within the time permitted for such notice in the Plan of Merger, and the parties are unable to agree on a course of action for further investigation of the environmental condition and/or a mutually acceptable modification to the Plan of Merger within the 30-day period specified for that purpose in the Plan of Merger, or any extension of that period, and the environmental condition is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which Old Kent would be subject as the owner or operator of the property can be quantified or limited to an immaterial amount;


                                  -35-
provided, that Old Kent notifies FNBC of its intent to terminate the Plan of Merger within such 30-day period or any extension of that period.

     Old Kent may terminate the Plan of Merger and abandon the Merger if FNBC or its subsidiaries, or any of their respective directors, officers, employees, investment bankers, representatives, or agents, solicits, encourages, or negotiates with any party other than Old Kent any proposals, offers, or expressions of interest concerning any tender offer, exchange offer, merger, consolidation, sale of shares, sale of assets, or assumption of liabilities not in the ordinary course, or other business combination involving FNBC or any of its subsidiaries.

     Old Kent may terminate the Plan of Merger and abandon the Merger at any time if its independent public accountants shall have advised Old Kent that the Merger is unlikely to qualify as a pooling of interests for accounting purposes.


Termination Fee

     Under certain circumstances involving the acquisition of control of FNBC by a party other than Old Kent, FNBC is required under the Plan of Merger to pay Old Kent a "Termination Fee." The Termination Fee is payable only if, while the Plan of Merger is in effect: (i) a party other than Old Kent directly or indirectly acquires control (as defined in the Federal Bank Holding Company Act using 25 percent) of FNBC, or its successor by merger or consolidation, or acquires 25 percent or more of the consolidated assets of FNBC and FNBC's subsidiaries; or (ii) FNBC solicits, invites, negotiates, or enters into an agreement with a party other than Old Kent to acquire such control or such assets, or FNBC or such other party publicly announces an intention to do so, and within one year of the date of such solicitation, invitation, negotiation, agreement, or announcement (whether or not the Plan of Merger is then in effect) the party acquires such control or such assets.

     The Termination Fee would be the greater of:  (i) $1,500,000; or
(ii) an amount equal to 15 percent of the excess of the "Acquisition Price" of FNBC Common Stock over the Purchase Price Per Share, multiplied by the number of shares of FNBC Common Stock outstanding immediately prior to the acquisition of such control or assets of FNBC. For purposes of the Termination Fee, the "Acquisition Price" of FNBC Common Stock is generally the value of the consideration received by FNBC stockholders from the party acquiring such control or assets of FNBC.

     Old Kent will not be entitled to receive the Termination Fee if:
(i) the Merger is consummated; (ii) the Plan of Merger is terminated and the Merger is abandoned by mutual consent of Old Kent and FNBC; (iii) the Plan of Merger is terminated and the Merger is abandoned by FNBC by reason of a breach of Old Kent's warranties or covenants, an injunction prohibiting consummation of the Merger, a refusal by any regulatory authority to approve the Merger, or the occurrence of a materially adverse change in the financial condition of Old Kent. In addition, Old Kent will

                                  -36-
not be entitled to receive the Termination Fee if the Plan of Merger is terminated and the Merger is abandoned by FNBC because the Merger has not yet become effective on July 31, 1995, if Old Kent has failed to satisfy certain conditions precedent to FNBC's obligations under the Plan of Merger, or because the price of Old Kent Common Stock is below $28.90 per share and the decrease in such price is more substantial than the decrease
in the aggregate price of a group of comparable stocks.    Old Kent will
not be entitled to receive the Termination Fee if the Plan of Merger is terminated and the Merger is abandoned by Old Kent because of the existence of an environmental condition that is contrary to FNBC's representations and warranties and for which the parties are unable to agree upon a course for further investigation or remediation of the condition and/or a mutually acceptable modification to the Plan of Merger.


Description of Old Kent Capital Stock

     Old Kent's authorized capital stock consists of 150,000,000 shares of common stock, $1.00 par value ("Common Stock"), and 25,000,000 shares of preferred stock, no par value ("Preferred Stock"), of which 3,000,000 shares are designated Series A Preferred Stock and 300,000 shares are
designated Series B Preferred Stock.   As of October 31, 1994, Old Kent had
outstanding 40,553,814 shares of Common Stock and no shares of Preferred Stock. Old Kent expects to issue no more than 3,103,779 shares of Common Stock in the Merger.

     Common Stock. Holders of Old Kent Common Stock are entitled to dividends out of funds legally available for that purpose when, as and if declared by the board of directors. The dividend rights of Old Kent Common Stock are subject to the rights of Old Kent Preferred Stock which has been or may be issued. Each holder of Old Kent Common Stock is entitled to one vote for each share held on each matter presented for shareholder action. Old Kent Common Stock has no preemptive rights, cumulative voting rights, conversion rights or redemption provisions.

     In the case of any liquidation, dissolution or winding up of the affairs of Old Kent, holders of Old Kent Common Stock will be entitled to receive, pro rata, any assets distributable to common shareholders in respect of the number of shares held by them. The liquidation rights of Old Kent Common Stock are subject to the rights of holders of any Old Kent Preferred Stock which has been or may be issued.

     All outstanding shares of Old Kent Common Stock are, and all shares to be issued pursuant to the Plan of Merger will when issued be, fully paid and nonassessable.

     Preferred Stock Purchase Rights. Each share of Old Kent Common Stock has, and each share of Old Kent Common Stock to be issued in the Merger will have, attached to it the number of Series B Preferred Stock Purchase Rights ("Old Kent Rights") issued pursuant to a Rights Agreement dated as of December 19, 1988, between Old Kent and Old Kent Bank and Trust Company (the "Old Kent Rights Agreement") represented by each share of Old Kent

                                  -37-
Common Stock, as long as the Old Kent Rights are not separately transferable. As of the date of this Prospectus and Proxy Statement, each share of Old Kent Common Stock represents two-thirds of an Old Kent Right. The number of Old Kent Rights represented by each share of Old Kent Common Stock is subject to adjustment upon the occurrence of certain events set forth in the Old Kent Rights Agreement. See "The Merger--Provisions Affecting Control" for a more detailed discussion of Old Kent Rights.

     Preferred Stock. Old Kent is authorized to issue shares of Preferred Stock from time to time in one or more series. Preferred Stock may have such designations, powers, preferences and relative participating, optional or other rights and such qualifications, limitations or restrictions as may be provided for the issue of such series by resolution adopted by Old Kent's board of directors. Such Preferred Stock may have priority over Old
Kent Common Stock as to dividends and as to distribution of Old Kent's assets upon any liquidation, dissolution or winding up of Old Kent. Such Preferred Stock may be redeemable for cash, property or rights of Old Kent, may be convertible into shares of Old Kent Common Stock, and may have voting rights entitling the holder to not more than one vote per share on each matter submitted for shareholder action.


Provisions Affecting Control

     The Michigan Business Corporation Act and Old Kent's shareholder rights plan contain provisions that could be utilized to impede efforts to acquire control of Old Kent.

     Shareholder Rights Plan. The board of directors of Old Kent has adopted a shareholder rights plan. This plan is designed to protect the shareholders of Old Kent against unsolicited attempts to acquire control of Old Kent in a manner that does not offer a fair price to all of the shareholders. Currently under this plan, two-thirds of an "Old Kent Right" is associated with each outstanding share of Old Kent Common Stock. Each full Old Kent Right entitles a shareholder of Old Kent to purchase one one-hundredth of a share of Series B Preferred Stock from Old Kent at a price of $80. The Old Kent Rights become exercisable if a person or group (an "Acquiring Person") has acquired, or has obtained the right to acquire, 20 percent or more of the outstanding shares of Old Kent Common Stock or has commenced a tender offer or exchange offer that would result in the Acquiring Person owning 25 percent or more of the outstanding shares of Old Kent Common Stock. If Old Kent was the surviving corporation in a merger with an Acquiring Person and Old Kent Common Stock was not changed or exchanged, an Acquiring Person was to become the beneficial owner of more than 25 percent of the outstanding shares of Old Kent Common Stock, or an Acquiring Person was to engage in one or more "self-dealing" transactions deemed to be unfair to Old Kent, each holder of an Old Kent Right would have the right to receive, upon exercise, Old Kent Common Stock having a value equal to two times the exercise price of the Old Kent Right. In addition, after an Acquiring Person has acquired, or obtained the right to acquire, 20 percent or more of the outstanding shares of Old Kent Common Stock and the Acquiring Person causes Old Kent to merge into the Acquiring

                                  -38-
Person or causes 50 percent or more of Old Kent's assets to be sold or transferred, each holder of an Old Kent Right would have the right to receive, upon exercise, common stock of the Acquiring Person having a value equal to two times the exercise price of the Old Kent Right. Old Kent is entitled to redeem the Old Kent Rights at $.01 per Old Kent Right at any time until ten days following the public announcement that an Acquiring Person has acquired, or has obtained the right to acquire, 20 percent or more of the outstanding shares of Old Kent Common Stock.

     Michigan Fair Price Act. Certain provisions of the Michigan Business Corporation Act establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters (the "Fair Price Act"). The Fair Price Act provides that a supermajority vote of 90 percent of the shareholders and no less than two-thirds of the votes of noninterested shareholders must approve a "business combination." The Fair Price Act defines a "business combination" to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an "interested shareholder" or certain "affiliates." An "interested shareholder" is generally any person who owns 10 percent or more of the outstanding voting shares of the corporation. An "affiliate" is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

     The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others: (i) the purchase price to be paid for the shares of the corporation in the business combination must be at least equal to the highest of either (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once becoming an interested shareholder, the person may not become the beneficial owner of any additional shares of the corporation except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

     The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the board of directors has approved or exempted from the requirements of the Fair Price Act by resolution prior to the time that the interested shareholder first became an interested shareholder.

     Control Share Act. The Michigan Business Corporation Act regulates the acquisition of "control shares" of large public Michigan corporations (the "Control Share Act"). The Control Share Act applies to Old Kent and its shareholders.

     The Control Share Act establishes procedures governing "control share acquisitions." A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of

                                  -39-
the following thresholds: 20 percent, 33-1/3 percent or 50 percent. Under the Control Share Act, an acquirer may not vote "control shares" unless the corporation's disinterested shareholders (defined to exclude the acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation) vote to confer voting rights on the control shares. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

     The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters' right upon all of a corporation's shareholders except the acquiring person.


Comparison of Rights of Old Kent Shareholders and
    FNBC Stockholders

     Old Kent is a Michigan corporation. If the Merger is consummated, the present stockholders of FNBC will become shareholders of Old Kent. FNBC is a Delaware corporation. The Michigan Business Corporation Act is similar to the Delaware General Corporation Law. However, there are a number of differences between the two laws.

     Appraisal Rights. Under both Michigan and Delaware law, a holder of shares of stock who does not vote in favor of certain corporate actions may have the right to obtain an appraisal of those shares in certain circumstances, and the right to receive cash in exchange for those shares (called appraisal rights or rights of dissent). The Michigan Business Corporation Act recognizes rights of dissent in connection with certain amendments to the articles of incorporation, mergers, consolidations, sales or other dispositions of all or substantially all of the assets of a corporation, certain acquisitions for stock, and approval of a control share acquisition. Under Delaware law, appraisal rights are available for the shares of any stock of a constituent corporation in certain mergers. Unless the corporate charter otherwise provides, appraisal rights are not available under Delaware law as a result of an amendment to a corporation's certificate of incorporation or the sale of all or substantially all of the assets of the corporation. Under Delaware law, absent certain specified conditions, appraisal rights are generally not available to holders of FNBC Common Stock in connection with a merger or consolidation because FNBC Common Stock is designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. Under Michigan law, rights of dissent are generally not available to holders of Old Kent Common Stock in connection with mergers, consolidations or sales of assets because shares of Old Kent Common Stock are held by more than 2,000 persons.

     However, Old Kent's Articles of Incorporation provide that any Old Kent shareholder may dissent from any plan of merger or consolidation to which Old Kent is a party or any sale, lease, exchange, or other disposition of all or substantially all of the assets of Old Kent not in

                                  -40-
the usual or regular course of business, in the manner, with the rights, and subject to the requirements applicable to dissenting shareholders as provided in the Michigan Business Corporation Act, without regard to the exception to a shareholder's right to dissent provided in Section 762 of that act. This right of dissent does not apply to any corporate action that is approved by: (i) an affirmative vote of at least 50 percent of the entire board of directors of Old Kent; and (ii) an affirmative vote of
50 percent of the Continuing Directors. "Continuing Director" means a member of the board of directors of Old Kent who was either: (i) first elected or appointed as a director prior to April 17, 1989; or
(ii) subsequently elected or appointed as a director if such director was nominated or appointed by a majority of the then Continuing Directors.

     Limitation of Director Liability. The Michigan Business Corporation Act and the Delaware General Corporation Law both permit corporations to limit the personal liability of their directors in certain circumstances. Old Kent's Articles of Incorporation and FNBC's Certificate of Incorporation both provide that directors of the respective corporation shall not be liable to the corporation or its shareholders or stockholders for monetary damages for breaches of fiduciary duty, except to the extent that such a limitation of liability contravenes the respective state's law. These provisions eliminate the personal liability of directors of Old Kent and FNBC in their capacity as directors (but not in their capacity as officers) to the respective corporation and its shareholders or stockholders to the full extent permitted by Michigan or Delaware law, as the case may be.

     Evaluation of Proposed Offers. Old Kent's Articles of Incorporation provide that Old Kent's board of directors will not approve, adopt, or recommend any proposal of any party other than Old Kent to make a tender or exchange offer for any equity security of Old Kent, or engage in any merger or consolidation of Old Kent with or into another entity, any sale, exchange, lease, mortgage, pledge, transfer, or other disposition of all or substantially all of Old Kent's assets, any liquidation or dissolution of Old Kent, or any reorganization or recapitalization of Old Kent which would result in a change of control of Old Kent, unless it has first evaluated the proposal and determined, in its judgment, that the proposal would be in substantial compliance with all applicable laws. If Old Kent's board of directors determines, in its judgment, that a proposal would be in substantial compliance with all laws, the board of directors will then evaluate the proposal and determine whether the proposal is in the best interests of Old Kent and its shareholders. In evaluating a proposed offer to determine whether it would be in the best interests of the corporation and its shareholders, the board of directors, in exercising its judgment, may consider all facts which it deems relevant including, without limitation: (i) the fairness of the consideration to be received by its shareholders under the proposed offer; (ii) the possible economic and social impact of the proposed offer and its consummation on Old Kent and its subsidiaries and their employees, customers, and depositors; (iii) the possible economic and social impact of the proposed offer and its consummation on the communities in which Old Kent and its subsidiaries


                                  -41-
operate or are located; (iv) the business, financial condition, safety, soundness, and earning prospects of the offering party; (v) the competence, experience, and integrity of the offering party and its management; and
(vi) the intentions of the offering party regarding the use of the assets of Old Kent to finance the transaction.

     Supermajority Voting. FNBC's Certificate of Incorporation requires the affirmative vote of the holders of 66-2/3 percent of the voting stock of FNBC for approval of certain business combinations with or involving an "interested stockholder." This requirement does not apply to transactions that do not involve an "interested stockholder." Because Old Kent is not an "interested stockholder" and the Merger would not involve any other "interested stockholder," the normal requirements of the Delaware General Corporation Law apply and, accordingly, only a majority vote of the stockholders is required.


Agreements of Affiliates

     The shares of Old Kent Common Stock to be issued to FNBC stockholders pursuant to the Plan of Merger have been registered under the Securities Act of 1933. That registration, however, does not cover resales by FNBC stockholders who may be deemed to control or be controlled by, or be under common control with, FNBC at the time of the special meeting of stockholders ("Affiliates").

     Each director and executive officer of FNBC, all of whom have been identified by FNBC as Affiliates of FNBC, has agreed that he or she will not sell, transfer or otherwise dispose of shares of Old Kent Common Stock received in the Merger in a manner which would result in violation of the Securities Act of 1933 or applicable rules and regulations or prior to publication of financial results of the post-Merger combined operations of Old Kent covering a period of at least 30 days. Old Kent may place a legend reflecting such transfer restrictions on the certificates representing such shares of Old Kent Common Stock. In addition, each director and executive officer of FNBC has agreed not to voluntarily sell or dispose of any shares of FNBC Common Stock without Old Kent's written consent (except as may be necessary to discharge a fiduciary duty, by gift made for estate planning purposes, or upon death by will or the laws of descent and distribution).

     Each director and executive officer of FNBC has agreed that he or she will use reasonable efforts to cause the Plan of Merger to be adopted by the stockholders of FNBC and consummated according to its terms. Each such person has also agreed not to solicit, encourage, or negotiate with any other party any proposals, offers, or expressions of interest concerning any tender offer, exchange offer, merger, consolidation, sale of shares, sale of assets, or assumption of liabilities not in the ordinary course, or other business combination involving FNBC or any of FNBC's subsidiaries other than the Merger.



                                  -42-
Federal Income Tax Consequences

     As a condition precedent to the Merger, Old Kent and FNBC must receive opinions of Old Kent's legal counsel substantially to the effect that (among other issues) for federal income tax purposes:

             (i) No gain or loss will be recognized by the stockholders of FNBC who receive shares of Old Kent Common Stock in exchange for all of their shares of FNBC Common Stock, except to the extent of any cash received in lieu of a fractional share of Old Kent Common Stock;

            (ii) The basis of the Old Kent Common Stock to be received by stockholders of FNBC will, in each instance, be the same as the basis of the respective shares of FNBC Common Stock surrendered in exchange therefor; and

           (iii) The holding period of the Old Kent Common Stock received by stockholders of FNBC will, in each instance, include the period during which the FNBC Common Stock surrendered in exchange therefor was held, provided that the FNBC Common Stock was, in each instance, held as a capital asset in the hands of the stockholder of FNBC at the effective time of the Merger.

     EACH STOCKHOLDER OF FNBC SHOULD CONSULT A PROFESSIONAL TAX ADVISER ON THE TAX CONSEQUENCES OF THE MERGER TO SUCH STOCKHOLDER. THE TAX AND OTHER MATTERS DESCRIBED IN THIS PROSPECTUS AND PROXY STATEMENT DO NOT CONSTITUTE LEGAL OR TAX ADVICE.


Accounting Treatment

     Old Kent expects to treat the Merger as a pooling of interests for accounting purposes. Under generally accepted accounting principles governing pooling of interests accounting, Old Kent would carry forward to its accounts the assets and liabilities of FNBC in the amounts reported by FNBC. If the Merger does not qualify for the pooling of interests accounting method, Old Kent may terminate the Plan of Merger and abandon the Merger.


Pro Forma Condensed Combined Financial Statements

     The following unaudited Pro Forma Condensed Combined Balance Sheets as of June 30, 1994, and the unaudited Pro Forma Condensed Combined Statements of Income for each of the three years in the period ended December 31, 1993, and for the six-month period ended June 30, 1994, give effect to the Merger. The pro forma information is based on the historical financial statements of Old Kent and FNBC, giving effect to the proposed transaction under the pooling of interests method of accounting.




                                  -43-
     The pro forma financial statements may not be indicative of the results that actually would have occurred if the Merger had been in effect on the dates indicated or that may be attained in the future. The pro forma financial statements should be read in conjunction with the financial statements and notes thereto of Old Kent and FNBC incorporated by reference into or included elsewhere in this Prospectus and Proxy Statement.

     The pro forma financial statements were prepared using an estimated Exchange Rate of 1.0294 shares of Old Kent Common Stock for each share of FNBC Common Stock. This Exchange Rate assumes a Purchase Price Per Share of $35.00 (without any reduction that could occur as described in "The Merger--Purchase Price Contingency") and a Calculation Price of $34.00, which is midway between the $36.00 upper limit and the $32.00 lower limit (assuming the nonexistence of the conditions that could cause the Calculation Price to be decreased to $28.90).

     The results of EdgeMark have been included in Old Kent's historical results since May 2, 1994 (the effective date of Old Kent's acquisition of EdgeMark). After considering the pro forma effects of Old Kent's share repurchases in an amount approximating those issued as part of the acquisition of EdgeMark and the additional amortization associated with the allocation of excess purchase price, the acquisition of EdgeMark does not materially enhance or dilute the pro forma combined results for the six months ended
June 30, 1994, or the year ended December 31, 1993.

     The results of Princeton Financial Corp. have been included in Old Kent's historical results since March 1, 1994 (the effective date of its acquisition by Old Kent), and are not material to the pro forma combined results for the six months ended June 30, 1994, or the year ended
December 31, 1993.























                                  -44-

                                              PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                                                              (Unaudited)

                                                             June 30, 1994
                                                        (Dollars in Thousands)
                                                                                Pro Forma       Pro Forma
                                              Old Kent             FNBC        Adjustments      Combined
ASSETS:
Cash and due from banks                      $   401,913      $    29,150     $             $    431,063
Federal funds sold and resale agreements         260,075            6,400                        266,475
Total cash and cash equivalents                  661,988           35,550                        697,538
Other interest-earning assets                    241,723               --                        241,723
Securities available-for-sale                  1,181,000            7,017                      1,188,017
Securities held-to-maturity                    2,141,690          114,825                      2,256,515
Loans                                          5,836,788          339,785                      6,176,573
Less allowance for credit losses                 158,580            4,816                        163,396
     Net loans                                 5,678,208          334,969                      6,013,177
Leasehold improvements,
  premises and equipment                         154,254           15,243                        169,497
Other assets                                     346,066           10,047                        356,113
     Total assets                            $10,404,929      $   517,651     $             $ 10,922,580

LIABILITIES AND
  SHAREHOLDERS' EQUITY:

LIABILITIES:
Deposits:
  Non-interest bearing                       $ 1,261,777      $    93,824     $             $  1,355,601
  Interest bearing                             6,997,146          377,740                      7,374,886
  Foreign-interest bearing                       149,770                                         149,770
Total deposits                                 8,408,693          471,564                      8,880,257

Short-term and long-term borrowed funds        1,025,257            1,100                      1,026,357
Other liabilities                                123,971            6,104                        130,075
     Total liabilities                         9,557,921          478,768                     10,036,689

SHAREHOLDERS' EQUITY:
  Preferred stock                                     --               --                             --
  Common stock                                    40,612            7,600        (5,097)(1)       43,115
  Capital surplus                                120,973           17,958       (17,958)(1)      120,973
  Retained earnings                              695,709           13,420        23,055 (1)      732,184
  Valuation adjustment of securities
     available-for-sale                          (10,286)             (95)                       (10,381)
     Total shareholders' equity                  847,008           38,883                        885,891
     Total liabilities and
       shareholders' equity                  $10,404,929      $   517,651     $             $ 10,922,580
_________________________



                                  -45-

(1)  The unaudited Pro Forma Condensed Combined Balance Sheets assume the issuance of 2,504,000 shares of Old Kent Common Stock, par value $1.00 per share, in the Merger in exchange for all of the outstanding shares of FNBC Common Stock, par value $3.125 per share.  The Pro Forma Adjustments reflect the effect of the issuance of 2,504,000 shares of Old Kent Common Stock and the cancellation of 2,432,000 shares of FNBC Common Stock.


                                           PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                                              (Unaudited)
                                             (Dollars in Thousands, Except Per Share Data)
                                                            Six Months Ended June 30, 1994
                                                                                      Pro Forma
                                                        Old Kent         FNBC         Combined
Interest Income                                        $   339,324    $    16,816    $   356,140
Interest Expense                                           129,353          5,719        135,072
Net Interest Income                                        209,971         11,097        221,068
Provision for Credit Losses                                 10,785            350         11,135
Net Interest Income After Provision
  for Credit Losses                                        199,186         10,747        209,933

Other Income:
  Trust Income                                              21,044             --         21,044
  Service Charges on Deposits                               15,936          1,320         17,256
  Mortgage Banking Gains                                     5,652             --          5,652
  Other                                                     32,497            793         33,290
Total Other Income                                          75,129          2,113         77,242

Other Expense:
  Salary and Benefits                                       79,425          4,118         83,543
  Occupancy and Equipment                                   23,103          1,709         24,812
  Other                                                     70,908          3,694         74,602
Total Other Expenses                                       173,436          9,521        182,957

Income Before Income Taxes and Cumulative Effects
     of Changes in Accounting Principles                   100,879          3,339        104,218
  Income Taxes                                              33,688            786         34,474
Income Before Cumulative Effects of Changes
     in Accounting Principles                          $    67,191    $     2,553    $    69,744
Earnings per Common Share:
  Primary                                                    $1.66          $1.03          $1.62
  Fully Diluted                                              $1.66          $1.02          $1.62
Average Shares Outstanding:
  Primary                                               40,441,000      2,475,000     42,989,000
  Fully Diluted                                         40,441,000      2,495,000     43,009,000




                                  -46-

                                                        PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                                                           (Unaudited)

                                                          (Dollars in Thousands, Except Per Share Data)

                                                                     Year Ended December 31,
                                           1993                               1992                             1991
                                                    Pro Forma                          Pro Forma                        Pro Forma
                             Old Kent      FNBC     Combined    Old Kent      FNBC     Combined   Old Kent     FNBC     Combined
Interest Income          $   660,020  $   32,403  $  692,423  $  687,194  $  32,272  $  719,466  $  749,007  $  36,593  $   785,600
Interest Expense             253,280      11,281     264,561     301,586     14,058     315,644     409,809     19,717      429,526
Net Interest Income          406,740      21,122     427,862     385,608     18,214     403,822     339,198     16,876      356,074
Provision for Credit          33,997         825      34,822      57,712      1,275      58,987      39,812      1,875       41,687
  Losses
Net Interest Income
     After Provision for
     Credit Losses           372,743      20,297     393,040     327,896     16,939     344,835     299,386     15,001      314,387

Other Income:
    Trust Income              40,305          --      40,305      38,472         --      38,472      35,346         --       35,346
    Service Charges on
     Deposits                 29,972       2,790      32,762      26,516      2,430      28,946      25,233      2,182       27,415
    Mortgage Banking          20,763          --      20,763      14,651         --      14,651       6,496        --         6,496
      Gains
    Other                     55,750       1,009      56,759      48,407      1,404      49,811      46,392      2,387       48,779
Total Other Income           146,790       3,799     150,589     128,046      3,834     131,880     113,467      4,569      118,036

Other Expense:
    Salary and Benefits     145,914       7,758     153,672     132,467      7,300     139,767     129,672      6,738      136,410
    Occupancy and
      Equipment              40,986       3,274      44,260      36,717      3,445      40,162      37,698      3,039       40,737
    Other                   139,080       7,136     146,216     122,801      6,603     129,404     112,112      6,451      118,563
Total Other Expenses        325,980      18,168     344,148     291,985     17,348     309,333     279,482     16,228      295,710

Income Before Income
   Taxes and Cumulative
   Effects of Changes
   in Accounting
   Principles               193,553       5,928     199,481     163,957      3,425     167,382     133,371      3,342      136,713
    Income Taxes             65,651       1,323      66,974      52,866        302      53,168      40,390        335       40,725
Income Before Cumulative
   Effects of Changes in
   Accounting Principles $  127,902  $    4,605  $  132,507  $  111,091  $   3,123  $  114,214  $   92,981 $    3,007  $    95,988

Earnings per Common
  Share:
    Primary                   $3.14       $2.05       $3.08       $2.75      $1.64       $2.70       $2.31      $1.62        $2.28
    Fully Diluted             $3.14       $1.94       $3.07       $2.71      $1.46       $2.63       $2.21      $1.43        $2.17


                                  -47-

Average Shares
  Outstanding:
    Primary              40,748,000   2,244,000  43,058,000  40,357,000  1,908,000  42,321,000  40,245,000   1,858,000  42,157,000
    Fully Diluted        40,748,000   2,452,000  43,272,000  41,098,000  2,389,000  43,557,000  43,101,000   2,389,000  45,560,000

                              NO APPRAISAL RIGHTS


     Holders of FNBC Common Stock are not entitled to appraisal rights under the Delaware General Corporation Law in connection with the Merger.


                       VOTING AND MANAGEMENT INFORMATION


Voting Securities and Principal Stockholders of FNBC

     Holders of record of shares of FNBC Common Stock at the close of business on November 28, 1994, will be entitled to vote at the annual meeting. As of November 28, 1994, there were 2,438,562 shares of FNBC Common Stock outstanding. Each share of FNBC Common Stock is entitled to one vote.

     The following table sets forth information concerning the number of shares of FNBC Common Stock held by each stockholder who is known to FNBC's management to be the beneficial owner of more than 5 percent of the outstanding shares as of October 31, 1994:

                                             Amount and Nature of Beneficial
                                           Ownership of FNBC Common Stock (1)
                                                    Shared
                                   Sole Voting     Voting or                             Old Kent Common
  Name and Address of              and Invest-    Investment               Percent    Stock to be Received
   Beneficial Owner                ment Power      Power(3)     Total     of Class        in the Merger(2)
First National Bank
  in Macomb County
  Employees' Stock Ownership Plan
49 Macomb Place
Mount Clemens, Michigan 48043         92,549        73,384     165,933       6.8%           170,811

  The following table sets forth certain information concerning the number of shares of FNBC Common Stock held as of October 31, 1994, by each of FNBC's directors and executive officers and by all of FNBC's directors and executive officers as a group:




                                  -48-

                                           Amount and Nature of Beneficial
                                         Ownership of FNBC Common Stock (1)
                                       Shared                        Unvested
                          Sole Voting Voting or             Vested     Stock                         Old Kent Common
                          and Invest-Investment    ESOP      Stock    Options             Percent Stock to be Received
Name of Beneficial Owner  ment Power  Power(3)  Account (4) Options  (Memo)(5)  Total(6) of Class    in the Merger(2)
Harold W. Allmacher          43,441       105       594         --     33,042     44,140     1.73%      45,437
Raymond M. Contesti           6,716        --        --       8,820     5,880     15,536       *        15,992
James T. Cresswell            7,394     7,855        --       8,820     5,880     24,069       *        24,776
Celestina Giles                 756     1,279       594          --        --      2,629       *         2,706
Arie Guldemond               50,421    12,303        --       8,820     8,820     71,544     2.80%      73,647
Frank E. Jeannette               --    28,599        --       8,820     5,880     37,419     1.47%      38,519
David A. McKinnon               594     3,316        --       8,820     5,880     12,730       *        13,104
Robert D. Morrison               --     6,699        --       5,880     5,880     12,579       *        12,948
John J. Mulso                29,275     6,565        --       8,820     5,880     44,660     1.75%      45,973
Glen D. Schmidt               6,177    99,633        --       8,820     5,880    114,630     4.49%     118,000
Paul G. Irwin                    --       291       421       7,350        --      8,062       *         8,299
Brian P. Kimball                 --     9,002       594      19,314        --     28,910     1.13%      29,759
Richard J. Miller                --       655       594      19,781     5,434     21,030       *        21,648
All directors and execu-
  tive officers as a group  144,774   176,302     2,797     114,065    88,456    437,938    17.16%     450,813
_____________________________

 *   Less than 1 percent.

(1)  The numbers of shares stated are based on information furnished by the persons listed and include shares personally owned of record by each person and shares that, under applicable regulations, are deemed to be otherwise beneficially owned by each person.  Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to the security.  Voting power includes the power to vote or direct the voting of the security.  Investment power includes the power to dispose or direct the disposition of the security.  A person is also considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within 60 days.

(2)  Based on an assumed Exchange Rate of 1.0294 shares of Old Kent Common Stock for each share of FNBC Common Stock.  (See
     "Introduction and Summary--Comparative Per Share Data.")  The numbers of shares set forth in this column do not assume conversion of shares of FNBC Common Stock that are subject to unvested stock options.  No named FNBC stockholder will beneficially own 1 percent or more of the outstanding shares of Old Kent Common Stock after the Merger.

(3)  These numbers include shares as to which the listed person or entity is legally entitled to share voting or investment power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children and others over whom the listed person may have substantial influence by reason of relationship.  In some instances the listed person disclaims beneficial ownership of these shares.  Shares held in fiduciary capacities by the Bank are not included.

(4)  This column reflects shares held for the vested account of the named person under the ESOP.  The named person has sole voting power, but no investment power, over the listed shares.  The board of directors of FNBC has, subject to fiduciary duties and





                                  -49-
     limitations imposed by the instruments and laws governing the ESOP, sole voting and limited investment power over a total of
     92,540 shares held in the unallocated account of the ESOP trust and limited investment power over 73,384 shares allocated to the accounts of participants in the ESOP trust.  The members of the board of directors of FNBC disclaim beneficial ownership of these shares, and they are not listed as beneficially owned by members in the above table.

(5)  This column is a memo entry that lists unvested stock options which are not expected to become exercisable within 60 days after the indicated date.  These options will be replaced by comparable options to purchase shares of Old Kent Common Stock as of the effective time of the Merger (see "The Merger--FNBC Stock Options and ESOP Shares").  Under applicable regulations they are not considered to be beneficially owned by the named person and are not included in the totals in the above table.
     They do, however, represent an interest in the proposed Merger and are shown for the purpose of complete disclosure.

(6)  This column includes vested stock options.

Executive Officers

     The following is a list of the executive officers of FNBC, together with their ages, their present positions, and the positions that they have held with FNBC and the Bank during the past five years. Each of the executive officers of FNBC has been employed as an officer or employee of FNBC or the Bank for more than five years. Executive officers of FNBC are elected annually by FNBC's board of directors to serve for the following year and until their successors are elected and qualified.

  Name and Position                          Position Held Since     Age
Harold W. Allmacher                                                 55
  Vice Chairman, President and
     Chief Executive Officer of FNBC           1987 - present
  Chief Executive Officer of the Bank          1986 - present
  President of the Bank                        1983 - present

Brian P. Kimball                                                    38
  Vice President of FNBC                       1990 - present
  Executive Officer of FNBC                    1989 - present
  Senior Vice President and Senior Loan
     Officer of the Bank                       1989 - present
  Vice President and Senior Loan Officer
     of the Bank                               1987 - 1989

Paul G. Irwin                                                       30
  Vice President of FNBC                       1993 - present
  Vice President and Loan Review Officer
     of the Bank                               1990 - present
  Commercial Loan Officer of the Bank          1989 - 1990
  Management Trainee of the Bank               1988 - 1989





                                  -50-

Richard J. Miller                                                   36
  Vice President of FNBC                       1993 - present
  Vice President and Controller of the Bank    1991 - present
  Treasurer of FNBC                            1989 - present
  Acting Controller of the Bank                1989 - 1991

Interests of Certain Persons

     As of October 31, 1994, directors and executive officers of FNBC are or may be deemed to be the beneficial owners of a total of 437,938 shares, or 17.16 percent of the outstanding shares, of FNBC Common Stock. (See "Voting and Management Information--Voting Securities and Principal Stockholders of FNBC.")

     As of October 31, 1994, certain individuals, including directors and officers of FNBC and its subsidiaries, held stock options to acquire 205,461 shares of FNBC Common Stock. (See "Voting and Management Information--Voting Securities and Principal Stockholders of FNBC.")
Before the Merger becomes effective, FNBC will amend the terms of all employee stock options, if they have not been exercised and if they are still in effect, so that they will become, if and when the Merger becomes effective, options to acquire, for an equivalent price, the number of shares of Old Kent Common Stock that would have been acquired if the options to acquire FNBC Common Stock had been exercised immediately before the effective time of the Merger. At the closing, Old Kent will grant to each non-employee director of FNBC then serving on FNBC's board of directors replacement options to purchase, for an equivalent price and subject to the same vesting requirements with respect to service as a director of the Bank or as a director or advisory director of any successor to the Bank, the number of shares of Old Kent Common Stock that would have been acquired if his or her options to purchase shares of FNBC Common Stock (including shares as to which his or her options are not then vested) had been exercised immediately before the effective time of the Merger, in consideration for the written waiver signed by each such non-employee director of FNBC of any rights that he or she may have under then outstanding options issued by FNBC to purchase shares of FNBC Common Stock. The options will in all other respects contain the same terms and conditions as they do presently. See "Voting and Management Information-- Voting Securities and Principal Stockholders of FNBC" for more information concerning the number of options held by each individual.

     Executive officers of FNBC participate in the ESOP. For the number of shares of FNBC Common Stock allocated to the ESOP accounts of executive officers of FNBC, see "Voting and Management Information--Voting Securities and Principal Stockholders of FNBC." Shares of FNBC Common Stock held by or through the ESOP will be converted into shares of Old Kent Common Stock in the Merger at the same Exchange Rate applicable to all other outstanding shares of FNBC Common Stock. The ESOP will be terminated effective as of




                                  -51-
the date of the closing. Before its termination, the ESOP will be amended to provide that no employees of Old Kent will be eligible to participate, that there will be no participants in the ESOP on or after the date of the closing, that upon termination the Trustee of the ESOP will pay off the outstanding loan balance owed by the ESOP, and that any assets left in the suspense account after repayment of the loan will be allocated among the participants of the ESOP in accordance with the terms of the ESOP and in a manner consistent with federal tax laws. Upon receipt of a favorable determination letter from the IRS concerning the termination, participants in the ESOP will have the option to transfer or roll over their ESOP accounts into the Old Kent Thrift Plan.

     No director or executive officer of FNBC owns any shares of Old Kent Common Stock. No director or executive officer of Old Kent owns any shares of FNBC Common Stock or has any personal interest in the Merger other than by reason of his or her holdings of Old Kent Common Stock. Except as otherwise described in this Prospectus and Proxy Statement, there are no material relationships among the executive officers, directors and principal stockholders of FNBC and the executive officers, directors and principal shareholders of Old Kent.


                              GENERAL INFORMATION


Incorporation by Reference

     The following documents and information are incorporated by reference into this Prospectus and Proxy Statement:

          Old Kent's Annual Report on Form 10-K filed with the Commission for the year ended December 31, 1993.

          The following reports filed by Old Kent pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1993:

                  (i) Old Kent's Quarterly Report on Form 10-Q filed with the Commission for the quarterly period ended March 31, 1994;

                 (ii) Old Kent's Report by Issuer of Securities Quoted on NASDAQ Interdealer Quotation System filed pursuant to
          Section 13 of the Exchange Act and Rule 13a-17 thereunder on Form 10-C filed with the Commission on May 5, 1994;

                (iii) Old Kent's Quarterly Report on Form 10-Q filed with the Commission for the quarterly period ended June 30, 1994; and

                (iv) Old Kent's Quarterly Report on Form 10-Q filed with the Commission for the quarterly period ended September 30, 1994.

                                  -52-
          The description of Old Kent Common Stock contained in Old Kent's Form 8-B filed with the Commission on May 31, 1984, and all amendments and reports filed for the purpose of updating such description.

          All other reports Old Kent files with the Commission subsequent to the date of this Prospectus and Proxy Statement, but prior to the date of the special meeting of FNBC stockholders, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

          FNBC's Annual Report on Form 10-K filed with the Commission for the year ended December 31, 1993.

          The following reports filed by FNBC pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1993:

                  (i) FNBC's Quarterly Report on Form 10-Q filed with the Commission for the quarterly period ended March 31, 1994;

                 (ii) FNBC's Quarterly Report on Form 10-Q filed with the Commission for the quarterly period ended June 30, 1994; and

                (iii) FNBC's Quarterly Report on Form 10-Q filed with the Commission for the quarterly period ended September 30, 1994.

     A copy of FNBC's 1993 Annual Report to Stockholders is attached as Appendix B to this Prospectus and Proxy Statement. This Prospectus and Proxy Statement incorporates by reference the following portions of FNBC's 1993 Annual Report to Stockholders:

          Market Price of and Dividends on FNBC Common Stock and Related Stockholder Matters. The information under the captions "Consolidated Financial Highlights" and "Stockholder Information" on pages 1 and 36, respectively, of FNBC's 1993 Annual Report to Stockholders.

          Selected Financial Data and Supplementary Financial Data. The information under the captions "Selected Financial Data" and "Selected Quarterly Financial Information" on pages 28 and 35, respectively, of FNBC's 1993 Annual Report to Stockholders.

          Consolidated Financial Statements. The Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Changes in Stockholders' Equity, Consolidated Statements of Cash Flow, Notes to Consolidated Financial Statements, and Independent Auditors' Report on pages 10 through 27 of FNBC's 1993 Annual Report to Stockholders.

          Management's Discussion and Analysis of Financial Condition and Results of Operations. The information under the caption
     "Management's Discussion and Analysis of Financial Condition and


                                  -53-
     Results of Operations" on pages 29 through 34 of FNBC's 1993 Annual Report to Stockholders.

FNBC's 1993 Annual Report to Stockholders is not deemed to be filed with the Commission and is not part of this Prospectus and Proxy Statement except and only to the extent of the sections of that report listed above which are expressly incorporated by reference in this Prospectus and Proxy Statement.

     Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus and Proxy Statement shall be deemed to be modified or superseded for purposes of this Prospectus and Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus and Proxy Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and Proxy Statement.


Independent Public Accountants

     The consolidated financial statements and schedules of Old Kent and its subsidiaries incorporated by reference in this Prospectus and Proxy Statement and elsewhere in this registration statement to the extent and for the periods indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of FNBC and its subsidiaries used in this Prospectus and Proxy Statement, incorporated by reference in FNBC's Annual Report on Form 10-K for the year ended December 31, 1993, and appearing in the Annual Report to Stockholders of FNBC for the year ended December 31, 1993 (Appendix B to this Prospectus and Proxy Statement which is part of this Registration Statement) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included herein and have been so used in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


Stockholder Proposals

     In the event that FNBC stockholders adopt the Plan of Merger and the Merger is consummated, there will be no annual meeting of FNBC stockholders in 1995. If the Merger is not consummated, proposals of stockholders intended to be presented at the annual meeting of stockholders in 1995 must be received by FNBC for consideration for inclusion in its proxy statement and form of proxy relating to that meeting a reasonable time before the proxy solicitation is made for that meeting. Stockholders should make their proposals in accordance with Rule 14a-8 issued under the Exchange Act, as amended.

                                  -54-

Legal Opinions

     Certain legal matters in connection with the proposed Merger will be passed upon for Old Kent by its general counsel, Warner Norcross & Judd LLP of Grand Rapids, Michigan, and for FNBC by its counsel, Dickinson, Wright, Moon, Van Dusen & Freeman of Detroit, Michigan.

     As of October 7, 1994, partners in and attorneys employed by or associated with Warner Norcross & Judd LLP and their associates were beneficial owners of a total of 198,600 shares of Old Kent Common Stock having an aggregate market value of $6,102,750 as of that date. Shares reported as beneficially owned include all shares as to which such persons have direct or indirect, sole or shared, power to direct voting or disposition, including personal shares as well as shares held in fiduciary capacities.

     As of November 4, 1994, partners in and attorneys employed by or associated with Dickinson, Wright, Moon, Van Dusen & Freeman and their associates who have participated on behalf of such firm in the representation of FNBC in connection with the registration of the Old Kent Common Stock to be issued in connection with the Merger were beneficial owners of a total of 2,762 shares of FNBC Common Stock having an aggregate market value of $89,075 as of that date. Shares reported as beneficially owned include all shares as to which such persons have direct or indirect, sole or shared, power to direct voting or disposition, including personal shares as well as shares held in fiduciary capacities.


Sources of Information

     The information contained in this Prospectus and Proxy Statement relating to Old Kent and FNBC has been furnished by each of them for inclusion in this Prospectus and Proxy Statement. FNBC has relied upon Old Kent with respect to the accuracy and completeness of the information concerning Old Kent, and Old Kent has relied upon FNBC with respect to the accuracy and completeness of the information concerning FNBC.

















                                  -55-

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER





































































                        AGREEMENT AND PLAN OF MERGER


                                  Between


                         FIRST NATIONAL BANK CORP.

                                    and

                       OLD KENT FINANCIAL CORPORATION



















                        Dated as of August 24, 1994






                             TABLE OF CONTENTS
                                                                       Page

ARTICLE I - THE TRANSACTION . . . . . . . . . . . . . . . . . . . . .   A-2

     1.1   Adoption of Plan of Merger . . . . . . . . . . . . . . . .   A-2
     1.2   The Closing  . . . . . . . . . . . . . . . . . . . . . . .   A-2
     1.3   Effective Time of the Merger . . . . . . . . . . . . . . .   A-3
     1.4   Merger of FNBC with and into Old Kent  . . . . . . . . . .   A-3
     1.5   Effect of the Merger . . . . . . . . . . . . . . . . . . .   A-3
     1.6   Additional Actions . . . . . . . . . . . . . . . . . . . .   A-3
     1.7   Surviving Corporation  . . . . . . . . . . . . . . . . . .   A-4


ARTICLE II - CONVERSION AND EXCHANGE OF SHARES  . . . . . . . . . . .   A-4

     2.1   Conversion of Shares . . . . . . . . . . . . . . . . . . .   A-4
     2.2   Upset Provisions . . . . . . . . . . . . . . . . . . . . .   A-6
     2.3   No Fractional Securities . . . . . . . . . . . . . . . . .   A-8
     2.4   Adjustments  . . . . . . . . . . . . . . . . . . . . . . .   A-8
     2.5   Cessation of Shareholder Status  . . . . . . . . . . . . .  A-10
     2.6   Surrender of Old Certificates and Distribution of Old
           Kent Common Stock  . . . . . . . . . . . . . . . . . . . .  A-10


ARTICLE III - REPRESENTATIONS AND WARRANTIES OF OLD KENT  . . . . . .  A-12

     3.1   Authorization, No Conflicts, Etc.  . . . . . . . . . . . .  A-12
     3.2   Organization and Good Standing . . . . . . . . . . . . . .  A-13
     3.3   Capital Stock  . . . . . . . . . . . . . . . . . . . . . .  A-13
     3.4   Financial Statements . . . . . . . . . . . . . . . . . . .  A-14
     3.5   Absence of Undisclosed Liabilities . . . . . . . . . . . .  A-14
     3.6   Absence of Material Adverse Change . . . . . . . . . . . .  A-15
     3.7   Absence of Litigation  . . . . . . . . . . . . . . . . . .  A-15
     3.8   Conduct of Business  . . . . . . . . . . . . . . . . . . .  A-15
     3.9   Absence of Defaults Under Contracts  . . . . . . . . . . .  A-15
     3.10  Employee Benefit Plans . . . . . . . . . . . . . . . . . .  A-15
     3.11  Environmental Matters  . . . . . . . . . . . . . . . . . .  A-16
     3.12  SEC and Other Filings  . . . . . . . . . . . . . . . . . .  A-16
     3.13  Registration Statement, Etc. . . . . . . . . . . . . . . .  A-16
     3.14  Investment Bankers and Brokers . . . . . . . . . . . . . .  A-17
     3.15  Old Kent Common Stock  . . . . . . . . . . . . . . . . . .  A-17
     3.16  True and Complete Information  . . . . . . . . . . . . . .  A-17
     3.17  Truth and Completeness of Representations and Warranties .  A-17

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF FNBC . . . . . . . . .  A-18

     4.1   Authorization, No Conflicts, Etc.  . . . . . . . . . . . .  A-18
     4.2   Organization and Good Standing . . . . . . . . . . . . . .  A-19
     4.3   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . .  A-20



                                    A-i
                       TABLE OF CONTENTS -- Continued
                                                                       Page

     4.4   Capital Stock  . . . . . . . . . . . . . . . . . . . . . .  A-21
     4.5   Redemption of FNBC Rights  . . . . . . . . . . . . . . . .  A-22
     4.6   Financial Statements . . . . . . . . . . . . . . . . . . .  A-22
     4.7   Absence of Undisclosed Liabilities . . . . . . . . . . . .  A-22
     4.8   Absence of Material Adverse Change . . . . . . . . . . . .  A-23
     4.9   Absence of Litigation  . . . . . . . . . . . . . . . . . .  A-23
     4.10  Conduct of Business  . . . . . . . . . . . . . . . . . . .  A-23
     4.11  Absence of Defaults Under Contracts  . . . . . . . . . . .  A-23
     4.12  SEC and Other Filings  . . . . . . . . . . . . . . . . . .  A-23
     4.13  Registration Statement, Etc. . . . . . . . . . . . . . . .  A-24
     4.14  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . .  A-24
     4.15  Title to Properties  . . . . . . . . . . . . . . . . . . .  A-25
     4.16  Condition of Real Property . . . . . . . . . . . . . . . .  A-25
     4.17  Leases . . . . . . . . . . . . . . . . . . . . . . . . . .  A-26
     4.18  Licenses, Permits, Etc.  . . . . . . . . . . . . . . . . .  A-26
     4.19  Certain Employment Matters . . . . . . . . . . . . . . . .  A-27
     4.20  Employee Benefit Plans . . . . . . . . . . . . . . . . . .  A-28
     4.21  Environmental Matters  . . . . . . . . . . . . . . . . . .  A-30
     4.22  Duties as Fiduciary  . . . . . . . . . . . . . . . . . . .  A-31
     4.23  Investment Bankers and Brokers . . . . . . . . . . . . . .  A-32
     4.24  Related Persons  . . . . . . . . . . . . . . . . . . . . .  A-32
     4.25  Change in Business Relationships . . . . . . . . . . . . .  A-32
     4.26  Insurance  . . . . . . . . . . . . . . . . . . . . . . . .  A-32
     4.27  Books and Records  . . . . . . . . . . . . . . . . . . . .  A-33
     4.28  Loan Guarantees  . . . . . . . . . . . . . . . . . . . . .  A-33
     4.29  Events Since December 31, 1993 . . . . . . . . . . . . . .  A-33
     4.30  Anticipated Changes  . . . . . . . . . . . . . . . . . . .  A-34
     4.31  Reserve for Loan Losses  . . . . . . . . . . . . . . . . .  A-34
     4.32  Loan Origination and Servicing . . . . . . . . . . . . . .  A-34
     4.33  Public Communications; Securities Offering . . . . . . . .  A-34
     4.34  No Insider Trading . . . . . . . . . . . . . . . . . . . .  A-34
     4.35  Continuity of Interest . . . . . . . . . . . . . . . . . .  A-35
     4.36  Pooling of Interests Accounting Qualification  . . . . . .  A-35
     4.37  True and Complete Information  . . . . . . . . . . . . . .  A-35
     4.38  Truth and Completeness of Representations and Warranties .  A-35

ARTICLE V - CERTAIN COVENANTS . . . . . . . . . . . . . . . . . . . .  A-36

     5.1   FNBC Disclosure Statement  . . . . . . . . . . . . . . . .  A-36
     5.2   Old Kent Disclosure Statement  . . . . . . . . . . . . . .  A-41
     5.3   Conduct of Business Pending the Effective Time of the
           Merger . . . . . . . . . . . . . . . . . . . . . . . . . .  A-41
     5.4   Regular Dividends and Compensation Adjustments . . . . . .  A-44
     5.5   Data Processing Arrangements . . . . . . . . . . . . . . .  A-45
     5.6   Affiliates . . . . . . . . . . . . . . . . . . . . . . . .  A-46
     5.7   Maintenance of Insurance . . . . . . . . . . . . . . . . .  A-46
     5.8   Competing Proposals  . . . . . . . . . . . . . . . . . . .  A-46



                                    A-ii
                       TABLE OF CONTENTS -- Continued
                                                                       Page

     5.9   Redemption of Rights . . . . . . . . . . . . . . . . . . .  A-47
     5.10 Insurance Company . . . . . . . . . . . . . . . . . . . . .  A-47


ARTICLE VI - ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . .  A-47

     6.1   Registration Statement . . . . . . . . . . . . . . . . . .  A-47
     6.2   Other Filings  . . . . . . . . . . . . . . . . . . . . . .  A-48
     6.3   Press Releases . . . . . . . . . . . . . . . . . . . . . .  A-48
     6.4   Indemnification  . . . . . . . . . . . . . . . . . . . . .  A-48
     6.5   Miscellaneous Agreements and Consents  . . . . . . . . . .  A-48
     6.6   Stock Options  . . . . . . . . . . . . . . . . . . . . . .  A-48
     6.7   ESOP . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-49
     6.8   Exchange of Financial Information  . . . . . . . . . . . .  A-49
     6.9   Investigation  . . . . . . . . . . . . . . . . . . . . . .  A-50
     6.10  Environmental Investigation  . . . . . . . . . . . . . . .  A-52
     6.11  Pooling Qualification  . . . . . . . . . . . . . . . . . .  A-53


ARTICLE VII - CONDITIONS PRECEDENT TO OLD KENT'S OBLIGATIONS  . . . .  A-54

     7.1   Renewal of Representations and Warranties, Etc.  . . . . .  A-54
     7.2   Opinion of Legal Counsel . . . . . . . . . . . . . . . . .  A-54
     7.3   Required Approvals . . . . . . . . . . . . . . . . . . . .  A-57
     7.4   Order, Decree, Etc.  . . . . . . . . . . . . . . . . . . .  A-57
     7.5   Proceedings  . . . . . . . . . . . . . . . . . . . . . . .  A-57
     7.6   Tax Matters  . . . . . . . . . . . . . . . . . . . . . . .  A-58
     7.7   Registration Statement . . . . . . . . . . . . . . . . . .  A-58
     7.8   Certificate as to Outstanding Shares . . . . . . . . . . .  A-58
     7.9   Change of Control Waivers  . . . . . . . . . . . . . . . .  A-58
     7.10  Pooling of Interests Accounting  . . . . . . . . . . . . .  A-59
     7.11  No Default under Bank Stock Loan Agreement . . . . . . . .  A-59
     7.12  Estoppel Certificates  . . . . . . . . . . . . . . . . . .  A-59


ARTICLE VIII - CONDITIONS PRECEDENT TO FNBC'S OBLIGATIONS . . . . . .  A-59

     8.1   Renewal of Representations and Warranties, Etc.  . . . . .  A-59
     8.2   Opinion of Legal Counsel . . . . . . . . . . . . . . . . .  A-60
     8.3   Required Approvals . . . . . . . . . . . . . . . . . . . .  A-62
     8.4   Order, Decree, Etc.  . . . . . . . . . . . . . . . . . . .  A-62
     8.5   Tax Matters  . . . . . . . . . . . . . . . . . . . . . . .  A-62
     8.6   Registration Statement . . . . . . . . . . . . . . . . . .  A-63
     8.7   Fairness Opinion . . . . . . . . . . . . . . . . . . . . .  A-63






                                   A-iii
                       TABLE OF CONTENTS -- Continued
                                                                       Page

ARTICLE IX - ABANDONMENT OF MERGER  . . . . . . . . . . . . . . . . .  A-63

     9.1   Mutual Abandonment Prior to Effective Time of the Merger .  A-63
     9.2   Old Kent's Rights to Terminate . . . . . . . . . . . . . .  A-63
     9.3   FNBC's Rights to Terminate . . . . . . . . . . . . . . . .  A-65


ARTICLE X - AMENDMENT AND WAIVER  . . . . . . . . . . . . . . . . . .  A-67

     10.1   Amendment . . . . . . . . . . . . . . . . . . . . . . . .  A-67
     10.2   Waiver  . . . . . . . . . . . . . . . . . . . . . . . . .  A-67
     10.3   Specific Enforcement  . . . . . . . . . . . . . . . . . .  A-67


ARTICLE XI - MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . .  A-67

     11.1   Termination Fee . . . . . . . . . . . . . . . . . . . . .  A-67
     11.2   Liability After Termination . . . . . . . . . . . . . . .  A-69
     11.3   Termination of Representations and Warranties.  . . . . .  A-70
     11.4   Expenses  . . . . . . . . . . . . . . . . . . . . . . . .  A-70
     11.5   Notices . . . . . . . . . . . . . . . . . . . . . . . . .  A-70
     11.6   Governing Law . . . . . . . . . . . . . . . . . . . . . .  A-71
     11.7   Method of Consent or Waiver . . . . . . . . . . . . . . .  A-71
     11.8   Entire Agreement  . . . . . . . . . . . . . . . . . . . .  A-71
     11.9   No Assignment . . . . . . . . . . . . . . . . . . . . . .  A-71
     11.10  Counterparts  . . . . . . . . . . . . . . . . . . . . . .  A-71
     11.11  Further Assurances; Privileges  . . . . . . . . . . . . .  A-71
     11.12  Headings, Etc.  . . . . . . . . . . . . . . . . . . . . .  A-72
     11.13  Severability  . . . . . . . . . . . . . . . . . . . . . .  A-72





















                                    A-iv
                                DEFINITIONS

                                                                       Page

401(k) Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-43
Acceptance Period . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
Acquisition Price . . . . . . . . . . . . . . . . . . . . . . . . . .  A-68
Adjusted Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
Aggregate Price Per Share of the Comparison Stocks  . . . . . . . . .   A-6
Bank  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
Bank Stock Loan Agreement . . . . . . . . . . . . . . . . . . . . . .  A-49
Business Combination  . . . . . . . . . . . . . . . . . . . . . . . .  A-46
Call Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-22
Ceiling Price . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-4
CERCLA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
Certificates of Merger  . . . . . . . . . . . . . . . . . . . . . . .   A-3
Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2
Comparison Stocks . . . . . . . . . . . . . . . . . . . . . . . . . .   A-6
Comparison Stocks Base Price Per Share  . . . . . . . . . . . . . . .   A-6
Constituent Corporation . . . . . . . . . . . . . . . . . . . . . . .   A-3
Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
Delaware Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-1
Document  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
Effective Time of the Merger  . . . . . . . . . . . . . . . . . . . .   A-3
Employee Benefit Plan . . . . . . . . . . . . . . . . . . . . . . . .  A-16
Employment-Related Payments . . . . . . . . . . . . . . . . . . . . .  A-27
Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
ESOP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-2
Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-10
Exchange Rate . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-4
Exercise Period . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
FDIC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
Federal Bank Holding Company Act  . . . . . . . . . . . . . . . . . .   A-1
Federal Reserve Board . . . . . . . . . . . . . . . . . . . . . . . .   A-1
Final Stock Price . . . . . . . . . . . . . . . . . . . . . . . . . .   A-4
First Floor Price . . . . . . . . . . . . . . . . . . . . . . . . . .   A-5
Fixing Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-6
FNBC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-1
FNBC Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . .   A-1
FNBC Disclosure Statement . . . . . . . . . . . . . . . . . . . . . .  A-18
FNBC Related Person . . . . . . . . . . . . . . . . . . . . . . . . .  A-32
FNBC Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-21
FNBC Rights Agreement . . . . . . . . . . . . . . . . . . . . . . . .  A-21
FNBC's Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
Hazardous Substance . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
Increase Notice . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-7
Insurance Company . . . . . . . . . . . . . . . . . . . . . . . . . .  A-20
Internal Revenue Code . . . . . . . . . . . . . . . . . . . . . . . .  A-16
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-25
M & I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-45


                                    A-v
                          DEFINITIONS -- Continued

                                                                       Page


M & I Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-45
Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-1
Merger Consideration  . . . . . . . . . . . . . . . . . . . . . . . .   A-5
Michigan Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-1
Old Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . .   A-8
Old Kent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-1
Old Kent Common Stock . . . . . . . . . . . . . . . . . . . . . . . .   A-1
Old Kent Disclosure Statement . . . . . . . . . . . . . . . . . . . .  A-12
Old Kent Rights . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-5
Old Kent Rights Agreement . . . . . . . . . . . . . . . . . . . . . .   A-5
PBGC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-29
Phase I . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-52
Plan of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-1
Premises  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-30
Proposal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-47
Prospectus and Proxy Statement  . . . . . . . . . . . . . . . . . . .  A-16
Purchase Price Per Share  . . . . . . . . . . . . . . . . . . . . . .   A-4
Reference Period  . . . . . . . . . . . . . . . . . . . . . . . . . .   A-4
Registration Statement  . . . . . . . . . . . . . . . . . . . . . . .  A-16
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-16
Second Floor Price  . . . . . . . . . . . . . . . . . . . . . . . . .   A-6
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-46
Securities Exchange Act . . . . . . . . . . . . . . . . . . . . . . .  A-35
Stockholders' Meeting . . . . . . . . . . . . . . . . . . . . . . . .   A-2
Surviving Corporation . . . . . . . . . . . . . . . . . . . . . . . .   A-3
Termination Cost  . . . . . . . . . . . . . . . . . . . . . . . . . .  A-45
Termination Fee . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-68
Unaffiliated Person . . . . . . . . . . . . . . . . . . . . . . . . .  A-67
Upset Condition . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-6



















                                    A-vi
                        AGREEMENT AND PLAN OF MERGER


          This Agreement and Plan of Merger (the "Plan of Merger") is made as of August 24, 1994, between FIRST NATIONAL BANK CORP., a Delaware corporation ("FNBC"), and OLD KENT FINANCIAL CORPORATION, a Michigan corporation ("Old Kent"), One Vandenberg Center, Grand Rapids, Michigan.

          Old Kent and FNBC desire that FNBC become affiliated with Old Kent. The affiliation would be effected through the merger of FNBC with and into Old Kent in accordance with this Plan of Merger and in accordance with the General Corporation Law of the State of Delaware, as amended (the "Delaware Law") and the Business Corporation Act of the State of Michigan, as amended (the "Michigan Act"). The transactions contemplated by and described in this Plan of Merger are referred to as the "Merger."

          Old Kent is a bank holding company registered as such with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under the Bank Holding Company Act of 1956, as amended (the "Federal Bank Holding Company Act"). Old Kent has authorized capital stock consisting of 175,000,000 shares, divided into two classes: 150,000,000 shares of common stock, $1 par value ("Old Kent Common Stock"); and 25,000,000 shares of preferred stock, without par value, of which 3,000,000 shares are designated Series A Preferred Stock and 300,000 shares are designated Series B Preferred Stock. Each share of Old Kent Common Stock is entitled to one vote on all matters submitted for a vote of the shareholders. As of August 19, 1994, there were 40,684,878 shares of Old Kent Common Stock issued and outstanding, and 2,609,700 shares of Old Kent Common Stock were reserved for issuance in connection with employee stock option and benefit plans. As of the date of this Plan of Merger, no shares of preferred stock were issued and outstanding. The number of issued and outstanding shares of Old Kent Common Stock is subject to change before the Effective Time of the Merger (as defined in Section 1.3 (Effective Time of the Merger)) by reason of the issuance of additional shares of Old Kent Common Stock upon the exercise of employee stock options and the grant or sale of shares to, or for the account of, employees and directors pursuant to other benefit plans, and the issuance of additional shares if and as authorized by Old Kent's Board of Directors.

          FNBC is a bank holding company registered as such with the Federal Reserve Board under the Federal Bank Holding Company Act. FNBC has authorized capital stock consisting of 10,000,000 shares, divided into two classes: 8,000,000 shares of common stock, $3.125 par value ("FNBC Common Stock"); and 2,000,000 shares of preferred stock, $.01 par value. Each share of FNBC Common Stock is entitled to one vote on all matters submitted for a vote of the stockholders. As of the date of this Plan of Merger, there were 2,434,060 shares of FNBC Common Stock issued and outstanding, and 220,204 shares of FNBC Common Stock were reserved for issuance in connection with director and employee stock option plans. As of the date of this Plan of Merger, no shares of preferred stock were issued and outstanding. The number of issued and outstanding shares of FNBC Common Stock is subject to change before the Effective Time of the Merger (as

                                    A-1
defined in Section 1.3 (Effective Time of the Merger)) by reason of the issuance of additional shares of FNBC Common Stock upon the exercise of director and employee stock options.

          The respective Boards of Directors of FNBC and Old Kent each deem the Merger advisable and in the best interests of its corporation and its respective stockholders and shareholders. FNBC and Old Kent have each approved, adopted, and authorized the execution, delivery, and performance of this Plan of Merger by resolutions duly adopted by their respective Boards of Directors or duly authorized committees thereof. The Board of Directors of FNBC has directed that this Plan of Merger be submitted to FNBC's stockholders for adoption and approval.

          Therefore, in consideration of the premises and the representations, warranties, and covenants contained in this Plan of Merger, the parties agree:


                                 ARTICLE I

                              THE TRANSACTION

          Subject to the terms and conditions of this Plan of Merger, the Merger of FNBC with and into Old Kent shall be carried out in the following manner:

     1.1 Adoption of Plan of Merger. As soon as practicable after this Plan of Merger has been executed and delivered and the Registration Statement (as described in Section 3.13.1 (Document)) has become effective, FNBC shall submit this Plan of Merger to its stockholders at a meeting properly called, noticed, and held for that purpose (the "Stockholders' Meeting"). At the Stockholders' Meeting, and in any proxy materials used in connection with the meeting, the Board of Directors of FNBC shall recommend that its stockholders vote for adoption of this Plan of Merger. All actions taken in connection with the solicitation of proxies for and the voting of shares of FNBC Common Stock held by or through the First National Bank in Macomb County Employee Stock Ownership Plan ("ESOP") shall be done in a manner that complies with all standards and guidelines issued by the United States Department of Labor. No shares of Old Kent Common Stock shall be entitled to vote on approval of this Plan of Merger.

     1.2 The Closing. The Merger shall be consummated as promptly as possible after a closing (the "Closing"). The Closing shall be held at such time and location as may be mutually agreed by the parties. In the absence of such agreement, the Closing shall be held at the offices of Warner, Norcross & Judd, 900 Old Kent Building, 111 Lyon Street, N.W., Grand Rapids, Michigan, on such date and at such time as may be mutually agreed by the parties, or in the absence of such agreement, on a date specified by either party upon 10 business days' written notice after the last to occur of the following events: (i) the receipt of all consents and approvals of government regulatory authorities as legally required to


                                    A-2
consummate the Merger and the expiration of all statutory waiting periods; and (ii) the requisite approval of this Plan of Merger by the stockholders of FNBC. Scheduling or commencing the Closing shall not, however, constitute a waiver of the conditions precedent of either Old Kent or FNBC as set forth in Articles VII and VIII, respectively. Upon completion of the Closing, FNBC and Old Kent shall execute and deliver appropriate certificates of merger in the forms and as required by the Delaware Law and the Michigan Act (the "Certificates of Merger").

     1.3 Effective Time of the Merger. Subject to the terms and conditions of this Plan of Merger, the Merger shall be consummated as promptly as possible following the Closing by filing the Certificates of Merger in the manner required by law. The "Effective Time of the Merger" shall be the close of business on a date to be specified in the Certificates of Merger, which shall be as soon as practicable, but not later than 3 business days, after the Closing.

     1.4 Merger of FNBC with and into Old Kent. FNBC shall be merged with and into Old Kent (each sometimes being referred to as a "Constituent Corporation" prior to the Merger) upon the filing of the Certificates of Merger with the administrators authorized by law to administer the Delaware Law and the Michigan Act. At the Effective Time of the Merger, the Constituent Corporations shall become a single corporation, which shall be Old Kent (the "Surviving Corporation"). The Surviving Corporation shall have all of the rights, privileges, immunities, and powers, and shall be subject to all of the duties and liabilities, of a corporation organized under the Michigan Act.

     1.5 Effect of the Merger. From and after the Effective Time of the Merger, the effect of the Merger upon each of the Constituent Corporations and the Surviving Corporation shall be as provided in Chapter Seven of the Michigan Act and as provided in Subchapter Nine of the Delaware Law with respect to the merger of a domestic and a foreign corporation where the surviving corporation will be subject to the laws of the State of Michigan.

     1.6 Additional Actions. If, at any time after the Effective Time of the Merger, the Surviving Corporation shall determine that any further assignments or assurances or any other acts are necessary or desirable to vest, perfect, or confirm, of record or otherwise, in the Surviving Corporation its rights, title, or interest in, to, or under any of the rights, properties, or assets of FNBC acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or to otherwise carry out the purposes of this Plan of Merger, then FNBC shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in the Surviving Corporation and to otherwise carry out the purposes of this Plan of Merger. The proper officers and directors of the Surviving Corporation are fully authorized in the name of FNBC to take any and all such action as may be contemplated by this Article.


                                    A-3
     1.7 Surviving Corporation. Immediately after the Effective Time of the Merger, the Surviving Corporation shall have the following attributes until they are subsequently changed in the manner provided by law:

          1.7.1 Name. The name of the Surviving Corporation shall be "Old Kent Financial Corporation."

          1.7.2 Articles of Incorporation. The Articles of Incorporation of the Surviving Corporation shall be the Articles of Incorporation of Old Kent without change from the Articles of Incorporation in effect immediately prior to the Effective Time of the Merger.

          1.7.3 Bylaws. The Bylaws of the Surviving Corporation shall be the Bylaws of Old Kent as in effect immediately prior to the Effective Time of the Merger.

          1.7.4 Directors. The directors of the Surviving Corporation shall be the persons who were directors of Old Kent immediately prior to the Effective Time of the Merger.

          1.7.5 Officers. The officers of the Surviving Corporation shall be the persons who were officers of Old Kent immediately prior to the Effective Time of the Merger.


                                 ARTICLE II

                     CONVERSION AND EXCHANGE OF SHARES

     2.1 Conversion of Shares. At the Effective Time of the Merger, by virtue of the Merger:

          2.1.1 Conversion of FNBC Common Stock. Subject to the provisions of Sections 2.2 (Upset Provisions), 2.3 (No Fractional Securities), 2.4 (Adjustments), and 5.5 (Data Processing Arrangements) hereof, each share of FNBC Common Stock outstanding immediately prior to the Effective Time of the Merger shall be converted into that number (the "Exchange Rate") of validly issued, fully paid, and nonassessable shares of Old Kent Common Stock, rounded to the nearest ten thousandth of a share, determined by dividing $35.00 (the "Purchase Price Per Share") by the average of the per share closing prices of Old Kent Common Stock reported on the NASDAQ National Market System during the 20 consecutive trading days ending on the sixth business day prior to the date of the Closing (the "Reference Period") as reported in the Dow Jones News/Retrieval system, or other equally reliable means (as so calculated, the "Final Stock Price"); provided that:

               (a) if the Final Stock Price shall be greater than $36.00 (the "Ceiling Price"), then the Exchange Rate shall be determined



                                    A-4
          by dividing the Purchase Price Per Share by the Ceiling Price;
          and

               (b) if the Final Stock Price shall be less than $32.00 (the "First Floor Price"), then the Exchange Rate shall be determined by dividing the Purchase Price Per Share by the First Floor Price.

          2.1.2 Old Kent Rights. Each share of Old Kent Common Stock to be issued in the Merger will have attached to it the number of Series B Preferred Stock Purchase Rights ("Old Kent Rights") issued pursuant to a Rights Agreement dated as of December 19, 1988 between Old Kent and Old Kent Bank and Trust Company (the "Old Kent Rights Agreement") then represented by each share of Old Kent Common Stock at the Effective Time of the Merger, as long as the Old Kent Rights are not then separately transferable. As of the date of this Plan of Merger, each share of Old Kent Common Stock represents two-thirds (2/3rds) of an Old Kent Right. The number of Old Kent Rights represented by each share of Old Kent Common Stock is subject to adjustment upon the occurrence of certain events set forth in the Old Kent Rights Agreement.

          2.1.3 Conversion of Old Kent Common Stock. Each share of Old Kent Common Stock outstanding immediately prior to the Effective Time of the Merger shall continue to be outstanding without any change. Each shareholder of the Surviving Corporation whose shares were outstanding immediately before the Effective Time of the Merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights, immediately after the Effective Time of the Merger.

          2.1.4 Treasury Stock and Stock Held by Old Kent. Each share of FNBC Common Stock held by FNBC as a treasury share, if any, shall be canceled and no Old Kent Common Stock or other consideration shall be issuable or payable with respect to any such share. Each share of FNBC Common Stock, if any, held by Old Kent or any of Old Kent's subsidiaries for its own account and not in a fiduciary capacity for a person other than Old Kent or any of Old Kent's subsidiaries shall be canceled and no consideration shall be issuable or payable with respect to any such share.

          2.1.5 FNBC Common Stock No Longer Outstanding. Each share of FNBC Common Stock outstanding immediately prior to the Effective Time of the Merger shall be deemed to be no longer outstanding and to represent solely the right to receive shares of Old Kent Common Stock as provided in Section 2.1.1 (Conversion of FNBC Common Stock) (the "Merger Consideration"), together with any dividends and other distributions payable as provided in Section 2.6.4 (Dividends Pending Surrender), but subject to the payment of cash in lieu of fractional shares as provided in Section 2.3 (No Fractional Securities).



                                    A-5
     2.2   Upset Provisions.

          2.2.1 Upset Condition. The "Upset Condition" shall exist if, after the Closing is properly called pursuant to Section 1.2 (The Closing), both of the following conditions exist:

               (a) The Final Stock Price is less than $28.90 (the "Second Floor Price"), subject to adjustment under Section 2.4
          (Adjustments); and

               (b) The percentage determined by dividing the Final Stock Price by $34.00 (the "Fixing Price") is more than 15 percentage points less than the percentage determined by dividing the Aggregate Price Per Share of the Comparison Stocks on the last day of the Reference Period by the Aggregate Price Per Share of the Comparison Stocks on August 19, 1994 (the "Comparison Stocks Base Price Per Share"), subject to adjustment under Section 2.4 (Adjustments).

     The "Aggregate Price Per Share of the Comparison Stocks" means the sum of the closing prices of all of the Comparison Stocks as reported in the Dow Jones News/Retrieval system, or other equally reliable means, for each day in question. The "Comparison Stocks" mean the most widely held class of common stock of each of the following corporations (the closing price and trading symbol of each stock on August 19, 1994, are listed below for reference purposes only):

                                           Trading       Closing
          Corporation                       Symbol        Price
          Integra Financial Corp.            ITG        $ 47.625
          Huntington Bancshares, Inc.        HBAN         20.625
          First Tennessee National Corp.     FTEN         46.25
          Firstar Corporation                FSR          32.125
          Fifth Third Bancorp                FITB         51.00
          First of America Bank Corporation  FOA          36.00
          Regions Financial Corp.            RGBK         35.8125
          Marshall & Ilsley Corporation      MRIS         20.375
          Star Banc Corp.                    STB          42.375
          AmSouth Bancorporation             ASO          32.50
          Meridian Bancorp, Inc.             MRDN         32.625
          Mercantile Bancorporation, Inc.    MTL        $ 38.875
          Crestar Financial Corporation      CF           48.00
          Commerce Bancshares, Inc.          CBSH         32.375
          Michigan National Corporation      MNCO         78.25

          Aggregate Price Per Share of
             Comparison Stocks (subject to adjustment)  $594.8125



                                    A-6
     provided, however, that any of these corporations shall be excluded from this definition and from the comparison described in
     Section 2.2.1(b) if between August 19, 1994, and the end of the Reference Period there is publicly announced a proposed merger, acquisition, or business combination of that corporation, or a tender offer or exchange offer for, or other transaction involving the acquisition of a majority of, that corporation's common stock or assets.

          2.2.2 FNBC's Rights in Upset Condition. If the Upset Condition shall then exist, FNBC shall have the right, exercisable at any time prior to 5 p.m. Grand Rapids, Michigan time on the second business day after the last day of the Reference Period (the "Exercise Period"), to either (i) abandon the Merger and terminate this Plan of Merger (by delivering to Old Kent within the Exercise Period written notice of its decision to do so) and, upon the delivery of such notice by FNBC, the Merger shall be abandoned and this Plan of Merger shall immediately terminate; (ii) proceed with the Merger on the basis of the Exchange Rate determined pursuant to Section 2.1.1 (Conversion of FNBC Common Stock) (by delivering to Old Kent within the Exercise Period written notice of its decision to do so or by failing to deliver any notice to Old Kent pursuant to this Section 2.2.2 (FNBC's Rights in Upset Condition) during the Exercise Period); or
     (iii) request Old Kent to increase the Exchange Rate (by delivering to Old Kent within the Exercise Period written notice to such effect (an "Increase Notice")) for each share of FNBC Common Stock to that number of shares of Old Kent Common Stock determined by dividing the Purchase Price Per Share by the Second Floor Price (the "Adjusted Rate").

          2.2.3 Old Kent's Rights in Upset Condition. If the Upset Condition occurs and Old Kent receives an Increase Notice pursuant to
     Section 2.2.2 (FNBC's Rights in Upset Condition), Old Kent shall either accept or decline the Adjusted Rate by delivering written notice of its decision to FNBC at or before 5 p.m. Grand Rapids, Michigan time on the third business day after the expiration of the Exercise Period (the "Acceptance Period"). If Old Kent accepts the Adjusted Rate within the Acceptance Period, this Plan of Merger shall remain in effect in accordance with its terms except that the Exchange Rate shall be equal to the Adjusted Rate. If Old Kent declines the Adjusted Rate within the Acceptance Period or fails to deliver written notice of its decision to accept or decline the Adjusted Rate within the Acceptance Period, the Merger shall be abandoned and this Agreement shall thereupon terminate without further action by FNBC or Old Kent effective as of 5 p.m. Grand Rapids, Michigan time on the second business day following the expiration of the Acceptance Period; provided, however, that if Old Kent so declines the Adjusted Rate or so fails to deliver written notice of its decision to accept or decline the Adjusted Rate within the Acceptance Period, FNBC may, by written notice delivered to Old Kent at or before 5 p.m. Grand Rapids, Michigan time on the second business day following the expiration of the Acceptance Period, elect to proceed with the Merger and the


                                    A-7
     transactions contemplated by this Plan of Merger on the basis of the Exchange Rate determined pursuant to Section 2.1.1 (Conversion of FNBC Common Stock) and, upon such election, no abandonment of the Merger or termination of this Plan of Merger shall be deemed to have occurred, this Plan of Merger shall remain in effect in accordance with its terms and the Closing shall thereafter occur in accordance with the terms of this Plan of Merger.

     2.3 No Fractional Securities. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Old Kent Common Stock shall be issued upon the surrender for exchange of certificates which represented shares of FNBC Common Stock outstanding immediately prior to the Effective Time of the Merger ("Old Certificates") (taking into account all Old Certificates surrendered for exchange by a particular FNBC stockholder) pursuant to Section 2.6 (Surrender of Old Certificates and Distribution of Old Kent Common Stock) and no Old Kent dividend or other distribution or stock split shall relate to any fractional shares of Old Kent Common Stock, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a shareholder of Old Kent. In lieu of any such fractional shares, each holder of an Old Certificate who would otherwise have been entitled to a fraction of a share of Old Kent Common Stock upon surrender of such Old Certificate for exchange pursuant to Section 2.6 (Surrender of Old Certificates and Distribution of Old Kent Common Stock) will be paid an amount in cash (without interest) equal to such fraction of a share multiplied by the Final Stock Price.

     2.4 Adjustments. The Exchange Rate and related amounts and related computations described in Sections 2.1 (Conversion of Shares) and 2.2 (Upset Provisions) shall be adjusted in the manner provided in this
Section 2.4 (Adjustments) upon the occurrence of any of the following events:

          2.4.1 Stock Dividends and Distributions. If Old Kent declares a stock dividend, stock split, or other general distribution of Old Kent Common Stock to holders of Old Kent Common Stock and the ex-dividend or ex-distribution date for such stock dividend, stock split, or distribution occurs prior to the beginning of the Reference Period, then the Fixing Price, Ceiling Price, First Floor Price, and Second Floor Price shall be adjusted by multiplying them by that ratio
     (i) the numerator of which shall be the total number of shares of Old Kent Common Stock outstanding immediately prior to such dividend, split, or distribution; and (ii) the denominator of which shall be the total number of shares of Old Kent Common Stock outstanding immediately after such dividend, split, or distribution.

          2.4.2 Other Action Affecting Old Kent Common Stock. If there occurs, other than as described in the preceding subsection, any merger, business combination, recapitalization, reclassification, subdivision, or combination which would substantially change the number and value of outstanding shares of Old Kent Common Stock; a


                                    A-8
     distribution of warrants or rights with respect to Old Kent Common Stock; or any other transaction which would have a substantially similar effect; then the nature or amount of the consideration to be received by the stockholders of FNBC in exchange for their shares of FNBC Common Stock and the Exchange Rate shall be adjusted in such manner and at such time as shall be equitable under the circumstances. It is intended that in the event of a reclassification of outstanding shares of Old Kent Common Stock or a consolidation or merger of Old Kent with or into another corporation, other than a merger in which Old Kent is the surviving corporation and which merger does not result in any reclassification of Old Kent Common Stock, holders of FNBC Common Stock would receive, in lieu of each share of Old Kent Common Stock to be issued in exchange for FNBC Common Stock, the kind and amount of shares of Old Kent stock, other securities, money, and/or property receivable upon such reclassification, consolidation, or merger by holders of Old Kent Common Stock with respect to each share of Old Kent Common Stock outstanding immediately prior to such reclassification, consolidation, or merger.

          2.4.3 Postponement of Closing. Old Kent and FNBC agree not to convene the Closing at any time which would result in there being an ex-dividend or ex-distribution date for any transaction described in Subsections 2.4.1 or 2.4.2 at any time after the beginning of the Reference Period.

          2.4.4 Employee Stock Options, Etc. Notwithstanding the foregoing subsections of this Section 2.4 (Adjustments), no adjustment shall be made in the event of the issuance of additional shares of Old Kent Common Stock pursuant to Old Kent's Dividend Reinvestment Plan, pursuant to the exercise of stock options under stock option plans of Old Kent, or upon the grant or sale of shares to, or for the account of, Old Kent directors or employees pursuant to restricted stock, deferred stock compensation, thrift, employee stock purchase, and other benefit plans of Old Kent so long as such grants or sales of shares are substantially consistent with Old Kent's past practice or not materially dilutive to Old Kent's shareholders.

          2.4.5 Authorized but Unissued Shares. Notwithstanding the other provisions of this Section 2.4 (Adjustments), no adjustment shall be made in the event of the issuance of additional shares of Old Kent Common Stock or other securities pursuant to a public offering, private placement, or an acquisition of one or more banks, corporations, or business assets for consideration which the Board of Directors of Old Kent, or a duly authorized committee thereof, determines to be fair and reasonable.

          2.4.6 Changes in Capital. Subject only to making any adjustment to the Purchase Price Per Share and related computations prescribed by this Section 2.4 (Adjustments), nothing contained in this Plan of Merger is intended to preclude Old Kent from amending its articles of incorporation to change its capital structure or from


                                    A-9
     issuing additional shares of Old Kent Common Stock, preferred stock, shares of other capital stock, or securities which are convertible into shares of capital stock.

          2.4.7     Increase in Outstanding Shares of FNBC Common Stock.
     In the event that the number of shares of FNBC Common Stock outstanding is greater than 2,434,060 for any reason whatsoever (whether or not such increase constitutes a breach of this Plan of Merger), other than the issuance of not more than 220,204 shares upon the exercise of FNBC stock options identified in Section 4.4.2 (No Other Capital Stock), then the Purchase Price Per Share shall be adjusted to that price determined by multiplying the Purchase Price Per Share by a fraction (i) the numerator of which shall be 2,434,060 (the total number of shares of FNBC Common Stock outstanding as of the date of this Plan of Merger); and (ii) the denominator of which shall be the total number of shares of FNBC Common Stock outstanding as of the Effective Time of the Merger, excluding not more than 220,204 shares, if any, issued after the date of this Plan of Merger upon the exercise of FNBC stock options identified in Section 4.4.2 (No Other Capital Stock).

     2.5 Cessation of Shareholder Status. As of the Effective Time of the Merger, record holders of Old Certificates shall cease to be stockholders of FNBC and shall have no rights as FNBC stockholders. Such Old Certificates shall then represent the right to receive shares of Old Kent Common Stock and the right to receive cash in lieu of fractional shares, all as provided in this Plan of Merger.

     2.6 Surrender of Old Certificates and Distribution of Old Kent Common Stock. After the Effective Time of the Merger, Old Certificates shall be exchangeable by the holders thereof for new stock certificates representing the number of shares of Old Kent Common Stock to which such holders shall be entitled in the following manner:

          2.6.1 Transmittal Materials. As soon as practicable after the Effective Time of the Merger, Old Kent shall send or cause to be sent to each record holder of FNBC Common Stock as of the Effective Time of the Merger transmittal materials for use in exchanging that holder's Old Certificates for Old Kent Common Stock certificates. The transmittal materials will contain instructions with respect to the surrender of Old Certificates.

          2.6.2 Exchange Agent. As soon as practicable after the Effective Time of the Merger, Old Kent will deliver to Old Kent Bank and Trust Company, or such other bank or trust company as Old Kent may designate (the "Exchange Agent"), the number of shares of Old Kent Common Stock issuable and the amount of cash payable for fractional shares in the Merger. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to such shares of Old Kent Common Stock, except that it shall receive and hold all



                                    A-10
     dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled to such shares.

          2.6.4 Delivery of New Certificates. Old Kent shall cause the Exchange Agent to promptly issue and deliver stock certificates in the names and to the addresses that appear on FNBC's stock records as of the Effective Time of the Merger, or in such other name or to such other address as may be specified by the holder of record in transmittal documents received by the Exchange Agent; provided, that:

               (a) Receipt of Old Certificates. With respect to each FNBC stockholder, the Exchange Agent shall have received all of the Old Certificates held by that stockholder, or an affidavit of loss and indemnity bond for such certificate or certificates, together with properly executed transmittal materials; and

               (b) Satisfactory Form. Such certificates, transmittal materials, affidavits, and bonds are in a form and condition reasonably acceptable to Old Kent and the Exchange Agent.

          2.6.4 Dividends Pending Surrender. Whenever a dividend is declared by Old Kent on Old Kent Common Stock which is payable to shareholders of record of Old Kent as of a record date on or after the Effective Time of the Merger, the declaration shall include dividends on all shares issuable under this Plan of Merger. No former stockholder of FNBC shall be entitled to receive a distribution of any such dividend until the physical exchange of that stockholder's Old Certificates for new Old Kent Common Stock certificates shall have been effected. Upon the physical exchange of that stockholder's Old Certificates, that stockholder shall be entitled to receive from Old Kent an amount equal to all such dividends (without interest thereon and less the amount of taxes, if any, which may have been imposed or paid thereon) declared and paid with respect to the shares of Old Kent Common Stock represented thereby.

          2.6.5 Stock Transfers. On or after the Effective Time of the Merger, there shall be no transfers on the stock transfer books of FNBC of the shares of FNBC Common Stock which were issued and outstanding immediately prior to the Effective Time of the Merger.
     If, after the Effective Time of the Merger, Old Certificates are properly presented for transfer, then they shall be canceled and exchanged for stock certificates representing shares of Old Kent Common Stock as provided in this Plan of Merger. After the Effective Time of the Merger, ownership of such shares as are represented by any Old Certificates may be transferred only on the stock transfer records of Old Kent.

          2.6.6 Exchange Agent's Discretion. The Exchange Agent shall have discretion to determine reasonable rules and procedures relating to the issuance and delivery of certificates of Old Kent Common Stock



                                    A-11
     into which shares of FNBC Common Stock are converted in the Merger and governing the payment for fractional shares of FNBC Common Stock.


                                ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF OLD KENT

          Old Kent represents and warrants to FNBC that, except as otherwise set forth in a disclosure statement (the "Old Kent Disclosure Statement"), which will be delivered to FNBC within 30 days after the date of the execution of this Plan of Merger:

     3.1   Authorization, No Conflicts, Etc.

          3.1.1 Authorization of Agreement. The execution, delivery, and performance of this Plan of Merger by Old Kent have been duly authorized and approved by all necessary corporate action. This Plan of Merger is legally binding on and enforceable against Old Kent in accordance with its terms.

          3.1.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by Old Kent, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of:

               (a) Articles or Bylaws. Any provision of Old Kent's Articles of Incorporation or Bylaws; or

               (b) Statutes, Judgments, Etc. Any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, decree, or injunction applicable to Old Kent or Old Kent's subsidiaries, assuming the timely receipt of each of the approvals referred to in Section 3.1.4 (Required Approvals).

          3.1.3 No Contractual Breach, Default, Liability, Etc. The execution, delivery, and performance of this Plan of Merger by Old Kent, and the consummation of the Merger, do not and will not:

               (a) Agreements, Etc. Violate, conflict with, result in a breach of, constitute a default under, require any consent, approval, waiver, extension, amendment, authorization, notice or filing under, or extinguish any material contract right of Old Kent or any of Old Kent's subsidiaries under any agreement, mortgage, lease, commitment, indenture, other instrument, or obligation to which Old Kent or any of Old Kent's subsidiaries is a party or by which they are bound or affected:

                    (1) Which is material to the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis; or


                                    A-12
                    (2) The violation or breach of which could prevent Old Kent from consummating the Merger;

               (b) Regulatory Restrictions. Violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or similar regulatory consent agreement to which Old Kent is a party or subject, or by which it is bound or affected; or

               (c) Tortious Interference. Subject FNBC or FNBC's Subsidiaries to liability for tortious interference with contractual rights.

          3.1.4 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by Old Kent other than in connection or compliance with the provisions of the Michigan Act and the Delaware Law, compliance with federal and state securities laws, bylaws and rules of the National Association of Securities Dealers, Inc., and the consents, authorizations, or approvals required under the Federal Bank Holding Company Act and any approvals by the State of Arizona required in connection with the acquisition of the Insurance Company.

     3.2 Organization and Good Standing. Old Kent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan. Old Kent possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. Old Kent is a bank holding company duly registered and in good standing with the Federal Reserve Board under the Federal Bank Holding Company Act. Old Kent is qualified or admitted to conduct business as a foreign corporation in each state in which such qualification or admission is material to its business.

     3.3   Capital Stock.

          3.3.1 Classes and Shares. The authorized capital stock of Old Kent consists of 175,000,000 shares divided into two classes as follows: (i) 150,000,000 shares of common stock, $1 par value, of which, as of August 19, 1994, a total of 40,684,878 shares were legally issued and outstanding; and (ii) 25,000,000 shares of preferred stock, without par value, of which 3,000,000 shares are designated Series A Preferred Stock and 300,000 shares are designated Series B Preferred Stock, none of which were issued and outstanding as of the date of this Plan of Merger.

          3.3.2 No Other Capital Stock. As of the execution of this Plan of Merger:



                                    A-13
               (a) Other than Old Kent Common Stock, there is no security or class of securities issued and outstanding which represents or is convertible into capital stock of Old Kent; and

               (b) There are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of Old Kent, or agreements to which Old Kent is a party or by which it is bound to issue capital stock, except as set forth in, or as contemplated by, this Plan of Merger, and except (i) the Old Kent Rights (which as of the date of this Plan of Merger are represented by and transferable only with certificates representing shares of Old Kent Common Stock); (ii) stock options awarded pursuant to stock option plans; and (iii) provisions for the grant or sale of shares to, or for the account of, employees and directors pursuant to restricted stock, deferred stock compensation, and other benefit plans.

          3.3.3 Issuance of Shares. Between August 19, 1994, and the execution of this Plan of Merger, no additional shares of capital stock have been issued by Old Kent, except as set forth in, or as contemplated by, this Plan of Merger, except pursuant to the exercise of employee stock options under employee stock option plans, and except upon the grant or sale of shares to, or for the account of, employees and directors pursuant to restricted stock, deferred stock compensation, or other benefit plans.

          3.3.4 Voting Rights. Neither Old Kent nor any of Old Kent's subsidiaries has outstanding any security or issue of securities:

               (a) The holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger; or

               (b) Which entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

     3.4 Financial Statements. The consolidated financial statements of Old Kent and Old Kent's subsidiaries as of and for the year ended December 31, 1993, as reported on by Old Kent's independent accountants, Arthur Andersen & Co., and the unaudited consolidated financial statements of Old Kent and Old Kent's subsidiaries as of and for the quarter ended June 30, 1994, including all schedules and notes relating to such statements, as previously delivered to FNBC, are correct and complete in all material respects. These statements fairly present Old Kent's and Old Kent's subsidiaries' financial condition and results of operations on a consolidated basis on the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles applied consistently throughout the periods indicated (except as otherwise noted in such financial statements or the notes thereto).

     3.5 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the consolidated balance sheet of Old Kent


                                    A-14
as of December 31, 1993, and the notes thereto, as of that date neither Old Kent nor any of its subsidiaries had liabilities or obligations, secured or unsecured (whether accrued, absolute, or contingent) which were, or as to which there is a reasonable probability that they could be, materially adverse to the business, income or financial condition of Old Kent and its subsidiaries on a consolidated basis.

     3.6 Absence of Material Adverse Change. Since December 31, 1993, there has been no material adverse change in the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that there will occur a material adverse change in the business, income, or financial condition of Old Kent and Old Kent's subsidiaries on a consolidated basis for reasons specific to Old Kent and not applicable to the banking industry in general.

     3.7 Absence of Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or threatened by any person, including without limitation any governmental or regulatory agency, against Old Kent or any of its subsidiaries, or the assets or business of Old Kent or any of its subsidiaries, any of which has or may have a material adverse effect on the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis. There is no factual basis known to Old Kent which presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

     3.8 Conduct of Business. Old Kent and its subsidiaries have conducted their respective businesses and used their respective properties substantially in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, civil rights, employee protection, fair employment practices, fair labor standards, and insurance; and Environmental Laws (as defined in Section 4.21.2 Environmental Laws)); except for violations which would not have a material adverse effect on the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

     3.9 Absence of Defaults Under Contracts. There is no existing default by Old Kent, any of Old Kent's subsidiaries, or any other party, under any contract or agreement to which Old Kent or any of its subsidiaries is a party, or by which they are bound, which would have a material adverse effect on the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

     3.10 Employee Benefit Plans. With respect to any "employee welfare benefit plan," any "employee pension benefit plan," or any "employee benefit plan" within the respective meanings of Sections 3(1), 3(2), and 3(3) of the Employee Retirement Income Security Act of 1974, as amended


                                    A-15
("ERISA") (each referred to as an "Employee Benefit Plan"), maintained by or for Old Kent or to which Old Kent has made payments or contributions on behalf of its employees, Old Kent and each Employee Benefit Plan is in substantial compliance with applicable sections of ERISA and the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), except to the extent that noncompliance is not material to the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

     3.11 Environmental Matters. Old Kent and its subsidiaries have complied with all Environmental Laws (as defined in Section 4.21.2 (Environmental Laws)), except to the extent that noncompliance is not material to the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

     3.12  SEC and Other Filings.  In the last five years:

          3.12.1 SEC Filings. Old Kent has filed, and will continue to file, in a timely manner all required filings with the Securities and Exchange Commission (the "SEC"), including without limitation all reports on Form 10-K and Form 10-Q;

          3.12.2 Regulatory Filings. Old Kent has filed in a timely manner all other material filings with other regulatory bodies for which filings are required; and

          3.12.3 Complete and Accurate. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions therein which, as of the making of this representation and warranty, would be material to the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

     3.13  Registration Statement, Etc.

          3.13.1 "Document." The term "Document," when capitalized in this Plan of Merger, shall collectively mean: (i) the registration statement to be filed by Old Kent with the SEC (the "Registration Statement") in connection with the Old Kent Common Stock to be issued in the Merger; (ii) the prospectus and proxy statement (the "Prospectus and Proxy Statement") to be mailed to FNBC stockholders in connection with the Stockholders' Meeting; and (iii) any other documents to be filed with the SEC, the Federal Reserve Board, the State of Michigan, the State of Delaware, the State of Arizona, or any other regulatory agency in connection with the transactions contemplated by this Plan of Merger.

          3.13.2 Accurate Information. None of the information to be supplied by Old Kent for inclusion, or included, in any Document will:




                                    A-16
               (a) Be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading (i) at the respective times such Documents are filed; (ii) with respect to the Registration Statement, when it becomes effective; and (iii) with respect to the Prospectus and Proxy Statement, when it is mailed.

               (b) With respect to the Registration Statement and the Prospectus and Proxy Statement, as either may be amended or supplemented, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting.

          3.13.3 Compliance of Filings. All documents that Old Kent is responsible for filing with the SEC or any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     3.14 Investment Bankers and Brokers. Old Kent has not employed any broker, finder, or investment banker in connection with the Merger. Old Kent has no express or implied agreement with any other person or company relative to any commission or finder's fee payable with respect to the Merger.

     3.15 Old Kent Common Stock. The shares of Old Kent Common Stock to be issued in the Merger in accordance with this Plan of Merger have been duly authorized and, when issued as contemplated by this Plan of Merger, will be legally issued, fully paid, and nonassessable shares.

     3.16 True and Complete Information. No schedule, statement, list, certificate, or other information furnished or to be furnished by Old Kent in connection with this Plan of Merger, including the Old Kent Disclosure Statement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

     3.17  Truth and Completeness of Representations and Warranties.

          3.17.1 True at the Closing. Old Kent further warrants that its representations and warranties in this Plan of Merger will be true in all material respects at the Closing. All of such representations and warranties made with respect to specified dates or events shall still be true at the Closing in all material respects with respect to such dates or events.

          3.17.2 Untrue Representations and Warranties. During the term of this Plan of Merger, if Old Kent becomes aware of any facts or of the occurrence or impending occurrence of any event which would cause


                                    A-17
     one or more of Old Kent's representations and warranties contained in this Plan of Merger to become untrue, or would have caused one or more of such representations and warranties (except in the case of representations and warranties expressly made only as of the execution of this Plan of Merger) to be untrue had such facts been known or had such event occurred prior to the execution of this Plan of Merger, then:

               (a) Notice. Old Kent shall immediately give detailed written notice thereof to FNBC; and

               (b) Remedy Unless Waived. Old Kent shall use all reasonable efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by FNBC.


                                 ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF FNBC

          FNBC represents and warrants to Old Kent that, except as otherwise set forth in a disclosure statement (the "FNBC Disclosure Statement"), which will be delivered to Old Kent within 30 days after the date of the execution of this Plan of Merger:

     4.1   Authorization, No Conflicts, Etc.

          4.1.1 Authorization of Agreement. The execution, delivery, and performance of this Plan of Merger by FNBC have been duly authorized and approved by all necessary corporate action. When executed and delivered, this Plan of Merger will be legally binding on and enforceable against FNBC in accordance with its terms, except that the consummation of the Merger is subject to the approval of FNBC's stockholders as described in Section 1.1 (Adoption of Plan of Merger).

          4.1.2 No Conflict, Breach, Violation, Etc. The execution, delivery, and performance of this Plan of Merger by FNBC, and the consummation of the Merger, do not and will not violate, conflict with, or result in a breach of:

               (a) Certificate or Bylaws. Any provision of FNBC's Certificate of Incorporation or Bylaws; or

               (b) Statutes, Judgments, Etc. Any statute, code, ordinance, rule, regulation, judgment, order, writ, arbitral award, decree, or injunction applicable to FNBC or FNBC's Subsidiaries as defined in Section 4.3.1 (Ownership of Subsidiaries), assuming the timely receipt of each of the approvals referred to in Section 4.1.4 (Required Approvals).



                                    A-18
          4.1.3 No Contractual Breach, Default, Liability, Etc. The execution, delivery, and performance of this Plan of Merger by FNBC, and the consummation of the Merger, do not and will not:

               (a) Agreements, Etc. Violate, conflict with, result in a breach of, constitute a default under, require any consent, approval, waiver, extension, amendment, authorization, notice or filing under, or extinguish any material contract right of FNBC or any of FNBC's Subsidiaries under any agreement, mortgage, lease, commitment, indenture, other instrument, or obligation to which FNBC or any of FNBC's Subsidiaries is a party or by which they are bound or affected:

                    (1) Which is material to the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries; or

                    (2) The violation or breach of which could prevent FNBC from consummating the Merger;

               (b) Regulatory Restrictions. Violate, conflict with, result in a breach of, constitute a default under, or require any consent, approval, waiver, extension, amendment, authorization, notice, or filing under, any memorandum of understanding or similar regulatory consent agreement to which FNBC or any of FNBC's Subsidiaries is a party or subject, or by which it is bound or affected; or

               (c) Tortious Interference. Subject Old Kent or Old Kent's subsidiaries to liability for tortious interference with contractual rights.

          4.1.4 Required Approvals. No notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation of the Merger by FNBC other than in connection or compliance with the provisions of the Michigan Act and the Delaware Law, compliance with federal and state securities laws, and the consents, authorizations, approvals, or exemptions required under the Federal Bank Holding Company Act and any approvals by the State of Arizona required in connection with the acquisition of the Insurance Company.

     4.2 Organization and Good Standing. FNBC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. FNBC possesses all requisite corporate power and authority to own, operate, and lease its properties and to carry on its business as it is now being conducted in all material respects. FNBC is a bank holding company duly registered and in good standing with the Federal Reserve Board under the Federal Bank Holding Company Act. FNBC is duly qualified to conduct business in the State of Michigan as a foreign corporation. FNBC is not required to be qualified or admitted to conduct


                                    A-19
business as a foreign corporation in any other state in which such qualification or admission would be material to its business.

     4.3   Subsidiaries.

          4.3.1 Ownership of Subsidiaries. Except for any directors' qualifying shares as to which enforceable repurchase agreements exist (which are identified in the FNBC Disclosure Statement), FNBC owns all of the issued and outstanding shares of capital stock of First National Bank in Macomb County (the "Bank") and Bankers Fund Life Insurance Company (the "Insurance Company"), free and clear of all claims, security interests, pledges, or liens of any kind. The Bank and the Insurance Company shall be collectively referred to as "FNBC's Subsidiaries" in this Plan of Merger. Each of FNBC's Subsidiaries is duly organized, validly existing, and in good standing under the laws of the United States of America or the State of Arizona, as the case may be. FNBC does not have "Control" (as defined in Section 2(a)(2) of the Federal Bank Holding Company Act, using 5 percent rather than 25 percent), either directly or indirectly, of any corporation engaged in an active trade or business or which holds any significant assets other than as stated in this Section 4.3 (Subsidiaries).

          4.3.2 Rights to Capital Stock. There are no outstanding subscriptions, options, warrants, rights to acquire, or any other similar agreements pertaining to the capital stock of FNBC's
     Subsidiaries.

          4.3.3  Qualification and Power.  Each of FNBC's Subsidiaries:

               (a) Foreign Qualification. Is qualified or admitted to conduct business in the State of Michigan and any other state in which such qualification or admission would be material to its business; and

               (b) Corporate Power. Has full corporate power and authority to carry on its business as and where now being conducted.

          4.3.4 FDIC; Insurance Assessments. The Bank maintains in full force and effect deposit insurance through the Bank Insurance Fund of the Federal Deposit Insurance Corporation ("FDIC"). The Bank has fully paid to the FDIC as and when due all assessments with respect to its deposits as are required to maintain such deposit insurance in full force and effect.

          4.3.5 Regulatory Fees and Charges. Each of FNBC's Subsidiaries has paid as and when due all material fees, charges, assessments, and the like to each and every governmental or regulatory agency having jurisdiction as required by law, regulation, or rule.




                                    A-20
          4.3.6 Assets Used in Business. All nonfinancial assets that are material to the conduct of the business of FNBC and FNBC's Subsidiaries are owned, leased, or licensed by FNBC and FNBC's Subsidiaries and are adequate to carry on such business as presently conducted. All of FNBC's and FNBC's Subsidiaries' nonfinancial assets and properties are in good operating condition, in a good state of maintenance and repair, and in the possession of FNBC or FNBC's Subsidiaries.

     4.4   Capital Stock.

          4.4.1 Classes and Shares. The authorized capital stock of FNBC consists of 10,000,000 shares divided into two classes as follows:
     (i) 8,000,000 shares of common stock, $3.125 par value, of which, as of the date and time of the execution of this Plan of Merger, 2,434,060 shares were issued and outstanding and 220,204 shares were reserved for issuance pursuant to outstanding director and employee stock options, of which options on 119,923 shares were exercisable as of the execution of this Plan of Merger in accordance with their terms; and (ii) 2,000,000 shares of preferred stock, $.01 par value, none of which were issued and outstanding as of the date of this Plan of Merger.

          4.4.2 No Other Capital Stock. There is no security or class of securities authorized or issued which represents or is convertible into capital stock of FNBC except as described in this Section 4.4 (Capital Stock). As of the execution of this Plan of Merger, there are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of FNBC, or agreements to which FNBC is a party or by which it is bound to issue capital stock except for
     (i) common share purchase rights (the "FNBC Rights") issued pursuant to a Rights Agreement dated as of November 28, 1990, as amended, between FNBC and State Street Bank and Trust Company (the "FNBC Rights Agreement") represented by and transferable only with certificates representing shares of FNBC Common Stock; and (ii) options to purchase a total of 220,204 shares awarded under stock option plans, of which options on 119,923 shares may be exercised as of the execution of this Plan of Merger.

          4.4.3 Issuance of Shares. After the execution of this Plan of Merger, the number of issued and outstanding shares of FNBC Common Stock is subject to change before the Effective Time of the Merger only by reason of the issuance of additional shares of FNBC Common Stock upon exercise of director and employee stock options described in Section 4.4.2 (No Other Capital Stock).

          4.4.4 Voting Rights. Other than the shares of FNBC Common Stock described in this Section 4.4 (Capital Stock), neither FNBC nor any of FNBC's Subsidiaries has outstanding any security or issue of securities:



                                    A-21
               (a) The holder or holders of which have the right to vote on the approval of the Merger or this Plan of Merger; or

               (b) Which entitle the holder or holders to consent to, or withhold consent on, the Merger or this Plan of Merger.

     4.5 Redemption of FNBC Rights. The FNBC Rights issued to the stockholders of FNBC that are evidenced, as of the date of this Plan of Merger, by shares of FNBC Common Stock may be redeemed by FNBC upon a resolution therefor by the Board of Directors of FNBC at a redemption price of $.01 per FNBC Right in cash. Neither the execution of this Plan of Merger by FNBC nor any of the provisions of this Plan of Merger will adversely affect in any way the ability of FNBC to redeem the FNBC Rights as described in this Section 4.5 (Redemption of FNBC Rights).

     4.6   Financial Statements.

          4.6.1 Financial Statements. The consolidated financial statements of FNBC and FNBC's Subsidiaries as of and for the each of three years ended December 31, 1991, 1992, and 1993, as reported on by FNBC's independent accountants, Deloitte & Touche, and the unaudited consolidated financial statements of FNBC and FNBC's Subsidiaries as of and for each of the quarters ended March 31, 1994 and June 30, 1994, including all schedules and notes relating to such statements, as previously delivered to Old Kent, are correct and complete in all material respects. These statements fairly present FNBC's and FNBC's Subsidiaries' financial condition and results of operations on a consolidated basis on the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles applied consistently throughout the periods indicated (except as otherwise noted in such financial statements or the notes thereto).

          4.6.2 Call Reports. The consolidated reports of condition and income of the Bank as of and for each of the years ended December 31, 1991, 1992, and 1993, and as of and for the each of the quarters ended March 31, 1994, and June 30, 1994, as filed with the FDIC, and the consolidated reports of condition and income of FNBC and FNBC's Subsidiaries to be filed with the FDIC prior to the Effective Time of the Merger, including all schedules and notes relating to such reports (collectively, the "Call Reports"), are correct and complete and will be correct and complete in all material respects. The Call Reports which have been filed were prepared, and the Call Reports to be filed will be prepared, in conformity with applicable regulatory accounting principles applied consistently throughout the periods indicated (except as otherwise noted in such reports).

     4.7 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the consolidated balance sheet of FNBC and FNBC's Subsidiaries as of December 31, 1993, and the notes thereto, neither FNBC nor any of FNBC's Subsidiaries had, as of such date, liabilities or


                                    A-22
obligations, secured or unsecured (whether accrued, absolute, or contingent) which are, or as to which there is a reasonable probability that they could be, materially adverse to the income or financial condition of FNBC or any of FNBC's Subsidiaries.

     4.8 Absence of Material Adverse Change. Since December 31, 1993, there has been no material adverse change in the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries. No facts or circumstances have been discovered from which it reasonably appears that there is a significant risk and reasonable probability that there will occur a material adverse change in the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries for reasons specific to FNBC and not applicable to the banking industry in general.

     4.9 Absence of Litigation. There is no action, suit, proceeding, claim, arbitration, or investigation pending or threatened by any person, including without limitation any governmental or regulatory agency, against FNBC, any of FNBC's Subsidiaries, or the assets or business of FNBC or any of FNBC's Subsidiaries, any of which has or may have a material adverse effect on the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries. There is no factual basis known to FNBC which presents a reasonable potential for any such action, suit, proceeding, claim, arbitration, or investigation.

     4.10 Conduct of Business. FNBC and FNBC's Subsidiaries have conducted their respective businesses and used their respective properties substantially in compliance with all federal, state, and local laws, civil or common, ordinances and regulations, including without limitation applicable federal and state laws and regulations concerning banking, securities, truth-in-lending, truth-in-savings, mortgage origination and servicing, usury, fair credit reporting, consumer protection, occupational safety, civil rights, employee protection, fair employment practices, fair labor standards, and insurance; and Environmental Laws (as defined in Section 4.21.2 (Environmental Laws)); except for violations that would not have a material adverse effect on the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries.

     4.11 Absence of Defaults Under Contracts. There is no existing default by FNBC or any of FNBC's Subsidiaries, or any other party, under any contract or agreement to which FNBC or any of FNBC's Subsidiaries is a party, or by which they are bound, which could have a material adverse effect on the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries.

     4.12  SEC and Other Filings.  In the last five years:

          4.12.1 SEC Filings. FNBC has filed, and will continue to file, in a timely manner all required filings with the SEC, including without limitation all reports on Form 10-K and Form 10-Q;




                                    A-23
          4.12.2 Regulatory Filings. FNBC has filed in a timely manner all other filings with other regulatory bodies for which filings are required;

          4.12.3 Complete and Accurate. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions therein which, as of the making of this representation and warranty, would be material to the business, income, or financial condition of FNBC and FNBC's Subsidiaries on a consolidated basis; and

          4.12.4 Compliance with Regulations. All such filings complied in all material respects with all regulations, forms, and guidelines applicable to such filings.

     4.13  Registration Statement, Etc.

          4.13.1 Accurate Information. None of the information to be supplied by FNBC for inclusion, or included, in any Document will:

               (a) Be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading (i) at the respective times such Documents are filed; (ii) with respect to the Registration Statement, when it becomes effective; and (iii) with respect to the Prospectus and Proxy Statement, when it is mailed.

               (b) With respect to the Registration Statement and the Prospectus and Proxy Statement, as either may be amended or supplemented, at the time of the Stockholders' Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the Stockholders' Meeting.

          4.13.2 Compliance of Filings. All documents which FNBC is responsible for filing with the SEC and any regulatory agency in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     4.14  Tax Matters.

          4.14.1 Tax Returns. FNBC and FNBC's Subsidiaries have duly and timely filed all material tax returns which they have by law been required to file, including without limitation those with respect to income, withholding, social security, unemployment, franchise, real property, personal property, and intangibles taxes. Each such tax return, report, and statement, as amended, is correct and complies in all material respects with all applicable laws and regulations.




                                    A-24
          4.14.2 Tax Assessments and Payments. All taxes and assessments, including any penalties, interest, and deficiencies relating to those taxes and assessments, due and payable by FNBC and FNBC's Subsidiaries have been paid in full as and when due. The provisions made for taxes on the consolidated balance sheet of FNBC and FNBC's Subsidiaries as of December 31, 1993, are sufficient for the payment of all federal, state, county, and local taxes of FNBC and FNBC's Subsidiaries accrued but unpaid as of the date indicated, whether or not disputed, with respect to all periods through December 31, 1993.

          4.14.3 Tax Audits. None of the federal consolidated income tax returns of FNBC and FNBC's Subsidiaries filed for any tax year after 1988 have been audited by the Internal Revenue Service (the "IRS"). There is no tax audit or legal or administrative proceeding for assessment or collection of taxes pending or, to FNBC's knowledge, threatened with respect to FNBC or any of FNBC's Subsidiaries. No claim for assessment or collection of taxes has been asserted with respect to FNBC or any of FNBC's Subsidiaries. No waiver of any limitations statute or extension of any assessment or collection period has been executed by or on behalf of FNBC or any of FNBC's Subsidiaries.

     4.15 Title to Properties. FNBC and FNBC's Subsidiaries have good, sufficient, and marketable title to all of their properties and assets, whether real, personal, or a combination thereof, reflected in their books and records as being owned (including those reflected in the consolidated balance sheet of FNBC and FNBC's Subsidiaries as of December 31, 1993, except as since disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except:

          4.15.1 Reflected on Balance Sheet. As reflected on the consolidated balance sheet of FNBC and FNBC's Subsidiaries as of December 31, 1993, and the notes thereto;

          4.15.2 Normal to Business. Liens for current taxes not yet delinquent, and liens or encumbrances which are normal to the business of FNBC and FNBC's Subsidiaries and which are not material in relation to the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries; and

          4.15.3 Immaterial Imperfections. Such imperfections of title, easements, and encumbrances, if any, as are not material in character, amount, or extent, and do not materially detract from the value, or materially interfere with the present use, of the properties subject thereto or affected thereby, or which would not otherwise be material to the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries.

     4.16 Condition of Real Property. No building or improvement on any real property owned, leased, or used by FNBC or any of FNBC's Subsidiaries encroaches on any easement or property owned by another, and no building or


                                    A-25
property owned by another encroaches on any real property owned, leased, or used by FNBC or any of FNBC's Subsidiaries or on any easement the benefit of which runs to real property owned, leased, or used by FNBC or any of FNBC's Subsidiaries. None of the boundaries of any parcel of real property owned, leased, or used by FNBC or any of FNBC's Subsidiaries deviates substantially from those shown on the survey of such parcel, if any, attached to the FNBC Disclosure Statement or from what they appear to be through visual inspection. Neither FNBC nor any of FNBC's Subsidiaries is in material violation of any zoning regulation, building restriction, restrictive covenant, ordinance, or other law, order, regulation, or requirement relating to any real property that FNBC or any of FNBC's Subsidiaries owns, leases, or uses and that is material to the conduct of the business of FNBC and FNBC's Subsidiaries. All buildings and improvements that FNBC or any of FNBC's Subsidiaries owns, leases, or uses and that are material to the conduct of the business of FNBC and FNBC's Subsidiaries are in good condition (normal wear and tear excepted), are structurally sound and not in need of material repairs, are fit for their intended purposes, and are adequately serviced by all utilities necessary for the effective operation of FNBC's and FNBC's Subsidiaries' business as presently conducted. None of the real property owned, leased, or used by FNBC or any of FNBC's Subsidiaries and that are material to the conduct of the business of FNBC and FNBC's Subsidiaries is the subject of any condemnation action and there is, to the best of FNBC's knowledge, no proposal under consideration by any public or governmental authority or entity to use any of such properties for some other purpose.

     4.17 Leases. All leases pursuant to which FNBC or any of FNBC's Subsidiaries, as lessee, lease real or personal property which is material to the business of FNBC or any of FNBC's Subsidiaries are valid, effective, and enforceable against the lessor in accordance with their respective terms. There is no existing default under any such lease, or any event which with notice or lapse of time, or both, would constitute a default with respect to FNBC or any of FNBC's Subsidiaries or, to the best knowledge of FNBC, any other party. No such lease contains a prohibition against assignment by FNBC or any of FNBC's Subsidiaries, by operation of law or otherwise, or any other provision which would preclude the Surviving Corporation or any of its direct or indirect subsidiaries from possessing and using the leased premises for the same purposes and upon the same rental and other terms upon consummation of the Merger as are applicable to the possession and use by FNBC or any of FNBC's Subsidiaries as of the date of this Plan of Merger.

     4.18  Licenses, Permits, Etc.

          4.18.1 All Licenses, Permits, Etc. FNBC and FNBC's Subsidiaries hold all licenses, certificates, permits, franchises, and rights from all appropriate federal, state, and other public authorities necessary for the conduct of their businesses as presently conducted, the lack of which would have a material adverse effect on the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries.



                                    A-26
          4.18.2  Regulatory Action.  Neither FNBC nor any of FNBC's
     Subsidiaries:

               (a) Has within the last 5 years been charged with, or to the best of FNBC's knowledge is under governmental investigation with respect to, any actual or alleged violation of any statute, ordinance, rule, regulation, guideline, or standard; or

               (b) Is the subject of any pending or, to FNBC's knowledge, threatened proceeding by any regulatory authority having jurisdiction over its business, properties, or operations.

     4.19  Certain Employment Matters.

          4.19.1 Employment Policies, Programs, and Procedures. The policies, programs and practices of FNBC and FNBC's Subsidiaries relating to equal opportunity and affirmative action, wages, hours of work, and other terms and conditions of employment are in compliance in all material respects with applicable laws, orders, regulations, and ordinances governing employment and terms and conditions of employment.

          4.19.2 Record of Payments. There are no existing or outstanding obligations of FNBC or any of FNBC's Subsidiaries, whether arising by operation of law, civil or common, by contract, or by past custom, for Employment-Related Payments (as defined in Section 4.19.3 (Employment-Related Payments)) to trusts or other funds or to any governmental agency or to any present or former director, officer, employee, or agent (or his or her heirs, survivors, legatees, or legal representatives) which have not been duly recorded on the books and records of FNBC or FNBC's Subsidiaries and paid when due or duly accrued as a liability, except for obligations to the two officers of the Bank under the First National Bank in Macomb County Supplemental Executive Retirement Plan.

          4.19.3 "Employment-Related Payments." For purposes of this Plan of Merger, "Employment-Related Payments" include any payment to be made with respect to any contract for employment, unemployment compensation benefits, profit sharing, pension or retirement benefits or social security benefits, or for fringe benefits, including vacation or holiday pay, bonuses and other forms of compensation, or for medical insurance or medical expenses, which are payable to present or former directors, officers, employees, or agents, or their survivors, heirs, legatees, or legal representatives.

          4.19.4 Employment Claims. There are no disputes, claims, or charges, pending or threatened alleging breach of any express or implied employment contract or commitment, or breach of any applicable law, order, regulation, public policy or ordinance relating to employment or terms and conditions of employment, and there is no basis for any valid claim or charge with regard to such matters.


                                    A-27
          4.19.5 Disclosure of Agreements. There is no written or oral, express or implied:

               (a) Employment contract or agreement, or guarantee of job security, made with or to any past or present employee of FNBC or any of FNBC's Subsidiaries which is not terminable by FNBC or FNBC's Subsidiaries upon 60 days' or less notice without penalty or obligation;

               (b) Plan, contract, arrangement, understanding, or practice providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, retirement benefits of the type described in Statement of Financial Accounting Standard No. 106, or profit sharing; or

               (c) Plan, agreement, arrangement, or understanding with respect to payment of medical expenses, insurance (except insurance continuation limited to that required under provisions of the Consolidated Omnibus Budget Reconciliation Act), or other benefits for any former employee or any spouse, child, member of the same household, estate, or survivor of any employee.

     4.20 Employee Benefit Plans. With respect to any Employee Benefit Plan (as defined in Section 3.10 (Employee Benefit Plans)) maintained by or for the benefit of FNBC or any of FNBC's Subsidiaries or to which FNBC or any of FNBC's Subsidiaries have made payments or contributions on behalf of its employees:

          4.20.1 ERISA Compliance. FNBC and each of FNBC's Subsidiaries, each Employee Benefit Plan, and all trusts created thereunder are in substantial compliance with ERISA, including Sections 601-608 concerning continuation of health care coverage, and all other applicable laws and regulations insofar as such laws and regulations apply to such plans and trusts.

          4.20.2 Internal Revenue Code Compliance. FNBC and each of FNBC's Subsidiaries, each Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code, and all trusts created thereunder are in substantial compliance with the applicable provisions of the Internal Revenue Code, including
     Section 4980B concerning continuation of health care coverage.

          4.20.3 Prohibited Transactions. No Employee Benefit Plan and no trust created thereunder has been involved, subsequent to June 30, 1974, in any nonexempt "prohibited transaction" as defined in Section 4975 of the Internal Revenue Code and in Sections 406, 407, and 408 of ERISA.

          4.20.4 Plan Termination. No Employee Benefit Plan which is a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has been terminated, partially terminated,


                                    A-28
     curtailed, discontinued, or merged into another plan or trust after January 1, 1985, except in compliance with notice and disclosure to the Internal Revenue Service and the Pension Benefit Guaranty Corporation (the "PBGC"), where applicable, as required by the Internal Revenue Code and ERISA. With respect to each such termination, all termination procedures have been completed and there are no pending or potential liabilities to the PBGC, to the plans, or to participants under such terminated plans. Each such termination, partial termination, curtailment, discontinuance, or consolidation has been accompanied by the issuance of a current favorable determination letter by the IRS and, where applicable, has been accompanied by plan termination proceedings with and through the PBGC.

          4.20.5 Multiemployer Plan. No Employee Benefit Plan is a "multiemployer plan" within the meaning of Section 3(37)(A) of ERISA.

          4.20.6 Defined Benefit Plan. No Employee Benefit Plan in effect as of December 31, 1993, is a "defined benefit plan" within the meaning of Section 3(35) of ERISA.

          4.20.7 Payment of Contributions. FNBC and each of FNBC's Subsidiaries has made when due all contributions required under any Employee Benefit Plan and under applicable laws and regulations.

          4.20.8 Payment of Benefits. There are no payments which have become due from any Employee Benefit Plan, the trusts created thereunder, or from FNBC or any of FNBC's Subsidiaries which have not been paid through normal administrative procedures to the plan participants or beneficiaries entitled thereto, except for claims for benefits for which administrative claims procedures under such plan have not been exhausted.

          4.20.9 Accumulated Funding Deficiency. No Employee Benefit Plan which is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code and no trust created thereunder has incurred, subsequent to June 30, 1974, an "accumulated funding deficiency" as defined in Section 412(a) of the Internal Revenue Code and Section 302 of ERISA (whether or not waived).

          4.20.10 Filing of Reports. FNBC has filed or caused to be filed, and will continue to file or cause to be filed, in a timely manner all filings pertaining to each Employee Benefit Plan with the IRS, the United States Department of Labor, and the PBGC as prescribed by the Internal Revenue Code or ERISA, or regulations issued thereunder. All such filings, as amended, were complete and accurate in all material respects as of the dates of such filings, and there were no misstatements or omissions in any such filing which, as of the making of this representation and warranty, would be material to the financial condition, net income, business, properties, operations, or prospects of FNBC or any of FNBC's Subsidiaries.



                                    A-29
     4.21  Environmental Matters.

          4.21.1 Hazardous Substances. For purposes of this Plan of Merger, "Hazardous Substance" has the meaning set forth in Section 9601 of the Comprehensive Environmental Response Compensation and
     Liability Act of 1980, as amended, 42 U.S.C.A.   9601 et seq.
     ("CERCLA"), and also includes any substance now or in the future regulated by or subject to any Environmental Law (as defined below) and any other pollutant, contaminant, or waste, including, without limitation, petroleum, asbestos, radon, and polychlorinated biphenyls.

          4.21.2 Environmental Laws. For purposes of this Plan of Merger, "Environmental Laws" means all laws (civil or common), ordinances, rules, regulations, guidelines, and orders that: (i) regulate air, water, soil, or solid waste management, including the generation, release, containment, storage, handling, transportation, disposal, or management of Hazardous Substances; (ii) regulate or prescribe requirements for air, water, or soil quality; (iii) are intended to protect public health or the environment; or (iv) establish liability for the investigation, removal, or cleanup of, or damage caused by, any Hazardous Substance.

          4.21.3 Owned or Operated Property. With respect to: (i) the real estate owned or leased by FNBC or any of FNBC's Subsidiaries or used in the conduct of their businesses; (ii) other real estate owned by the Bank; (iii) real estate held and administered in trust by the Bank; and (iv) to FNBC's knowledge, any real estate formerly owned or leased by FNBC or any of FNBC's Subsidiaries (for purposes of this Section, properties described in any of (i) through (iv) are collectively referred to as "Premises"):

               (a) Construction and Content. None of the Premises is constructed of, or contains as a component part, any material which (either in its present form or as it may reasonably be expected to change through aging or normal use) releases or may release any substance, whether gaseous, liquid, or solid, that is a Hazardous Substance or is known to be (either by single exposure or by repeated or prolonged exposure) injurious or hazardous to the health of persons occupying the Premises. Without limiting the generality of this Section, the Premises are, and during all applicable limitation periods have been, free of asbestos except to the extent properly sealed or encapsulated in compliance with all applicable Environmental Laws and all workplace safety and health laws and regulations.

               (b) Uses of Premises. No part of the Premises has been used for the generation, manufacture, handling, storage, disposal, or management of Hazardous Substances.

               (c) Underground Storage Tanks. The Premises do not contain, and have never contained, any underground storage tanks.


                                    A-30
          With respect to any underground storage tank listed in the FNBC Disclosure Statement as an exception to the foregoing, each such underground storage tank presently or previously located on Premises is or has been maintained or removed, as applicable, in compliance with all applicable Environmental Laws, and has not been the source of any release of a Hazardous Substance to the environment which has not been remediated.

               (d) Absence of Contamination. The Premises do not contain and are not contaminated by any reportable quantity, or any quantity in excess of applicable cleanup standards, of a Hazardous Substance from any source.

               (e) Environmental Suits and Proceedings. There is no action, suit, investigation, liability, inquiry, or other proceeding, ruling, order, notice of potential liability, or citation involving FNBC or any of FNBC's Subsidiaries pending, threatened, or previously asserted under, or as a result of any actual or alleged failure to comply with any requirement of, any Environmental Law. Without limiting the generality of this Section, there is no basis for any claim against or involving FNBC or any of FNBC's Subsidiaries, or any of their respective properties or assets, under Section 107 of CERCLA or any similar provision of any other Environmental Law.

          4.21.4 Loan Portfolio. With respect to any real estate securing any outstanding loan or related security interest and any owned real estate acquired in full or partial satisfaction of a debt previously contracted:

               (a) Investigation. FNBC and each of FNBC's Subsidiaries have complied in all material respects with their policies (as such policies may have been in effect from time to time and as disclosed in the FNBC Disclosure Statement), and all applicable laws and regulations, concerning the investigation of each such property to determine whether or not there exists or is reasonably likely to exist any Hazardous Substance on, in, or under such property and whether or not a release of a Hazardous Substance has occurred at or from such property.

               (b) No Known Contamination. To FNBC's knowledge, no such property contains or is contaminated by any quantity of any Hazardous Substance from any source.

     4.22 Duties as Fiduciary. The Bank has performed all of its duties in any capacity as trustee, executor, administrator, registrar, guardian, custodian, escrow agent, receiver, or other fiduciary in a fashion that complies in all material respects with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, the violation of which would be material to its business, income, or financial condition.


                                    A-31
     4.23 Investment Bankers and Brokers. FNBC has employed the investment banking firm of M. A. Schapiro & Co., Inc. FNBC's only financial obligation with respect to investment banking firms is the payment of fees and expenses as described in the FNBC Disclosure Statement. FNBC has not employed any other broker, finder, or investment banker in connection with the Merger. FNBC has no express or implied agreement with any other person or company relative to any commission or finder's fee payable with respect to the Merger.

     4.24 Related Persons. For purposes of this Plan of Merger, the term "FNBC Related Person" shall mean any director or executive officer of FNBC or any of FNBC's Subsidiaries, their spouses and children, any person who is a member of the same household as such persons, and any corporation, partnership, proprietorship, trust, or other entity of which any such persons, alone or together, have Control.

          4.24.1 Control of Material Assets. Other than in a capacity as a shareholder, director, or executive officer of FNBC or any of FNBC's Subsidiaries, no FNBC Related Person owns or controls any material assets or properties which are used in the business of FNBC or any of FNBC's Subsidiaries.

          4.24.2 Contractual Relationships. Other than ordinary and customary banking relationships, no FNBC Related Person has any contractual relationship with FNBC or any of FNBC's Subsidiaries.

          4.24.3 Loan Relationships. No FNBC Related Person has any outstanding loan or loan commitment from, or on whose behalf an irrevocable letter of credit has been issued by, FNBC or any of FNBC's Subsidiaries in a principal amount of $50,000 or more.

     4.25 Change in Business Relationships. Neither FNBC nor any of FNBC's Subsidiaries has notice, whether on account of the Merger or otherwise, that (i) any customer, agent, representative, or supplier of FNBC or any of FNBC's Subsidiaries intends to discontinue, diminish, or change its relationship with FNBC or any of FNBC's Subsidiaries, the effect of which would be material to the business of FNBC or any of FNBC's Subsidiaries; or (ii) any executive officer of FNBC or any of FNBC's Subsidiaries intends to terminate his or her employment.

     4.26 Insurance. The FNBC Disclosure Statement contains true copies of each policy of insurance presently in force with respect to the assets, properties, premises, operations, and personnel of FNBC and each of FNBC's Subsidiaries. FNBC and each of FNBC's Subsidiaries maintains in full force and effect insurance on its assets, properties, premises, operations, and personnel in such amounts and against such risks and losses as are customary and adequate for comparable entities engaged in the same business and industry. There is no unsatisfied claim of $25,000 or more under such insurance as to which the insurance carrier has denied liability. During the last five years, no insurance company has canceled or refused to renew



                                    A-32
a policy of insurance covering FNBC's or any of FNBC's Subsidiaries' assets, properties, premises, operations, or personnel.

     4.27 Books and Records. The minutes contained in corporate minute books and files of FNBC and each of FNBC's Subsidiaries (since it was acquired by FNBC) properly and accurately record in all material respects all actions actually taken by its shareholders, directors, and committees of directors. The books, accounts, and records of FNBC and each of FNBC's Subsidiaries reflect only actual transactions and have been maintained in all material respects in the usual and regular manner, in accordance with generally accepted accounting principles consistently applied, and in compliance with all applicable laws and regulations.

     4.28 Loan Guarantees. All guarantees of indebtedness owed to any of FNBC's Subsidiaries, including but not limited to those of the Federal Housing Administration, the Small Business Administration, and other state and federal agencies, are valid and enforceable, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies, and except as would not be material to FNBC or any of FNBC's Subsidiaries.

     4.29 Events Since December 31, 1993. Neither FNBC nor any of FNBC's Subsidiaries has, since December 31, 1993:

          4.29.1 Business in Ordinary Course. Conducted its business other than in the ordinary course, or incurred or become subject to any liability or obligation, except liabilities incurred in the ordinary course of business, and except for any single liability or for the aggregate of any group of related liabilities which do not exceed $50,000.

          4.29.2 Strikes or Labor Trouble. Experienced or, to the best knowledge of FNBC, been threatened by any strike, work stoppage, organizational effort, or other labor trouble, or any other event or condition of any similar character which has been or could reasonably be expected to be materially adverse to the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries.

          4.29.3 Discharge of Obligations. Discharged or satisfied any lien or encumbrance, or paid any obligation or liability other than those shown on FNBC's December 31, 1993, consolidated financial statements or incurred after that date, other than in the ordinary course of business, except for such liens, encumbrances, liabilities, and obligations that do not in the aggregate exceed $50,000.

          4.29.4 Mortgage of Assets. Mortgaged, pledged, or subjected to lien, charge, or other encumbrance any of its assets, or sold or transferred any such assets, except in the ordinary course of business, except for such mortgages, pledges, liens, charges, and


                                    A-33
     encumbrances for indebtedness that do not in the aggregate exceed
     $50,000.

          4.29.5 Extraordinary Transactions. Entered into any transaction involving more than $50,000 in the aggregate, other than in the ordinary course of business, or incurred any other liabilities, obligations, liens, or encumbrances for indebtedness that in the aggregate exceed $50,000.

          4.29.6 Contract Amendment or Termination. Made or permitted any amendment or termination of any contract to which it is a party and which is material to the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries, except as expressly provided in this Plan of Merger.

     4.30 Anticipated Changes. No facts or circumstances specific to FNBC and FNBC's Subsidiaries and not applicable to the banking industry in general have been discovered from which it appears that there is a risk that there will occur a materially adverse change in the financial condition, net income, business, properties, operations, or prospects of FNBC or any of FNBC's Subsidiaries.

     4.31 Reserve for Loan Losses. The reserve for loan losses reflected in FNBC's and FNBC's Subsidiaries' audited consolidated financial statements for the period ended December 31, 1993, and Call Reports for the quarters ended March 31, 1994 and June 30, 1994, was adequate to meet all reasonably anticipated loan losses, net of recoveries related to loans previously charged off.

     4.32 Loan Origination and Servicing. In originating, underwriting, servicing, and discharging loans, mortgages, land contracts, and other contractual obligations, either for its own account or for the account of others, the Bank has complied with all applicable terms and conditions of such obligations and with all applicable laws, regulations, rules, contractual requirements, and procedures with respect to such servicing, except for incidents of noncompliance that would not, individually or in the aggregate, have a material effect on the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries.

     4.33 Public Communications; Securities Offering. No annual report, quarterly report, proxy material, press release, or other communication previously sent or released by FNBC or any of FNBC's Subsidiaries to FNBC's stockholders or the public since January 1, 1991, was false or misleading with respect to any material fact, or omitted to state any material fact necessary to make the statements therein not misleading.

     4.34 No Insider Trading. FNBC has reviewed its stock transfer records since December 31, 1993, and has questioned its directors and executive officers concerning known stock transfers since that date. Based upon that investigation, to the best of FNBC's knowledge, no director or officer of FNBC or any of FNBC's Subsidiaries and no person related to any


                                    A-34
such director or officer by blood or marriage and residing in the same household has since December 31, 1993, purchased or sold, or caused to be purchased or sold, any shares of FNBC Common Stock of which such director, officer, or related person is or was the record or beneficial owner as determined according to Rule 13d-3 issued under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"), during any period when FNBC was in possession of material nonpublic information.

     4.35 Continuity of Interest. To the best of FNBC's knowledge, there is no plan or intention by the stockholders of FNBC who own FNBC Common Stock to sell, exchange, or otherwise dispose of a number of shares of Old Kent Common Stock received in the transaction that would reduce the FNBC stockholders' ownership of Old Kent Common Stock to a number of shares having a value, as of the Effective Time of the Merger, of less than 50 percent of the value of all of the formerly outstanding FNBC Common Stock as of the same time. For purposes of this representation, shares of FNBC Common Stock exchanged for cash in lieu of fractional shares will be treated as outstanding FNBC Common Stock at the Effective Time of the Merger. Shares of FNBC Common Stock and shares of Old Kent Common Stock held by FNBC stockholders and otherwise sold, redeemed, or disposed of before or after the transaction will be considered in making this representation.

     4.36 Pooling of Interests Accounting Qualification. Neither FNBC nor any of FNBC's Subsidiaries owns any shares of Old Kent Common Stock, any securities convertible into such stock, or any rights to acquire such stock, except for any which may be held in a fiduciary capacity for a customer as to which FNBC or any of FNBC's Subsidiaries has no beneficial interest. Neither FNBC nor any of FNBC's Subsidiaries has during the past 2 years acquired any shares of FNBC Common Stock, any securities convertible into such stock, or any other rights to acquire such stock, except for any which may be held in a fiduciary capacity for a customer as to which FNBC or any of FNBC's Subsidiaries has no beneficial interest, and except as permitted for purposes other than a business combination under the pooling of interests method of accounting, and no more than a normal number of shares have been acquired for such permissible purposes.

     4.37 True and Complete Information. No schedule, statement, list, certificate, or other information furnished or to be furnished by FNBC in connection with this Plan of Merger, including the FNBC Disclosure Statement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

     4.38  Truth and Completeness of Representations and Warranties.

          4.38.1 True at the Closing. FNBC further warrants that its representations and warranties in this Plan of Merger will be true in all material respects at the Closing. All of such representations and warranties made with respect to specified dates or events shall still


                                    A-35
     be true at the Closing in all material respects with respect to such dates or events.

          4.38.2 Untrue Representations and Warranties. During the term of this Plan of Merger, if FNBC becomes aware of any facts or of the occurrence or impending occurrence of any event which would cause one or more of FNBC's representations and warranties contained in this Plan of Merger to become untrue, or would have caused one or more of such representations and warranties (except in the case of representations and warranties expressly made only as of the execution of this Plan of Merger) to be untrue had such facts been known or had such event occurred prior to the execution of this Plan of Merger, then:

               (a) Notice. FNBC shall immediately give detailed written notice thereof to Old Kent; and

               (b) Remedy Unless Waived. FNBC shall use all reasonable efforts to change such facts or events to make such representations and warranties true, unless the same shall have been waived in writing by Old Kent.


                                 ARTICLE V

                             CERTAIN COVENANTS

     5.1 FNBC Disclosure Statement. FNBC shall prepare the FNBC Disclosure Statement, which shall be certified with respect to Section 4.37 (True and Complete Information) on behalf of FNBC by its chief executive officer and its chief financial officer, and shall deliver two copies of the FNBC Disclosure Statement to Old Kent not later than 30 days after the execution of this Plan of Merger. The FNBC Disclosure Statement shall contain appropriate references and cross-references with respect to disclosures, and appropriate identifying markings with respect to documents, which pertain to one or more sections or articles of this Plan of Merger. In addition to any exceptions to FNBC's representations set forth in Article IV, the FNBC Disclosure Statement shall contain true and correct copies of each and every document specified below. Not less than 5 days prior to the Closing, FNBC shall deliver to Old Kent an update to the FNBC Disclosure Statement describing any material changes and containing any new or amended documents, as specified below, which are not contained in the FNBC Disclosure Statement as initially delivered. The update to the FNBC Disclosure Statement shall be certified with respect to Section 4.37 (True and Complete Information) on behalf of FNBC by its chief executive officer and its chief financial officer. The FNBC Disclosure Statement and the update, as of the dates they are delivered, shall contain:

          5.1.1 Compensation Plans. All plans, policies or contracts providing for bonuses, pensions, all sales commission schedules, options, stock purchases, deferred compensation, severance or


                                    A-36
     termination pay, retirement payments, profit sharing, or retirement savings, any summary plan description relating thereto, and, to the extent applicable, the last two annual reports on Form 5500 for each such plan or contract.

          5.1.2 Labor Agreements. All collective bargaining or other contracts or agreements with any labor union or employee group concerning employees of FNBC or any of FNBC's Subsidiaries.

          5.1.3 Employment Agreements. All employment agreements not terminable by FNBC or any of FNBC's Subsidiaries upon 60 days' or less notice without penalty or obligation.

          5.1.4 Affirmative Action Programs. All affirmative action plans or programs covering employees of FNBC or any of FNBC's Subsidiaries.

          5.1.5 Employment Policies. All employee handbooks, policy manuals, rules and standards of employment promulgated by FNBC or any of FNBC's Subsidiaries with regard to their employees and presently in effect.

          5.1.6 Judgments, Orders or Settlement Agreements. All judgments, orders, injunctions, court decrees or settlement agreements arising out of or relating to the labor and employment practices or decisions of FNBC or any of FNBC's Subsidiaries which, by their terms, continue to bind or affect FNBC or any of FNBC's Subsidiaries.

          5.1.7 Defaulted Contracts. Excepting any ordinary and customary banking relationship, all material agreements, contracts, mortgages, deeds of trust, leases, commitments, indentures, notes, or other instruments:

               (a) Under which FNBC or any of FNBC's Subsidiaries is in material default; or

               (b) Under which, to the best of FNBC's knowledge, another party is in material default under its obligations to FNBC or any of FNBC's Subsidiaries.

          5.1.8 Loan Delinquencies. A list of loans or extensions of credit on the books of the Bank with a principal balance of $50,000 or more and which are more than 60 days contractually delinquent.

          5.1.9 Letters of Credit and Loan Contingencies. A listing of all letters of credit and obligations to make loans or extend credit which any of FNBC's Subsidiaries cannot reject or terminate without advance notice or penalty in its sole discretion, and upon which any of FNBC's Subsidiaries may be or may become liable without action or omission of any of FNBC's Subsidiaries after the Closing, identifying and describing such letters of credit and obligations in reasonable detail and excepting (if FNBC chooses to except them) any such letter


                                    A-37
     of credit or obligation with respect to which FNBC's Subsidiaries' obligation does not exceed $50,000.

          5.1.10 Related Person Contracts. All agreements, contracts, mortgages, deeds of trust, leases, commitments, indentures, notes, or other instruments, which are, to the best of FNBC's knowledge, with any FNBC Related Person, excepting any ordinary and customary banking relationship.

          5.1.11 Related Person Loans. A list of all outstanding loans or loan commitments from, and all irrevocable letters of credit issued by, FNBC or any of FNBC's Subsidiaries in a principal amount of $50,000 or more to any FNBC Related Person.

          5.1.12 Retired Employee Expenses. All plans, agreements, arrangements, or understandings concerning payment of medical expenses, insurance, or other benefits with respect to any former employee, or any spouse or child, member of the same household, estate, or survivor of a former employee.

          5.1.13 Deeds and Titles. All deeds, titles, or other evidences of title to real estate, as well as copies, to the extent in the possession of FNBC or any of FNBC's Subsidiaries, of all surveys, abstracts, and environmental assessments thereof and title insurance policies relating thereto, and complete and correct lists of each and every item of personal property which had a book value in excess of $50,000 as of December 31, 1993, reflected in the books and records of FNBC or any of FNBC's Subsidiaries as being owned (including those reflected in the consolidated balance sheet of FNBC and FNBC's Subsidiaries as of December 31, 1993), except as since disposed of in the ordinary course of business.

          5.1.14 Lease Agreements. All leases or other agreements pursuant to which FNBC or any of FNBC's Subsidiaries, as lessee or lessor, lease real or personal property, excepting any lease as to personal property under which the aggregate lease payments with respect to that lease do not exceed $50,000 during any year or $250,000 in the aggregate.

          5.1.15  Other Agreements.

               (a) All contracts or agreements to which FNBC or any of FNBC's Subsidiaries is a party or subject which call for aggregate payments in excess of $50,000 with respect to individual items or individual agreements, excepting any ordinary and customary banking relationship.

               (b) All data processing agreements, service agreements, consulting agreements, or any similar arrangements not terminable by FNBC or any of FNBC's Subsidiaries upon 60 days' or less



                                    A-38
          notice without penalty, excepting any agreement which does not require aggregate payments in excess of $50,000.

               (c) All contracts or agreements, whether existing or proposed, for the purchase of equipment, supplies, other personal or real property, or services which call for aggregate payments in excess of $50,000.

               (d) All loan servicing agreements pursuant to which FNBC or any of FNBC's Subsidiaries services loans for others.

               (e) All mortgage forward commitments and similar agreements pursuant to which FNBC or any of FNBC's Subsidiaries sells to others mortgages which it originates.

               (f) All interest rate swap agreements and other agreements relating to hedging interest rate risks.

          5.1.16 Insurance Policies. All policies of insurance maintained by FNBC or any of FNBC's Subsidiaries with respect to assets, properties, premises, operations, and personnel, and copies of the most recent insurance audit, review, or report (if any).

          5.1.17 Charter Documents and Bylaws. The certificate of incorporation or articles of incorporation, as the case may be, and bylaws of FNBC and each of FNBC's Subsidiaries, including all amendments to date.

          5.1.18 Stockholder List. A stockholder list as of the most recent date available identifying each stockholder, indicating the number of shares held, and providing the stockholder's record address.

          5.1.19 Employee Benefit Plans. All Employee Benefit Plans, including amendments, the latest determination letter issued by the IRS with respect to each Employee Benefit Plan which is a qualified plan under Section 401(a) of the Internal Revenue Code and any determination letter issued with respect to each amendment to each such Employee Benefit Plan, any summary plan description relating thereto, and all administrative forms for each Employee Benefit Plan.

          5.1.20 Executive Employment and Compensation. Definitive statements identifying and describing in a summary manner each and every written or oral, express or implied contract, agreement, or arrangement pertaining to the employment or compensation of FNBC's and each of FNBC's Subsidiaries' directors, officers, or employees who in 1993 received, or in 1994 are contractually entitled to receive, aggregate compensation of $50,000 or more. Each definitive statement shall be separately signed and acknowledged as being true, correct, and complete by each such person.




                                    A-39
          5.1.21 Bonus Payments. A list of all bonuses paid to all directors and officers of FNBC and FNBC's Subsidiaries since
     December 31, 1992, including the amount paid to each recipient, the name of the recipient, and the date of payment.

          5.1.22 Management Letters. Copies of any letters or memoranda to management or special reports received during each of the last three years by FNBC or any of FNBC's Subsidiaries from FNBC's independent public accountants which set forth criticisms of, or advice, suggestions, or recommendations for improvements in, any aspect of the accounting for or operation of FNBC or any of FNBC's Subsidiaries.

          5.1.23 Change of Control. Copies of agreements, contracts, loans, mortgages, deeds of trust, leases, commitments, indentures, notes, or other instruments which may be accelerated, terminated, or otherwise materially affected by virtue of the change of control of FNBC upon consummation of the Merger.

          5.1.24 Long-term Debt. Copies of any loan agreements, notes, indentures, security agreements, mortgages, pledge receipts, guaranties, and related documents with respect to all long-term indebtedness of FNBC or any of FNBC's Subsidiaries.

          5.1.25 Regulatory Orders. Copies of any order, decree, memorandum, agreement, or understanding with regulatory agencies binding upon or affecting the operations of FNBC or any of FNBC's Subsidiaries or their respective directors or officers in their capacities as such.

          5.1.26 Patents, Trademarks, and Copyrights. All trademarks, trade names, service marks, patents, or copyrights, whether or not registered or the subject of an application for registration, which are owned by FNBC or any of FNBC's Subsidiaries or licensed from a third party.

          5.1.27 Board and Environmental Investigation Policies. Copies of all policies formally adopted by the Board of Directors of FNBC and each of FNBC's Subsidiaries as currently in effect and, with respect to environmental matters, copies of all policies that have been in effect during the last 10 years regarding the performance of environmental investigations of properties accepted as collateral for loans or accepted in trust, including the effective dates of all such policies.

          5.1.28 Litigation. A list of all suits, actions, and proceedings (legal, administrative, arbitral, or otherwise), and all claims, investigations, and inquiries (by an administrative agency, governmental body, or otherwise) to which FNBC or any of FNBC's Subsidiaries, or any of their respective businesses or properties, is a party as plaintiff or defendant or is subject, together with copies


                                    A-40
     of the complaint, answer, and all material motions and orders filed or entered in connection therewith, except for routine collection proceedings filed by FNBC or any of FNBC's Subsidiaries in which no counterclaims have been asserted, and except for garnishment actions.

          5.1.29 MESC Form 1027. A completed and executed copy of MESC Form 1027, Business Transferor's Notice of Unemployment Tax Liability and Rate.

     5.2 Old Kent Disclosure Statement. Old Kent shall prepare the Old Kent Disclosure Statement, which shall be certified with respect to
Section 3.16 (True and Complete Information) on behalf of Old Kent by its chief executive officer and its chief financial officer, and shall deliver two copies of the Old Kent Disclosure Statement to FNBC not later than 30 days after the execution of this Plan of Merger. The Old Kent Disclosure Statement shall contain appropriate references and cross-references with respect to disclosures, and appropriate identifying markings with respect to documents, which pertain to one or more sections or articles of this Plan of Merger. Not less than 5 days prior to the Closing, Old Kent shall deliver to FNBC an update to the Old Kent Disclosure Statement describing any material changes and containing any new or amended documents which are not contained in the Old Kent Disclosure Statement as initially delivered. The update to the Old Kent Disclosure Statement shall be certified with respect to Section 3.16 (True and Complete Information) on behalf of Old Kent by its chief executive officer and its chief financial officer.

     5.3   Conduct of Business Pending the Effective Time of the
Merger. From the execution of this Plan of Merger until the Effective Time of the Merger, FNBC agrees that, except as consented to in writing by Old Kent or as otherwise provided in this Plan of Merger, FNBC shall, and it shall cause each of FNBC's Subsidiaries to:

          5.3.1 Ordinary Course. Conduct its business and manage its property only in the usual, regular, and ordinary course and not otherwise, in substantially the same manner as prior to the execution of this Plan of Merger, and not make any substantial change to its methods of management or operation in respect of such business or property.

          5.3.2 No Inconsistent Actions. Take no action which would be inconsistent with or contrary to the representations, warranties, and covenants made by FNBC in this Plan of Merger, and take no action which would cause FNBC's representations and warranties to become untrue except as and to the extent required by applicable laws and regulations or regulatory agencies having jurisdiction.

          5.3.3 Compliance. Comply in all material respects with all laws, regulations, agreements, court orders, and administrative orders applicable to the conduct of its business unless the application of such laws, regulations, or orders is being contested in good faith and


                                    A-41
     Old Kent has been notified of such contest, and except where noncompliance is unintentional and not material to the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries.

          5.3.4 No Amendments. Make no change in its certificate of incorporation, articles of association, articles of incorporation, or charter, as the case may be, or its bylaws.

          5.3.5 Books and Records. Maintain its books, accounts, and records in the usual and regular manner, and in material compliance with all applicable laws and accounting standards.

          5.3.6 No Change in Stock. Except as contemplated by this Plan of Merger, make no change in the number of shares of its capital stock issued and outstanding; grant no warrant, option, or commitment relating to its capital stock; enter into no agreement relating to its capital stock; and issue no securities convertible into its capital stock.

          5.3.7 Maintenance. Use all reasonable efforts to maintain its property and assets in their present state of repair, order and condition, reasonable wear and tear and damage by fire or other casualty excepted.

          5.3.8 Preservation of Goodwill. Use all reasonable efforts to preserve its business organization intact, to keep available the services of its present officers and employees, and to preserve the goodwill of its customers and others having business relations with it.

          5.3.9 Insurance Policies. Use all reasonable efforts to maintain and keep in full force and effect insurance coverage, so long as such insurance is reasonably available, on its assets, properties, premises, operations, and personnel in such amounts, against such risks and losses, and with such self-insurance requirements as are presently in force.

          5.3.10 Charge-Offs. Charge off loans and maintain its reserve for loan losses, in each case in a manner in conformity with the prior practices of FNBC and each of FNBC's Subsidiaries and applicable industry, regulatory, and accounting standards.

          5.3.11 Policies and Procedures. Make no material change in any policies and procedures applicable to the conduct of its business, including without limitation any loan and underwriting policies, loan loss and charge-off policies, investment policies, and employment policies, except as and to the extent required by law or regulatory agencies having jurisdiction.

          5.3.12 New Directors or Officers. Except to reelect persons who are then incumbent officers and directors at annual meetings, not:


                                    A-42
               (a) Increase the number of directors or fill any vacancy on the board of directors; or

               (b)  Elect or appoint any person to an executive office.

          5.3.13  Compensation and Benefits.

               (a) Not increase, or agree to increase, the salary, or other compensation payable to, or fringe benefits of, or pay or agree to pay any bonus to, any officer or director, or any other class or group of employees as a class or group, except for (i) increases, agreements or payments which are reasonable in amount and consistent with the prior year and which are announced or made only after first consulting with Old Kent, provided, that bonuses equal in amounts to bonuses paid during 1993 may be paid at the end of 1994 if FNBC's net income for 1994 (without deducting any expenses related to the Merger) is equal to or exceeds FNBC's net income for 1993; and (ii) if and to the extent set forth in the FNBC Disclosure Statement, bonuses that do not in the aggregate exceed $100,000 payable on the date of the Closing to senior officers of FNBC or the Bank who remain in the employ of FNBC or the Bank (as applicable) on the date of the Closing; and

               (b) Not introduce, change, or agree to introduce or change, any pension, profit-sharing, or employee benefit plan, fringe benefit program, or other plan or program of any kind for the benefit of its employees unless required by law or this Plan of Merger, except for (i) changes that are necessary or advisable, in the opinion of counsel, to maintain any tax qualified status; and (ii) changes to the ESOP and the First National Bank in Macomb County Employee Salary Reduction (401(k)) Plan (the "401(k) Plan") that are necessary or advisable, in the opinion of counsel, to preserve the exempt status of transactions in such plans under Rule 16b-3 issued under the Securities Exchange Act.

          5.3.14 New Employment Agreements. Not enter into any employment agreement which is not terminable by FNBC or any of FNBC's
     Subsidiaries without cost or penalty upon 60 days' or less notice.

          5.3.15 Dividends. With respect to FNBC only, not declare or pay any dividends, nor make any other distribution, in respect of any shares of its capital stock except as permitted by Section 5.4 (Regular Dividends and Compensation Adjustments).

          5.3.16 Borrowing. Not borrow money except in the ordinary course of business.

          5.3.17 Mortgaging Assets. Not sell, mortgage, pledge, encumber, or otherwise dispose of, or agree to sell, mortgage, pledge, encumber, or otherwise dispose of, any of its property or assets, except in the


                                    A-43
     ordinary course of business, except for property or assets, or any group of related properties or assets, which have a fair market value of less than $50,000.

          5.3.18 Notice of Actions. Notify Old Kent of the threat or commencement of any action, suit, proceeding, claim, arbitration, or investigation against or relating to: (i) FNBC or any of FNBC's Subsidiaries; (ii) FNBC's or any of FNBC's Subsidiaries' directors, officers, or employees in their capacities as such; (iii) FNBC's or any of FNBC's Subsidiaries' assets, liabilities, businesses, or operations; or (iv) the Merger or this Plan of Merger.

          5.3.19 Cooperation. Take such reasonable actions as may be necessary to cooperate in effecting the Merger.

          5.3.20 Large Expenditures. Not pay, agree to pay, or incur any liability, excepting such liabilities which have been accrued on its books as of the execution of this Plan of Merger, for the purchase or lease of any item of real property, fixtures, equipment, or other capital asset in excess of $50,000 individually or in excess of $100,000 in the aggregate with respect to FNBC and all of FNBC's Subsidiaries, excepting pursuant to prior commitments or plans made by FNBC or any of FNBC's Subsidiaries that are disclosed in the FNBC Disclosure Statement.

          5.3.21 New Service Arrangements. Not enter into, or commit to enter into, any agreement for trust, consulting, professional, data processing, or other services to FNBC or any of FNBC's Subsidiaries which is not terminable by FNBC or any of FNBC's Subsidiaries without penalty upon 60 days' or less notice, except for contracts for services under which the aggregate required payments do not exceed $10,000.

          5.3.22 Capital Improvements. Not open, enlarge, or materially remodel any bank or other facility, and not lease, purchase, or otherwise acquire any real property for use as a branch bank, or apply for regulatory approval of any new branch bank, excepting pursuant to prior commitments or plans made by FNBC or any of FNBC's Subsidiaries that are disclosed in the FNBC Disclosure Statement.

     5.4 Regular Dividends and Compensation Adjustments. FNBC may declare and pay cash dividends upon Common Stock quarterly at a rate not to exceed $.20 per share in a manner, on dates, and with respect to record dates consistent with its past practice. However, FNBC shall adjust the record date for its regularly scheduled dividend, if any (otherwise permissible under this Section 5.4 (Regular Dividends and Compensation Adjustments)), with respect to the period in which the Effective Time of the Merger occurs if necessary to assure that FNBC stockholders receive one and only one dividend payable in, or with a record date occurring in, the quarter in which the Effective Time of the Merger occurs, whether with



                                    A-44
respect to FNBC Common Stock or Old Kent Common Stock received in the
Merger.

     5.5   Data Processing Arrangements.

          5.5.1 M & I Agreement. Old Kent and FNBC agree to use all reasonable efforts to negotiate an agreement to terminate the Data Processing Services Agreement dated as of December 31, 1993 (the "M & I Agreement"), between M & I Data Services, Inc. ("M & I"), and the Bank on terms reasonably acceptable to Old Kent and FNBC at the lowest practicable cost and at the earliest practicable time. Any termination agreement may be conditioned upon consummation of the Merger. For the purposes of this Section 5.5 (Data Processing Arrangements) the M & I Agreement shall not be considered to be terminated unless and until Old Kent and FNBC shall have expressly agreed upon the amount of the aggregate combined cost to Old Kent and FNBC in cash, fair market value of contract concessions, and fair market value of other consideration (together, the "Termination Cost") to be incurred to terminate the M & I Agreement, or that the Termination Cost is less than $250,000. The Purchase Price Per Share as set forth in Section 2.1.1 (Conversion of FNBC Common Stock) shall be adjusted, depending on the results of such negotiation, if and as set forth below:

               (a) If the M & I Agreement is terminated on terms reasonably acceptable to both Old Kent and FNBC at a Termination Cost of $250,000 or less, then there shall be no adjustment to the Purchase Price Per Share on account of the M & I Agreement.

               (b) If the M & I Agreement is terminated on terms reasonably acceptable to both Old Kent and FNBC at a Termination Cost in excess of $250,000, then the Purchase Price Per Share shall be reduced by the lesser of (i) an amount determined by dividing (x) two-thirds of the difference between the Termination Cost and $250,000, by (y) 2,434,060; or (ii) $.40.

               (c) If, as of the close of business on the day preceding the date of the Closing, the M & I Agreement has not been terminated on terms reasonably acceptable to both Old Kent and FNBC, then the Purchase Price Per Share shall be reduced by $.40.

          5.5.2 Other Arrangements. Until the Effective Time of the Merger, FNBC shall advise Old Kent of all anticipated renewals or extensions of existing data processing services agreements with independent vendors. FNBC agrees to cooperate with Old Kent in negotiating with those vendors the length of any extension or renewal term of those agreements, which, unless otherwise agreed with Old Kent, shall not exceed one year from the date of renewal. FNBC agrees to send to each vendor, as and when due, such notices of nonrenewal as may be necessary or appropriate under the terms of the applicable agreements to prevent those agreements from automatically renewing for


                                    A-45
     a term of more than one year from the date of renewal, except as otherwise agreed between FNBC and Old Kent.

     5.6 Affiliates. The FNBC Disclosure Statement and the update to the FNBC Disclosure Statement shall identify every person who may, to FNBC's reasonable knowledge, be deemed to be an "affiliate" of FNBC for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"). FNBC shall cause its counsel to deliver to each person who is identified as an affiliate, on or prior to the Effective Time of the Merger, advice with respect to such person's obligations under the Securities Act and the regulations issued thereunder with respect to disposition of securities of Old Kent. Further, FNBC shall use all reasonable efforts to cause each person who is identified as an affiliate to deliver to Old Kent on or prior to the Effective Time of the Merger a written agreement, satisfactory to Old Kent, that such person shall not offer to sell or otherwise dispose of any shares of Old Kent Common Stock issued to such person pursuant to the Merger in violation of the Securities Act or the regulations thereunder, or prior to publication of financial results of the post-Merger combined operations of Old Kent covering a period of at least 30 days.

     5.7 Maintenance of Insurance. FNBC shall use all reasonable efforts to obtain renewal of the directors' and officers' liability and corporation reimbursement insurance in effect on the execution of this Plan of Merger on terms and conditions reasonably agreeable to FNBC. FNBC shall consult with Old Kent regarding any renewals of, and the premiums to be paid for, such insurance prior to taking any action to renew or terminate such insurance. If FNBC's directors and officers liability insurance policy is canceled or not renewed by the issuer during the term of this Plan of Merger, FNBC shall, at Old Kent's option, purchase the discovery period offered under the policy.

     5.8   Competing Proposals.  Neither FNBC nor any of FNBC's
Subsidiaries, nor any of their directors, officers, employees, investment bankers, representatives, or agents, shall take any action inconsistent with the intent to consummate the Merger upon the terms and conditions of this Plan of Merger. Without limiting the foregoing:

          5.8.1 No Solicitation. Neither FNBC nor any of FNBC's Subsidiaries, nor any of their respective directors, officers, employees, investment bankers, representatives, or agents, shall solicit, encourage, or negotiate with any other party, any proposals, offers, or expressions of interest concerning any tender offer, exchange offer, merger, consolidation, sale of shares, sale of assets, or assumption of liabilities not in the ordinary course, or other business combination involving FNBC or any of FNBC's Subsidiaries other than the Merger (a "Business Combination").

          5.8.2 Communication of Other Proposals. FNBC shall cause written notice to be delivered to Old Kent promptly upon receipt of any solicitation, offer, proposal, or expression of interest (a


                                    A-46
     "Proposal") concerning a Business Combination. Such notice shall contain the material terms and conditions of the Proposal to which such notice relates or shall contain a copy of FNBC's unequivocal rejection of the Proposal in the form actually delivered to the person from whom the Proposal was received. Thereafter, FNBC shall promptly notify Old Kent of any material changes in the terms, conditions, and status of any Proposal.

          5.8.3 Furnishing Information. Neither FNBC nor any of FNBC's Subsidiaries, nor any of their respective directors, officers, employees, investment bankers, representatives, or agents, shall furnish any nonpublic information concerning FNBC or any of FNBC's Subsidiaries to any person who is not affiliated or under contract with FNBC or Old Kent, except as required by applicable law or regulations.

     5.9 Redemption of Rights. The Board of Directors of FNBC shall take all action necessary to redeem the FNBC Rights outstanding under the FNBC Rights Agreement at a redemption price of $.01 per FNBC Right in cash, which redemption shall become effective immediately prior to the Effective Time of the Merger. Following such redemption, FNBC shall have no obligation under the FNBC Rights or the FNBC Rights Agreement and the holders shall have no rights under the FNBC Rights or the FNBC Rights Agreement following such time, except, in each case, with respect to the payment of the redemption price.

     5.10 Insurance Company. Notwithstanding any other provision of this Plan of Merger, FNBC may liquidate or sell the Insurance Company for a price not less than the stockholders' equity of the Insurance Company or such other price to which Old Kent may reasonably agree.


                                 ARTICLE VI

                           ADDITIONAL AGREEMENTS

     6.1 Registration Statement. As soon as is reasonably practical, Old Kent agrees to prepare and file with the SEC under the Securities Act the Registration Statement and the related Prospectus and Proxy Statement included as a part thereof covering the issuance by Old Kent of the shares of Old Kent Common Stock as contemplated by this Plan of Merger, together with such amendments as may reasonably be required for the Registration Statement to become effective. Old Kent agrees to provide FNBC with the opportunity to review and comment upon the Registration Statement, each amendment to the Registration Statement, and each form of the Prospectus and Proxy Statement before filing. Old Kent will make such amendments and file such supplements thereto as FNBC may reasonably request. Old Kent agrees to provide FNBC with copies of all correspondence received from the SEC with respect to the Registration Statement and its amendments and with all responsive correspondence to the SEC. Old Kent agrees to notify FNBC of any stop orders or threatened stop orders with respect to the


                                    A-47
Registration Statement. FNBC agrees to provide all necessary information pertaining to FNBC and FNBC's Subsidiaries promptly upon request, and to use its best efforts to obtain the cooperation of FNBC's independent accountants and attorneys, in connection with the preparation of the Registration Statement.

     6.2 Other Filings. Old Kent agrees to prepare and file, as soon as is reasonably practical, with the Federal Reserve Board, the State of Michigan, the State of Delaware, the State of Arizona, and other regulatory agencies all documents in connection with the transactions contemplated by this Plan of Merger. Old Kent agrees to provide FNBC with the opportunity to review and comment upon such documents before filing and to make such amendments and file such supplements thereto as FNBC may reasonably request. Old Kent shall provide FNBC with copies of all correspondence received from these agencies and all responsive correspondence sent to these agencies.

     6.3 Press Releases. FNBC and Old Kent shall consult with each other with respect to the form and substance of any press release, Form 8-K, or other public disclosure of matters related to this Plan of Merger.

     6.4 Indemnification. Old Kent acknowledges that any and all rights to indemnification now existing in favor of the employees, agents, directors and officers of FNBC and each of FNBC's Subsidiaries under their respective certificates or articles of incorporation, charters, articles of association or bylaws shall survive the Merger and shall continue with respect to acts or omissions occurring prior to the Effective Time of the Merger with the same force and effect as prior to the Effective Time of the Merger. In the event of any claim or litigation giving rise to such indemnification, Old Kent will provide the indemnified party with access to and the right to copy all documents and other information reasonably required for the defense of the litigation, subject to reasonable precautions to prevent inappropriate use or disclosure of such documents and information, and will reasonably cooperate in the defense of such litigation.

     6.5 Miscellaneous Agreements and Consents. Subject to the terms and conditions of this Plan of Merger, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Plan of Merger. Old Kent and FNBC will use all reasonable efforts to obtain consents of all third parties and governmental bodies necessary or desirable for the consummation of the Merger.

     6.6 Stock Options. Before the Effective Time of the Merger, FNBC will amend, if necessary and subject to employee consent, the terms of all of its outstanding employee stock options identified in Section 4.4.2 (No Other Capital Stock) so that they will become, if and when the Merger becomes effective, options to acquire, for an equivalent price, the number


                                    A-48
of shares of Old Kent Common Stock that would have been acquired if the options to acquire FNBC Common Stock had been exercised immediately prior to the Effective Time of the Merger. At the Closing, Old Kent will grant to each non-employee director of FNBC then serving on FNBC's Board of Directors replacement options to purchase, for an equivalent price and subject to the same vesting requirements with respect to service as a director of the Bank or as a director or advisory director of any successor to the Bank, the number of shares of Old Kent Common Stock that would have been acquired if his or her options to acquire FNBC Common Stock (including shares as to which his or her options are not then vested) had been exercised immediately prior to the Effective Time of the Merger, in consideration for the written waiver executed by each such non-employee director of FNBC of any rights that he or she may have under then outstanding options issued by FNBC to purchase shares of FNBC Common Stock. The options shall in all other respects contain substantially the same terms and conditions as they do presently. Old Kent agrees to honor the options according to their terms and to register the options and the shares acquired upon their exercise with the SEC on Form S-8, if and to the extent that they are eligible for registration under that form.

     6.7 ESOP. The ESOP shall be terminated effective as of the Closing. Prior to its termination, the ESOP shall be amended to provide that no employees of Old Kent shall be eligible to participate, that there shall be no new participants in the plan on or after the Closing, that upon termination the Trustee shall pay off the outstanding balance owed by the ESOP under the Bank Stock Loan Agreement dated as of June 7, 1994, between the ESOP, FNBC, and Bankers' Bank of Illinois (the "Bank Stock Loan Agreement"), and that any assets left in the suspense account after repayment of the loan will be allocated among the participants of the ESOP in accordance with the terms of the ESOP in a manner consistent with the Internal Revenue Code. Upon receipt of a favorable IRS determination letter with respect to the termination, the participants in the ESOP will have the option to transfer or roll over their ESOP accounts into the Old Kent Thrift Plan.

     6.8 Exchange of Financial Information. Subject to Section 6.9 (Investigation):

          6.8.1 Quarterly Information. FNBC and Old Kent shall each, as promptly as practicable, deliver to the other copies of each quarterly consolidated financial statement prepared for distribution to stockholders or shareholders, respectively, after the date of this Plan of Merger.

          6.8.2 FNBC Information. After the execution of this Plan of Merger until the Effective Time of the Merger, FNBC shall promptly deliver to Old Kent copies of:

               (a) Each monthly internal financial report prepared with respect to FNBC and each of FNBC's Subsidiaries on a consolidated or unconsolidated basis. FNBC represents and warrants that such


                                    A-49
          information shall be consistent with the fundamental information as used for internal purposes by FNBC in the management of its consolidated business; and

               (b) Each financial report or statement submitted to regulatory authorities for FNBC and each of FNBC's Subsidiaries.

          6.8.3 SEC Filings. After the execution of this Plan of Merger until the Effective Time of the Merger, Old Kent and FNBC shall each promptly deliver to the other copies of all reports on Form 10-K and Form 10-Q, and all other reports filed with the SEC.

     6.9   Investigation.

          6.9.1 Old Kent's Access to Information. For the purpose of permitting an examination of FNBC by such of Old Kent's officers, attorneys, accountants, and representatives as have a "need to know" for the purposes of Old Kent's evaluation of the Merger, provided that Old Kent shall cause such parties to agree to maintain the confidentiality of the information as provided in this Plan of Merger, while this Plan of Merger is in effect, FNBC shall:

               (a) Permit, and shall cause each of FNBC's Subsidiaries to permit, full access to their respective properties, books, and records at reasonable times;

               (b) Use reasonable efforts to cause its and each of FNBC's Subsidiaries' officers, directors, employees, accountants, and attorneys to cooperate fully, for the purpose of permitting a complete and detailed examination of such matters by Old Kent's officers, attorneys, accountants, and representatives; and

               (c) Furnish to Old Kent, upon request, any information reasonably requested respecting its and each of FNBC's
          Subsidiaries' properties, assets, business, and affairs.

          6.9.2 Consent to Disclose. Old Kent acknowledges that certain information may not be disclosed by FNBC or FNBC's Subsidiaries without the prior written consent of persons not affiliated with FNBC or any of FNBC's Subsidiaries. If such information is requested by Old Kent, then FNBC shall use, or cause each of FNBC's Subsidiaries to use, reasonable efforts to obtain such prior consent and shall not be required to disclose such information unless and until such prior consent has been obtained.

          6.9.3 FNBC's Access to Information. For the purpose of permitting an examination of Old Kent by such of FNBC's officers, attorneys, accountants, and representatives as have a "need to know" for the purposes of FNBC's evaluation of the Merger, provided that FNBC shall cause such parties to agree to maintain the confidentiality



                                    A-50
     of the information as provided in this Plan of Merger, while this Plan of Merger is in effect, Old Kent shall:

               (a) Permit reasonable access to its properties, books, and records at reasonable times;

               (b) Use reasonable efforts to cause its officers, directors, employees, accountants, and attorneys to cooperate fully; and

               (c) Furnish to FNBC, upon request, any information reasonably requested respecting its properties, assets, business, and affairs.

          6.9.4 Confidentiality. Except as provided in Section 6.9.6 (Other Information), while this Plan of Merger is in effect and at all times thereafter, Old Kent and FNBC each agree to treat as strictly confidential and agree not to divulge to any other person, natural or corporate (other than employees of, and attorneys, accountants, and financial advisers for, such party who are reasonably believed to have a need for such information in connection with the Merger), and not to make any business use not related to the Merger of, any financial statements, schedules, contracts, agreements, instruments, papers, documents, or other information relating to the other party and the other party's subsidiaries which it may come to know as a direct result of a disclosure by the other party or the other party's subsidiaries, or which may come into its possession directly as a result of and during the course of such investigation.

          6.9.5 Return of Materials. Upon the termination of this Plan of Merger, Old Kent and FNBC each agree to promptly return to the other party or to destroy all written materials furnished to it by the other party and the other party's subsidiaries, and all notes and summaries of such written materials, in connection with such investigation, including any and all copies of any of the foregoing. Old Kent and FNBC each agree to preserve intact all such materials which are returned to them and to make such materials reasonably available upon request or subpoena for a period of not less than five years from the termination of this Plan of Merger or such longer or shorter period of time as they may mutually agree.

          6.9.6 Other Information. The provisions of this Section 6.9 (Investigation) shall not preclude Old Kent or FNBC, or their respective subsidiaries, from using or disclosing information which is: (i) readily ascertainable from public information or trade sources; (ii) known by it before the commencement of discussions between the parties or subsequently developed by it or its subsidiaries independent of any investigation under this Plan of Merger or received from a third party not under any obligation to FNBC or Old Kent, or their respective subsidiaries, to keep such information confidential; or (iii) reasonably required to be included


                                    A-51
     in any filing or application required by any governmental or regulatory agency, including without limitation Old Kent's application or applications to the Federal Reserve Board, Old Kent's or FNBC's reports on Form 10-K and Form 10-Q filed with the SEC, and Old Kent's or FNBC's annual report and proxy statement. Old Kent shall permit FNBC to review Old Kent's application or applications to the Federal Reserve Board and the State of Arizona with respect to the purchase of the Insurance Company prior to filing and FNBC may reasonably request that sensitive or competitive information be separately filed as confidential in accordance with instructions, rules, and regulations promulgated by such agencies.

          6.9.7 Insider Trading. Old Kent and FNBC shall take responsible steps to assure that any person who receives nonpublic information concerning the other party pursuant to this Section 6.9 (Investigation) will not buy or sell, or advise other persons to buy or sell, the other party's stock until such information is disclosed to the public.

     6.10 Environmental Investigation. Old Kent shall engage a mutually acceptable environmental consultant to conduct a preliminary ("Phase I") environmental assessment of each of the parcels of real estate used in the operation of FNBC's or any of FNBC's Subsidiaries' businesses and, at Old Kent's option, any other real estate owned. FNBC and FNBC's Subsidiaries shall provide reasonable assistance, including site access, to the consultant for purposes of conducting the Phase I assessments. The fees and expenses of the consultant with respect to the Phase I assessments shall be paid by Old Kent. The consultant shall complete and deliver a report of the Phase I assessments not later than 60 days after the date of this Plan of Merger. Old Kent shall have a period of 20 business days from the date it receives the report of the consultant to consider the report and to notify FNBC in writing if any environmental conditions are found or indicated by the report which may be contrary to the representations and warranties set forth in Section 4.21 (Environmental Matters), without regard to any exceptions that may be contained in the FNBC Disclosure Statement. With respect to any conditions identified by Old Kent in its notice to FNBC, Old Kent shall obtain from one or more mutually acceptable consultants or contractors, as appropriate, an estimate of the cost of any further environmental investigation, sampling, analysis, remediation, or other follow-up work that may be necessary to address those conditions in accordance with applicable Environmental Laws. Old Kent shall forward copies of any such estimates to FNBC upon receipt.

          6.10.1 Mutual Agreement. Upon receipt of the estimate of the costs of all follow-up work to the Phase I assessments, the parties shall have a period of 30 days in which they shall attempt to agree upon a course of action for further investigation and remediation of any environmental condition found to exist or indicated by the report of the consultant. All work plans for any post-Phase I assessment activities, or any removal or remediation actions that may be performed, shall be mutually satisfactory to Old Kent and FNBC. If


                                    A-52
     the work plans or removal or remediation actions would entail a material cost to complete, Old Kent and FNBC shall discuss a mutually acceptable modification to this Plan of Merger. Old Kent and FNBC shall cooperate in the review, approval, and implementation of all work plans. The Board of Directors of FNBC may, at its option, extend the period of time set forth in this Section 6.10.1 (Mutual Agreement) for the parties to attempt to agree upon a course of action and/or discuss a mutually acceptable modification to this Plan of Merger.

          6.10.2 Old Kent's Right to Abandon. If the parties are unable to agree upon a course of action for further investigation and remediation of an environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Plan of Merger, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which Old Kent and its subsidiaries would be subject as an owner or operator of the property involved can be quantified and limited to an immaterial amount, then Old Kent may abandon this Plan of Merger at any time during such 30-day period or any extension thereof pursuant to Section 9.2.10 (Environmental Conditions).

     6.11 Pooling Qualification. Old Kent and FNBC each agree that, except as expressly provided in this Plan of Merger, while this Plan of Merger is in effect, it shall not take or fail to take, or cause to be taken or fail to cause to be taken, any action if the result would be to present a material risk that the Merger would become disqualified for the pooling of interests method of accounting by Old Kent, including without limitation:

          6.11.1 No Stock Purchases. Neither Old Kent nor any of Old Kent's subsidiaries, nor FNBC nor any of FNBC's Subsidiaries, respectively, shall acquire any shares of Old Kent Common Stock, FNBC Common Stock, any securities convertible into such stock or any other rights to acquire such stock, except in a fiduciary capacity for a customer as to which it has no beneficial interest, and except as permitted for purposes other than a business combination under the pooling of interests method of accounting and provided that no more than a permitted number of shares have been acquired for such permissible purposes; and

          6.11.2 No Change of Equity Interest. Neither Old Kent nor FNBC, respectively, shall in any manner change the equity interest of Old Kent Common Stock or FNBC Common Stock, respectively, between the date of this Plan of Merger and the consummation of the Merger, including without limitation distributions (other than ordinary and customary cash dividends) to shareholders and stockholders and additional issuances, exchanges, and retirements of securities.






                                    A-53
                                ARTICLE VII

               CONDITIONS PRECEDENT TO OLD KENT'S OBLIGATIONS

          All obligations of Old Kent under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of Old Kent), prior to or at the Closing, of each of the following conditions:

     7.1   Renewal of Representations and Warranties, Etc.

          7.1.1 Representations and Warranties. FNBC's representations and warranties shall then be true in all material respects or, if one or more representations or warranties shall then be untrue, the cumulative effect of all untrue representations and warranties shall not then be material relative to the business, income, or financial condition of FNBC and FNBC's Subsidiaries on a consolidated basis.
     For purposes of this Section 7.1.1 (Representations and Warranties), representations and warranties made with respect to specified dates or events need only to have been true in all material respects as of such dates or events. Any representation or warranty which becomes untrue because of any change intended by this Plan of Merger shall not be considered to be a breach of this Plan of Merger because of such change.

          7.1.2 Compliance with Agreements. FNBC and FNBC's Subsidiaries shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by FNBC and FNBC's Subsidiaries prior to or at the Closing in all material respects.

          7.1.3 Certificates. Compliance with Sections 7.1.1 (Representations and Warranties) and 7.1.2 (Compliance with Agreements) shall be evidenced by one or more certificates signed by appropriate officers of FNBC and, with respect to agreements, conditions, and covenants pertaining to FNBC's Subsidiaries, by appropriate officers of FNBC's Subsidiaries, dated as of the date of the Closing, certifying the foregoing in such detail as Old Kent may reasonably request, describing any exceptions to such compliance in such certificates.

     7.2 Opinion of Legal Counsel. FNBC shall have delivered to Old Kent an opinion of Dickinson, Wright, Moon, Van Dusen & Freeman, counsel for FNBC, or, as to matters concerning the laws of the State of Arizona, other counsel reasonably satisfactory to Old Kent, dated as of the date of the Closing and reasonably satisfactory to counsel for Old Kent, substantially to the effect that:

          7.2.1 Due Authorization. This Plan of Merger, the execution, delivery, and performance of this Plan of Merger, and the consummation of the Merger as provided herein by FNBC have been duly authorized,



                                    A-54
     approved, and adopted by all requisite action of FNBC's Board of Directors and its stockholders.

          7.2.2 Organization. FNBC is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. FNBC is duly qualified to do business in, and is in good standing with, the State of Michigan as a foreign corporation. To the best of counsel's knowledge, FNBC is not required to be qualified in
     any other state.   FNBC is a bank holding company registered as such
     with the Federal Reserve Board, and such registration is in full force and effect.

          7.2.3 Capital Stock. The authorized capital stock of FNBC as of the close of business on the day preceding the Closing consists of 10,000,000 shares divided into two classes as follows:

               (a) 8,000,000 shares of common stock, $3.125 par value, of which the number of shares specified in the opinion are then legally issued and outstanding, and non-assessable; and

               (b) 2,000,000 shares of preferred stock, $.01 par value, none of which are issued and outstanding.

          7.2.4 Issuance of Shares. Except as disclosed in such opinion, to counsel's knowledge:

               (a) Since the date and time of the execution of this Plan of Merger, no additional shares of capital stock have been authorized for issuance or issued by FNBC.

               (b) There are no other outstanding subscriptions, options, warrants, rights to acquire any capital stock of FNBC, or agreements to which FNBC is a party or by which it is bound to issue capital stock, except as set forth in the FNBC Disclosure Statement or in such opinion.

          7.2.5 Organization of Subsidiaries. First National Bank in Macomb County and Bankers Fund Life Insurance Company are each duly incorporated, validly existing, and in good standing under the laws of the United States of America and the State of Arizona, respectively. Each of FNBC's Subsidiaries possesses all corporate authority to conduct and carry on its business, substantially where and as it conducts it, under all applicable federal and state laws. Each of FNBC's Subsidiaries is qualified or admitted to conduct its business in the State of Michigan. To the best of counsel's knowledge, neither of FNBC's Subsidiaries is required to be qualified in any other state.

          7.2.6 Ownership of Subsidiaries. FNBC owns all of the issued and outstanding shares of capital stock of First National Bank in Macomb County and Bankers Fund Life Insurance Company, free and clear of all perfected security interests. To the best of counsel's


                                    A-55
     knowledge, FNBC does not have Control, either directly or indirectly, of any corporation engaged in an active trade or business or which holds any significant assets other than as stated in this
     Section 7.2.6. To the best of counsel's knowledge, there are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of FNBC's Subsidiaries, or agreements to which FNBC or any of FNBC's Subsidiaries is a party or by which it is bound to issue capital stock of any of FNBC's Subsidiaries.

          7.2.7 Valid and Binding. This Plan of Merger constitutes the valid and binding obligation of FNBC, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

          7.2.8 All Approvals Received. To the best of counsel's knowledge, all approvals, consents, authorizations, or modifications as may be required to permit the performance by FNBC of its obligations under this Plan of Merger have been obtained, except as may be required to comply with the registration or qualification requirements of the blue sky laws of any state with respect to (i) the issuance of Old Kent Common Stock pursuant to this Plan of Merger; and
     (ii) the registration or qualification of securities brokers, dealers, or agents.

          7.2.9 All Actions Taken. All other actions and proceedings required by law or, to the best of counsel's knowledge, this Plan of Merger to be taken by FNBC and FNBC's Subsidiaries at or prior to the Closing in connection with this Plan of Merger have been duly and validly taken.

          7.2.10 No Conflict, Breach, or Violation. The execution, delivery, and performance of this Plan of Merger by FNBC, and the consummation by FNBC of the transactions contemplated by this Plan of Merger, will not, except as disclosed in such opinion, conflict with or result in any breach or violation of, or default under (i) any provision of the Certificate of Incorporation or Bylaws of FNBC;
     (ii) any statute, code, ordinance, rule, or regulation; (iii) to the best of counsel's knowledge, any judgment, order, writ, arbitral award, decree, or injunction applicable to FNBC or any of FNBC's Subsidiaries; or (iv) to the best of counsel's knowledge, any mortgage, agreement, lease, commitment, indenture, or other instrument applicable to FNBC or any of FNBC's Subsidiaries which has been provided to counsel in connection with this Plan of Merger. All consents and approvals of the transactions contemplated by this Plan of Merger which, to the best of counsel's knowledge, are required from any person pursuant to any contract or agreement to which FNBC or any of FNBC's Subsidiaries is a party or subject, or by which FNBC or any of FNBC's Subsidiaries is bound, and which has been provided to


                                    A-56
     counsel in connection with this Plan of Merger, have been obtained, except as disclosed in the FNBC Disclosure Statement or in such opinion.

          7.2.11 No Litigation. Except as disclosed in the FNBC Disclosure Statement or in such opinion, counsel does not know of any action, suit, proceeding, claim, counterclaim, arbitration, or investigation pending or threatened against or relating to (i) the directors or officers of FNBC or any of FNBC's Subsidiaries in their capacities as such; or (ii) FNBC or FNBC's Subsidiaries, or its or their respective properties or businesses, which challenges the Merger, or which may result in any liability to FNBC or any of FNBC's Subsidiaries which may exceed $100,000 and which would have a material adverse effect on the business, income, or financial condition of FNBC or any of FNBC's Subsidiaries.

          In rendering its opinion, counsel may rely on certificates of governmental officials and officers of FNBC or FNBC's Subsidiaries, certificates of FNBC's transfer agent, and opinions of other counsel as to the laws of jurisdictions in which counsel is not licensed to practice law, and such other evidence as counsel for FNBC may reasonably deem necessary or desirable. Any certificates (other than those of governmental officials) or legal opinions upon which FNBC's counsel may rely shall also be addressed to Old Kent and Old Kent shall be entitled to rely thereon.
As to each matter with respect to which FNBC's counsel relies upon a legal opinion rendered by other counsel, FNBC's counsel shall state that FNBC's counsel has no knowledge of any fact or circumstance that would render such other counsel's opinion incorrect or misleading. In addition, Old Kent may, in its reasonable discretion, require opinions from other legal counsel who have represented FNBC or any of FNBC's Subsidiaries with respect to the matters described in Section 7.2.11 (No Litigation).

     7.3   Required Approvals.  Old Kent shall have received:

          7.3.1 Regulatory. All such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by FNBC and Old Kent of their respective obligations under this Plan of Merger and the consummation of the Merger.

          7.3.2 Stockholder. Evidence reasonably satisfactory to Old Kent of the requisite approval of the stockholders of FNBC of this Plan of Merger and the Merger.

     7.4 Order, Decree, Etc. Neither Old Kent nor FNBC shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     7.5 Proceedings. There shall not be any action, suit, proceeding, claim, arbitration, or investigation pending or threatened: (i) against or relating to FNBC or any of FNBC's Subsidiaries or its or their


                                    A-57
respective properties or businesses which may result in any liability to FNBC or any of FNBC's Subsidiaries which could have a material adverse effect on the financial condition, net income, business, properties, operations, or prospects of FNBC and FNBC's Subsidiaries on a consolidated basis; or (ii) which challenges the Merger or this Plan of Merger.

     7.6 Tax Matters. Old Kent shall have received an opinion of its counsel, reasonably satisfactory in form and substance, which Old Kent shall use reasonable efforts to obtain, substantially to the effect that:

          7.6.1 The Merger of FNBC with and into Old Kent will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and Old Kent and FNBC will each be a "party to a reorganization" within the meaning of Section 368(b) of the Internal Revenue Code.

          7.6.2 The basis of the FNBC assets in the hands of Old Kent will be the same as the basis of those assets in the hands of FNBC immediately prior to the Merger.

          7.6.3 No gain or loss will be recognized to Old Kent on the receipt by Old Kent of the assets of FNBC in exchange for Old Kent Common Stock and the assumption by Old Kent of the liabilities of FNBC.

          7.6.4 The holding period of the assets of FNBC in the hands of Old Kent will include the holding period during which such assets were held by FNBC.

     7.7 Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

     7.8 Certificate as to Outstanding Shares. Old Kent shall have received one or more certificates signed by the secretary of FNBC on behalf of FNBC, and by the transfer agent for FNBC Common Stock, certifying (i) the total number of shares of capital stock of FNBC issued and outstanding as of the close of business on the day immediately preceding the Closing; and (ii) with respect to the secretary's certification, the number of shares subject to options to purchase FNBC Common Stock in effect as of the execution of this Plan of Merger and as of the time of the Closing, all in such form as Old Kent may reasonably request.

     7.9 Change of Control Waivers. Old Kent shall have received evidence of the waiver of any material rights and the waiver of the loss of any material rights which may be triggered by the change of control of FNBC upon consummation of the Merger under any agreements, contracts, mortgages, deeds of trust, leases, commitments, indentures, notes, or other instruments described in Section 5.1.23 (Change of Control), all in form and substance reasonably satisfactory to Old Kent, except with respect to rights under the Bank's Supplemental Executive Retirement Plan.


                                    A-58
     7.10 Pooling of Interests Accounting. Old Kent shall have received such assurance from Arthur Andersen & Co. as shall be reasonably satisfactory in form and substance to Old Kent, which Old Kent shall use reasonable efforts to obtain, that the Merger will be treated as a pooling of interests for accounting purposes, subject to satisfaction of post-Merger conditions.

     7.11 No Default under Bank Stock Loan Agreement. FNBC shall have obtained and delivered to Old Kent such consents, amendments, or supplemental agreements, all in form and substance reasonably satisfactory to Old Kent, necessary or advisable to confirm that neither the execution of this Plan of Merger nor consummation of the Merger will result in any default, penalty, or acceleration of indebtedness under the Bank Stock Loan Agreement, or any related pledge agreement, security agreement, note, or other agreement.

     7.12 Estoppel Certificates. FNBC shall have obtained and delivered to Old Kent, in form and substance reasonably satisfactory to Old Kent, estoppel certificates from all landlords under leases pursuant to which FNBC or any of FNBC's Subsidiaries leases real property as lessee.


                                ARTICLE VIII

                 CONDITIONS PRECEDENT TO FNBC'S OBLIGATIONS

          All obligations of FNBC under this Plan of Merger are subject to the fulfillment (or waiver in writing by a duly authorized officer of FNBC), prior to or at the Closing, of each of the following conditions:

     8.1   Renewal of Representations and Warranties, Etc.

          8.1.1 Representations and Warranties. Old Kent's representations and warranties shall then be true in all material respects or, if one or more representations or warranties shall then be untrue, the cumulative effect of all untrue representations and warranties shall not then be material to Old Kent and its subsidiaries on a consolidated basis. For purposes of this Section 8.1.1 (Representations and Warranties), representations and warranties made with respect to specified dates or events need only to have been true in all material respects as of such dates or events. Any representation or warranty which becomes untrue because of any change intended by this Plan of Merger shall not be considered to be a breach of this Plan of Merger because of such change.

          8.1.2 Compliance with Agreements. Old Kent shall have performed and complied with all agreements, conditions, and covenants required by this Plan of Merger to be performed or complied with by Old Kent prior to or at the Closing in all material respects.




                                    A-59
          8.1.3  Certificates.  Compliance with Sections 8.1.1
     (Representations and Warranties) and 8.1.2 (Compliance with
     Agreements) shall be evidenced by one or more certificates signed by appropriate officers of Old Kent, dated as of the date of the Closing, certifying the foregoing in such detail as FNBC may reasonably request, describing any exceptions to such compliance in such certificates.

     8.2 Opinion of Legal Counsel. Old Kent shall have delivered to FNBC an opinion of Warner, Norcross & Judd, counsel for Old Kent, dated as of the date of the Closing and reasonably satisfactory to counsel for FNBC, to the effect that:

          8.2.1 Due Authorization. This Plan of Merger, the execution, delivery, and performance of this Plan of Merger, and the issuance of shares of Old Kent Common Stock pursuant to this Plan of Merger have been duly authorized, approved, and adopted by all requisite action of Old Kent's Board of Directors.

          8.2.2 Organization. Old Kent is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Michigan.

          8.2.3 Capital Stock. The authorized capital stock of Old Kent as of August 19, 1994, consists of 175,000,000 shares divided into two classes as follows:

               (a) 150,000,000 shares of common stock, $1 par value, of which a total of 40,684,878 shares were legally issued and outstanding; and

               (b) 25,000,000 shares of preferred stock, without par value, none of which were issued and outstanding.

          8.2.4 Issuance of Shares. Since August 19, 1994, except as set forth in such opinion, to counsel's knowledge:

               (a) No additional shares of capital stock have been issued by Old Kent, except for shares issued pursuant to the exercise of employee stock options under employee stock option plans, and except for shares issued in connection with the grant or sale of shares to, or for the account of, directors and employees pursuant to restricted stock, deferred stock compensation, or other benefit plans.

               (b) There are no outstanding subscriptions, options, warrants, or rights to acquire any capital stock of Old Kent, or agreements to which Old Kent is a party or by which it is bound to issue capital stock, except as set forth in, or as contemplated by, this Plan of Merger, and except (i) the Old Kent Rights; (ii) stock options awarded pursuant to employee stock


                                    A-60
          option plans; (iii) provisions for the grant or sale of shares to, or for the account of, directors and employees pursuant to restricted stock, deferred stock compensation, and other benefit plans; and (iv) as set forth in the Old Kent Disclosure Statement or in such opinion.

          8.2.5 Valid and Binding. This Plan of Merger constitutes the valid and binding obligation of Old Kent, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights, and by the exercise of judicial discretion in accordance with general principles applicable to equitable and similar remedies.

          8.2.6 All Approvals Received. To the best of counsel's knowledge, all such approvals, consents, authorizations, or modifications as may be required to permit the performance by Old Kent of its obligations under this Plan of Merger have been obtained.

          8.2.7 All Actions Taken. All other actions and proceedings required by law or, to the best of counsel's knowledge, this Plan of Merger to be taken by Old Kent and Old Kent's subsidiaries at or prior to the Closing in connection with this Plan of Merger have been duly and validly taken.

          8.2.8  No Conflict, Breach, or Violation.   The execution,
     delivery and performance of this Plan of Merger by Old Kent, and the consummation by Old Kent of the transactions contemplated by this Plan of Merger, will not, except as disclosed in such opinion, conflict with or result in any breach or violation of, or default under (i) any provision of the Articles of Incorporation or Bylaws of Old Kent;
     (ii) any statute, code, ordinance, rule, or regulation; (iii) to the best of counsel's knowledge, any judgment, order, writ, arbitral award, decree, or injunction applicable to Old Kent; or (iv) to the best of counsel's knowledge, any mortgage, agreement, lease, commitment, indenture, or other instrument applicable to Old Kent which has been provided to counsel in connection with this Plan of Merger. All consents and approvals of the transactions contemplated by this Plan of Merger which, to the best of counsel's reasonable knowledge, are required from any person pursuant to any contract or agreement to which Old Kent or any of Old Kent's subsidiaries is a party or subject, or by which Old Kent or any of Old Kent's subsidiaries is bound, and which has been provided to counsel in connection with this Plan of Merger, have been obtained, except as disclosed in the Old Kent Disclosure Statement or in such opinion.

          8.2.9 No Litigation. Except as disclosed in the Old Kent Disclosure Statement or in such opinion, counsel does not know of any action, suit, proceeding, claim, arbitration, or investigation pending or threatened against or relating to Old Kent, or its properties or businesses, which challenges the Merger, or which may result in any


                                    A-61
     liability to Old Kent which may exceed $100,000 and which would have a material adverse effect on the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

          8.2.10 Issuance of Shares Authorized. The shares of Old Kent Common Stock to be issued by Old Kent as contemplated by this Plan of Merger, and to be delivered to the stockholders of FNBC, are duly authorized, and, when issued, will be legally issued, fully paid, and nonassessable.

          In rendering its opinion, Warner, Norcross & Judd may rely on certificates of governmental officials and officers of Old Kent and Old Kent's subsidiaries, certificates of Old Kent's transfer agent, and opinions of other counsel as to the laws of jurisdictions in which counsel is not licensed to practice law, and such other evidence as counsel for Old Kent may reasonably deem necessary or desirable. Any certificates (other than those of governmental officials) or legal opinions upon which Warner, Norcross & Judd may rely shall also be addressed to FNBC and FNBC shall be entitled to rely on them. As to each matter with respect to which Warner, Norcross & Judd relies upon a legal opinion rendered by other counsel, Warner, Norcross & Judd shall state that Warner, Norcross & Judd has no knowledge of any fact or circumstance that would render such other counsel's opinion incorrect or misleading.

     8.3   Required Approvals.  FNBC or Old Kent shall have received:

          8.3.1 Regulatory Approvals. All such approvals, consents, authorizations, and licenses of all regulatory and other governmental authorities having jurisdiction as may be required to permit the performance by FNBC and Old Kent of their respective obligations under this Plan of Merger and the consummation of the Merger.

          8.3.2 FNBC Stockholders. The requisite approval of the stockholders of FNBC of this Plan of Merger and the Merger.

     8.4 Order, Decree, Etc. Neither Old Kent nor FNBC shall be subject to any applicable order, decree, or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     8.5 Tax Matters. FNBC shall have received an opinion of counsel for Old Kent, reasonably satisfactory in form and substance to FNBC's counsel, substantially to the effect that:

          8.5.1 No gain or loss will be recognized by the stockholders of FNBC who receive shares of Old Kent Common Stock in exchange for all of their shares of FNBC Common Stock, except to the extent of any cash received in lieu of a fractional share of Old Kent Common Stock.

          8.5.2 The basis of the Old Kent Common Stock to be received by stockholders of FNBC will, in each instance, be the same as the basis


                                    A-62
     of the respective shares of FNBC Common Stock surrendered in exchange therefor.

          8.5.3 The holding period of the Old Kent Common Stock received by stockholders of FNBC will, in each instance, include the period during which the FNBC Common Stock surrendered in exchange therefor was held, provided that the FNBC Common Stock was, in each instance, held as a capital asset in the hands of the stockholder of FNBC at the Effective Time of the Merger.

     8.6 Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to a stop order or any threatened stop order.

     8.7   Fairness Opinion.  FNBC shall have received an opinion from
M. A. Schapiro & Co., Inc., or another financial expert reasonably acceptable to FNBC, dated approximately the date of the Prospectus and Proxy Statement, to the effect that the terms of the Merger are fair to FNBC's stockholders from a financial point of view as of that date and such opinion shall not have been subsequently withdrawn.


                                 ARTICLE IX

                           ABANDONMENT OF MERGER

          This Plan of Merger may be terminated and the Merger abandoned at any time prior to the Effective Time of the Merger (notwithstanding that approval of this Plan of Merger by the stockholders of FNBC may have previously been obtained) as follows:

     9.1 Mutual Abandonment Prior to Effective Time of the Merger. This Plan of Merger may be terminated and the Merger abandoned by mutual consent of the Boards of Directors, or duly authorized committees thereof, of Old Kent and FNBC.

     9.2 Old Kent's Rights to Terminate. This Plan of Merger may be terminated and the Merger abandoned by the Board of Directors, or a duly authorized committee thereof, of Old Kent under any of the following circumstances:

          9.2.1 FNBC Disclosure Statement; Preclosing Investigation, Etc. Old Kent shall have reasonably determined that:

               (a) Any exception to FNBC's representations and warranties or any other information set forth in the FNBC Disclosure Statement is material to the transaction and reasonably unacceptable to Old Kent;

               (b) Based upon Old Kent's preclosing investigation of FNBC, there exists any set of facts or circumstances materially adverse


                                    A-63
          to the financial condition, net income, business, properties, operations, or prospects of FNBC or any of FNBC's Subsidiaries; or

               (c) FNBC or any of FNBC's Subsidiaries is exposed to risks or the Merger would expose Old Kent to risks that in the reasonable judgment of Old Kent are not acceptable economic and business risks;

     provided that Old Kent notifies FNBC of such abandonment and termination not later than the last to occur of (i) 21 business days after Old Kent receives the FNBC Disclosure Statement, and
     (ii) 30 business days after the date of the execution of this Plan of Merger.

          9.2.2 Breach of Warranty. One or more of the representations and warranties made by FNBC in this Plan of Merger shall have been discovered to be or to have become untrue and the cumulative effect of all such untrue representations and warranties is material relative to the business, income, or financial condition of FNBC and FNBC's Subsidiaries on a consolidated basis.

          9.2.3 Breach of Covenant. FNBC shall have committed one or more breaches of any provision of this Plan of Merger which would in the aggregate be material; provided, that, if such breach or breaches can be cured, Old Kent shall have given FNBC specific notice of the breach or breaches in writing and FNBC shall have not cured such breach or breaches to the reasonable satisfaction of Old Kent within 30 days of receipt of such notice.

          9.2.4 Upset Date. The Merger has not yet become effective on or before July 31, 1995.

          9.2.5 Injunction. A final unappealable injunction or other judgment shall have been issued by a court of competent jurisdiction restraining or prohibiting consummation of the Merger.

          9.2.6 No Stockholder Approval. The stockholders of FNBC have failed to ultimately adopt this Plan of Merger at an annual or special meeting or adjournments thereof, called and held for that purpose, and such meeting has been finally adjourned.

          9.2.7 No Regulatory Approval. The Federal Reserve Board or its delegate shall have refused to approve the Merger, or the State of Arizona shall have refused to grant any necessary approval to the change in control of the Insurance Company.

          9.2.8 Adverse Change. There has occurred any change from that which existed on December 31, 1993, in the financial condition of FNBC or any of FNBC's Subsidiaries which is materially adverse to the



                                    A-64
     business, income, or financial condition of FNBC and FNBC's
     Subsidiaries on a consolidated basis.

          9.2.9 Affiliate Agreements. FNBC fails to obtain from each person who is or becomes an affiliate of FNBC on or after the date of this Plan of Merger a duly authorized and executed Affiliate Agreement, substantially in the form previously provided to FNBC by Old Kent or otherwise reasonably acceptable to Old Kent, to be delivered to Old Kent (i) within 60 days of the date of this Plan of Merger with respect to all persons who are affiliates of FNBC on the date of this Plan of Merger; and (ii) within 60 days of the date on which a person becomes an affiliate of FNBC with respect to all persons who become affiliates after the date of this Plan of Merger. If Old Kent in its discretion considers any person to be an affiliate of FNBC, and FNBC did not consider such person to be an affiliate of FNBC, then FNBC shall have a period of 60 days in which to obtain and deliver to Old Kent a duly authorized and executed Affiliate Agreement from such person after receipt of written notice from Old Kent identifying such person as an affiliate.

          9.2.10 Environmental Conditions. If Old Kent has notified FNBC of any environmental conditions found or indicated or issues raised by the Phase I environmental assessments pursuant to Section 6.10 (Environmental Investigation) and the parties are unable to agree upon a course of action for further investigation and remediation of such environmental condition or issue raised by an environmental assessment and/or a mutually acceptable modification to this Plan of Merger within the 30-day period set forth in Section 6.10.1 (Mutual Agreement), or any extension thereof, and the condition or issue is not one for which it can be determined to a reasonable degree of certainty that the risk and expense to which Old Kent and its subsidiaries would be subject as an owner or operator of the property involved can be quantified and limited to an immaterial amount; provided, that Old Kent gives FNBC written notice of its intent to terminate this Plan of Merger pursuant to this Section 9.2.10 (Environmental Conditions) within the 30-day period set forth in
     Section 6.10.1 (Mutual Agreement), or any extension thereof.

          9.2.11  Pooling Qualification.  At any time after Arthur
     Andersen & Co. shall have advised Old Kent that the Merger is unlikely to qualify for treatment as a pooling of interests for accounting purposes.

     9.3 FNBC's Rights to Terminate. This Plan of Merger may be terminated and the Merger abandoned by the Board of Directors, or a duly authorized committee thereof, of FNBC under any of the following circumstances:

          9.3.1 Breach of Warranty. One or more of the representations and warranties made by Old Kent in this Plan of Merger shall have been discovered to be or to have become untrue and the cumulative effect of


                                    A-65
     all such untrue representations and warranties is material to the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

          9.3.2 Breach of Covenant. Old Kent shall have committed one or more breaches of any provision of this Plan of Merger which would in the aggregate be material; provided, that, if such breach or breaches can be cured, FNBC shall have given Old Kent specific notice of the breach or breaches in writing and Old Kent shall have not cured such breach or breaches to the reasonable satisfaction of FNBC within 30 days of receipt of such notice.

          9.3.3 Upset Date. The Merger has not yet become effective on or before July 31, 1995.

          9.3.4 Injunction. A final unappealable injunction or other judgment shall have been issued by a court of competent jurisdiction restraining or prohibiting consummation of the Merger.

          9.3.5 No Stockholder Approval. The stockholders of FNBC have failed to adopt this Plan of Merger at an annual or special meeting, or adjournments thereof, called and held for that purpose, or that purpose and other purposes, at which the holders of not less than 70 percent of the outstanding shares of FNBC Common Stock are present in person or represented by proxy, and such meeting has been finally adjourned.

          9.3.6 No Regulatory Approval. The Federal Reserve Board or its delegate shall have refused to approve the Merger; provided, that Old Kent shall have first had the opportunity to initiate and fully pursue its rights to appeal from, or seek judicial review of, any such refusal. In the event of such appeal or review, and if such appeal or review results in a substantial affirmance of such refusal, then for purposes of this Section 9.3.6 such refusal shall be deemed not to have been made until the termination of such appeal or review.

          9.3.7 Adverse Change. There has occurred any change from that which existed on December 31, 1993, in the financial condition of Old Kent which is materially adverse to the business, income, or financial condition of Old Kent and its subsidiaries on a consolidated basis.

          9.3.8 Old Kent Disclosure Statement. The cumulative effect of any exceptions to Old Kent's representations and warranties or any other information set forth in the Old Kent Disclosure Statement shall be materially adverse to the business, financial condition, or income of Old Kent and its subsidiaries on a consolidated basis; provided that FNBC notifies Old Kent of such abandonment and termination not later than the last to occur of (i) 21 business days after FNBC receives the Old Kent Disclosure Statement, and (ii) 30 business days after the date of the execution of this Plan of Merger.



                                    A-66
                                 ARTICLE X

                            AMENDMENT AND WAIVER

     10.1 Amendment. Subject to applicable law, this Plan of Merger may be amended, modified, or supplemented by, and only by, written agreement of Old Kent and FNBC, or by the respective officers thereunto duly authorized, at any time prior to the Effective Time of the Merger.

     10.2 Waiver. Any of the terms or conditions of this Plan of Merger may be waived at any time by whichever of the parties is, or the shareholders or stockholders (as the case may be) of which are, entitled to the benefit thereof, by action taken by the board of directors of such party, or a duly authorized committee thereof. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect such party's right at a later time to enforce the same.
No waiver by any party of any condition, or of the breach of any term, covenant, representation, or warranty contained in this Plan of Merger, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or as a waiver of any other condition or of the breach of any other term, covenant, representation, or warranty.

     10.3 Specific Enforcement. The parties each agree that, consistent with the terms and conditions of this Plan of Merger, in the event of a breach by a party to this Plan of Merger, money damages will be inadequate and not susceptible of computation because of the unique nature of FNBC, FNBC's Subsidiaries and the Merger. Therefore, the parties each agree that a federal or state court of competent jurisdiction shall have authority, subject to the rules of law and equity, to specifically enforce the provisions of this Plan of Merger by injunctive order or such other equitable means as may be determined in the court's discretion.


                                 ARTICLE XI

                               MISCELLANEOUS

     11.1 Termination Fee. In recognition of the efforts, expenses, other opportunities foregone by Old Kent while pursuing the Merger, and unascertainable losses that may be incurred by Old Kent in the event that the Merger is not consummated, and in recognition of Old Kent's potential role in attracting the interest of Unaffiliated Persons (as defined below), the parties agree that Old Kent shall, subject to the terms and conditions set forth in this Section 11.1 (Termination Fee), be entitled to receive the Termination Fee (as defined below) in the event of a Business Combination by an Unaffiliated Person. For the purposes of this Plan of Merger, an "Unaffiliated Person" shall mean any individual, corporation, partnership, entity, group, or "person" as defined in Section 13(d)(3) of the Securities Exchange Act and the regulations issued thereunder, other than Old Kent, Old Kent's subsidiaries and affiliates, and their respective


                                    A-67
directors, officers, employees, representatives, and agents. FNBC and Old Kent agree that the Termination Fee is reasonable and just compensation under such circumstances.

          11.1.1  Definitions.  For purposes of this Plan of Merger:

               (a) "Acquisition Price." The "Acquisition Price" per share of FNBC Common Stock shall mean (i) in the event of a merger or consolidation, the market value per share of consideration to be received by holders of FNBC Common Stock in the transaction, determined as of the effective time of such transaction; (ii) in the event of a tender offer, the price per share paid to holders of FNBC Common Stock at the conclusion of such offer; (iii) in the event of an exchange offer or share exchange, the market value per share received by holders of FNBC Common Stock in the transaction; or (iv) in the event of any other form of Business Combination, the average price per share at which FNBC Common Stock was acquired by the party making the Business Combination between the date of this Plan of Merger and the date on which the Termination Fee is paid.

               (b) "Termination Fee." The "Termination Fee" shall be the greater of (i) $1,500,000, or (ii) an amount which is equal to 15 percent of the excess, if any, of the Acquisition Price per share of FNBC Common Stock over the Purchase Price Per Share (as defined in Section 2.1.1), multiplied by the number of shares of FNBC Common Stock outstanding immediately prior to the Business Combination.

          11.1.2 Rights to the Termination Fee. Old Kent shall be paid the Termination Fee in the manner provided in Section 11.1.3 (Manner of Payment) if, while this Plan of Merger is in effect (i) any Unaffiliated Person directly or indirectly, or acting through one or more intermediaries, acquires Control (calculated using 25 percent) of FNBC, or its successor by merger or consolidation, or acquires
     25 percent or more of the consolidated assets of FNBC and FNBC's Subsidiaries; or (ii) FNBC solicits, invites, negotiates, or enters into an agreement with an Unaffiliated Person to acquire such Control or such assets, or either FNBC or an Unaffiliated Person publicly announces an intention to do so, and within one year of the date of such solicitation, invitation, negotiation, agreement or announcement (whether or nor this Plan of Merger is then in effect) the Unaffiliated Person acquires such Control or such assets.

          11.1.3 Manner of Payment. The Termination Fee shall be paid to Old Kent by wire transfer or by cashier's check of immediately available funds. Old Kent shall be paid the Termination Fee:

               (a) In the event of a merger, consolidation, or share exchange, at or after the consummation of the transaction upon Old Kent's written demand; or


                                    A-68
               (b) In any other case, upon termination of this Plan of Merger, after Old Kent becomes entitled to the Termination Fee.

          11.1.4 Failure of a Condition Precedent. Old Kent shall not be entitled to receive the Termination Fee if:

               (a)  The Merger is consummated;

               (b) This Plan of Merger is terminated and the Merger is abandoned by mutual consent of the parties;

               (c) This Plan of Merger is terminated and the Merger is abandoned by FNBC pursuant to Section 9.3.1 (Breach of Warranty),
          9.3.2 (Breach of Covenant), 9.3.4 (Injunction), 9.3.6 (No Regulatory Approval), 9.3.7 (Adverse Change), or 9.3.8 (Old Kent Disclosure Statement);

               (d) This Plan of Merger is terminated and the Merger is abandoned by FNBC pursuant to Section 9.3.3 (Upset Date) if Old Kent has failed to satisfy or, with respect to Sections 8.2 and
          8.5 tender performance of, the conditions precedent provided in Sections 8.1 (Renewal of Representations and Warranties, etc.),
          8.2 (Opinion of Legal Counsel), 8.3.1 (Regulatory Approvals), 8.4 (Order, Decree, Etc.), 8.5 (Tax Matters) (provided, however, that FNBC has supplied all necessary cooperation, information, representations, and consents, on its part), or 8.6 (Registration Statement) (provided, however, that FNBC has supplied all necessary cooperation, information, and consents, on its part), or pursuant to Section 2.2 (Upset Provisions); or

               (e) This Plan of Merger is terminated and the Merger is abandoned by Old Kent pursuant to Section 9.2.1 (FNBC Disclosure Statement; Preclosing Investigation, Etc.) or Section 9.2.10 (Environmental Conditions).

     11.2 Liability After Termination. In the event the Merger is not consummated and this Plan of Merger is terminated and the Merger is abandoned pursuant to Article IX:

          11.2.1 Continuing Obligations. The obligations of Old Kent and FNBC under Sections 6.9.4 (Confidentiality), 6.9.5 (Return of Materials), 11.1 (Termination Fee), and 11.4 (Expenses) shall continue.

          11.2.2 Liability. Neither Old Kent nor FNBC shall incur any liability whatsoever under, or pursuant to, this Plan of Merger, except for damages for breach of Sections 5.8 (Competing Proposals),
     6.9.4 (Confidentiality) or 6.9.5 (Return of Materials), and except for reimbursement of costs and expenses, if any, provided under
     Section 11.4 (Expenses) and payment of the fee, if any, provided under
     Section 11.1 (Termination Fee).


                                    A-69
          11.2.3 Damages for Breach. Neither Old Kent nor FNBC shall have any liability for damages or otherwise for breach of a representation and warranty unless such breach was intentional, and in no event shall either party be liable for consequential damages.

          11.2.4 Termination Fee. If Old Kent is entitled to be paid, and is paid, the Termination Fee, such fee shall be in lieu of all other remedies Old Kent may have under this Plan of Merger, except for damages for breach of Sections 6.9.4 (Confidentiality) and 6.9.5 (Return of Materials). If there has been a breach of Section 5.8 (Competing Proposals), Old Kent shall be entitled to damages for breach of that Section or the Termination Fee, whichever is greater, but not both.

     11.3   Termination of Representations and Warranties.   All
representations and warranties contained in this Plan of Merger shall expire with, and be terminated and extinguished by either (i) the consummation of the Merger at the Effective Time of the Merger; or (ii) the termination of this Plan of Merger at the time of termination.

     11.4 Expenses. Except as otherwise provided in this Plan of Merger, FNBC and Old Kent shall each pay its own expenses incident to preparing for, entering into, and carrying out this Plan of Merger, and incident to the consummation of the Merger. Each party shall pay the fees and expenses of any investment banker engaged by that party. The costs of printing and all filing fees pertaining to the Registration Statement shall be paid by Old Kent. The costs of printing and mailing the Prospectus and Proxy Statement shall be paid by FNBC.

     11.5 Notices. Except as otherwise provided herein, all notices, requests, demands, and other communications under this Plan of Merger shall be in writing and shall be deemed to have been duly given if delivered or sent and received by facsimile transmission, express delivery service (all fees prepaid) or United States mail (first class, postage prepaid) as follows:

          If to Old Kent:

     Old Kent Financial Corporation       Warner, Norcross & Judd
     Attention: B. P. Sherwood III,       Attention:  Gordon R. Lewis
       Vice Chairman and Treasurer        900 Old Kent Building
     One Vandenberg Center                111 Lyon Street, N.W.
     Grand Rapids, Michigan 49503         Grand Rapids, Michigan 49503
     Facsimile:  (616) 771-4378           Facsimile:  (616) 752-2500









                                    A-70
          If to FNBC:

     First National Bank Corp.            Dickinson, Wright, Moon
     Attention: Harold W. Allmacher,      Van Dusen & Freeman
       Vice-Chairman, President, and      Attention: Jerome M. Schwartz
       Chief Executive Officer            500 Woodward Avenue, #4000
     18800 Hall Road                      Detroit, Michigan 48226
     P.O. Box 248                         Facsimile:  (313) 223-3598
     Mount Clemens, Michigan 48046-0248
     Facsimile:  (810) 228-3820

     11.6 Governing Law. This Plan of Merger shall be governed, construed, and enforced in accordance with the laws of the State of Michigan.

     11.7 Method of Consent or Waiver. Any consent hereunder or any waiver of conditions or covenants as may be herein provided for, subject to all of the other requirements contained in this Plan of Merger, shall be evidenced in writing, properly executed by the Chairman, the President, or one of the Vice Presidents of the party so electing hereunder, and such documents shall be attested to by the Secretary or an Assistant Secretary of the party so electing under this Plan of Merger.

     11.8 Entire Agreement. Except as otherwise expressly provided herein, this Plan of Merger and the related agreements referred to in this Plan of Merger contain the entire agreement between the parties with respect to the transactions contemplated hereunder, and such agreements supersede all prior arrangements or understandings with respect thereto, written or oral. The parties have not relied upon any statements or representations pertaining to the other, whether oral or written, other than as provided for in this Plan of Merger, the FNBC Disclosure Statement, or the Old Kent Disclosure Statement. The terms and conditions of this Plan of Merger shall inure to the benefit of and be binding upon the parties hereto and their respective successors. Nothing in this Plan of Merger, express or implied, is intended to confer upon any person other than the parties hereto any rights, remedies, obligations, or liabilities under or by reason of this Plan of Merger.

     11.9 No Assignment. Neither party may assign any of its rights or obligations under this Plan of Merger to any other person.

     11.10 Counterparts. This Plan of Merger may be executed in one or more counterparts, each of which together shall constitute one and the same instrument.

     11.11 Further Assurances; Privileges. Either party to this Plan of Merger shall, at the request of the other party, execute and deliver such additional documents and instruments and take such other actions as may be reasonably requested to carry out the terms and provisions of this Plan of Merger. Each party shall use reasonable efforts to preserve for itself and the other party each available legal privilege with respect to


                                    A-71
confidentiality of their negotiations and related communications, including the attorney-client privilege.

     11.12 Headings, Etc. The article headings and section headings contained in this Plan of Merger are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Plan of Merger.

     11.13 Severability. If any term, provision, covenant, or restriction contained in this Plan of Merger is held by a final and unappealable order of a court of competent jurisdiction to be invalid, void, or unenforceable, then the remainder of the terms, provisions, covenants, and restrictions contained in this Plan of Merger shall remain in full force and effect, and shall in no way be affected, impaired, or invalidated unless the effect would be to cause this Plan of Merger to not achieve its essential purposes.


          IN WITNESS WHEREOF, the undersigned parties hereto have duly executed and acknowledged this Plan of Merger as of the date first written above.


                              OLD KENT FINANCIAL CORPORATION



                              By s/ John C. Canepa
                                 John C. Canepa, Chairman and Chief
                                 Executive Officer


                              FIRST NATIONAL BANK CORP.



                              By s/ Harold W. Allmacher
                                 Harold W. Allmacher, Vice Chairman,
                                 President, and Chief Executive Officer














                                    A-72
                                   APPENDIX B

                           FIRST NATIONAL BANK CORP.
                         ANNUAL REPORT TO STOCKHOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 1993


          Appendix B is a complete facsimile of First National Bank Corp.'s Annual Report to Stockholders for the year ended December 31, 1993, as previously distributed to stockholders. The Annual Report to Stockholders included in this Appendix B is not a part of the Prospectus and Proxy Statement except as expressly incorporated by reference in the Prospectus and Proxy Statement.











































                              1993 ANNUAL REPORT
                                     FNBC
                           FIRST NATIONAL BANK CORP.

















































CONSOLIDATED FINANCIAL HIGHLIGHTS

                                                                           Year Ended December 31,
                                                                  1993              1992                Change

OPERATING RESULTS
  Net interest income (including loan fees)                   $21,121,882      $18,213,617               16.0%
  Provision for loan and lease losses                             825,000        1,275,000              (35.3)
  Noninterest income                                            3,798,922        3,834,022               (0.9)
  Noninterest expense                                          18,167,959       17,347,477                4.7
  Cumulative effects of changes in accounting principles       (1,183,000)         231,000                N.M.
  Net income                                                    3,421,845        3,354,162                2.0

PER COMMON SHARE (1)
  Primary income before cumulative effects of changes
    in accounting principles                                        $2.15            $1.72               25.0%
  Primary net income                                                 1.60             1.85              (13.5)
  Fully diluted income before cumulative effects of
    changes in accounting principles                                 2.04             1.53               33.3
  Fully diluted net income                                           1.53             1.63               (6.1)
  Cash dividends                                                     0.74             0.71                4.2
  Book value, end of period                                         16.10            16.43               (2.0)
  Market value (2)                                                  22.75            18.75               21.3

AT YEAR END
  Total assets                                               $484,332,777     $453,621,626                6.8%
  Total securities                                             87,572,300       83,005,869                5.5
  Total loans and lease financing                             328,025,619      317,215,680                3.4
  Deposits                                                    440,051,495      410,936,118                7.1
  Stockholders' equity                                         37,272,367       29,409,199               26.7
  Shares outstanding (1)                                        2,315,671        1,790,488               29.3

AVERAGE BALANCES
  Total assets                                               $465,241,735     $438,937,127                6.0%
  Total securities                                             84,587,447       94,558,513              (10.5)
  Total loans and lease financing                             327,137,063      295,491,975               10.7
  Deposits                                                    420,994,293      395,229,723                6.5
  Stockholders' equity                                         33,855,196       28,794,095               17.6
  Weighted average shares outstanding (1)                       2,102,602        1,769,337               18.8

FINANCIAL RATIOS
  Return on average total assets                                     0.74%            0.76%              (2.6%)
  Return on average equity                                          10.11            11.65              (13.2)
  Tier I capital to risk-based assets                               10.55             8.63               22.2
  Total capital to risk-based assets                                11.80            12.35               (4.5)
  Average equity to average assets                                   7.28             6.56               11.0
  Dividend payout ratio                                             46.88            37.33               25.6




                                       B-1
OTHER
  Number of employees (full time equivalent)                          244              247               (1.2%)
  Number of stockholders                                            1,284            1,232                4.2

(1) Restated for 5% stock dividend and 4-for-3 stock split during 1993
(2) Source:  The Nasdaq Stock Market
N.M. Not meaningful

  [GRAPH]                [GRAPH]                [GRAPH]                  [GRAPH]











































                                       B-2
FIRST NATIONAL BANK CORP.

DEAR SHAREHOLDERS:

1993 WAS AN OUTSTANDING YEAR for First National Bank Corp. We posted record earnings, improved key ratios, increased the dividend payout, strengthened our balance sheet, increased stockholders' equity and raised core deposits. Additionally, we developed noticeably as a cohesive team with renewed purpose and ability to serve our customers.

OUR EARNINGS HIT A RECORD HIGH -- reaching $3,422,000, or $1.53 per share on a fully diluted basis, compared with $3,354,000, or $1.63 per share in 1992. This was accomplished despite a one-time charge of $1,183,000 for the cumulative effect of a change in accounting principle related to postretirement health benefit expenses. The 1992 results benefited from a one-time credit of $231,000 for an accounting change related to income taxes.

Based on the strong performance and positive outlook, the Board of Directors increased the dividend payout to $.74 per share, and authorized the payment of our sixth consecutive 5% stock dividend. Our stock price aptly reflected this strong performance, rising 21%, to $22.75 at the close of the year, from an opening price of $18.75, adjusted for November's four-for-three stock split.

OUR KEY RATIOS moved in a positive direction as a result of concerted efforts by management. Noninterest expense increased by less than 5%. Return on average assets rose to 0.99%, from 0.71%, when accounting changes are discounted. Our net interest margin increased by 32 basis points to 5.29%.

We saw noteworthy accomplishments over and above the excellent operating results.

First, we opened a full service branch in Romeo, Michigan. At 2,700 square feet, the branch is among our largest and most efficient.

We completed expansion and renovations of two branches. Our Harper branch -- one of our busiest -- underwent a complete transformation. The Clemens Center branch, likewise, was expanded and totally remodeled.

On the subject of marketing, we formally adopted "Making Your Life Easier" as our marketing themeline. The themeline appears in ads, and on brochures, mailers, signs and specialty items.

We customarily launch one or two new products each year. In 1993 we began marketing a new commercial lease product for the public sector and businesses of all sizes. The new commercial lease program is designed for manufacturing equipment, large computer systems or to aid a municipality in acquiring a capital item such as a fire truck.

A LOOK AT 1994 We fully expect the Macomb County economy to continue its robust growth with strong loan demand. We should be aided by substantially flat interest rates, enabling us to maintain, or improve, net interest margins.


                                       B-3
NEW BRANCH RENOVATIONS. In response to customer demand, we are planning to expand the Chesterfield branch by adding two additional drive-up lanes. The Chesterfield branch is extremely popular among customers. Volume there has nearly overwhelmed our service capabilities in the short time that the branch has been open. Subsequent to year-end, we completed floor-to-ceiling remodeling of the North Avenue branch, which serves downtown Mount Clemens.

NEW PRODUCTS. 1994 is off to a successful start. We have introduced a new Increasing Rate CD which guarantees holders three interest rate increases over a two-year term. The CD was introduced to respond to depositors' concerns about lower-interest rate payouts on long-term flat-rate CDs. 1994 will see our first offering of mutual funds and annuities for customers who seek investment alternatives to CDs. These products will enable us to generate fees from funds which otherwise would be lost to brokerage firms. A third marketing push for 1994 will be a Loan-By-Phone campaign, aimed at boosting consumer loan volume.

1994 ANOTHER PROFITABLE YEAR We feel we have positioned our assets -- financial, facilities and people -- to take full advantage of the positive trends. Our focus will be on building core deposits, continuing to improve asset quality, ongoing monitoring and management of costs -- particularly noninterest expense and the aggressive fostering of a customer oriented sales culture. We fully expect our marketshare to improve and 1994 earnings growth to equal -- or to exceed -- 1993's performance.

On behalf of the Board of Directors, we extend our sincere thanks to our employees for their dedication and extraordinary efforts during the past year and commitment to the coming year. We also extend our thanks to you, our shareholders, for your continued support, confidence and trust.

/s/ ARIE GULDEMOND                               /s/ HAROLD W. ALLMACHER

Arie Guldemond                                   Harold W. Allmacher
Chairman of the Board                            Vice Chairman,
                                                 President & CEO


Full page - First National Bank provides construction and mortgage loans for a new subdivision in Clinton Township. Marcello Iannucci, President and owner of Suncrest Homes, Inc. and David Girodat, FNB's Vice President and Regional Commercial Loan Officer, inspect a home under construction.

Right - Mitchell Buick Honda will relocate its dealership to a new showroom next to FNB's Hall Road Financial Center. Talking about the move are Jerry Tsudis, Co-owner of Mitchell Buick Honda; FNB Vice President & Commercial Loan Division Manager Andrew Tassopoulos; and Gordon (Ky) Voog, Co-owner of Mitchell Buick Honda.

Left - Boating is big business in Macomb County. Michael Lambert, President and owner of Land's End Marina in Harrison Township, talks about the busy boating season with FNB Assistant Vice President - Consumer Lending Sam Millard.

                              [Photos]

                                       B-4
MACOMB COUNTY -- GOLDEN ERA OF GROWTH


THE LIST OF COMPANIES moving to -- or expanding in -- Macomb County reads like a who's who of corporate America: Chrysler Corporation, Ford Motor Company, Home Depot, Target, Fretter, Inc., F & M Discount Stores, DuPont Corporation, TRW, Bendix, Kmart and AMP Industries, to name a few. American companies invested more than $2.2 billion in Macomb County between 1990 and 1992.

Growth isn't limited to U.S. firms either. Seven major Canadian firms opened plants in Macomb County during last year alone. Canadian firms are discovering what their U.S. counterparts have known for years: Macomb County is one of the midwest's best places to do business.

THE HEARTY NATURE of Macomb's business economy translates directly into jobs, high employment and a financially-sound consumer segment among the county's 717,000 residents. Median household income is about $39,000, and median family income exceeds $44,000. "That means strong, growing loan demand for homes, cars, boats and other consumer items," notes FNB President and CEO, Harold W. Allmacher.

FIRST NATIONAL BANK is an integral part of the county's continuous growth and success. In fact, FNB plays a leadership role in Macomb's planned growth. Mr. Allmacher is the chairman of the Macomb County Community Growth Alliance -- a quasipublic organization which plans, nurtures and oversees Macomb's growth. Numerous FNB board members, officers, and managers are members of similar organizations.

Commercial banking for small and medium-sized companies is one of FNB's principal market niches, and accounts for close to 50% of our deposit and lending activities. Among the bank's better-known local customers in this category are: Bavarian Village Ski Shops, Bill Lee Oldsmobile, Mitchell Buick, Concord Tool Co., Clover Tool Co. Inc., Greystone Golf Course, C.J. Barrymores, Mirage Banquet Hall and Trinity Land Development. Further, FNB counts most of the county's municipalities among its clients.

A unique facet of Macomb County's extraordinary growth is that progress seems to be everywhere -- not just pockets of building and economic activity. Look out any window of FNB's Financial Center at Romeo Plank and Hall Road to see the future coming. Hall Road is undergoing a massive transformation, as some $200 million is being invested to widen the road to six to eight lanes over a 12-mile section, running nearly the width of the county.

Hall Road aptly has been designated the "Golden Corridor," because of the tremendous growth it has spawned along its route. In addition to hundreds of stores at the upscale, always-busy Lakeside Mall, current or planned Hall Road retailers include Kmart, Builders' Square, Meijer's, Target, Sports Authority, Office Max, PetCare Superstore, Best Buy and Home Quarters.





                                       B-5
WHY MACOMB COUNTY? "Planning is the key," says Mr. Allmacher. "The foundation for today's growth was set more than a decade ago, by far-sighted organizations like the Macomb County Board of Commissioners and Community Growth Alliance, in concert with the local Chambers and other business and community groups.

"FNB participated actively in this planning over the past 15 to 20 years. The success of our Branch network relates directly to the data and business forecast models generated by these groups. FNB and a lot of other companies were able to see exactly where commercial and consumer development would take place.

"WE STRATEGICALLY positioned our branches to serve those growing needs. A lot of companies -- us included-- who believed in long-range planning and kept their eyes to the horizon are years ahead of competition because of the farsightedness," Mr. Allmacher concludes.


Full page - Harold W. Allmacher, Vice Chairman, President & CEO; Arie Guldemond, Chairman of the Board

Left - the new Romeo Branch is one of FNB's largest and most efficient. The new Branch team includes Gabe Makhlouf, Assistant Vice President & Romeo Regional Loan Officer; Nancy Christian, Vice President - Branch Administration & Bank Operations; and Mary Berckley, Branch Manager.

Right - The busy Harper Branch was expanded and completely renovated in 1993. Seated is Genie Watters, FNB Teller and Pete Batistoni, Harper Branch Officer.
                                 [Photos]


FNB: COMMUNITY INVOLVEMENT
     COMMUNITY COMMITMENT

WHY IS FNB SO INVOLVED in community activities? FNB President and CEO Harold W.
Allmacher: "Community banking only works when employees, directors, and bank officers play a leadership role in the community. Involvement is the foundation to building a solid reputation for integrity, competence, commitment and personal service."

First National Bank is REALLY involved in the communities it serves with hands-on active participation on boards or advisory committees of about 60 community groups and financial support for another 50 organizations. The interests cover the gamut: Chambers of Commerce, The Art Center, Friends of the Clinton River, Macomb YMCA, Cancer Society, educational institutions, sports organizations, Operation Headstart, Boy Scouts of America, AMVETS, and Macomb County Historical Society.

FNB IS BEST KNOWN for its sponsorship of six key community events and programs:




                                       B-6
FOURTH OF JULY FIREWORKS DISPLAY -- The annual July 4th fireworks is Macomb County's biggest, brightest, noisiest fun event. Enjoyed by an estimated 100,000 people each year, the fireworks spectacular is second only to the International Fireworks Display held about 25 miles south in downtown Detroit.

SANTA CLAUS PARADE -- The Mount Clemens Santa Claus Parade attracts kids young and old from across Macomb and adjoining counties. FNB rescued the financially-troubled parade by assuming sponsorship in 1989 and has kept things going and growing ever since. This year, FNB was joined by co-sponsor Mount Clemens General Hospital to create the largest parade to date. Scores of officials and dignitaries -- including Santa himself -- and 120 parade groups dance, prance, walk and roll through downtown Mount Clemens. The parade is broadcast on area cable television as well. Last year's parade marked the first appearance of papier mache characters.

MACOMB YMCA CORPORATE OLYMPICS -- FNB serves on the board of the Macomb YMCA and has been a major co-sponsor of the Y's annual community-wide Health and Fitness contest.

CLASSICS & KEEPSAKES is a popular Mount Clemens summer event. The city-wide weekend of activities attended by thousands includes more than a dozen different events: Classic Car Exhibit, Antique Boat Show, History Fair, Antique Fashion Show, Historic Home Tour, Restoration Workshops and more.

THE MOUNT CLEMENS ART CENTER -- FNB is actively involved with the Art Center as a member of its Board of Trustees and Chair of Corporate Development. FNB sponsors and supports exhibits and several key events each year on behalf of the Art Center. These include the Michigan Annual Holiday Fair and Have A Heart annual fund raising extravaganza.

MEALS ON WHEELS -- Several teams of FNB employees have been involved with Holiday Home Delivery of Meals on Wheels since 1990. This important program provides a hot meal and snack for hundreds of home-bound senior citizens on Easter, the Fourth of July, Thanksgiving and Christmas.

FNB'S COMMUNITY INVOLVEMENT also extends to other important arenas: During 1993, the bank sponsored nine seminars and workshops for low- and moderate-income home buyers and aspiring business entrepreneurs.

[photo]


FNB's close ties to the community have resulted in many valuable relationships. During 1993, the Bank received the second of two gifts from the Estate of James E. Neely, a former stockholder and director. Mr. Neely's generosity epitomizes the respect that our bank generates among the community. He provided all of us with a reminder that our community involvement is an inseparable part of our existence. Mr. Neely was President of the Armada State Bank, which merged with FNB in 1970, and served on our Board of Directors from 1975 until his retirement in 1983. Mr. Neely is fondly remembered for his service and dedication to FNB and to the community.


                                       B-7
Full page - FNB is the principal sponsor of the annual Santa Claus Parade.

Santa's helpers are:
Ralph LaGro, Mount Clemens General Hospital President & CEO; Mark "Doc" Andrews of WKQI Q95-FM, the Parade's M.C.; John Torre, FNB Marketing Director, as Pinnochio; Harold W. Allmacher, FNB President & CEO.; and Michelle Semple, Mount Clemens General Hospital Media and Community Relations Coordinator, as Santa's elf.

Left - The Art Center in downtown Mt. Clemens is one of more than 100 community organizations supported by FNB. Andrew Tassopoulos, FNB Vice President & Commercial Loan Division Manager is a member of The Art Center Board. Shown with him getting ready for a new exhibit is The Art Center's Executive
Director Jo-Anne Wilke.

Right - Commitment and investment are making downtown Mt. Clemens a showcase for urban revitalization. Principals of Mt. Clemens success include Harold W. Allmacher, FNB President and CEO; Gebran S. Anton, Mt. Clemens-based real estate developer; and Ralph Leach, President and owner of the Art-O-Craft store.




                                    [Photos]









BOARD OF DIRECTORS

[Photos]

















                                       B-8
  [Photos]


Robert D. Morrison
  Retired Dentist

Frank E. Jeannette
  Attorney

John J. Mulso
  Retired Undersheriff
  Macomb County
  Sheriff's Dept.

Celestina Giles
  Bank Officer
  Executive Department

Raymond M. Contesti
  Superintendent, Clintondale
  Community Schools

David A. McKinnon
  Attorney

Glen D. Schmidt
  President
  International Star Corporation

James T. Cresswell
  President
  Oakland General Underwriters





















                                       B-9
CONSOLIDATED BALANCE SHEETS

                                                                           December 31,
Assets                                                                1993             1992

Cash and due from banks (Note 2)                                  $25,382,444      $24,389,706
Federal funds sold                                                 22,900,000        9,700,000

  Cash and Cash Equivalents                                        48,282,444       34,089,706

Securities available for sale (Note 3)                              7,506,395        5,061,088
Investment securities - at amortized cost (market value of
    $82,355,000 in 1993 and $80,230,000 in 1992)(Note 3)
  United States Treasury                                            9,229,318        9,424,009
  United States Government agencies                                37,117,468       31,437,433
  Municipal obligations                                            33,161,969       36,524,589
  Other securities                                                    557,150          558,750

  Total Investment Securities                                      80,065,905       77,944,781

Loans and Leases (Note 5)
  Residential real estate                                          60,361,529       65,437,839
  Commercial                                                      212,035,383      195,133,213
  Installment                                                      55,628,707       56,495,469
  Lease financing                                                        ----          149,159

  Total Loans and Leases                                          328,025,619      317,215,680
Allowance for loan and lease losses (Note 6)                       (4,597,547)      (4,585,032)

  Net Loans and Leases                                            323,428,072      312,630,648

Property and equipment (net of depreciation)(Note 7)               15,595,828       14,709,269
Accrued interest receivable                                         2,600,192        2,640,537
Other real estate                                                   3,289,714        3,440,562
Other assets                                                        3,564,227        3,105,035

  Total Assets                                                   $484,332,777     $453,621,626













                                      B-10
CONSOLIDATED BALANCE SHEETS

                                                                          December 31,
Liabilities and Stockholders' Equity                                  1993             1992

Deposits
  Demand
    Noninterest bearing                                           $76,343,088      $68,279,153
    Interest bearing                                              121,543,868      126,151,330
  Savings                                                          88,466,900       82,859,540
  Time                                                            153,697,639      133,646,095

  Total Deposits                                                  440,051,495      410,936,118

Short term borrowings                                               1,100,000          944,360
Other liabilities                                                   5,908,915        3,983,949
Long term debt (Note 8)                                                  ----        8,348,000

  Total Liabilities                                               447,060,410      424,212,427

Stockholders' Equity (Note 9)
  Common stock - $3.125 par value; 8,000,000 shares authorized;
    2,315,671 shares issued and outstanding in 1993;
    1,303,520 shares issued and 1,278,920 shares
    outstanding in 1992                                             7,236,472        4,073,500
  Additional paid-in capital                                       15,658,658       11,034,426
  Retained earnings                                                14,377,237       14,899,574
  Treasury stock - 24,600 shares in 1992                                 ----         (598,301)

  Total Stockholders' Equity                                       37,272,367       29,409,199

  Total Liabilities and Stockholders' Equity                     $484,332,777     $453,621,626


The accompanying notes are an integral part of the financial statements.














                                      B-11
CONSOLIDATED STATEMENTS OF INCOME

                                                            Year Ended December 31,
                                                   1993             1992             1991
Interest Income
  Loans and leases (including fees)               $27,160,470      $26,089,028      $29,691,092
  Securities
    Securities available for sale (Note 3)            370,646        --------         --------
    United States Treasury                            545,310          741,367          460,184
    United States Government agencies               1,934,201        2,573,888        3,315,943
    Municipal obligations                           2,114,586        2,731,931        2,869,966
    Other securities                                   33,279           38,100           71,998
  Federal funds sold                                  244,347           98,133          183,952

  Total Interest Income                            32,402,839       32,272,447       36,593,135

Interest Expense
  Deposits                                         10,973,681       13,172,775       18,664,898
  Federal funds purchased                              13,789           33,849           79,306
  Short term borrowings                                42,651           51,734           84,656
  Long term debt                                      250,836          800,472          888,021

  Total Interest Expense                           11,280,957       14,058,830       19,716,881

  Net Interest Income                              21,121,882       18,213,617       16,876,254
Provision for loan and lease losses (Note 6)          825,000        1,275,000        1,875,000

  Net Interest Income after Provision
    for Loan and Lease Losses                      20,296,882       16,938,617       15,001,254

Noninterest Income
  Service charges on deposit accounts               2,790,213        2,429,838        2,182,376
  Net security gains (losses) (Notes 3, 11)            (1,259)         638,621          262,363
  Other income (Note 4)                             1,009,968          765,563        2,124,127

  Total Noninterest Income                          3,798,922        3,834,022        4,568,866

Noninterest Expense
  Salaries, benefits, and payroll taxes (Note 13)   7,758,181        7,299,948        6,737,661
  Occupancy                                         1,716,431        1,766,465        1,511,227
  Equipment                                         1,557,941        1,678,850        1,527,346
  Other operating expense (Note 10)                 7,135,406        6,602,214        6,451,625

  Total Noninterest Expense                        18,167,959       17,347,477       16,227,859

  Income Before Taxes and Cumulative Effects
    of Changes in Accounting Principles             5,927,845        3,425,162        3,342,261
Income tax expense (Note 11)                        1,323,000          302,000          335,000


                                       B-12
  Income Before Cumulative Effects of Changes
    in Accounting Principles                        4,604,845        3,123,162        3,007,261
  Cumulative effects of changes in accounting
    principles (Notes 11, 13)                      (1,183,000)         231,000             ----

Net Income                                         $3,421,845       $3,354,162       $3,007,261


Per share data (Note 9):
  Primary Income Before Cumulative
    Effects of Changes in Accounting Principles         $2.15            $1.72            $1.70
  Cumulative effects of changes in
    accounting principles                               (0.55)            0.13            ----
  Primary Net Income                                    $1.60            $1.85            $1.70


  Fully Diluted Income Before Cumulative
    Effects of Changes in Accounting Principles         $2.04            $1.53            $1.50
  Cumulative effects of changes
    in accounting principles                            (0.51)            0.10            ----
  Fully Diluted Net Income                              $1.53            $1.63            $1.50


  Cash Dividends                                        $0.74            $0.71            $0.57


The accompanying notes are an integral part of the financial statements.

























                                      B-13
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                                      Additional                                Total
                                           Common      Paid-in      Retained      Treasury    Stockholders'
                                            Stock      Capital      Earnings        Stock        Equity

BALANCE JANUARY 1, 1991                  $3,777,456   $9,159,123  $13,598,403  ($1,016,411)   $25,518,571
  Net income for 1991                      --------     --------    3,007,261     --------      3,007,261
  Cash dividends paid - $0.57 per share    --------     --------   (1,005,680)    --------     (1,005,680)
  Stock dividend                                (44)        (229)    (971,625)     960,228        (11,670)
  Employee Stock Ownership Plan
    loan guarantee (Note 13)               --------     --------      148,803     --------        148,803
  Repurchase of 24,849 common shares       --------     --------     --------     (527,066)      (527,066)
  Conversion of debentures (Note 8)          17,606       97,384     --------     --------        114,990
  Exercise of equity contracts (Note 9)       7,447       42,548     --------     --------         49,995
  Exercise of stock options (Note 13)         8,663       50,242      (58,889)    --------             16
  Bequest from Estate (Note 9)             --------      211,684     --------     --------        211,684

BALANCE DECEMBER 31, 1991                 3,811,128    9,560,752   14,718,273     (583,249)    27,506,904
  Net income for 1992                      --------     --------    3,354,162     --------      3,354,162
  Cash dividends paid - $0.71 per share    --------     --------   (1,251,943)    --------     (1,251,943)
  Stock dividend                             45,447      281,771   (1,310,236)     974,264         (8,754)
  Employee Stock Ownership Plan
    loan guarantee (Note 13)               --------     --------     (510,586)    --------       (510,586)
  Repurchase of 41,600 common shares       --------     --------     --------     (989,316)      (989,316)
  Conversion of debentures (Note 8)         154,184      826,586     --------     --------        980,770
  Exercise of equity contracts (Note 9)      50,100      277,844     --------     --------        327,944
  Exercise of stock options (Note 13)        12,641       87,473     (100,096)    --------             18

BALANCE DECEMBER 31, 1992                 4,073,500   11,034,426   14,899,574     (598,301)    29,409,199
  Net income for 1993                      --------     --------    3,421,845     --------      3,421,845
  Cash dividends paid - $0.74 per share    --------     --------   (1,604,221)    --------     (1,604,221)
  Stock dividend                             84,575      646,152   (1,810,117)   1,068,517        (10,873)
  Stock split                             1,704,862   (2,609,092)    --------      894,153        (10,077)
  Employee Stock Ownership Plan
    loan guarantee (Note 13)               --------     --------     (432,161)    --------       (432,161)
  Repurchase of 50,044 common shares       --------     --------     --------   (1,364,369)    (1,364,369)
  Conversion of debentures (Note 8)         928,683    4,216,113     --------     --------      5,144,796
  Exercise of equity contracts (Note 9)     424,636    2,146,527     --------     --------      2,571,163
  Exercise of stock options (Note 13)        20,216      110,817      (97,683)    --------         33,350
  Bequest from Estate (Note 9)             --------      113,715     --------     --------        113,715

BALANCE DECEMBER 31, 1993                $7,236,472  $15,658,658  $14,377,237     --------    $37,272,367


The accompanying notes are an integral part of the financial statements.


                                      B-14
CONSOLIDATED STATEMENTS OF CASH FLOW

                                                                   Year Ended December 31,
                                                            1993             1992             1991

OPERATING ACTIVITIES
  Net income                                           $  3,421,845     $  3,354,162     $  3,007,261
  Adjustments to reconcile net income to net
      cash provided by operating activities:
    Provision for loan and lease losses                     825,000        1,275,000        1,875,000
    Depreciation expense                                  1,202,834        1,205,500        1,054,374
    Gain on sale of property and equipment                  (34,583)         (62,500)        (205,894)
    Decrease (increase) in net deferred income taxes        103,000         (505,000)        (398,000)
    Net amortization of security premiums                 1,201,026          910,572          565,682
    Net security losses (gains)                               1,259         (638,621)        (262,363)
    Decrease in interest receivable                          40,345          301,419          126,300
    Decrease in interest payable                           (265,990)        (586,618)        (440,040)
    Decrease (increase) in other assets                    (914,956)         794,506       (1,621,444)
    Increase (decrease) in other liabilities              1,758,795         (176,393)        (165,289)

  Net Cash Provided by Operating Activities               7,338,575        5,872,027        3,535,587

INVESTING ACTIVITIES
  Proceeds from sales of securities                              --       26,682,211       17,971,855
  Proceeds from maturities and calls of securities       22,565,078       25,830,267       19,064,330
  Purchases of securities                               (28,799,450)     (43,400,686)     (41,645,623)
  Net decrease (increase) in residential real
    estate loans                                          5,086,310       (1,931,764)       2,251,910
  Net increase in commercial loans                      (17,162,552)     (33,387,660)     (14,262,532)
  Net decrease in installment loans                         770,315        4,087,764        9,653,049
  Net decrease in lease financing                           149,159          183,485           93,655
  Purchases of property and equipment                    (2,089,393)      (2,344,535)      (4,735,385)
  Proceeds from sales of property and equipment              34,583          141,400          708,090

  Net Cash Used in Investing Activities                 (19,445,950)     (24,139,518)     (10,900,651)

FINANCING ACTIVITIES
  Net increase (decrease) in noninterest
    bearing demand deposits                               8,063,935        8,261,254       (9,193,986)
  Net increase (decrease) in interest bearing
    demand deposits                                      (4,607,462)      26,667,030       16,092,188
  Net increase in savings deposits                        5,607,360       14,132,927        4,173,026
  Net increase (decrease) in time deposits               20,051,544      (20,198,261)       1,216,319
  Net increase (decrease) in short term borrowings          155,640         (155,640)      (1,053,625)
  Cash dividends                                         (1,604,221)      (1,251,943)      (1,005,680)
  Repurchase of common stock                             (1,364,369)        (989,316)        (527,066)
  Payments for fractional shares                            (22,353)          (9,022)         (11,670)
  Proceeds from exercise of equity
    contracts and stock options                             183,324           60,000               --


                                       B-15
  Cash paid for debt and equity
    contract redemption                                    (277,000)              --               --
  Repurchase of debentures                                       --               --         (138,000)
  Bequest from estate (Note 9)                              113,715               --          211,684

  Net Cash Provided by Financing Activities              26,300,113       26,517,029        9,763,190

  Increase (Decrease) in Cash and Cash Equivalents       14,192,738        8,249,538        2,398,126
  Cash and Cash Equivalents at the Beginning
    of the Year                                          34,089,706       25,840,168       23,442,042

  Cash and Cash Equivalents at the End of
    the Year                                           $ 48,282,444     $ 34,089,706     $ 25,840,168


Supplemental Disclosures of Cash Flow Information:
Total interest paid                                    $ 11,546,947     $ 14,645,448     $ 20,156,921

Total income taxes paid                                $  1,269,000     $    880,000     $    365,000


The accompanying notes are an integral part of the financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of First National Bank Corp. (the Corporation) are in conformity with generally accepted accounting principles. The following summarizes the more significant policies.

PRINCIPLES OF CONSOLIDATION: The consolidated financial statements of the Corporation include the accounts of First National Bank Corp. (separately, the Parent) and its wholly owned subsidiaries, First National Bank in Macomb County (the Bank) and Bankers Fund Life Insurance Co.

All material intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS: For purposes of reporting cash flow, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased or sold for one day periods.

SECURITIES: Investment securities for which management has the intent and the Corporation has the ability to hold to maturity are stated at cost, adjusted for amortization of premium and accretion of discount. If such securities are subsequently sold, gains or losses are determined on the specific identification method using the amortized cost of the security sold. Securities that will be held for indefinite periods of time are classified as available for sale, and reported at the lower of amortized cost or market.


                                       B-16
INTEREST AND FEE INCOME ON LOANS: Interest on loans is accrued and credited to operations based on the principal amount outstanding. Loan fees and loan origination costs are recognized on a constant yield method over the life of the loan. The general policy of the Corporation is to discontinue accrual of interest income on loans where reasonable doubt exists with respect to the timely collectibility of such interest, and any accrued but unpaid interest on such loans previously accrued is reversed against interest income of the current period. Loans are returned to an accrual status when factors indicating doubtful collectibility no longer exist.

ALLOWANCE FOR LOAN AND LEASE LOSSES: Management determines the adequacy of the allowance based upon a continuing review of individual loans and leases, recent loss experience, current economic conditions, the risk characteristics of the various categories of loans and leases, and other pertinent factors.

PROPERTY AND EQUIPMENT: Property and equipment are stated at cost less accumulated depreciation. Buildings and improvements are depreciated over periods ranging from 10 to 45 years, and furniture and equipment are depreciated over periods ranging from 5 to 7 years, using the straight-line method.

OTHER REAL ESTATE: Other real estate, which represents either properties acquired through legal foreclosure or properties accounted for as "in substance" foreclosures, is recorded at the lower of the amount of the loan outstanding or net realizable value. Declines in net realizable value subsequent to acquisition are expensed. Costs related to improving the property are capitalized when the total cost of the property, including improvements, does not exceed net realizable value.

INCOME TAXES: During 1992, the Corporation adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109).
Net income for 1992 includes a credit for the cumulative effect of the adoption. Prior years' financial statements have not been restated to reflect the effects of SFAS No. 109. Deferred tax assets and liabilities reflect the impact of "temporary" differences between the recognition of income and expense for tax and financial reporting purposes.

RECLASSIFICATIONS: Certain reclassifications have been made to the 1992 and 1991 financial statements, to conform with the classifications used in 1993.
____________________________________________________________________________
(2)  CASH AND DUE FROM BANKS

The Bank is required to maintain noninterest bearing deposits with the Federal Reserve Bank based on a percentage of the Bank's deposits. At December 31, 1993 and 1992, the deposit balances were $3,024,000 and $2,526,000, respectively.







                                      B-17
(3)  SECURITIES

The carrying value and estimated market value of investment securities as of December 31, 1993 and 1992 are shown below:

                                                                    December 31, 1993
                                                                                Gross Unrealized
                                           Carrying       Estimated
                                            Value        Market Value          Gains          Losses

United States Treasury                  $ 9,229,318      $ 9,376,000       $  146,682               --
United States Government agencies        37,117,468       37,324,000          375,774         $169,242
Municipal obligations                    33,161,969       35,095,000        1,954,576           21,545
Other securities                            557,150          560,000            2,850               --

Investment securities                   $80,065,905      $82,355,000       $2,479,882         $190,787


                                                                    December 31, 1992
                                                                                   Gross Unrealized
                                           Carrying       Estimated
                                            Value        Market Value          Gains          Losses

United States Treasury                  $ 9,424,009      $ 9,626,000       $  201,991               --
United States Government agencies        31,437,433       31,940,000          604,479         $101,912
Municipal obligations                    36,524,589       38,103,000        1,614,228           35,817
Other securities                            558,750          561,000            2,350              100

Investment securities                   $77,944,781      $80,230,000       $2,423,048         $137,829
















                                       B-18
The carrying value and estimated market value of securities available for sale as of December 31, 1993 and 1992 are as follows:

                                                                    December 31, 1993
                                                                                   Gross Unrealized
                                           Carrying       Estimated
                                            Value        Market Value          Gains          Losses

United States Treasury                   $5,047,282       $5,048,000             $718            --
United States Government agencies         2,459,113        2,460,000              887            --

Total securities available for sale      $7,506,395       $7,508,000           $1,605            --


                                                                    December 31, 1992
                                                                                   Gross Unrealized
                                           Carrying       Estimated
                                            Value        Market Value          Gains          Losses

United States Treasury                   $3,045,601       $3,164,000         $118,399             --
United States Government agencies         2,015,487        2,051,000           35,513             --

Total securities available for sale      $5,061,088       $5,215,000         $153,912             --

At December 31, 1993, investment securities of $3,910,000 were pledged to secure public funds on deposit and for other purposes required by law.

Proceeds from calls of securities during 1993 were $1,296,000. Gross gains of $5,000 and gross losses of $6,000 were realized on those calls. No securities were sold during 1993.

Interest income on securities available for sale in 1993 was comprised of $274,000 from U.S. Treasury securities, and $97,000 from U.S. Government agency securities.

The amortized cost and estimated market value of the security portfolio at December 31, generally by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment penalties. Securities which are not due at a single maturity date, such as mortgage-backed securities, have been allocated to maturity groupings based on average expected life. Average expected life is based on the best available prepayment estimates as of year end.


                                       B-19

                                                                December  31, 1993
Investment securities:                                                        Estimated
                                                          Carrying             Market
                                                            Value              Value

         Due in one year or less                         $19,707,611        $19,872,000
         Due after one year through five years            45,697,237         46,900,000
         Due after five years through ten years           11,860,180         12,756,000
         Due after ten years                               2,800,877          2,827,000

Total investment securities                              $80,065,905        $82,355,000

                                                                  December  31, 1993
Securities available for sale:                                                Estimated
                                                            Carrying            Market
                                                             Value              Value

         Due in one year or less                          $3,942,381         $3,943,000
         Due after one year through five years             3,564,014          3,565,000
         Due after five years through ten years                   --                 --
         Due after ten years                                      --                 --

Total securities available for sale                       $7,506,395         $7,508,000


(4)  SALE OF CREDIT CARD PORTFOLIO

In 1991, the Corporation sold its credit card portfolio without recourse. The sale included all accounts contractually less than 60 days past due. The cost basis of the portfolio was $7,732,000, and the net gain on the transaction, included in other income for 1991, was approximately $950,000.
_______________________________________________________________________________

(5)  CONCENTRATIONS OF CREDIT RISK

The Corporation grants loans to customers who reside primarily in Macomb County and metropolitan Detroit. Although the Corporation has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their







                                       B-20
contracts is dependent upon the automotive industry. Additionally, at December 31, 1993, the Corporation had $60,362,000 in residential real estate loans which were for one to four family homes secured by mortgages, and $128,649,000 in commercial loans which were secured by real estate mortgages.
_______________________________________________________________________________

(6)  ALLOWANCE FOR LOAN AND LEASE LOSSES

Changes in the allowance for loan and lease losses for 1993, 1992 and 1991 are summarized below:

                                                     1993             1992             1991

         Balance, beginning of the year         $ 4,585,032       $4,038,314       $3,544,845
         Provision                                  825,000        1,275,000        1,875,000
         Charge-offs                             (1,160,550)        (969,529)      (1,582,056)
         Recoveries                                 348,065          241,247          200,525

         Balance, end of year                   $ 4,597,547       $4,585,032       $4,038,314

_______________________________________________________________________________

(7)  PROPERTY AND EQUIPMENT

A summary of property and equipment as of December 31 is as follows:


                                                                      1993            1992

         Land                                                    $ 3,844,677       $3,377,463
         Buildings and improvements                                9,917,017        8,972,768
         Furniture and equipment                                   9,213,523        8,417,069
         Construction in progress                                    318,986          458,320

                                                                  23,294,203       21,225,620
         Less accumulated depreciation                             7,698,375        6,516,351

         Net property and equipment                              $15,595,828      $14,709,269








                                       B-21
Operating expenses include lease rentals covering buildings and land used as bank premises and certain equipment in the amount of $616,000, $707,000, and $677,000 for the years ended December 31, 1993, 1992 and 1991, respectively. Following is a schedule of future minimum rental payments required under operating leases that have remaining lease terms in excess of one year as of December 31, 1993:

   Year ending December 31:

         1994                                     $  584,000
         1995                                        549,000
         1996                                        521,000
         1997                                        448,000
         1998                                        434,000
         Subsequent years                          1,738,000

         Total minimum rental payments            $4,274,000

_______________________________________________________________________________

(8) LONG TERM DEBT

The following is a summary of long term debt at December 31, 1992:


         9.5% Subordinated Notes, formerly
           due June 1, 1997                                        $2,682,000

         9.0% Convertible Subordinated
           Notes, formerly due July 15, 2004                        5,666,000

                                                                   $8,348,000

The 9.5% Subordinated Notes were redeemed by the Corporation as of March 31, 1993. The redemption premium was 3% of the principal amount outstanding. The majority of the holders of these notes also held equity contracts, which are discussed in Note 9. During 1993 and 1992, holders of $2,558,000 and $268,000 of these notes, respectively, exercised equity contracts which they held, and tendered the notes as payment for common stock of the Corporation. On the redemption date, the remaining $124,000 of this issue was redeemed for cash.

The 9.0% Convertible Subordinated Notes were redeemed by the Corporation as of July 15, 1993, at a redemption premium of 5% of outstanding principal. Prior to the redemption date, a large volume of this issue was converted into common stock of the Corporation by its holders. The amounts converted were $5,513,000 in 1993, and $981,000 in 1992. On the redemption date, the remaining $153,000 in principal amount was redeemed for cash.

                                      B-22

(9)  STOCKHOLDERS' EQUITY

In 1987, the Corporation issued Cancellable Mandatory Stock Purchase Contracts (equity contracts) requiring the purchase of $3,150,000 in common stock not later than June 1, 1996. As of December 31, 1992, $2,772,000 in face amount of contracts had remained outstanding. In conjunction with the 9.5% debt redemption, the equity contracts were canceled as of March 31, 1993. The cancellation premium was 1% of the face amount outstanding. As discussed in
Note 8, the majority of equity contract holders also held 9.5% debt. A large volume of equity contracts were exercised prior to the cancellation date, with most holders tendering debt as payment. $64,000 in face amount of equity contracts was canceled for cash, while $150,000 was received during 1993 for cash exercises of contracts.

The Corporation repurchased 50,044 shares of its common stock in 1993, and 41,600 shares in 1992. At December 31, 1993, the Corporation has been authorized by its Board of Directors to purchase up to an additional 100,000 shares of its common stock.

In 1990, the Board of Directors of the Corporation declared a dividend distribution of one Right for each outstanding share of common stock, to stockholders of record at the close of business on December 18, 1990. The Rights entitle the registered holder to purchase from the Corporation shares of Common Stock, $3.125 par value per share. The exercise price of each Right is $38.87, subject to adjustment in certain circumstances. The description and terms of the Rights are set forth in a Rights Agreement between the Corporation and State Street Bank and Trust Company, as Rights Agent. The Rights will expire on December 18, 1998.

During 1991, and again in 1993, the Corporation received a bequest from the estate of a former director and stockholder. The amounts received were $211,684 in 1991, and $113,715 in 1993. The amount was not included in income, but rather was credited directly to additional paid-in capital.

The articles of incorporation authorize 2,000,000 shares of preferred stock, of which none are issued.

Earnings per share amounts have been adjusted for the 5% stock dividends on common stock in 1993, 1992, and 1991, and the 4-for-3 stock split in 1993. The calculations are based on the weighted average number of shares outstanding throughout the year. Primary and fully diluted per share amounts assume conversion of the appropriate dilutive securities and common stock equivalents of the Corporation, and the elimination of related after tax interest expense.

The Corporation is subject to capital adequacy requirements issued by the Federal Reserve Board. These rules require the Corporation to maintain a ratio of total capital to risk-based assets of 8%. Of this amount, 4% must be






                                       B-23
comprised of Tier I capital. Tier I capital is defined to include stockholders' equity, retained earnings, perpetual preferred stock, and minority interest. Total capital is defined to include all of the components of Tier I capital plus mandatory convertible securities, subordinated debt, and the allowance for loan losses, up to certain limits. The loan loss reserve is limited to 1.25% of risk-based assets. Under the risk-based capital guidelines, the Corporation's on-balance sheet and off-balance sheet assets are placed into one of four risk categories, based primarily on credit risk. As of December 31, 1993, the Corporation's Tier I capital to risk-based assets was 10.55%, and total capital to risk-based assets was 11.80%.
_______________________________________________________________________________

(10) OTHER OPERATING EXPENSE

The following is a summary of significant components of other operating expense, for each of the years indicated:

                                                          1993                  1992             1991
                                                                       (in thousands)
         Data processing                                 $1,049,082          $  986,491       $  882,155
         Deposit insurance                                  928,600             878,251          788,791
         Advertising, marketing, and public relations       727,000             571,936          430,536
         Printing and supplies                              564,586             680,050          634,772
         State taxes                                        394,358             407,795          200,810
         Other                                            3,471,780           3,077,691        3,514,561

                                                         $7,135,406          $6,602,214       $6,451,625


(11)  TAXES ON INCOME

As discussed in Note 1, the Corporation adopted SFAS No. 109 as of January 1, 1992. The cumulative effect of the change is shown in the consolidated statements of income. Except for the cumulative effect in 1992, the adoption had no significant impact on the results of operations of the Corporation.

Income tax expense consists of the following:

                                                     1993             1992             1991

         Current                                 $1,220,000         $807,000         $733,000
         Deferred                                   103,000         (505,000)        (398,000)

         Income Tax Expense                      $1,323,000         $302,000         $335,000

                                       B-24
Deferred tax assets were also increased by $609,000 during 1993 for the tax effect of adopting SFAS No. 106 (see Note 13). This amount did not affect 1993 tax expense since it is related to the cumulative effect of a change in accounting principle. The temporary differences and carryforwards which comprise deferred tax assets and liabilities at December 31 are as follows:


                                                                1993             1992
         Deferred tax assets:

           Provision for loan and lease losses              $1,040,000       $1,036,000
           Postretirement benefits                             672,000               --
           Alternative minimum tax credit carryforward         269,000          436,000
           Gain on sale/leaseback                              387,000          419,000
           Deferred loan fees                                  171,000          200,000
           Accrued expenses                                     28,000               --

           Deferred tax assets                              $2,567,000       $2,091,000

         Deferred tax liabilities:

           Depreciation                                     $ (111,000)        ($71,000)
           Leases                                                   --          (56,000)
           Other                                               (16,000)         (30,000)

           Deferred tax liabilities                         $ (127,000)       ($157,000)


A reconciliation of the provision for income taxes, and the amount that would be expected using statutory federal income tax rates applied to income before taxes, is shown below:


                                                     1993             1992             1991
         Expected tax expense                    $2,015,000       $1,165,000       $1,136,000
         Tax-exempt interest                       (708,000)        (862,000)        (838,000)
         Other                                       16,000           (1,000)          37,000

                                                 $1,323,000       $  302,000       $  335,000


Included in income tax expense is the tax effect of securities sales, which was zero in 1993, $217,000 in 1992, and $89,000 in 1991.
_______________________________________________________________________________

                                       B-25
(12) ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

Estimates of fair value of financial instruments have been determined using available market information and appropriate valuation methods, as outlined below. Considerable judgment is inherently required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented below do not necessarily represent amounts that the Corporation could realize in a current market exchange. The following methods and assumptions were used to estimate the fair value of financial instruments:

CASH AND CASH EQUIVALENTS: For these short term instruments, the carrying amount is a reasonable estimate of fair value.

SECURITIES: For marketable debt securities held for investment or available for sale, estimated fair values are based on quoted market prices or dealer quotes.

LOANS: For variable rate loans with no significant change in credit risk since loan origination, the carrying amount is a reasonable estimate of fair value. For all other loans, including fixed rate loans, the fair value is estimated using a discounted cash flow analysis, using interest rates currently offered on similar loans to borrowers with similar credit ratings and for the same remaining maturities. The resulting value is reduced by an estimate of losses inherent in the portfolio.

DEPOSITS: The estimated fair value of demand deposits, certain money market deposits, and savings deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity time deposits is estimated using the rates currently offered for deposits of similar remaining maturities.

SHORT TERM BORROWINGS: For these short term instruments, the carrying amount is a reasonable estimate of fair value.

LONG TERM DEBT: For these instruments, estimated fair value is based on quoted market prices or dealer quotes.

COMMITMENTS: Commitments to extend credit and standby letters of credit are not recorded on the balance sheet. The fair value of commitments is estimated using the fees currently charged to enter into similar arrangements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of letters of credit is based on fees currently charged for similar agreements, or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. The recorded carrying amounts and estimated fair values of the Corporation's financial instruments at December 31 are as follows:




                                       B-26

                                                       1993                            1992
                                             Carrying         Estimated        Carrying         Estimated
                                             amount           fair value       amount           fair value

  Financial assets:
    Cash and cash equivalents              $ 48,282,000     $ 48,282,000     $ 34,090,000     $ 34,090,000
    Securities                               87,572,000       89,863,000       83,006,000       85,445,000
    Loans, net of allowance                 323,428,000      328,156,000      312,481,000      316,176,000

  Financial liabilities:
    Demand and savings deposits             286,354,000      286,354,000      277,290,000      277,290,000
    Time deposits                           153,698,000      153,755,000      133,646,000      133,690,000
    Short term borrowings                     1,100,000        1,100,000          944,000          944,000
    Long term debt                                   --               --        8,348,000       10,216,000
  Unrecognized financial instruments:
    Commitments to extend credit                   N.A.          348,000             N.A.          320,000
    Standby letters of credit                      N.A.           34,000             N.A.           36,000


The fair value estimates presented above are based on pertinent information available to the Corporation as of December 31, 1993 and 1992. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, these amounts have not been comprehensively revalued for financial statement purposes since those dates. Current estimates of fair value may therefore differ significantly from the amounts presented above.
_______________________________________________________________________________

(13) EMPLOYEE BENEFIT PLANS

A summary of the Corporation's employee benefit plans is as follows:

DEFERRED COMPENSATION PLAN: In 1983, the Bank established an Employee Salary Reduction (401(k)) Plan. All employees who have completed six months of service and 1,000 hours of work with the Bank are eligible to participate. The 1993, 1992, and 1991 expense related to the plan was $168,000, $162,000, and $138,000, respectively.

EMPLOYEE STOCK OWNERSHIP PLAN: In 1986, the Bank established an Employee Stock Ownership Plan (ESOP). All salaried employees, after completing one year of service (and 1,000 hours) with the Bank, and who have attained the age of 21, are eligible to participate in the plan. During 1993, the ESOP had $646,000 in additional borrowings under its $1,500,000 revolving line of credit from an unrelated financial institution, while repayments were $214,000 during the year. As of December 31, 1993, the ESOP owes $1,436,000 on the note, and owns approximately 157,000 shares of the Corporation's stock. The revolving note,



                                       B-27
which bears interest at 1/4% over prime, is to be paid on or before April 30, 1994. The Corporation has guaranteed repayment of the loan and is obligated to contribute sufficient funds to the ESOP, which will enable the ESOP to repay the loan principal and interest. Contributions by the Corporation totaled $200,000 in 1993, $150,000 in 1992, and $180,000 in 1991. The loan guarantee is recorded as a liability of the Corporation, with a corresponding reduction in retained earnings.

INCENTIVE STOCK OPTION PLAN: In 1988, the Corporation established an Incentive Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan provides for options to be granted to senior management and other key employees of the Bank at a price per share that is not less than the fair market value of the Common Stock of the Corporation on the date of grant. The determination of the persons to receive options and the number of shares to be covered by an option are based upon the present and potential contributions of each person to the success of the Corporation and its affiliates, and such other factors as may be deemed relevant. The duration of each option may not exceed seven years from the date of grant. The aggregate fair market value, determined at the time that the option is granted, of the Corporation's Common Stock with respect to which options are exercisable for the first time by any employee during any calendar year may not exceed $100,000.

The following is a summary of transactions involving the Stock Option Plan:

                                                              1993            1992             1991
Option Shares:
   Outstanding January 1                                      56,480           46,526          53,633
   Granted                                                    35,000           29,400          14,700
   Exercised                                                 (10,520)         (19,446)        (21,807)

   Exercisable Dec. 31                                        80,960           56,480          46,526

   Option Price                                        $11.75-$18.57    $11.75-$16.07   $11.75-$13.28


At December 31, 1993, 37,000 shares were available for future grants under this plan.

NONEMPLOYEE DIRECTOR STOCK OPTION PLAN: In 1992, the Corporation established the Stock Option Plan for Nonemployee Directors (the "Director Option Plan"). The Director Option Plan, a nonqualified plan, provides for options to be granted to outside directors of the Corporation. Options under the Director Option Plan are granted at the fair market value of the Corporation's common stock as of the grant date. Only a portion of options granted are immediately exercisable, with the remainder becoming exercisable on the dates of successive annual meetings of the Corporation. Unexercised options expire seven years after the date of grant, or when grantee ceases to be a nonemployee director.


                                       B-28
The following is a summary of transactions involving the Director Option Plan:

                                                               1993             1992
Option Shares:
   Outstanding January 1                                      23,800                --
   Became exercisable                                         23,800            23,800
   Exercised                                                  (7,000)               --

   Exercisable Dec. 31                                        40,600            23,800

All options have an exercise price of $16.07. As of December 31, 1993, there are 71,400 options granted but not yet exercisable, and no options are available for future grants.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS: Effective January 1, 1993, the Corporation adopted Statement of Financial Accounting Standards No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions" (SFAS No. 106). The statement requires the accrual of expected costs for certain postretirement benefits (such as health benefits) during the years an employee provides services. The previous practice was to expense these costs as they were paid.

The Corporation and its subsidiaries provide medical, dental, and vision insurance for employees who retire after age 55, with a combined age and years of experience of at least 75 years. This insurance, which can also cover eligible dependents, is contributory with retiree contributions adjusted periodically for increases in costs related to the coverage.

The Corporation elected to immediately recognize the prior years' accumulated benefit obligation as of January 1, 1993, as a one-time charge against earnings. This resulted in a reduction in 1993 earnings of $1,183,000, net of a tax credit of $609,000. In addition, expense for 1993 related to postretirement health benefits was $185,000 higher than it would have been under the previous accounting method.

Net periodic postretirement health benefit costs for the year ended December 31, 1993, were as follows:

Service cost                                             $ 103,000
Interest cost                                              141,000

Net periodic postretirement health benefit cost          $ 244,000

The following table details the accumulated postretirement benefit obligation, reconciled with the amount shown in the Corporation's balance sheet at December 31, 1993:

                                       B-29

Accumulated postretirement benefit obligation (APBO):
Retirees                                                                               $  848,000
Fully eligible active plan participants                                                   257,000
Other active plan participants                                                          1,251,000

Accrued postretirement benefit liability                                                2,356,000
Unrecognized net loss from past experience
  different from that assumed, and from
  changes in assumptions                                                                 (379,000)

Accrued postretirement benefit cost                                                    $1,977,000

Actual cash cost for 1993                                                              $   59,000

There are no "plan assets" specifically set aside to cover this obligation.

Postretirement benefit cost is determined using assumptions applicable at the beginning of the year. The APBO is determined using the assumptions at the end of the year. The Corporation used a weighted average discount rate of 7% to determine the present value of the APBO as of December 31, 1993,


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

and a weighted average discount rate of 8% as of January 1, 1993. The Corporation assumed a 12-13 percent annual rate of increase for 1993 in the per person costs of covered health care benefits, with the rate trending downward and remaining at 6% by 2017. This trend rate assumption has a significant impact on the recorded liability. Increasing the assumed trend rate by one percentage point in each year would have increased the APBO as of December 31, 1993 by $497,000, and would have increased total 1993 net periodic postretirement benefit cost by $58,000.

(14)  LOANS TO RELATED PARTIES

Certain directors and executive officers of the Corporation, including families and companies in which they are principal owners, were customers of the Corporation during 1993 and 1992. Such transactions were made in the ordinary course of business at normal terms and interest rates and did not represent more than the normal risks. Total loans to these persons at December 31, 1993 and 1992 amounted to $2,093,000 and $2,111,000, respectively. During 1993, new and renewed loans to related parties totaled $1,479,000, and repayments totaled $1,497,000.







                                       B-30
(15)  RESTRICTIONS ON CASH FLOWS TO THE PARENT COMPANY

National and state banking laws and regulations place certain restrictions on loans and advances made by the banking subsidiary to members of its affiliated group, including the Parent, and also place restrictions on dividends paid by the subsidiary Bank. At December 31, 1993, assets of the Bank not available for dividends or loans to the Parent amounted to approximately $471,865,000.

In 1994, the Bank could distribute to the Parent (in addition to its 1994 net income) approximately $4,448,000 in dividends without approval from regulatory agencies.

(16)  COMMITMENT AND CONTINGENCIES

A commitment to extend credit obligates the Corporation to advance funds to a customer providing there is compliance with terms of the commitment. Commitments generally have fixed expiration dates or other termination clauses, permit the customer to borrow at a market rate of interest, and require payment of a fee. These include commitments for new loans, existing commitments under line of credit agreements, and standby letters of credit. Unused commitments totaled $54,529,000 at December 31, 1993. Since many commitments typically expire without being funded, the total does not necessarily represent future cash requirements. A standby letter of credit is a conditional commitment issued to guarantee contractual performance by a customer to a third party. They are typically issued to back commercial paper, bond financing, and similar transactions of public and private borrowers. Total standby letters of credit outstanding at December 31, 1993, were $3,421,000. The Corporation does not expect, in the normal course of business, to be required to fund these commitments.

The Corporation uses the same credit policies in making the above commitments and conditional obligations as it does for on-balance sheet instruments.

The Bank is a defendant in legal actions arising from normal business activities. Management believes that those actions are without merit or that the ultimate liability, if any, resulting from them will not materially affect the Corporation's financial position, liquidity, or results of operations.

(17)  FUTURE ACCOUNTING CHANGES

The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan." This statement will require that the value of certain impaired loans be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate. The statement is effective for fiscal years beginning after December 15, 1994. The Corporation does not expect the statement to have a material impact on its future earnings or financial position.





                                       B-31
The FASB has also issued Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No.
115). This statement will require the classification of debt and certain equity securities into three categories as follows:

                 Debt securities that the Corporation has the positive intent and ability to hold to maturity will be classified as "held to maturity," and reported at amortized cost.

                 Debt and equity securities that are bought and held principally to sell them in the near term would be classified as "trading" securities, and reported at fair value. Unrealized gains and losses would be included in earnings.

                 Debt and equity securities that are not classified as either "held to maturity" or "trading" are classified as "available for sale," and are reported at fair value. Unrealized gains and losses will be excluded from earnings, but reported as a separate component of stockholders' equity.

SFAS No. 115 is effective for fiscal years beginning after December 15, 1993, and the Corporation will adopt it in the first quarter of 1994. Since the Corporation does not engage in short term buying and resale of securities, management does not expect to place any securities in the "trading" category. Adoption of the statement is not expected to have a material impact on earnings or financial position.



























                                       B-32
(18)  PARENT-ONLY FINANCIAL STATEMENTS

Balance sheets as of December 31, 1993 and 1992, and statements of income and cash flows for the years ended December 31, 1993, 1992 and 1991 for First National Bank Corp. (the Parent only) are as follows:



BALANCE SHEETS

ASSETS                                                       1993                      1992

Cash                                                     $ 3,384,932              $ 6,543,214
Investment in bank subsidiary                             32,524,794               30,497,077
Investment in non-bank subsidiary                            199,726                  223,518
Municipal securities                                       1,375,000                       --
Land                                                       1,169,462                1,169,462
Other assets                                                  64,639                  582,908

  Total Assets                                           $38,718,553              $39,016,179


LIABILITIES AND STOCKHOLDERS' EQUITY

Long term debt                                                    --              $ 8,348,000
Other liabilities                                        $ 1,446,186                1,258,980

  Total Liabilities                                        1,446,186                9,606,980

Stockholders' equity
  Common stock                                             7,236,472                4,073,500
  Additional paid-in capital                              15,658,658               11,034,426
  Retained earnings                                       14,377,237               14,899,574
  Treasury stock                                                  --                 (598,301)

  Total Stockholders' Equity                              37,272,367               29,409,199

  Total Liabilities and Stockholders' Equity             $38,718,553              $39,016,179











                                       B-33
(18)  PARENT-ONLY FINANCIAL STATEMENTS (continued)

STATEMENTS OF INCOME

                                                              Year Ended December 31,
                                                        1993             1992             1991
OPERATING INCOME
  Dividends from bank subsidiary                 $ 1,727,107      $ 1,343,305      $ 1,151,405
  Interest income on deposits                        111,960          229,735          437,538
  Interest income on securities                       85,078               --               --
  Other income                                        34,883           62,500          227,419

  Total Operating Income                           1,959,028        1,635,540        1,816,362

OPERATING EXPENSE
  Interest on long term debt                         250,836          800,472          888,021
  Other expenses                                     321,557          308,347          346,920

  Total Operating Expense                            572,393        1,108,819        1,234,941

Income Before Taxes and Equity
  in Undistributed Earnings of Subsidiaries        1,386,635          526,721          581,421
Income tax benefit                                   145,000          278,000          194,000

Income Before Equity in Undistributed
  Earnings of Subsidiaries                         1,531,635          804,721          775,421
Equity in undistributed earnings of
  subsidiaries                                     1,890,210        2,549,441        2,231,840

  Net Income                                     $ 3,421,845      $ 3,354,162      $ 3,007,261



















                                       B-34
(18)  PARENT-ONLY FINANCIAL STATEMENTS (continued)

STATEMENTS OF CASH FLOW
                                                                Year Ended December 31,
                                                        1993             1992             1991
OPERATING ACTIVITIES
  Net income                                        $ 3,421,845      $ 3,354,162      $ 3,007,261
  Adjustments to reconcile net income to net cash
      provided by operating activities:
  Undistributed equity in subsidiaries               (1,890,210)      (2,549,441)      (2,231,840)
  Gain on sale of land                                  (34,583)         (62,500)        (205,894)
  Decrease in interest payable                         (254,955)         (42,588)         (12,557)
  Decrease (increase) in other assets                    14,657           559,761        (333,755)
  Increase (decrease) in other liabilities               10,000          (23,782)           5,450

  Net Cash Provided by Operating Activities           1,266,754        1,235,612          228,665

INVESTING ACTIVITIES
  Purchases of securities                            (1,375,000)              --               --
  Purchases of land                                          --          (58,869)        (538,256)
  Proceeds from land sales                               34,583          141,400          708,090

  Net Cash Provided by (Used in) Investing
    Activities                                       (1,340,417)          82,531          169,834

FINANCING ACTIVITIES
  Cash dividends                                     (1,604,221)      (1,251,943)      (1,005,680)
  Repurchase of common stock                         (1,364,369)        (989,316)        (527,066)
  Payments for fractional shares                        (22,353)          (9,022)         (11,670)
  Proceeds from exercise of equity
    contracts and stock options                         183,324           60,000               --
  Cash paid for debt and equity
    contract redemption                                (277,000)              --               --
  Repurchase of debentures                                   --               --         (138,000)

  Net Cash Used in Financing Activities              (3,084,619)      (2,190,281)      (1,682,416)

Decrease in Cash                                     (3,158,282)        (872,138)      (1,283,917)
Cash at the Beginning of the Year                     6,543,214        7,415,352        8,699,269

Cash at the End of the Year                         $ 3,384,932      $ 6,543,214      $ 7,415,352

Supplemental Disclosures of Cash Flow Information:
Total interest paid                                 $   505,791      $   843,060      $   900,578

Total income taxes paid (refunded)                  $  (145,000)     $  (751,000)     $   276,600



                                       B-35
INDEPENDENT AUDITORS' REPORT

DELOITTE & TOUCHE

Board of Directors and Stockholders
First National Bank Corp.
Clinton Township, Michigan

We have audited the accompanying consolidated balance sheets of First National Bank Corp. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, changes in stockholders' equity, and cash flow, for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of First National Bank Corp. and subsidiaries at December 31, 1993 and 1992, and the results of their operations and their cash flow for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Note 12 to the consolidated financial statements, the Corporation changed its accounting method for postretirement benefits other than pensions in 1993, and as discussed in Note 1, the Corporation changed its method of accounting for income taxes in 1992.


/s/  DELOITTE & TOUCHE
     ------------------
     Deloitte & Touche

January 25, 1994
Detroit, Michigan









                                       B-36
SELECTED FINANCIAL DATA

Certain financial data for the last five years is presented below. This information should be read in conjunction with the financial statements and related notes included elsewhere in this annual report. A more detailed discussion and analysis of factors affecting the Corporation's financial position and operating results is presented in the following pages of this report.

                                                    Year Ended December 31,
                                            1993         1992          1991           1990         1989

Interest income (including fees)        $32,402,839    $32,272,447   $36,593,135    $36,984,513    $33,565,098
Interest expense                         11,280,957     14,058,830    19,716,881     21,723,829     20,095,209

  Net Interest Income                    21,121,882     18,213,617    16,876,254     15,260,684     13,469,889
Provision for loan and
  lease losses                              825,000      1,275,000     1,875,000      1,275,000        680,000

Net Interest Income after
  Provision for Loan and Lease
    Losses                               20,296,882     16,938,617    15,001,254     13,985,684     12,789,889
Noninterest income                        3,798,922      3,834,022     4,568,866      3,025,319      2,400,769
Noninterest expense                      18,167,959     17,347,477    16,227,859     13,827,850     12,022,527

  Income Before Taxes and
  Cumulative Effects of
    Changes in Accounting
    Principles                            5,927,845      3,425,162     3,342,261      3,183,153      3,168,131
Income tax expense                        1,323,000        302,000       335,000        427,000        461,000

Income Before Cumulative Effects
  of Changes in Accounting
  Principles                              4,604,845      3,123,162     3,007,261      2,756,153      2,707,131
Cumulative effects of changes
  in accounting principles               (1,183,000)       231,000            --             --             --

Net Income                              $ 3,421,845    $ 3,354,162   $ 3,007,261    $ 2,756,153    $ 2,707,131


PER SHARE DATA:*
Average outstanding shares                2,102,602      1,769,337     1,760,316      1,847,863      1,866,614

Primary Income Before Cumulative
  Effects of Changes in Accounting
  Principles                            $      2.15    $      1.72   $      1.70    $      1.49    $      1.45

Cumulative effects of changes in
  accounting principles                       (0.55)          0.13            --             --             --

                                       B-37
Primary Net Income                      $      1.60    $      1.85   $      1.70    $      1.49    $      1.45

Fully Diluted Income Before Cumulative
  Effects of Changes in Accounting
  Principles                            $      2.04    $      1.53   $      1.50    $      1.35    $      1.39

Cumulative effects of changes in
  accounting principles                       (0.51)          0.10            --             --             --

Fully Diluted Net Income                $      1.53    $      1.63   $      1.50    $      1.35    $      1.39

Cash Dividends                          $      0.74    $      0.71   $      0.57    $      0.51    $      0.49

  * Where applicable, per share data has been adjusted to give retroactive effect to the 5% stock dividends in 1993, 1992, 1991, and 1990, and the 4-for-3 stock split in 1993.

Balance sheet data:

                                                       As of December 31,
                                     1993           1992           1991           1990           1989

Total loans                      $328,025,619   $317,215,680  $286,895,787   $286,013,400   $249,217,650
Total assets                      484,332,777    453,621,626   424,513,446    412,348,324    373,216,180
Deposits                          440,051,495    410,936,118   382,073,168    369,785,621    332,128,514
Long term debt                             --      8,348,000     9,597,000      9,900,000      9,900,000
Stockholders' equity               37,272,367     29,409,199    27,506,904     25,518,571     24,602,158


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following analysis of the Corporation's operating results and financial condition for the years ended December 31, 1993, 1992, and 1991 should be read in conjunction with the financial statements and statistical data presented elsewhere.

NET INCOME

1993 net income was $3,422,000, a 2% increase over the prior year. Net interest income increased over 1992 by 16%, to $21.1 million. Interest income showed a modest increase, while interest expense declined by nearly 20% from the previous year. The primary reason for this was a $27.1 million increase in the average volume of interest earning assets. This volume effect was augmented by a decrease in the average rates on interest bearing liabilities which was proportionately faster than the decrease in rates on earning assets.



                                       B-38
The provision for loan losses was decreased by 35% from the prior year, to $825,000 in 1993, as the local economy continued to pick up steam. Noninterest income fell by $35,000 from 1992, as increased service charge income was offset by lower security gains. Noninterest expense rose by nearly 5%, to $18.2 million in 1993. Income before the cumulative effect of an accounting change came in at an all-time high of $4.6 million. The record operating results in 1993 were hampered by a one-time charge of $1.2 million for postretirement benefits, mandated by a new accounting standard.

Net income for 1992 was $3,354,000, an increase of $347,000, or nearly 12%, over 1991. Net interest income increased by $1.3 million, to $18.2 million in 1992. As in the current year, this increase was the result of increased volumes of earning assets, along with liability rates falling faster than asset rates. The provision for loan losses was decreased by $600,000, to $1.3 million in 1992. Noninterest income decreased by $735,000 from 1991, while noninterest expense increased by $1.1 million. Income for 1992 also included a $231,000 gain from the cumulative effect of a change in an accounting principle, as the Corporation changed its method of accounting for income taxes.

NET INTEREST INCOME

Net interest income, which constitutes the principal source of income for the Corporation, is the amount by which interest earned on assets exceeds the interest paid on liabilities. The following table shows changes in the Corporation's net interest income, and is presented on a fully tax-equivalent
(FTE) basis, whereby tax-exempt income is adjusted upward by an amount equivalent to the federal income taxes that would have been paid if the income had been fully taxable (assuming a 34% tax rate). The calculation is adjusted for any interest expense deduction that is disallowed, according to current tax law. All references to net interest income in the following discussion, unless otherwise indicated, are presented on a FTE basis.


                                                            Year Ended December 31,
                                                     1993            1992             1991
                                                                 (in thousands)
         Interest income                           $33,476          $33,577          $37,813
         Interest expense                           11,281           14,059           19,717

         Net interest income                       $22,195          $19,518          $18,096








                                       B-39

                                                   Increase (Decrease) from Prior Year,
                                                  1993                              1992
                                             Amount         %                Amount         %

         Interest income                  $   (101)       (0.30%)           $ (4,236)     (11.20%)
         Interest expense                   (2,778)      (19.76)              (5,658)     (28.70)

         Net interest income              $  2,677        13.72%            $  1,422        7.86%

Changes in net interest income from period to period result from increases or decreases in the average balances of interest earning assets and interest bearing liabilities, and increases or decreases in the average rates earned and paid on those assets and liabilities. These volume and rate changes result from the Corporation's management of its earning asset portfolio, and the availability and cost of particular sources of funds.

The following table, also presented on a FTE basis, details the dollar amount of changes in net interest income for each major category of interest earning asset and interest bearing liability, and the amount of change attributable to changes in average balances (volume) or average rates. The variances that are attributable to BOTH volume and rate changes have been allocated to the volume component.


                                                1993 vs. 1992                     1992 vs. 1991
                                           Increase (Decrease)               Increase (Decrease)
                                            Due to Changes In                 Due to Changes In
                                          Total   Volume     Rate           Total   Volume     Rate
                                                (in thousands)
Earning Assets-Interest Income:
  Federal funds sold                      $   146  $  161   $   (15)      $    (86)  $  (16)   $   (70)
  Securities
    Securities available for sale             371     371        --             --       --         --
    United States Treasury                   (196)   (124)      (72)           281      373        (92)
    United States Government agencies        (640)   (184)     (456)          (742)     (50)      (692)
    Municipal obligations                    (869)   (935)       66            (89)    (155)        66
    Other securities                           (5)     (5)       --            (34)     (28)        (6)
  Loans and leases                          1,092   2,636    (1,544)        (3,566)     717     (4,283)

  Total                                      (101)  1,920    (2,021)        (4,236)     841     (5,077)






                                       B-40
Deposits and Borrowed Funds-
  Interest Expense:
    Deposits
      Demand-interest bearing                (591)    117      (708)          (823)     752     (1,575)
      Savings                                (398)    232      (630)          (764)     338     (1,102)
      Time                                 (1,210)    189    (1,399)        (3,905)  (1,157)    (2,748)
    Federal funds purchased                   (20)    (18)       (2)           (45)     (12)       (33)
    Short term borrowings                      (9)     (2)       (7)           (33)       2        (35)
    Long term debt                           (550)   (426)     (124)           (88)     (75)       (13)

    Total                                  (2,778)     92    (2,870)        (5,658)    (152)    (5,506)

Tax-Equivalent Net Interest Margin:
  Interest income on earning assets
  less interest cost of deposits
  and borrowed funds                      $ 2,677  $1,828   $   849       $  1,422   $  993    $   429


Tax equivalent net interest income increased to $22.2 million in 1993, an increase of $2.7 million over the previous year. Just as in the previous year, a significant rise in the volume of earning assets ($27.1 million) combined with a wider net interest margin to fuel the increase. The overall net interest margin increased to 5.29% in 1993, from 4.97% in the previous year. The largest contributor to the increased asset volume was loans and leases, which were, on average, higher than 1992 levels by $31.6 million.

In 1992, FTE net interest income was $19.5 million, an increase of almost 8%, or $1.4 million, over 1991. The main reason for this increase was a $10.5 million increase in the average volume of interest earning assets, led by an $8.1 million increase in average loans and leases. Also contributing to the higher level of net interest income was the effect of decreasing rates.
Average rates paid on interest bearing liabilities dropped by 184 basis points from 1991, while average rates on earning assets fell by only 134 basis points.


AVERAGE BALANCE SHEETS

The following table shows the Corporation's consolidated average balances of assets, liabilities, and stockholders' equity; the amount of interest income or interest expense and the average yield or rate for each category of interest earning asset and interest bearing liability; the Corporation's net interest spread, and the Corporation's net interest margin. Nonperforming loans are included in average loans. Interest on loans includes loan fees. Tax-exempt income from securities and loans is presented on a tax-equivalent basis, assuming a 34% federal tax rate.







                                       B-41

                                              1993                               1992                             1991
                                                           Average                           Average                       Average
                                               Interest     Rate                 Interest     Rate               Interest   Rate
                                 Average        Income/    Earned/   Average     Income/     Earned/   Average   Income/   Earned/
                                 Balance        Expense     Paid     Balance     Expense      Paid     Balance   Expense    Paid

Assets:
  Federal funds sold           $  8,156,164 $   244,347    3.00% $  2,767,486  $    98,133   3.55%   $  3,227,945  $  183,952  5.70%
  Securities
    Securities available
      for sale                    5,677,208     370,646    6.53            --           --     --              --         --    --
    United States Treasury        9,334,284     545,310    5.84    11,451,971      741,367   6.47       5,691,855     460,184  8.08
    United States
      Government agencies        35,771,647   1,934,201    5.41    39,166,249    2,573,888   6.57      39,919,251   3,315,943  8.31
    Municipal obligations        33,249,152   3,094,663    9.31    43,300,908    3,963,370   9.15      44,993,478   4,052,740  9.01
    Other securities                555,156      33,279    5.99       639,385       38,100   5.96       1,113,767      71,998  6.46
  Loans and leases              327,137,063  27,253,342    8.33   295,491,975   26,161,566   8.85     287,388,090  29,728,112 10.34

  Total Earning Assets/
    Total Interest Income       419,880,674  33,475,788    7.97%  392,817,974   33,576,424   8.55%    382,334,386  37,812,929  9.89%

  Cash and due from banks        25,201,286                        25,663,739                          21,902,088
  All other assets               20,159,775                        20,455,414                          17,434,015

  Total Assets                 $465,241,735                      $438,937,127                        $421,670,489

Liabilities and
Stockholders' Equity:
  Deposits
    Demand-interest bearing    $115,214,683   2,969,291    2.58% $110,689,986    3,560,599   3.22%   $ 87,306,035   4,383,871  5.02%
    Savings                      87,442,395   2,057,548    2.35    77,566,163    2,455,249   3.17      66,881,011   3,219,600  4.81
    Time                        145,819,256   5,946,842    4.08   141,190,369    7,156,927   5.07     164,018,165  11,061,427  6.74
  Federal funds purchased           439,726      13,789    3.14     1,006,011       33,849   3.36       1,367,123      79,306  5.80
  Short term borrowings           1,054,371      42,651    4.05     1,107,942       51,734   4.67       1,068,947      84,656  7.92
  Long term debt                  3,301,942     250,836    7.60     8,901,044      800,472   8.99       9,729,005     888,021  9.13

    Total Interest Bearing
    Liabilities/
      Total
      Interest Expense          353,272,373  11,280,957    3.19%  340,461,515   14,058,830   4.13%    330,370,286  19,716,881  5.97%

  Noninterest bearing
    demand deposits              72,517,959                        65,783,205                          59,951,911
  All other liabilities           5,596,207                         3,898,312                           4,622,268
  Stockholders' equity           33,855,196                        28,794,095                          26,726,024

    Total Liabilities and
      Stockholders' Equity     $465,241,735                      $438,937,127                        $421,670,489


                                       B-42
  FTE Interest Spread
  (Average Rate Earned
   Minus Average Rate Paid)                                4.78%                             4.42%                             3.92%

  FTE Net Interest Income                   $22,194,831                        $19,517,594                        $18,096,048

  FTE Net Interest Margin
    (Net Interest Income/Total
     Earning Assets)                                       5.29%                             4.97%                             4.73%


ALLOWANCE AND PROVISION FOR LOAN LOSSES

It is the Corporation's practice to maintain the allowance for loan losses at a level adequate to provide for reasonably foreseeable losses. Management's evaluation is based on a continuing review of the loan portfolio and includes, but is not limited to, consideration of actual loss experience, the present and prospective financial condition of borrowers, adequacy of collateral, industry concentrations within the portfolio, and general economic conditions. As of December 31, 1993 the Corporation's allowance for possible loan losses was 1.40% of outstanding loans.

In 1993, the provision for loan losses decreased by $450,000, to $825,000, compared with a decrease of $600,000 in 1992. The primary reason for the continuing decrease was the strength of the local economy and lower levels of nonperforming loans throughout the year.

NONINTEREST INCOME

Noninterest income was $3.8 million in 1993, a decrease of less than 1% from the prior year. Deposit account service charges increased by almost 15%, or $360,000, while other customer service fees rose by more than 31%. These increases were due to a new fee structure implemented early in the year. These improvements were offset by a $640,000 decrease in security gains. The prior year security gains had been unusually high, due to circumstances discussed below.

In 1992, noninterest income was $3.8 million, a decrease of $735,000, or 16%, from 1991. The primary reason for the decrease was 1991's $950,000 gain on the sale of the Corporation's credit card portfolio. The sale also led to a reduction in credit card fee income. Partially offsetting these decreases were increases of $247,000 in service charge income, and $376,000 in net investment securities gains. The increase in securities gains was primarily due to the unprecedented decline in general interest rates, which pushed up the market value of securities which were sold. The total volume of securities sales also increased over the prior year; proceeds from sales were $26.7 million in 1992, compared with $18.0 million in 1991. There were two main reasons for the increased level of sales. First, the Corporation repositioned the security portfolio for tax purposes, selling approximately $9.9 million of tax-exempt municipal obligations, and reinvesting the proceeds in taxable instruments.


                                       B-43
This was done to minimize the impact of the federal alternative minimum tax, due to circumstances which were not foreseen when the municipal securities were purchased. Second, the Corporation sold six large securities (proceeds of approximately $11.1 million) during 1992. Four of these securities were to mature within four months, and were sold to take advantage of reinvestment opportunities. Management believes that these securities were held substantially to maturity. The remaining two securities had call provisions. At the time they were sold, the call appeared inevitable. The Corporation sold them to avoid the possibility of a decline in value. The securities were, in fact, called a short time after the sale.

NONINTEREST EXPENSE

Noninterest expense was $18.2 million in 1993, an increase of $820,000, or just under 5%, over prior year levels. Salaries, benefits, and payroll taxes rose by 6%, to $7.8 million in 1993. This reflects normal wage increases common in a service intensive industry, even while staffing levels have remained fairly constant. Occupancy decreased by nearly 3%, due to lower rent expense, and equipment expenses fell by more than 7%, mostly due to lower repair and maintenance costs. Other operating expenses were up by 8%, with the largest increase coming in advertising and related costs. This was the result of the Bank's successful "Making Your Life Easier" ad campaign, and promotional expenses for the opening of the Bank's new branch in Romeo, Michigan.

For 1992, noninterest expense was $17.3 million, an increase of $1.1 million, or 7%, over 1991. This increase was related to the growth of the Corporation and expansion of the Bank's branch system. Payroll costs increased by $562,000 over 1991, while occupancy and equipment expenses rose by a combined $407,000. Other operating expenses increased by $151,000, or 2%, over 1991.

INCOME TAXES

The provision for federal income taxes increased by $1.0 million, to $1.3 million in 1993. This was due to the record level of operating income, combined with reduced tax-exempt municipal income. The Corporation also recorded a tax credit of $609,000 for the postretirement benefit charge. This credit does not reduce tax expense; rather, it is netted against the "before tax" amount of the 1993 accounting change. In the previous year, federal tax expense decreased by $33,000 to $302,000, compared with $335,000 in 1991.


LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

The liquidity of a bank allows it to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of other investment opportunities. Funding of loan requests, providing for liability outflows, and managing interest rate margins require continuous analysis in order to match the maturities of specific categories of loans and investments, with specific types of deposits and borrowings. Bank liquidity is thus normally considered in terms of the nature and mix of the banking institution's sources and uses of funds. For the Corporation, the major sources of liquidity


                                       B-44
have been federal funds sold, and loans (including demand loans) and securities maturing within one year. At December 31, 1993 and 1992, federal funds sold amounted to $22.9 million and $9.7 million, respectively. Loans (including demand loans) and securities maturing within one year amounted to $113.1 million at December 31, 1993, and $99.9 million at December 31, 1992. Additional liquidity is provided by two repurchase agreement lines of credit, totaling $20.0 million, which could be drawn upon for short term liquidity needs, if necessary. The Corporation has also identified certain securities as "available for sale". These are securities that may be sold for liquidity or other purposes. Management determined the adequacy of items so classified by considering normal deposit fluctuations, expected loan demand, and the other liquidity sources and needs discussed above. The Corporation's dependence on large deposits which experience volatile rate changes is closely monitored. These deposits consist mainly of time certificates of $100,000 and over, of which the balance was $66.4 million and $57.7 million at December 31, 1993 and 1992, respectively.

Managing rates on earning assets and interest bearing liabilities focuses on maintaining stability in the net interest spread, an important factor in earnings growth and stability. Emphasis is placed on maintaining a controlled rate sensitivity position, to avoid wide swings in spreads and to minimize risk due to changes in interest rates.

The following table shows the maturity and repricing distribution of the Corporation's interest earning assets and interest bearing liabilities as of December 31, 1993, the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities), and the cumulative interest rate sensitivity gap ratio. For the purposes of the following table, an asset or liability is considered rate sensitive within a period when it matures or could be repriced within such period, generally in accordance with its contractual terms.




















                                       B-45

                                                    After Three       After Six       After One
                                        Within      Months But        Months But      Year But            After
                                        Three         Within            Within         Within             Five
                                        Months      Six Months         One Year       Five Years          Years           Total
                                                                             (in thousands)
Interest earning assets:
  Federal funds sold                      $22,900         --               --               --               --       $   22,900
  Securities                                5,672    $ 9,983          $ 4,211        $  35,202       $   32,504           87,572
  Loans                                   211,911      5,320            7,833           61,664           41,298          328,026

    Total                                 240,483     15,303           12,044           96,866           73,802          438,498

Interest bearing liabilities:
  Interest bearing demand deposits (1)     70,629         --               --           50,915               --          121,544
  Savings (1)                              ------         --               --           88,467               --           88,467
  Time > $100,000                          54,444      6,072            1,504            4,276              100           66,396
  Time < $100,000                          22,236     15,376            7,046           39,360            3,284           87,302
  Borrowed funds                            1,100         --               --               --               --            1,100

    Total                                 148,409     21,448            8,550          183,018            3,384          364,809

Interest rate sensitivity gap              92,074     (6,145)           3,494         (86,152)           70,418           73,689
Cumulative interest rate
  sensitivity gap                         $92,074    $85,929          $89,423        $   3,271       $   73,689       $   73,689
Interest rate sensitivity gap ratio          1.62       0.71             1.41             0.53            21.81             1.20
Cumulative interest rate
  sensitivity gap ratio                      1.62       1.51             1.50             1.01             1.20             1.20

  (1)  NOW account deposits of $50,915,000, and savings deposits of $88,467,000 are included in the "one to five year" category, due to the Corporation's experience that the interest rates on (and balances of) these accounts are relatively insensitive to interest rate changes.


The table above indicates the time periods in which interest earning assets and interest bearing liabilities will mature or may be repriced, generally in accordance with their contractual terms. However, this table does not necessarily indicate the impact of general interest rate movements on the Corporation's net interest yield because the repricing of various categories of assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may in fact reprice at different times and at different rate levels.




                                       B-46
Based on the table above, the Corporation is considered to be asset sensitive in the one-year maturity range at December 31, 1993. In a rising rate environment, the Corporation might be able to increase prices on interest earning assets faster than the increase in rates on interest bearing liabilities.

The Corporation also uses a computer model to simulate the effects of possible interest rate changes. As a general rule, estimated negative exposure to changing interest rates is limited to 5% of net interest income. The exposure estimate is based on a variety of assumptions built into the model, and assumed interest rate changes of plus or minus 200 basis points. The results of this analysis are reported to the Asset/Liability and Funds Management Committee, to assist in the interest rate risk management process.
________________________________________________________________________________
SECURITY YIELDS AND MATURITIES

The following table is a summary of maturities and weighted average FTE yields of the Corporation's security portfolio on December 31, 1993 and 1992. With the exception of the U.S. Government and its agencies, no securities of a single issuer exceed 10% of stockholders' equity at December 31, 1993.

                                 December 31, 1993                        December 31, 1992
                        U.S. Government      Municipal and        U.S. Government      Municipal and
                        and agency (1)         other (2)           and agency (1)       other (2)
                       Amount    Yield       Amount   Yield       Amount   Yield       Amount   Yield

Maturities:
  Within 1 year        $19,237   6.20%     $  4,413   9.46%     $  4,518   7 .84%    $  5,373    9.31%
  After 1 to 5 years    34,329   5.55        14,932   9.21        41,069   6 .28       16,225    9.39
  After 5 to 10 years      287   5.10        11,573   8.58           336   4 .56       11,776    9.04
  10 years and over         --     --         2,801   9.11            --      --        3,709    9.16

    Total              $53,853   5.78%     $ 33,719   9.02%     $ 45,923   6 .43%    $ 37,083    9.24%

Average maturity         1 yr.   5 mos.       4 yrs. 11 mos.       1 yr.  11 mos.       4 yrs.  11 mos.

(1) Agency securities consist primarily of mortgage backed securities. The maturity distribution of such securities is based on average expected life, using available prepayment estimates.

(2) Fully taxable equivalent yield for municipal obligations is based on a 34 percent federal tax rate, and is adjusted for any interest expense disallowance.





                                       B-47
SELECTED QUARTERLY FINANCIAL INFORMATION *


1993                                               First           Second            Third           Fourth
                                                 Quarter          Quarter          Quarter          Quarter

Interest income                                 $8,173,906       $8,113,553       $8,057,747       $8,057,633
Net interest income                              5,179,501        5,240,026        5,376,419        5,325,936
Provision for loan and lease losses                225,000          225,000          225,000          150,000
Income before taxes and cumulative
  effect of change in accounting principle       1,264,081        1,391,992        1,642,410        1,629,362
Income before cumulative effect of
  change in accounting principle                 1,019,081        1,092,992        1,258,410        1,234,362
Net income (loss)                                 (163,919)       1,092,992        1,258,410        1,234,362
Primary earnings (loss) per share (1)                (0.09)            0.54             0.55             0.53
Fully diluted earnings (loss) per share (1)          (0.04)            0.49             0.55             0.53


1992                                               First           Second            Third           Fourth
                                                 Quarter          Quarter          Quarter          Quarter

Interest income                                 $8,243,406       $8,053,767       $8,048,124       $7,927,150
Net interest income                              4,255,125        4,325,255        4,709,210        4,924,027
Provision for loan and lease losses                400,000          225,000          225,000          425,000
Income before taxes and cumulative
  effect of change in accounting principle         418,508          863,793          992,989        1,149,872
Income before cumulative effect of
  change in accounting principle                   512,508          787,793          870,989          951,872
Net income                                         743,508          787,793          870,989          951,872
Primary earnings per share (1)                        0.42             0.43             0.48             0.52
Fully diluted earnings per share (1)                  0.37             0.39             0.42             0.46














                                       B-48

1991                                          First           Second            Third           Fourth
                                            Quarter          Quarter          Quarter          Quarter

Interest income                            $9,227,274       $9,163,109       $9,460,723       $8,742,029
Net interest income                         3,928,181        4,153,827        4,567,982        4,226,264
Provision for loan and lease losses           325,000          350,000          575,000          625,000
Income before taxes                           796,142          869,641          892,565          783,913
Net income                                    723,142          780,641          784,565          718,913
Primary earnings per share                       0.41             0.44             0.44             0.41
Fully diluted earnings per share                 0.36             0.39             0.39             0.36

(1) For the first quarter of 1993, the cumulative effect of the change in accounting principle was ($0.63) per share primary, and ($0.52) per share fully diluted. For the first quarter of 1992, the cumulative effect of the change in accounting principle was $0.13 per share primary, and $0.10 per share fully diluted.

* Where applicable, per share data has been restated to give retroactive effect to the 5% stock dividends in 1993 and 1992, and the 4-for-3 stock split in 1993.


S.E.C. FORM 10-K

Copies of the Corporation's annual report on Form 10-K, as filed with the Securities and Exchange Commission, including financial statements and schedules, are available to stockholders without charge, upon written request. Please mail requests to Richard J. Miller, Treasurer, First National Bank Corp., 18800 Hall Road, P. O. Box 248, Mount Clemens, MI 48046-0248.

STOCK INFORMATION

The common stock of First National Bank Corp. is traded on The Nasdaq Stock Market (NASDAQ) under the ticker symbol "MTCL", and is represented in the Wall Street Journal as "FstNtlBkMI." At December 31, 1993, there were 1,284 holders of the Corporation's common stock.

The following table shows the high and low market prices by quarter during the last two years. The quotations reflect actual transactions as reported by NASDAQ, and may or may not include retail mark-up, mark-down or dealer commission. The table also shows the quarterly cash dividends declared and paid during these two years. The market prices and dividends declared have been adjusted for the 5% stock dividends in 1993 and 1992, and the 4-for-3 stock split in 1993.



                                       B-49

                                               1993 Market Prices
                                                                                Cash
                                                                              Dividends
                          Quarter           High              Low             Declared

                          Fourth           $23.50           $20.63              $0.19
                          Third             21.56            19.88               0.19
                          Second            22.13            18.75               0.19
                          First             20.00            17.50               0.18




                                               1992 Market Prices
                                                                               Cash
                                                                             Dividends
                          Quarter          High             Low              Declared

                          Fourth           $18.75           $17.14              $0.18
                          Third             18.21            16.07               0.18
                          Second            17.50            14.97               0.18
                          First             15.99            14.63               0.17

                          Source: NASDAQ

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Corporation offers its stockholders a Dividend Reinvestment and Stock Purchase Plan, which enables them to reinvest their dividends in First National Bank Corp. common stock, and make optional cash payments without service charges or brokerage commissions. At December 31, 1993, 31% of the Corporation's stockholders had elected to participate.

Stockholders not yet enrolled in the Plan may receive a Plan Prospectus and enrollment card by contacting Celestina Giles at (810) 307-8101, or by writing her at 18800 Hall Road, P.O. Box 248, Mount Clemens, MI 48046-0248.









                                       B-50
MARKET MAKERS

At December 31, 1993, the following firms were registered with NASDAQ as market makers in First National Bank Corp. common stock:


Ryan, Beck & Co.                               The Chicago Corporation
80 Main Street                                 208 South LaSalle Street
West Orange, New Jersey  07052                 Chicago, Illinois  60604
(800) 342-2325                                 (312) 855-7600

First of Michigan Corporation                  Roney and Co.
100 Renaissance Center, 26th Floor             One Griswold
Detroit, Michigan  48243                       Detroit, Michigan  48226
(313) 259-2600                                 (313) 963-6700

M.A. Schapiro & Co., Inc.                      Herzog, Heine, Geduld, Inc.
One Chase Manhattan Plaza, 58th floor          26 Broadway
New York, New York  10005                      New York, New York  10004
(212) 425-6600                                 (212) 962-0300

STOCK REGISTRAR AND TRANSFER AGENT

State Street Bank and Trust Company
225 Franklin Street
Boston, Massachusetts  02101

INDEPENDENT AUDITORS

Deloitte & Touche
600 Renaissance Center, Suite 900
Detroit, Michigan  48243-1704

INFORMATION

News media representatives and those seeking additional information about the Corporation should contact Richard J. Miller, Treasurer, at (810) 307-8140, or by writing him at 18800 Hall Road, P. O. Box 248, Mount Clemens, MI 48046-0248.

ANNUAL MEETING

This year's Annual Meeting will be held at 8:30 A.M., EST, on Wednesday, April 27, 1994, at the FNB Financial Center, 18800 Hall Road, Clinton Township, Michigan.








                                      B-51
                                   APPENDIX C

                           FIRST NATIONAL BANK CORP.
                       UNAUDITED FINANCIAL STATEMENTS AND
                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


          Appendix C contains unaudited financial statements as of June 30, 1994, December 31, 1993, and June 30, 1993, and for the periods ended June 30, 1994 and 1993, and First National Bank Corp. management's discussion and analysis of financial condition and results of operations at and as of those dates, in the form that appeared in Part I to FNBC's Form 10-Q Quarterly Report for the quarterly period ended June 30, 1994.








































Part 1 - FINANCIAL INFORMATION

Item 1.  Financial Statements

The financial statements of First National Bank Corp. (the Corporation) include the consolidation of its two subsidiaries; First National Bank in Macomb County (the Bank) and Bankers Fund Life Insurance Co. (the Insurance Company).

The unaudited financial statements of the Corporation for the three and six month periods ended June 30, 1994 and 1993, reflect all adjustments, consisting of normal recurring items, which are, in the opinion of management, necessary to present a fair statement of the results for the interim periods. The operating results for the quarter and six months are not necessarily indicative of results of operations for the entire year. Reference should be made to the consolidated financial statements included with the Corporation's annual report on Form 10-K for the year ended December 31, 1993.

Following are the Corporation's Consolidated Balance Sheet as of June 30, 1994, December 31, 1993, and June 30, 1993; Consolidated Statement of Income for the three and six month periods ended June 30, 1994 and 1993; and Statements of Changes in Stockholders' Equity and Cash Flow for the six month periods ended June 30, 1994 and 1993:































                                     C-1
Consolidated Balance Sheet
(Unaudited)

                                                    June 30,        December 31,      June 30,
Assets                                                1994              1993            1993
                                                                   (in thousands)
Cash and due from banks                                $29,150          $25,383          $25,276
Federal funds sold                                       6,400           22,900              500

  Cash and Cash Equivalents                             35,550           48,283           25,776


Securities available for sale (at fair value) (1)        7,017            7,506            5,084
Investment securities (at amortized cost) (2)          114,825           80,066           80,507

Loans
  Residential real estate                               62,851           60,362           67,140
  Commercial                                           217,240          212,035          203,427
  Installment                                           59,694           55,629           57,629

  Total Loans                                          339,785          328,026          328,196
Allowance for loan losses                              (4,816)          (4,598)          (4,818)

  Net Loans                                            334,969          323,428          323,378


Property and equipment (net of depreciation)            15,243           15,596           14,669
Accrued interest receivable                              3,301            2,600            2,613
Other real estate                                        3,137            3,290            3,043
Other assets                                             3,609            3,564            3,864

  Total Assets                                        $517,651         $484,333         $458,934


(1) Amortized cost of $7.2 million at June 30, 1994. Prior to 1994, these securities were reported at the lower of amortized cost or fair value.

(2) Fair value of $113.7 million at June 30, 1994; $82.4 million at December 31, 1993; and $83.1 million at June 30, 1993. Investment securities of $3.3 million were pledged at June 30, 1994, to secure public funds on deposit, and for other purposes required by law.

(continued)






                                      C-2
Consolidated Balance Sheet, continued
(Unaudited)

                                                               June 30,        December 31,      June 30,
Liabilities and Stockholders' Equity                             1994              1993            1993
                                                                    (in thousands, except share data)
Deposits
  Demand
    Noninterest bearing                                          $93,824          $76,343          $73,861
    Interest bearing                                             114,478          121,544          108,128
  Savings                                                         89,933           88,467           89,564
  Time                                                           173,329          153,698          143,656

  Total Deposits                                                 471,564          440,052          415,209


Short term borrowings                                              1,100            1,100            1,100
Other liabilities                                                  6,104            5,909            6,258
Long term debt                                                      ----             ----            3,515

  Total Liabilities                                              478,768          447,061          426,082

Stockholders' Equity
  Common stock -- $3.125 par value; 8,000,000 shares
    authorized; 2,432,060 shares issued and outstanding
    at 6/30/94; 2,315,671 shares outstanding at 12/31/93;
    and 1,561,960 shares outstanding at 6/30/93.                  7,600            7,236            4,945
  Additional paid-in capital                                     17,958           15,659           15,646
  Retained earnings                                              13,420           14,377           12,833
  Unrealized loss on securities
    available for sale, net of tax                                  (95)            ----             ----
  Treasury Stock -- 20,308 shares at 6/30/93                        ----            ----             (572)

  Total Stockholders' Equity                                      38,883          37,272           32,852

Total Liabilities and Stockholders' Equity                      $517,651         $484,333        $458,934













                                      C-3
Consolidated Statement of Income
(Unaudited)

                                               Three Months Ended                Six Months Ended
                                                     June 30,                        June 30,
                                             1994             1993             1994             1993
                                                                  (in thousands)
Interest Income
  Loans (including fees)                     $7,048          $6,826           $13,612         $13,586
  Securities
    Taxable                                   1,098             716             1,971           1,530
    Tax-exempt                                  542             532             1,062           1,096
  Federal funds sold                             64              40               171              76

  Total Interest Income                       8,752           8,114            16,816          16,288

Interest Expense
  Deposits                                    2,926          2,798              5,693           5,596
  Short term borrowings                          15             13                 26              34
  Long term debt                               ----             63               ----             238

  Total Interest Expense                      2,941          2,874              5,719           5,868

  Net Interest Income                         5,811          5,240             11,097          10,420
Provision for loan losses                       200            225                350             450

  Net Interest Income after Provision
    for Loan Losses                           5,611          5,015             10,747           9,970

Noninterest Income
  Service charges on deposit accounts           657            719              1,320           1,350
  Net realized security gains (losses)         ----              3                  1              (1)
  Other income                                  276            241                792             481

  Total Noninterest Income                      933            963              2,113           1,830

Noninterest Expense
  Salaries, benefits, and payroll taxes       2,133          1,903              4,118           3,841
  Occupancy and equipment                       851            834              1,709           1,736
  Other operating expense                     1,758          1,849              3,694           3,567

  Total Noninterest Expense                   4,742          4,586              9,521           9,144

(continued)





                                      C-4
Consolidated Statement of Income, continued
(Unaudited)

                                             Three Months Ended                  Six Months Ended
                                                   June 30,                          June 30,
                                             1994             1993             1994             1993
                                                       (in thousands, except per share data)
  Income Before Taxes and Cumulative
    Effect of Change in Accounting
      Principle                               1,802            1,392            3,339            2,656
Income tax expense                              431              299              786              544

  Income Before Cumulative Effect
    of  Change in Accounting Principle        1,371            1,093            2,553            2,112
Cumulative effect of change
  in accounting principle                      ----             ----             ----           (1,183)

  Net Income                                 $1,371           $1,093           $2,553             $929

Per share data:

  Primary Income Before Cumulative
    Effect of Change in Accounting
      Principle                               $0.55            $0.52            $1.03            $1.03
  Cumulative effect of change in
    accounting principle                       ----             ----             ----            (0.58)

  Primary Net Income                          $0.55            $0.52            $1.03            $0.45


  Fully Diluted Income Before Cumulative
    Effect of Change in Accounting
      Principle                                0.55            $0.47            $1.02            $0.93
  Cumulative effect of change in
    accounting principle                       ----            ----             ----             (0.48)

  Fully Diluted Net Income                    $0.55            $0.47            $1.02            $0.45


  Cash Dividends                              $0.19            $0.18            $0.37            $0.35









                                      C-5
Consolidated Statement of Changes in Stockholders' Equity
(Unaudited)

                                             Six Months Ended
                                                   June 30,
                                             1994             1993
                                      (in thousands, except per share data)
Common Stock:
  Balance, beginning of period               $7,236           $4,074
    Stock dividend (A)(B)                       361               84
    Exercise of stock options                     3                1
    Conversion of debentures                   ----              361
    Exercise of equity contracts               ----              425

  Balance, end of period                      7,600            4,945

Additional Paid-in Capital:
  Balance, beginning of period               15,659           11,033
    Stock dividend (A)(B)                     2,278              646
    Exercise of stock options                    21                5
    Conversion of debentures                   ----            1,790
    Exercise of equity contracts               ----            2,147
    Bequest from estate                        ----               25

  Balance, end of period                     17,958           15,646

Retained Earnings:
  Balance, beginning of period               14,377           14,900
    Net income                                2,553              929
    Cash dividends ($0.37 share in 1994,
      $0.35 1993) (C)                          (902)            (731)
    Change in ESOP loan guarantee                44             (449)
    Stock dividend (A)(B)                    (2,649)          (1,810)
    Exercise of stock options                    (3)              (6)

  Balance, end of period                     13,420           12,833

Unrealized Security Gains (Losses):
  Balance, beginning of period                 ----             ----
    Change in unrealized gain or loss           (95)            ----

  Balance, end of period                        (95)            ----









                                      C-6
Treasury Stock:
  Balance, beginning of period                 ----             (598)
    Repurchase of common stock                 ----           (1,042)
    Stock dividend (B)                         ----            1,068

  Balance, end of period                       ----             (572)

Total Stockholders' Equity, End of Period   $38,883          $32,852


(A) On March 30, 1994, the Board of Directors of the Corporation declared a 5% stock dividend to stockholders of record on April 13, 1994, payable May 4, 1994.

(B) On March 24, 1993, the Board of Directors of the Corporation declared a 5% stock dividend to stockholders of record on April 14, 1993, payable May 5, 1993.

(C) Per share amounts of cash dividends have been adjusted to give effect to the 5% stock dividends in 1994 and 1993, and the 4-for-3 stock split in 1993.






























                                      C-7

Consolidated Statement of Cash Flow                             Six Months Ended
(Unaudited)                                                         June 30,
                                                               1994          1993
                                                                  (in thousands)
Operating Activities:
  Net income                                                  $2,553           $929
  Adjustments to reconcile net income to net cash
    provided by operating activities:
   Provision for loan losses                                     350            450
   Depreciation expense                                          613            687
   Net gain on sales of property and equipment                  (244)           (30)
   Net amortization of security premiums                         866            527
   Net realized security losses (gains)                           (1)             1
   (Decrease) increase in interest receivable                   (701)            27
   Decrease in interest payable                                  (63)          (102)
   Decrease (increase) in other assets                           167           (497)
   Increase in other liabilities                                 302          1,927

  Net Cash Provided by Operating Activities                    3,842          3,919

Investing Activities:
  Proceeds from maturities and calls of securities
    available for sale                                         3,579          2,000
  Purchases of securities available for sale                  (3,339)        (2,060)
  Proceeds from maturities and calls of investment
    securities                                                15,367         10,401
  Purchases of investment securities                         (50,884)       (13,454)
  Net increase in residential real estate loans               (2,489)        (1,692)
  Net increase in commercial loans                            (5,218)        (8,347)
  Net increase in installment loans                           (4,184)        (1,158)
  Purchases of property and equipment                           (991)          (647)
  Proceeds from sales of property and equipment                  975             30

  Net Cash Used in Investing Activities                      (47,184)       (14,927)
Financing Activities:
  Net increase in noninterest bearing demand deposits         17,481          5,582
  Net decrease in interest bearing demand deposits            (7,066)       (18,023)
  Net increase in savings deposits                             1,466          6,704
  Net increase in time deposits                               19,631         10,010
  Net increase in short term borrowings                         ----            155
  Cash dividends paid                                           (902)          (731)
  Repurchase of common stock                                    ----         (1,042)
  Payments for fractional shares                                 (10)           (12)







                                      C-8
  Proceeds from exercise of equity contracts and
     stock options                                                 9            150
  Cash paid for equity contract redemption                      ----           (124)
  Bequest from estate                                           ----             25

  Net Cash Provided by Financing Activities                   30,609          2,694

Decrease in Cash and Cash Equivalents                        (12,733)        (8,314)
Cash and Cash Equivalents at the Beginning
  of the Period                                               48,283         34,090

Cash and Cash Equivalents at the End
  of the Period                                              $35,550        $25,776



Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations

(A) Analysis of Financial Condition

Total assets of the Corporation have increased by approximately 7%, or $33.4 million, to $517.7 million at June 30, 1994, compared with $484.3 million at December 31, 1993, and by 13%, or $58.7 million, over June 30, 1993.

During the first half of the year, total deposits rose by $31.5 million, while loans increased by $11.8 million. Because of the tremendous deposit growth, the Corporation purchased a large volume of securities during the period.

The following tables show the amortized cost and fair value of the Corporation's security portfolios as of the dates indicated. On the balance sheet, investment securities (i.e., those which the Corporation has the ability and intent to hold to maturity) are stated at cost, adjusted for amortization of premium and accretion of discount. Securities available for sale are reported at fair value beginning January 1, 1994. Prior to that, securities available had been carried at the lower of amortized cost or fair value.
















                                      C-9

                                                               June 30, 1994
                                                 Amortized          Fair
                                                   Cost            Value           Variance
                                                                 (in thousands)
         Securities available for sale:

         United States Treasury                    $2,027           $2,009             ($18)
         United States Government agencies          5,132            5,008             (124)

             Total securities available for
               sale                                 7,159            7,017             (142)


         Investment securities:

         United States Treasury                    21,785           21,452             (333)
         United States Government agencies         51,272           49,890           (1,382)
         Municipal obligations                     39,830           40,378              548
         Other securities                           1,938            1,938             ----

             Total investment securities          114,825          113,658           (1,167)


             Total Securities                    $121,984         $120,675          ($1,309)

























                                      C-10

                                                                        December 31, 1993
                                                           Amortized          Fair
                                                              Cost            Value           Variance
                                                                          (in thousands)
         Securities available for sale:

         United States Treasury                              $5,047           $5,048               $1
         United States Government agencies                    2,459            2,460                1

             Total securities available for sale              7,506            7,508                2


         Investment securities:

         United States Treasury                               9,229            9,376              147
         United States Government agencies                   37,118           37,324              206
         Municipal obligations                               33,162           35,095            1,933
         Other securities                                       557              560                3

             Total investment securities                     80,066           82,355            2,289


             Total Securities                               $87,572          $89,863           $2,291


























                                      C-11

                                                                         June 30, 1993
                                                           Amortized          Fair
                                                             Cost            Value           Variance
         Securities available for sale:

         United States Treasury                              $5,084           $5,167              $83

             Total securities available for sale              5,084            5,167               83


         Investment securities:

         United States Treasury                               9,328            9,593              265
         United States Government agencies                   37,722           38,175              453
         Municipal obligations                               32,903           34,730            1,827
         Other securities                                       554              557                3

             Total investment securities                     80,507           83,055            2,548


             Total Securities                               $85,591          $88,222           $2,631



Effective January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires the classification of debt and equity securities into three categories; investment, trading, or available for sale. As noted earlier, investment securities are carried at amortized cost, and no gains or losses are recorded until realized. Securities available for sale are carried at fair value. Unrealized gains and losses on securities available are excluded from earnings, but are reported (net of tax) as a separate component of stockholders equity. Securities that are bought and held principally to sell them in the near term would be classified as trading securities, and reported at fair value, with unrealized gains and losses charged to earnings. Since the Corporation does not engage in the short term buying and resale of securities, management has not placed any securities in the trading category, and does not expect to do so in the future.

As of June 30, 1994 the Corporation has recorded an unrealized loss of $142,000 on securities available for sale. An after-tax reduction of $95,000 has been recorded in the stockholders' equity section of the balance sheet.







                                      C-12
During 1994, investment securities have increased by 43%, or $34.8 million, to $114.8 million at June 30, 1994. The major increases during this period came in the United States Treasury and Government agency categories, with increases of $12.6 million and $14.2 million, respectively. These purchases were made using uninvested funds from December 31, and as deposit growth outpaced loan demand during the six month period. Investment securities have increased by $34.3 million since the prior June 30.

Total loans increased by $11.8 million during the six months ended June 30, 1994, and increased by $11.6 million since June 30, 1993.

Residential real estate loans rose by $2.5 million during the first half of the year, due to a pick up in home mortgage lending. During the twelve months ended June 30, 1994, residential mortgage loans decreased by 6%, or $4.3 million. The overall decrease was due largely to prepayment and refinancing activity in the second half of 1993.

Commercial loans have increased by $5.2 million during the six months, to $217.2 million at June 30. Over the past year, commercial loans have increased by 7%, or $13.8 million. For the six month period, the majority of the increase came in fixed rate loans secured by commercial mortgages, and tax-exempt fixed rate loans. For the year, the largest increase came from variable rate commercial mortgages. Many of the commercial mortgage loans are for working capital purposes, but for which the Bank has taken a mortgage as security on the loan.

Installment loans increased by $4.1 million, or 7%, during the six months ended June 30, 1994, to $59.7 million. The increases were primarily in auto and boat lending, aided by the Bank s successful "Loans-By-Phone" campaign, launched in the spring.

The following table shows the components of nonperforming loans as of the dates indicated, as well as the ratios of such loans to the total loan portfolio:

                                        June 30,        December 31,      June 30,
                                          1994             1993             1993
                                                      (in thousands)
Nonaccrual loans                         $1,501              $961          $2,008
Loans over 90 days past due,
    but still accruing                    2,627             2,626           2,008

Total nonperforming loans                $4,128            $3,587          $4,016


Nonperforming loans, as a percentage
    of total loans at period end           1.21%             1.09%           1.22%



                                      C-13
Loans are placed in nonaccrual status when, in the opinion of management, uncertainty exists as to the ultimate collection of principal and interest. For the six months ended June 30, 1994, $62,000 would have been recorded in interest income for loans in nonaccrual status at June 30, 1994, assuming they had been current in accordance with the original terms of the loans. Interest received on nonaccrual loans is credited directly to income. Interest income of $5,000 was collected and included in net income for the six months ended June 30, for loans in nonaccrual status at period end.

Nonaccrual loans at June 30, 1994, includes loans totaling $866,000 which are secured by a commercial property which is in foreclosure. The borrowers have also personally guaranteed the loans. The borrowers are in possession of the property, and are attempting to bring the loan current within the redemption period, which expires in December. The Bank has bid on the property, and expects to take possession if the loan is not brought back to current status. Because of the uncertainty, it is difficult to estimate the size of any potential losses. The amount of loss in excess of amounts already provided for in the allowance, if any, is not expected to have a material effect on the Corporation's operating results, liquidity, or capital resources.

In addition, management placed a commercial loan for $2.3 million in other real estate on December 31, 1990, in accordance with accounting guidelines for "in-substance" foreclosure loans. The loan is for a commercial construction project on which the Bank holds a mortgage. The property is being carried at the lower of the amount of the loan outstanding or net realizable value of the property, which was $2.8 million at June 30, 1994. The Corporation charged $200,000 to other real estate expense for this property during the first six months of 1994. The property was sold by the borrower in 1991, and the new owner is in the process of recruiting tenants and securing leases. The construction is essentially complete, with specific improvements made as new tenants move in. In accordance with accounting rules, the property will be carried in other real estate and no interest income will be recognized until the borrower has reached a cumulative investment in the property, which will be 10-20% of the sales value, depending on the borrower meeting certain requirements.

In each quarter, or more frequently as necessary, management evaluates the problems and potential losses in the loan portfolio. The results of this evaluation are reflected in the allowance and periodic provision for loan losses.

At June 30, 1994, there were no significant loans that are not disclosed above, where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of the borrower to comply with present loan repayment terms and which, in management's judgment, may result in disclosure of such loans in the discussion above. Furthermore, management is not aware of any potential problem loans, except for those described above, which could have a material effect on the Corporation's operating results, liquidity, or capital resources.




                                      C-14
The Bank grants loans to customers who live primarily in Macomb County and metropolitan Detroit. Although the Bank has a diversified loan portfolio, a substantial portion of its debtors' ability to honor their loan agreements is dependent upon the automotive industry. Additionally, nearly all of the Bank's residential real estate portfolio consists of loans for 1 to 4 family homes located in Macomb County.

During the six months ended June 30, 1994, total deposits increased by 7%, or $31.5 million, to $471.6 million. The increase was led by a $19.6 million increase in time deposits, primarily from the new increasing rate certificates. Noninterest bearing demand deposits increased by $17.5 million, primarily in commercial accounts. For the twelve months ended June 30, 1994, total deposits have increased by 14%, or $56.4 million. In this period, time deposits again led the way with a $29.7 million increase, while total demand deposits increased by $26.3 million. In time deposits, five year certificates had the largest increase, rising by $25.0 million due to a special rate offering.

Total capital has increased over the previous June 30 by $6.0 million, while long term debt decreased by $3.5 million. During this period, approximately $3.4 million of new equity was created by the conversion of debentures. The Corporation completed a redemption of its 9.0% Convertible Subordinated Debentures as of July 15, 1993. The conversions were initiated by holders of the debt prior to the redemption date.

On March 30, 1994, the Corporation's Board of Directors declared a 5% stock dividend. Additional shares were distributed beginning May 4, to stockholders of record April 13. Cash was paid in lieu of issuing any fractional shares. The transaction has no effect on the total amount of capital, and the par value of common stock remains at $3.125 per share.

Following are selected capital ratios for the Corporation as of the dates indicated, along with the minimum regulatory requirement for each item:

                                                 June 30,       December 31,      June 30,        Minimum
                                                  1994             1993            1993          Requirement
Leverage ratio (Tier 1 capital to assets)        7.53%            7.68%           7.12%            3.00%
Tier 1 capital to risk-based assets             10.68%           10.55%           9.49%            4.00%
Total capital to risk-based assets              11.93%           11.80%          11.76%            8.00%











                                      C-15
(B) Analysis of Results of Operations

ANALYSIS OF CHANGES IN NET INTEREST INCOME

The following tables, presented on a fully tax-equivalent (FTE) basis, show the dollar amount of changes in net interest income for each major category of interest earning asset and interest bearing liability, and the amount of change attributable to changes in average balances (volume) or average rates. Variances that are attributable to BOTH volume and rate changes have been allocated to the volume component.

                                                          Three Months Ended June 30,
                                                                1994 vs. 1993
                                                                         Increase  (Decrease)
                                                                           Due to Changes In
                                                     Total            Volume           Rate
                                                                    (in thousands)
Earning Assets - Interest Income:
  Federal funds sold                                    $24              $13              $11
  Securities
    United States Treasury                              105              139              (34)
    United States Government agencies                   258              236               22
    Municipal obligations                                13               69              (56)
    Other securities                                     19               19             ----
  Loans                                                 236               63              173

    Total                                               655              539              116


Deposits and Borrowed Funds - Interest Expense:
  Deposits
    Demand - interest bearing                           (30)              48              (78)
    Savings                                            (148)              10             (158)
    Time                                                306              192              114
  Short term borrowings                                   2               (2)               4
  Long term debt                                        (63)             (63)            ----

    Total                                                67              185             (118)

Tax-Equivalent Net Interest Margin:
  Interest income on earning assets
  less interest cost of deposits
  and borrowed funds                                   $588             $354             $234






                                      C-16

                                                              Six Months Ended June 30,
                                                                   1994 vs. 1993
                                                                          Increase (Decrease)
                                                                          Due to Changes In
                                                     Total            Volume           Rate
                                                                    (in thousands)
Earning Assets - Interest Income:
  Federal funds sold                                    $95              $87                $8
  Securities
    United States Treasury                              159              224               (65)
    United States Government agencies                   258              406              (148)
    Municipal obligations                               (53)              37               (90)
    Other securities                                     24               26                (2)
  Loans                                                  40               91               (51)

    Total                                               523              871              (348)


Deposits and Borrowed Funds - Interest Expense:
  Deposits
    Demand - interest bearing                           (82)              61              (143)
    Savings                                            (273)              32              (305)
    Time                                                452              368                84
  Short term borrowings                                  (8)             (17)                9
  Long term debt                                       (238)            (238)             ----

    Total                                              (149)             206              (355)

Tax-Equivalent Net Interest Margin:
  Interest income on earning assets
  less interest cost of deposits
  and borrowed funds                                   $672             $665                $7


For the quarter ended June 30, 1994, net interest income, on a FTE basis increased by 11%, or $588,000, over the same period one year ago. This was due to a significant increase in the volume of interest earning assets, especially in securities. On the liability side, an increase in deposit volumes was partially offset by the absence of long term debt in the current year, and sharply lower rates on deposits, especially savings. The larger asset volumes were boosted somewhat by higher average rates on loans. The net interest margin rose in the quarter, to 5.29%, compared with 5.21% for the same period one year ago.






                                      C-17
For the six months, FTE net interest income increased by $672,000, or 6%, over the previous year-to-date. Once again, the main reason for the increase was a large jump in the volume of earning assets. The largest increases were an $8.7 million increase in the average volume of Treasury securities, and a $15.7 million increase in average agency securities. Interest income from securities rose significantly, in spite of lower average rates. As in the quarterly comparison, net FTE interest was increased by the replacement of long term debt with a less expensive financing source (deposits) in the current year.

AVERAGE STATEMENTS OF CONDITION

The following tables, also presented on a FTE basis, show the Corporation's consolidated average balances of assets, liabilities, and stockholders' equity; the amount of interest income or interest expense and the average yield or rate for each category of interest earning asset and interest bearing liability; the net interest spread, and the net interest margin, for the three and six month periods ended June 30, 1994 and 1993. Average balances for securities in the "available for sale" category are calculated using amortized cost. Nonperforming loans are included in average loans. Interest on loans includes loan fees. The tax-equivalent calculation for tax-exempt income on securities and loans assumes a 34% federal tax rate, and is adjusted for any interest expense deduction that would be disallowed, according to current tax law.

                                                                          Three Months Ended June 30,
                                                              1994                                  1993
                                                                          Average                              Average
                                                             Interest      Rate                    Interest     Rate
                                               Average       Income/      Earned/        Average   Income/    Earned/
                                               Balance       Expense       Paid          Balance   Expense      Paid
                                                                               (in thousands)
Assets:
  Federal funds sold                           $6,798          $64         3.77%          $5,418       $40       2.95%
  Securities
    United States Treasury                     23,838          304         5.10           12,917       199       6.16
    United States Government agencies          58,541          767         5.24           40,539       509       5.02
    Municipal obligations                      36,724          791         8.62           33,515       778       9.29
    Other securities                            1,943           27         5.56              554         8       5.78
  Loans                                       333,249        7,085         8.50          330,292     6,849       8.29

Total Earning Assets/Total Interest
  Income                                      461,093        9,038         7.84%         423,235     8,383       7.92%

Cash and due from banks                        26,272                                     24,693
All other assets                               20,157                                     20,188

Total Assets                                 $507,522                                   $468,116





                                      C-18
Liabilities and Stockholders' Equity:
  Deposits
    Demand-interest bearing                  $119,840          693         2.31%        $111,493       723       2.59%
    Savings                                    89,813          404         1.80           87,701       552       2.52
    Time                                      169,027        1,829         4.33          151,278     1,523       4.03
  Short term borrowings                         1,220           15         4.92            1,401        13       3.71
  Long term debt                                 ----         ----         ----            4,917        63       5.13

Total Interest Bearing Liabilities/Total
  Interest Expense                            379,900        2,941         3.10%         356,790     2,874       3.22%

Noninterest bearing demand deposits            82,917                                     73,177
All other liabilities                           6,162                                      6,118
Stockholders' equity                           38,543                                     32,031

Total Liabilities and Stockholders'
  Equity                                     $507,522                                   $468,116

FTE Interest Spread (Average Rate Earned
  Minus Average Rate Paid)                                                 4.74%                                 4.70%

FTE Net Interest Income                                     $6,097                                  $5,509

FTE Net Interest Margin (Net Interest
  Income/Total Earning Assets)                                             5.29%                                5.21%



                                                                            Six Months Ended June 30,
                                                               1994                                       1993
                                                                           Average                                      Average
                                                              Interest      Rate                        Interest          Rate
                                                 Average      Income/      Earned/          Average     Income/          Earned/
                                                 Balance      Expense       Paid            Balance     Expense           Paid
                                                                            (in thousands)
Assets:
  Federal funds sold                            $10,293         $171        3.32%          $5,050         $76            3.01%
  Securities
    United States Treasury                       21,391          550        5.14           12,682         391            6.17
    United States Government agencies            53,462        1,380        5.16           37,741       1,122            5.95
    Municipal obligations                        35,342        1,549        8.77           34,495       1,602            9.29
    Other securities                              1,529           41        5.36              556          17            6.12
  Loans                                         330,065       13,672        8.28          327,878      13,632            8.32






                                      C-19
Total Earning Assets/Total Interest
  Income                                        452,082       17,363        7.68%         418,402      16,840            8.05%

Cash and due from banks                          25,865                                    25,107
All other assets                                 20,487                                    20,048

Total Assets                                   $498,434                                  $463,557

Liabilities and Stockholders' Equity:
  Deposits
    Demand-interest bearing                    $121,839        1,434        2.35%        $116,652       1,516            2.60%
    Savings                                      89,073          798        1.79           85,446       1,071            2.51
    Time                                        163,248        3,461        4.24          145,932       3,009            4.12
  Short term borrowings                           1,155           26        4.50            1,917          34            3.55
  Long term debt                                   ----         ----        ----            6,326         238            7.52

Total Interest Bearing Liabilities/Total
  Interest Expense                              375,315        5,719        3.05%         356,273       5,868            3.29%

Noninterest bearing demand deposits              78,829                                    71,017
All other liabilities                             6,109                                     5,048
Stockholders' equity                             38,181                                    31,219

Total Liabilities and Stockholders'
  Equity                                      $498,434                                   $463,557

FTE Interest Spread (Average Rate Earned
  Minus Average Rate Paid)                                                  4.63%                                        4.76%

FTE Net Interest Income                                      $11,644                                  $10,972

FTE Net Interest Margin (Net Interest
  Income/Total Earning Assets)                                              5.15%                                        5.24%



ANALYSIS OF INCOME STATEMENT ITEMS

Second quarter net interest income increased by 11% over the prior year, to $5.8 million. Six month net interest income increased by more than 6%, to $11.1 million in 1994. As discussed earlier, this was mostly due to larger average balances of earning assets, and lower rates on interest bearing liabilities. See the preceding analysis of changes in FTE net interest income for more details.

The quarterly provision for loan losses decreased by $25,000 from 1993's second quarter. This brought net interest income after the provision to $5.6 million for the quarter, an increase of nearly 12% over the second quarter of 1993.
For the six months, the loan loss provision dropped by 22%, or $100,000. Year-to-date net interest income after the provision increased by 8%, to $10.7 million.

                                      C-20
Year-to-date noninterest income increased by $283,000 over the previous year, primarily due to a $269,000 gain on the sale of a parcel of land.

Second quarter noninterest expense rose by 3%, to $4.7 million in 1994. Noninterest expense for the six month period also rose modestly, by $377,000, or 4%. The increases are mostly attributable to increased salaries and benefits, common in a service-intensive industry.

For the quarter, income before taxes increased by nearly 30% over 1993's second quarter. Net income was a record $1.4 million, a 25% increase over the previous year. For the six months ended June 30, 1994, income before taxes and the cumulative effect of an accounting change increased by almost 26%, or $683,000, to $3.3 million. In early 1993, a one-time charge of $1.2 million had been recorded for postretirement benefits, due to the implementation of SFAS No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions." Income tax expense was $786,000 for the six months ended June 30, 1994, compared with $544,000 in 1993. These combined for a $1.6 million increase in year-to-date net income, to a record $2.6 million.


LIQUIDITY AND ASSET/LIABILITY MANAGEMENT

The liquidity of a bank allows it to provide funds to meet loan requests, to accommodate possible outflows in deposits, and to take advantage of other investment opportunities. Funding of loan requests, providing for liability outflows, and managing interest rate margins require continuous analysis to match the maturities of specific categories of loans and investments with specific types of deposits and borrowings. Bank liquidity is thus normally defined by the mix of the banking institution's potential sources and uses of funds. For the Corporation, the major sources of liquidity have been federal funds sold, and loans (including demand loans) and securities maturing within one year. At June 30, 1994 and 1993, federal funds sold amounted to $6.4 million and $500,000, respectively. Loans (including demand loans) and securities maturing within one year amounted to $116.9 million at June 30, 1994, and $107.9 million at June 30, 1993. Additional liquidity is provided by two repurchase agreement lines of credit with other banks, totaling $15.0 million, and a $25.0 million line of credit with the Federal Home Loan Bank
(FHLB). These lines could be drawn upon for short term liquidity needs, if necessary. The FHLB line of credit would be collateralized with securities, if drawn upon. The Corporation has also identified certain securities as "available for sale," which may be sold for liquidity or other purposes. Management determines the adequacy of items so classified by considering normal deposit fluctuations, expected loan demand, and the other liquidity sources and needs discussed above. The Corporation's dependence on large deposits that experience volatile rate changes is closely monitored. These deposits consist mainly of time certificates of deposit of $100,000 and over, of which the balance was $69.8 million and $71.7 million at June 30, 1994 and 1993, respectively.





                                      C-21
Managing rates on earning assets and interest bearing liabilities focuses on maintaining stability in the net interest spread, an important factor in earnings growth and stability. Emphasis is placed on maintaining a controlled rate sensitivity position, to avoid wide swings in spreads and to minimize risk due to changes in general interest rates.

The following table shows the rate sensitivity of the Corporation's interest earning assets and interest bearing liabilities as of June 30, 1994. This table displays the interest rate sensitivity gap (i.e., interest rate sensitive assets less interest rate sensitive liabilities), cumulative interest rate sensitivity gap, the interest rate sensitivity gap ratio (i.e., interest rate sensitive assets divided by interest rate sensitive liabilities), and cumulative interest rate sensitivity gap ratio. For the purposes of this table, an asset or liability is considered rate sensitive within a specified period when it matures or could be repriced within such period, generally according to its contractual terms.

                                               AFTER THREE  AFTER SIX      AFTER ONE
                                 WITHIN        MONTHS BUT   MONTHS BUT     YEAR BUT      AFTER
                                 THREE         WITHIN SIX   WITHIN ONE     WITHIN        FIVE
                                 MONTHS        MONTHS       YEAR           FIVE YEARS    YEARS      TOTAL
                                                          (in thousands)
Interest earning assets:
  Federal funds sold             $6,400           ----            ----          ----         ----      $6,400
  Securities (1)                  6,786         $3,150         $21,054       $71,691      $19,303     121,984
  Loans                         203,812          4,917          11,925        73,508       45,623     339,785

    Total                       216,998          8,067          32,979       145,199       64,926     468,169

Interest bearing liabilities:
  Interest bearing demand
    deposits (2)                 66,355           ----            ----        48,123         ----     114,478
  Savings (2)                      ----           ----            ----        89,933         ----      89,933
  Time > $100,000                57,064          3,615           3,276         5,309          500      69,764
  Time < $100,000                23,349         18,686          11,136        45,247        5,147     103,565
  Borrowed funds                  1,100           ----            ----          ----         ----       1,100

    Total                       147,868         22,301          14,412       188,612        5,647     378,840


Interest rate sensitivity
  gap                            69,130        (14,234)         18,567       (43,413)      59,279     $89,329
Cumulative interest rate
  sensitivity gap               $69,130        $54,896         $73,463       $30,050      $89,329
Interest rate sensitivity gap
  ratio                            1.47x          0.36x           2.29x         0.77x       11.50x       1.24x
Cumulative interest rate
sensitivity gap ratio              1.47x          1.32x           1.40x         1.08x        1.24x



                                      C-22

         (1) Securities in the "available for sale" category are reported in this table at amortized cost.

         (2) Now account deposits of $48.1 million and savings deposits of $89.9 million are included in the "one to five year" category, due to the Corporation's experience that the interest rates on (and balances of) these accounts are relatively insensitive to interest rate changes.

The preceding table indicates the time periods in which interest earning assets and interest bearing liabilities will mature or may be repriced, generally according to their contractual terms. However, this table does not necessarily indicate the impact that general interest rate movements would have on the Corporation's net interest yield, because the repricing of various categories of assets and liabilities is discretionary and is subject to competitive and other pressures. As a result, various assets and liabilities indicated as repricing within the same period may, in fact, price at different times and by different increments.

At June 30, 1994, the Corporation is considered "asset sensitive" according to the preceding table. In a rising rate environment, the Corporation might be able to increase prices on earning assets faster than the increase in rates on interest bearing liabilities.

The Corporation also uses a computer model to simulate the effects of possible interest rate changes. As a guideline, estimated negative exposure to changing rates within the ensuing year is limited to 5% of net interest income. The exposure estimate is based on a variety of assumptions built into the model, and assumed interest rate changes of plus or minus 200 basis points. The results of this analysis are reported to the Asset/Liability and Funds Management Committee, to assist in the interest rate risk management process.


SUMMARY OF LOAN LOSS EXPERIENCE

The following table shows changes (by loan category) in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off; additions to the allowance that were charged to expense; and selected ratios:












                                      C-23

                                                              Six Months Ended
                                                                  June 30,
                                                          1994              1993
                                                                (in thousands)
Allowance for loan losses at
  beginning of period                                     $4,598           $4,585

Loans charged off:
  Commercial                                                  96              348
  Installment                                                185              109

    Total                                                    281              457

Recoveries on loans previously charged off:
  Residential real estate                                   ----               10
  Commercial                                                  83              145
  Installment                                                 66               85

    Total                                                    149              240

      Net loans charged off                                  132              217

Provision charged to expense                                 350              450

Allowance for loan losses at end of period                $4,816           $4,818

Annualized ratio of net charge-offs during
  the period to average loans outstanding                   0.08%            0.13%
Allowance for loan losses as a percentage
  of loans and leases at period end                         1.42%            1.47%

In each accounting period, the allowance for loan losses is adjusted by management to the amount necessary to maintain the allowance at an adequate level. Through its internal loan review department, management has attempted to allocate specific portions of the allowance for loan losses based on specifically identifiable problem loans. Management's evaluation of the allowance is further based on consideration of actual loss experience, the present and prospective financial condition of borrowers, adequacy of collateral, industry concentrations within the portfolio, and general economic conditions. Management believes that the present allowance is adequate, based on the broad range of considerations listed above.








                                      C-24
The primary risk element considered by management regarding each installment and residential real estate loan is lack of timely payment. Management has a reporting system that monitors past due loans and has adopted policies to pursue its creditor's rights in order to preserve the Bank's position. The primary risk elements concerning commercial loans are the financial condition of the borrower, the sufficiency of collateral, and lack of timely payment. Management has a policy of requesting and reviewing annual financial statements from its commercial loan customers and periodically reviews existence of collateral and its value.

Although management believes that the allowance for loan losses is adequate to absorb losses as they arise, there can be no assurance that the Bank will not sustain losses in any given period that could be substantial in relation to the size of the allowance for loan losses.

Management is not aware of any factors that would cause future net loan charge-offs, in total or by loan category, to significantly differ from those experienced in the past.


































                                      C-25

                                   APPENDIX D

                     OPINION OF M. A. SCHAPIRO & CO., INC.



















































                            M. A. SCHAPIRO & CO., INC.
                            One Chase Manhattan Plaza
                              New York, N.Y. 10005
                           Telephone:  (212) 425-6600
                               Cable:  MASCHAPIRO

November 30, 1994

Board of Directors
First National Bank Corp.
18800 Hall Road
Clinton Township, Michigan

Dear Sirs:

     You have asked us to advise you with respect to the fairness to the stockholders of First National Bank Corp. (the "FNBC"), from a financial point of view, of the Consideration (as defined below) to be received by the stockholders of FNBC pursuant to the Agreement and Plan of Merger, dated August 24, 1994 (the "Agreement"), between FNBC and Old Kent Financial Corporation ("Old Kent"). It is our understanding that, pursuant to the Agreement, FNBC will be merged with and into Old Kent with Old Kent continuing as the surviving corporation. If the Merger is consummated, each share of FNBC Common Stock that is outstanding immediately prior to the effective time of the Merger will be converted into the right to receive that number of shares of Old Kent common stock (the "Consideration") equal to the quotient of $35.00 (the "Purchase Price Per Share") divided by the average of the per share closing prices of Old Kent Common Stock reported on the NASDAQ National Market System during the 20 consecutive trading days ending on the sixth business day before the date of the closing. Notwithstanding such average, the per share price of Old Kent Common Stock to be used in such calculation will not be more than $36.00 per share nor less than $32.00 per share unless certain conditions exist, and the parties agree to use a different price. In no event will the price used in such calculation be less than $28.90 per share of Old Kent common stock. The Purchase Price Per Share may be reduced by up to $0.40 under certain circumstances. The terms and conditions of the Merger are more fully set forth in the Agreement and we have assumed for purposes of this opinion that no such terms or conditions will be amended, modified or waived in a manner adverse to the stockholders of FNBC prior to the consummation of the Merger.

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to FNBC and Old Kent. We have also reviewed certain other information, including financial forecasts, provided to us by FNBC and have met with the management and representatives of FNBC and Old Kent to discuss their businesses and prospects.

     We have also considered certain financial and stock market data of FNBC and Old Kent and we have compared that data with similar data for


                                 D-1

First National Bank Corp.
Page 2


other publicly held companies in businesses similar to that of FNBC, and we have considered the financial terms of certain other business combinations which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not independently verified any of the foregoing information and have relied on it being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed (and have not independently verified) that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of FNBC's management as to the future financial performance of FNBC. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of FNBC or Old Kent, nor have we been furnished with any such evaluations or appraisals. Our opinion herein is based upon circumstances existing and disclosed to us as of the date hereof.

     M. A. Schapiro & Co., Inc., as part of its investment banking business, is continually engaged in the valuation of business and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the past, we have provided financial advisory services for FNBC and have received fees for rendering these services.

     It is understood that this letter is for the information of the Board of Directors only and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other written document used in connection with the offering or sale of securities nor shall this letter be used in any other purposes, without
M. A. Schapiro's prior written consent. The opinion expressed herein is not intended to confer rights or remedies upon FNBC, any stockholder of FNBC, or any other person.

     Based upon the foregoing and subject to the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received by the FNBC stockholders in the Merger is fair from a financial point of view to the stockholders of FNBC.

                       Very truly yours,

                       s/ M. A. Schapiro & Co., Inc.

                       M. A. SCHAPIRO & CO., INC.



                                 D-2
                                   APPENDIX E

                      FIRST NATIONAL BANK CORP. SUMMARY OF
                    RECENT FINANCIAL INFORMATION (UNAUDITED)


















































   First National Bank Corp. Summary of Recent Financial Information

     The following unaudited tables show summary results of FNBC for the three- and nine-month periods ended September 30, 1994 and 1993, and selected balance sheet data as of September 30, 1994 and 1993. In the opinion of FNBC, the unaudited figures for such periods and as of such dates contain all adjustments (consisting only of normal recurring items) necessary to present fairly the financial condition and results of operations of FNBC for such periods and as of such dates. This information should be read in conjunction with the historical financial information included elsewhere in or incorporated by reference into this Prospectus and Proxy Statement.

                                         Quarter Ended      Nine Months Ended
                                         September 30,        September 30,
                                         1994     1993       1994       1993
                                  (Dollars in Thousands, Except Per Share Data)
Net Interest Income                   $ 6,096   $ 5,376   $ 17,193   $ 15,796
Provision for Credit Losses               150       225        500        675
Income Before Cumulative Effect
  of Change in Accounting Principle     1,451     1,258      4,004      3,370
Net Income                              1,451     1,258      4,004      2,187

Per Common Share:
   Primary Income Before
    Cumulative Effect of Change
    in Accounting Principle              0.58      0.52       1.61       1.55
     Primary Net Income                  0.58      0.52       1.61       1.00

   Fully Diluted Income Before
    Cumulative Effect of Change
    in Accounting Principle              0.58      0.52       1.59       1.44
     Fully Diluted Net Income            0.58      0.52       1.59       0.96

     Cash Dividends                      0.20      0.18       0.57       0.53

                                         At September 30,
                                        1994           1993
                            (Dollars in Thousands, Except Per Share Data)
Total Assets                         $ 553,834      $ 464,768
Deposits                               506,732        421,335
Net Loans                              345,070        321,173
Short-Term Borrowings                    1,100          1,100
Stockholders' Equity                    39,869         36,351
Book Value per Common Share              16.38          14.99

                                 E-1

     Third quarter net interest income increased by 13 percent over the prior year to $6.1 million. Nine month net interest income increased by nearly 9 percent to $17.2 million in 1994. This increase was primarily due to increased interest income from larger average balances of earning assets, particularly in securities. Increased interest income was accompanied by only modest increases in interest expense, primarily due to higher balances of, and rates on, time deposits.

     The quarterly provision for credit losses decreased by $75,000 from the third quarter of 1993. Net interest income after the provision for credit losses was $5.9 million for the quarter, an increase of more than 15 percent over the third quarter of 1993. For the 9 months, the credit loss provision decreased by 26 percent, or $175,000. Year-to-date net interest income after the provision for credit losses increased by 10 percent to $16.7 million. The provision for credit losses for both periods was decreased due to the health of the local economy, as evidenced by lower average levels of nonperforming loans.

     Year-to-date non-interest income increased by $279,000 over the previous year, primarily due to a $269,000 gain on the sale of a parcel of land.

     Third quarter non-interest expense increased by 12 percent to $5.0 million in 1994. Non-interest expense for the nine-month period increased more modestly by $908,000, or 7 percent. The increases are attributable to increased salaries and benefits and also to increased write-offs with respect to a property that was subject to foreclosure. Advertising expenses also increased due to several new ad campaigns.

     For the quarter, income before income taxes increased by nearly
16 percent over the third quarter of 1993. Net income was $1.5 million, a 15 percent increase over the previous year. For the 9 months ended September 30, 1994, income before income taxes and the cumulative effect of an accounting change increased by almost 22 percent, or $0.9 million, to $5.2 million. In early 1993, a one-time charge of $1.2 million was recorded for postretirement benefits, due to the implementation of Statement of Financial Accounting Standard No. 106, "Employer's Accounting for Postretirement Benefits Other Than Pensions." Income tax expense was $1.2 million for the 9 months ended September 30, 1994, compared with $0.9 million for the same period in 1993. The combination of these factors resulted in a $1.8 million increase in year-to-date net income, which totaled $4.0 million.











                                 E-2
                                  APPENDIX F


                     OLD KENT FINANCIAL CORPORATION SUMMARY
                  OF RECENT FINANCIAL INFORMATION (UNAUDITED)

















































   Old Kent Financial Corporation Summary of Recent Financial Information

     The following unaudited tables present summary results of operations of Old Kent for the three- and nine-month periods ended September 30, 1994, and for the comparable periods in the preceding year, and selected balance sheet data as of September 30, 1994, and September 30, 1993. In the opinion of Old Kent, the figures for such periods and as of such dates contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial condition and results of operations of Old Kent for such periods and as of such dates. This information should be read in conjunction with the historical financial information included elsewhere in or incorporated by reference into this Prospectus and Proxy Statement.

                                       Quarter Ended       Nine Months Ended
                                       September 30,         September 30,
                                       1994     1993         1994    1993
                               (Dollars in Thousands, Except Per Share Data)
Net Interest                       $ 111,019   $  99,448   $ 320,990   $ 303,333
Provision for Credit Losses            5,095       6,581      15,880      26,429
Net Income                            35,504      33,893     102,695      97,418
Net Income per Common Share              .87         .83        2.53        2.39
Cash Dividends per Common Share          .29         .26         .87         .78

                                         At September 30,
                                       1994            1993
                           (Dollars in Thousands, Except Per Share Data)
Assets                             $10,532,519       $9,515,445
Deposits                             8,640,487        7,713,921
Loans                                6,203,422        4,929,038
Long-Term Debt                           1,141            1,325
Shareholders' Equity                   856,765          793,272
Book Value per Common Share              21.14            19.57

     For the third quarter of 1994, Old Kent's earnings increased by
4.8 percent. Net income per share for the 3 months ended September 30, 1994, was $.87 compared to $.83 for the same period last year. Net income for the 3 months ended September 30, 1994, was $35.5 million compared to $33.9 million for last year's third quarter. For the 9 months ended September 30, 1994, net income per share was $2.53, an increase of
5.9 percent over per share earnings of $2.39 for the same period in 1993. Net income for the first 9 months of 1994 was $102.7 million, an increase of 5.4 percent over net income of $97.4 million for the same period last


                                 F-1
year. Return on average shareholders' equity was 16.36 percent for the third quarter of 1994 compared to 17.33 percent for the same quarter last year. Return on average total assets was 1.37 percent for the third quarter of 1994 compared to 1.45 percent for the same period last year. Including the effect of unrealized gains/losses in securities available-for-sale, return on average shareholders' equity was 16.61 percent and return on average total assets was 1.38 percent for the third quarter of 1994.

     During the third quarter Old Kent increased its quarterly cash dividend rate from $.29 to $.31 per share, a 6.9 percent increase, effective in the fourth quarter of 1994. The dividend is payable December 15, 1994, to shareholders of record on November 15, 1994. This dividend payment will mark the 22nd annual dividend increase and the 89th consecutive quarterly dividend paid since Old Kent was formed in 1972.

     Earning asset growth continued to offset net interest margin pressure as average earning assets increased 10.9 percent year-to-date compared to the same period last year. For the first 9 months of 1994, the net interest margin was 4.62 percent compared to 4.84 percent for the same period last year. The net interest margin for the third quarter of 1994 was 4.66 percent compared to 4.67 percent for the second quarter of 1994.

     Total loans grew to $6.2 billion at September 30, 1994, as a result of strong loan demand. Excluding the effect of acquisitions, this represents an increase of 18 percent over the level recorded last year. Loan quality continued to improve as nonperforming assets were $62 million as of September 30, 1994, compared to $78 million a year ago. Additionally, the allowance for credit losses was 260 percent of nonperforming assets as of September 30, 1994.

     Old Kent's third party mortgage servicing portfolio grew 39 percent to $4.3 billion as of September 30, 1994, compared to $3.1 billion a year ago. Mortgage servicing revenue increased $2.3 million year-to-date, or 33 percent, partially offsetting the decline of $10.8 million in year-to-date mortgage banking gains. The decline in mortgage banking gains resulted from reduced mortgage refinancing volumes and rising interest rates. Mortgage servicing, however, should continue to provide a stable and growing source of non-interest income in the future.

     During the first 9 months of 1994, Old Kent repurchased approximately
2.1 million shares of Old Kent Common Stock for an aggregate price of $69 million. These shares were primarily used to purchase EdgeMark in May, 1994. The repurchases have favorably impacted year-to-date earnings per share and return on equity.








                                 F-2
No person is authorized to give any information or to make any representation not contained in this Prospectus and Proxy Statement in connection with the offering and solicitation made hereby. If given or made, such information or representation should not be relied upon as having been authorized. This Prospectus and Proxy Statement does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Prospectus and Proxy Statement, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make such offer, or solicitation of an offer, or proxy solicitation in such jurisdiction. Neither the delivery of this Prospectus and Proxy Statement nor any distribution of the securities this Prospectus and Proxy Statement offers shall, under any circumstances, create any implication that there has been no change in the information contained herein or in the affairs of Old Kent or FNBC since the date hereof.

                               TABLE OF CONTENTS
                                                                            Page

INTRODUCTION AND SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . .   1
  Introduction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
  Old Kent Financial Corporation . . . . . . . . . . . . . . . . . . . . . .   2
  First National Bank Corp.. . . . . . . . . . . . . . . . . . . . . . . . .   3
  Summary of Certain Aspects of the Merger . . . . . . . . . . . . . . . . .   3
  Market Value of Shares . . . . . . . . . . . . . . . . . . . . . . . . . .   6
  Selected Financial Data. . . . . . . . . . . . . . . . . . . . . . . . . .   8
  Comparative Per Share Data . . . . . . . . . . . . . . . . . . . . . . . .  10

GENERAL MEETING INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . .  11
  Purpose. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  Voting by Proxy. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
  Proxy Solicitation . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  Voting Rights and Record Date. . . . . . . . . . . . . . . . . . . . . . .  12
  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
  Background of the Merger . . . . . . . . . . . . . . . . . . . . . . . . .  13
  Merger Recommendation and Reasons for the Transaction. . . . . . . . . . .  14
  Opinion of Financial Adviser . . . . . . . . . . . . . . . . . . . . . . .  15
  Conversion of FNBC Shares. . . . . . . . . . . . . . . . . . . . . . . . .  19
  Stock Price Condition. . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  Purchase Price Contingency . . . . . . . . . . . . . . . . . . . . . . . .  21
  Distribution of Old Kent Common Stock. . . . . . . . . . . . . . . . . . .  22
  Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . .  23
  Business of FNBC Pending the Merger. . . . . . . . . . . . . . . . . . . .  23
  Redemption of FNBC Rights. . . . . . . . . . . . . . . . . . . . . . . . .  24
  FNBC Stock Options and ESOP Shares . . . . . . . . . . . . . . . . . . . .  24
  Management After the Merger. . . . . . . . . . . . . . . . . . . . . . . .  25
  Conditions to the Merger and Abandonment . . . . . . . . . . . . . . . . .  25
  Termination Fee. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  Description of Old Kent Capital Stock. . . . . . . . . . . . . . . . . . .  27




                                                                            Page

  Provisions Affecting Control . . . . . . . . . . . . . . . . . . . . . . .  28
  Comparison of Rights of Old Kent Shareholders and
  FNBC Stockholders. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
  Agreements of Affiliates . . . . . . . . . . . . . . . . . . . . . . . . .  30
  Federal Income Tax Consequences. . . . . . . . . . . . . . . . . . . . . .  31
  Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
  Pro Forma Condensed Combined Financial Statements. . . . . . . . . . . . .  31

NO APPRAISAL RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

VOTING AND MANAGEMENT INFORMATION. . . . . . . . . . . . . . . . . . . . . .  36
  Voting Securities and Principal Stockholders of FNBC . . . . . . . . . . .  36
  Executive Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
  Interests of Certain Persons . . . . . . . . . . . . . . . . . . . . . . .  38

GENERAL INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
  Incorporation by Reference . . . . . . . . . . . . . . . . . . . . . . . .  39
  Independent Public Accountants . . . . . . . . . . . . . . . . . . . . . .  40
  Stockholder Proposals. . . . . . . . . . . . . . . . . . . . . . . . . . .  41
  Legal Opinions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
  Sources of Information . . . . . . . . . . . . . . . . . . . . . . . . . .  41

Appendix A --  Agreement and Plan of Merger
Appendix B --  First National Bank Corp. Annual Report to Stockholders for
               the Year Ended December 31, 1993
Appendix C --  First National Bank Corp. Unaudited Financial Statements and
               Management's Discussion and Analysis of Financial Condition and Results of Operations
Appendix D --  Opinion of M. A. Schapiro & Co., Inc.
Appendix E --  First National Bank Corp. Summary of Recent Financial
               Information (Unaudited)
Appendix F --  Old Kent Financial Corporation Summary of Recent Financial
               Information (Unaudited)




























                              [FNBC COMPANY LOGO]








                                 PROSPECTUS AND
                                PROXY STATEMENT








                       Special Meeting of Stockholders of
                           FIRST NATIONAL BANK CORP.





                    In Connection with an Offering of up to
                                3,103,779 Shares






                                    OLD KENT
                             FINANCIAL CORPORATION
                           COMMON STOCK, $1 PAR VALUE





                                [OLD KENT LOGO]




                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

     Under Sections 561-571 of the Michigan Business Corporation Act (the "Michigan Act"), directors and officers of a Michigan corporation may be entitled to indemnification by the corporation against judgments, expenses, fines, and amounts paid by the director or officer in settlement of claims brought against them by third persons or by or in the right of the corporation if those directors and officers acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation or its shareholders.

     Old Kent is obligated under its Articles of Incorporation and Bylaws to indemnify a present or former director or executive officer of Old Kent, and may indemnify any other person, to the fullest extent now or in the future permitted by law in connection with any actual or threatened civil, criminal, administrative or investigative action, suit or proceeding arising out of his or her past or future service to Old Kent or a subsidiary, or to another organization at the request of Old Kent or a subsidiary.

     The Michigan Act provides for indemnification of directors and officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Old Kent or its shareholders (and, if a criminal proceeding, if they had no reasonable cause to believe their conduct was unlawful) against: (i) expenses (including attorneys' fees), judgments, penalties, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit, or proceeding (other than an action by, or in the right of, Old Kent) arising out of a position with Old Kent (or with some other entity at Old Kent's request); and (ii) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending, or completed action, suit or proceeding by or in the right of Old Kent, unless the director or officer is found liable to Old Kent and an appropriate court determines that he or she is nevertheless fairly and reasonably entitled to indemnity for reasonable expenses incurred. The Michigan Act requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit, or proceeding, and otherwise requires in general that the indemnification provided for in (i) and (ii) above be made only on a determination that the director or officer met the applicable standard of conduct by a majority vote of a quorum of the board of directors who were not parties or threatened to be made parties to the action, suit, or proceeding, by a majority vote of a committee of not less than two disinterested directors,





                                  II-1
by independent legal counsel, by all independent directors not parties or threatened to be made parties to the action, suit, or proceeding, or by the shareholders.

     In certain circumstances, the Michigan Act further permits advances to cover such expenses before a final determination that indemnification is impermissible or required, upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the applicable standard of conduct and an undertaking, which need not be secured, by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that he or she has not met the applicable standard of conduct.

     Indemnification under the Michigan Act is not exclusive of other rights to indemnification to which a person may be entitled under the Articles of Incorporation, Bylaws or a contractual agreement. However, the total amount of expenses advanced or indemnified from all sources may not exceed the amount of actual expenses incurred by the person seeking indemnification or advancement of expenses. The indemnification provided for under the Michigan Act continues as to a person who ceases to be a director, officer, employee or agent.

     The Michigan Act permits Old Kent to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with Old Kent, whether or not such liabilities would be within the above indemnification provisions. Pursuant to this authority, Old Kent maintains such insurance on behalf of its directors and officers.


Item 21.  Exhibits and Financial Statement Schedules.

     (a) Exhibits. The following exhibits are filed as part of this Registration Statement.

Number                                  Exhibit

 2        Agreement and Plan of Merger.  Attached as Appendix A to the
          Prospectus and Proxy Statement.

 3(a) Restated Articles of Incorporation. Previously filed as an exhibit to the registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1993. Here incorporated by reference.

 3(b) Restated Bylaws. Previously filed as an exhibit to the registrant's Form 10-K Annual Report for the year ended
          December 31, 1993.  Here incorporated by reference.




                                  II-2

Number                             Exhibit

 4(a)     Certificate of Designation, Preferences, and Rights of Series B
          Preferred Stock. Previously filed as an exhibit to the registrant's Form 8-A Registration Statement filed December 20,
          1988.  Here incorporated by reference.

 (b) Long-term Debt. The registrant has outstanding several classes of long-term debt instruments which at the time of this report do not exceed 10% of the registrant's total consolidated assets.
          The registrant agrees to furnish copies of the agreements defining the rights of holders of such long-term indebtedness to the Securities and Exchange Commission upon request.

 5*       Opinion of Warner Norcross & Judd LLP as to the Legality of the
          Securities Being Registered.

 8*       Opinion of Warner Norcross & Judd LLP as to Certain Tax Matters.

 13       First National Bank Corp. 1993 Annual Report to Stockholders.
          Attached as Appendix B to the Prospectus and Proxy Statement.

 23(a)*   Consent of Warner Norcross & Judd LLP.

 (b)*     Consent of Arthur Andersen LLP.

 (c)*     Consent of Deloitte & Touche LLP.

 (d)      Consent of M. A. Schapiro & Co., Inc.

 24*      Powers of Attorney.

 99(a)    President's Letter.

 (b)      Form of Proxy.

    (b) Financial Statement Schedules. Schedules have been omitted because they are not required or because the information is set forth in the financial statements and the notes thereto.

    (c) Opinions of Financial Advisers. The opinion of M. A. Schapiro & Co., Inc. is attached as Appendix D to the Prospectus and Proxy Statement.
____________________
*Previously filed.








                                  II-3

Item 22.  Undertakings.

    (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the Prospectus and Proxy Statement, to each person to whom the Prospectus and Proxy Statement is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and Proxy Statement and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus and Proxy Statement, to deliver, or cause to be delivered to each person to whom the Prospectus and Proxy Statement is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus and Proxy Statement to provide such interim financial information.

    (c)  (i)  The undersigned registrant hereby undertakes as follows:
that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (ii) The registrant undertakes that every prospectus: (i) that is filed pursuant to Paragraph (c)(i) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and



                                  II-4
controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus and Proxy Statement pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.
























                                  II-5

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grand Rapids, State of Michigan, on November 28, 1994.


                             OLD KENT FINANCIAL CORPORATION
                             (Registrant)


                             By s/Richard W. Wroten
                                  Richard W. Wroten
                                  Executive Vice President and
                                    Chief Financial Officer


    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


November 28, 1994                     *s/John M. Bissell
                                       John M. Bissell
                                       Director


November 28, 1994                     *s/John D. Boyles
                                       John D. Boyles
                                       Director


November 28, 1994                     *s/John C. Canepa
                                       John C. Canepa
                                       Chairman of the Board, Chief
                                         Executive Officer and Director
                                         (Principal Executive Officer)


November 28, 1994                     *s/Richard M. DeVos, Jr.
                                       Richard M. DeVos, Jr.
                                       Director


November 28, 1994                     *s/Earl D. Holton
                                       Earl D. Holton
                                       Director




                                  II-6

November 28, 1994                     *s/Michael J. Jandernoa
                                       Michael J. Jandernoa
                                       Director


November 28, 1994                     *s/John P. Keller
                                       John P. Keller
                                       Director


November 28, 1994                     *s/Jerry K. Myers
                                       Jerry K. Myers
                                       Director


November 28, 1994                     *s/William U. Parfet
                                       William U. Parfet
                                       Director


November 28, 1994                     *s/Percy A. Pierre
                                       Percy A. Pierre
                                       Director


November 28, 1994                     *s/Robert L. Sadler
                                       Robert L. Sadler
                                       Vice Chairman of the Board and
                                         Director


November 28, 1994                     *s/Peter F. Secchia
                                       Peter F. Secchia
                                       Director


November 28, 1994                     *s/B. P. Sherwood, III
                                       B. P. Sherwood, III
                                       Vice Chairman of the Board,
                                         Treasurer, and Director


November 28, 1994                     *s/David J. Wagner
                                       David J. Wagner
                                       President and Director








                                  II-7

November 28, 1994                      s/Richard W. Wroten
                                       Richard W. Wroten
                                       Executive Vice President and Chief
                                         Financial Officer (Principal
                                         Financial and Accounting Officer)



November 28, 1994                     *s/Richard W. Wroten
                                       Richard W. Wroten
                                       Attorney-in-Fact










































                                  II-8

                                  EXHIBIT INDEX
Number                                  Exhibit
 2        Agreement and Plan of Merger.  Attached as Appendix A to the
          Prospectus and Proxy Statement.

 3(a) Restated Articles of Incorporation. Previously filed as an exhibit to the registrant's Form 10-Q Quarterly Report for the quarter ended March 31, 1993. Here incorporated by reference.

 3(b) Restated Bylaws. Previously filed as an exhibit to the registrant's Form 10-K Annual Report for the year ended
          December 31, 1993.  Here incorporated by reference.

 4(a)     Certificate of Designation, Preferences, and Rights of Series B
          Preferred Stock. Previously filed as an exhibit to the registrant's Form 8-A Registration Statement filed December 20,
          1988.  Here incorporated by reference.

 (b) Long-term Debt. The registrant has outstanding several classes of long-term debt instruments which at the time of this report do not exceed 10% of the registrant's total consolidated assets.
          The registrant agrees to furnish copies of the agreements defining the rights of holders of such long-term indebtedness to the Securities and Exchange Commission upon request.

 5*       Opinion of Warner Norcross & Judd LLP as to the Legality of the
          Securities Being Registered.

 8*       Opinion of Warner Norcross & Judd LLP as to Certain Tax Matters.

 13       First National Bank Corp. 1993 Annual Report to Stockholders.
          Attached as Appendix B to the Prospectus and Proxy Statement.

 23(a)*   Consent of Warner Norcross & Judd LLP.

 (b)*     Consent of Arthur Andersen LLP.

 (c)*     Consent of Deloitte & Touche LLP.

 (d)      Consent of M. A. Schapiro & Co., Inc.

 24*      Powers of Attorney.

 99(a)    President's Letter.

 (b)      Form of Proxy.
____________________
*Previously filed.